UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MESA ENERGY HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SALE OF THE COMPANY’S ASSETS PROPOSED—YOUR CONSENT IS VERY IMPORTANT

Dear Stockholder of Mesa Energy Holdings, Inc.:

Mesa Energy Holdings, Inc. (“Mesa”), Mesa Energy, Inc. (“MEI”), a Nevada corporation and a wholly owned subsidiary of Mesa, and Armada Oil, Inc. (“Armada”) have entered into an asset purchase agreement and plan of reorganization (the “Acquisition Agreement”) that provides for Mesa to sell to Armada 100% of the issued and outstanding shares of MEI, which shares will constitute substantially all of Mesa’s assets, all on the terms and conditions set forth in the Acquisition Agreement (the “Acquisition”). In order to complete the Acquisition, it is contemplated that immediately prior to the completion of the Acquisition, Mesa and MEI will enter into an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which Mesa will assign to MEI, and MEI will assume, all of the assets and liabilities of Mesa as provided in the Assignment and Assumption Agreement (the “Assignment and Assumption”). Concurrently with the consummation of the Acquisition and the distribution of the Acquisition Consideration, Mesa will be wound up and dissolved and will cease its corporate existence (the “Dissolution”).

As consideration for the Acquisition, Mesa will receive and will distribute to Mesa stockholders 0.40 shares of Armada common stock (the “Acquisition Consideration”) for each share of Mesa common stock that a Mesa stockholder owned as of the close of business on the business day immediately preceding the closing date of the Acquisition (other than shares owned by Mesa as treasury stock). Additionally, as part of the Acquisition, Armada will assume all outstanding stock options, restricted stock awards and warrants previously granted by Mesa. Shares of Mesa common stock are currently quoted on the OTC Markets Group Inc. QB tier (the “OTCQB”) under the symbol “MSEH,” and shares of Armada common stock are currently quoted on the OTCQB under the symbol “AOIL.”

The Acquisition Consideration is expected to comprise approximately 33.7 million shares of Armada common stock on a net settlement basis. This will result in Mesa and Armada stockholders holding, respectively, approximately 62.4% and 37.6% of the total issued and outstanding shares of Armada common stock after the closing of the Acquisition, the Dissolution and the distribution of the Acquisition Consideration.

Our Board of Directors has determined to seek approval of:

•	The Acquisition Agreement and the consummation of the transactions contemplated thereby;
•	The Assignment and Assumption Agreement and the consummation of the transactions contemplated thereby; and
•	The Dissolution.

We are seeking approval by majority written consent of our stockholders. We are not holding a special meeting of stockholders in connection with the approval of the Acquisition Agreement and the transactions contemplated thereby, the Assignment and Assumption Agreement and the transactions contemplated thereby or the Dissolution. The consent of a majority of the outstanding Mesa common stock is required to approve and adopt the Acquisition Agreement, the Assignment and Assumption Agreement and the Dissolution. Stockholders of record as of November 23, 2012, are entitled to consent or withhold their consent to the Acquisition Agreement and the consummation of the transactions contemplated thereby, the Assignment and Assumption Agreement and the transactions contemplated thereby and the Dissolution.

Each member of Mesa’s Board of Directors and each of its executive officers has entered into a voting agreement with Armada pursuant to which they have agreed, among other things, to vote their shares of Mesa common stock (representing 31,215,551 shares, or approximately 37% of the shares entitled to consent) “FOR” the adoption of the Acquisition Agreement, the Assignment and Assumption Agreement and the Dissolution.

The consent solicitation statement (the “Consent Solicitation Statement”) on the following pages describes the matters presented to stockholders in this consent solicitation. The Board of Directors requests that you sign, date and return the consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope (or submit your consent by telephone or via the Internet in the manner described below) as soon as possible. If you submit a properly executed written consent within 60 days of the earliest dated consent, then your stock will be voted in favor of the actions described above.

Your consent is very important. Information about the proposed Acquisition, the Assignment and Assumption and the Dissolution is contained in the accompanying proxy statement/prospectus, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 30 of the accompanying document.

The Mesa Board of Directors has unanimously determined that the Acquisition Agreement and the consummation of the transactions contemplated thereby, the Assignment and Assumption, and the Dissolution are in the best interests of Mesa and its stockholders, and recommends that the Mesa stockholders consent to the proposal to approve and adopt the Acquisition Agreement, the Assignment and Assumption, the Dissolution and the transactions contemplated thereby.

Sincerely,

Randy M. Griffin
Chairman of the Board and
Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying document or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated [•], 2013 and is first being mailed to the Mesa stockholders on or about [•], 2013.

MESA ENERGY HOLDINGS, INC.

5220 Spring Valley Road, Suite 615

Dallas, Texas 75254

NOTICE OF CONSENT SOLICITATION

To the stockholders of Mesa Energy Holdings, Inc. (“Mesa”):

Notice is hereby given that we are seeking the written consent of stockholders holding a majority of our outstanding common stock acting in lieu of a special meeting (the “Consent”) to authorize and approve (i) the Asset Purchase Agreement and Plan of Reorganization dated as of November 14, 2012 (the “Acquisition Agreement”) among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), Mesa and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada and a wholly owned subsidiary of Mesa (“MEI”) and the consummation of the transactions contemplated thereby, (ii) the assignment of Mesa’s assets and liabilities to MEI, pursuant to an Assignment and Assumption Agreement to be entered into between Mesa and MEI (the “Assignment and Assumption”) and (iii) the winding up and dissolution of Mesa(the “Dissolution”).

Subject to the terms of the Acquisition Agreement, Mesa will sell to Armada and Armada will purchase from Mesa, 100% of the issued and outstanding shares of MEI, which shares would constitute substantially all of Mesa’s assets (the “Acquisition”), in consideration of approximately 33.7 million shares of Armada common stock (the “Acquisition Consideration”). Pursuant to the terms of the Acquisition Agreement (i) immediately prior to the closing of the Acquisition, Mesa will assign all of its assets and liabilities to MEI and (ii) immediately following the closing of the Acquisition, Mesa will effect the Dissolution and in connection therewith the distribution to Mesa stockholders of the Acquisition Consideration.

At a meeting of our Board of Directors held on November 13, 2012, our Board of Directors unanimously approved the Acquisition Agreement (and the consummation of the transactions contemplated thereby), the Assignment and Assumption (including a form of Assignment and Assumption Agreement between Mesa and MEI) and the Dissolution.

The date of this Consent Solicitation Statement is [•], 2013, and it is being mailed on or about [•], 2013, to all stockholders of record of our common stock as of the close of business on November 23, 2012. Approval of the Acquisition Agreement, the Assignment and Assumption and the Dissolution requires the consent of stockholders holding a majority of the outstanding shares of our common stock. The Dissolution will not be effective until a Certificate of Dissolution is filed with the Secretary of State of the State of Delaware. As soon as practicable after (i) receiving properly executed written consents from stockholders holding a majority of the outstanding shares of our common stock as of the record date, and (ii) receiving approval of the Acquisition from FINRA, we intend to hold the closing under the Acquisition Agreement. Promptly thereafter, Mesa will (i) file the Certificate of Dissolution and (ii) distribute to each holder of Mesa common stock their pro rata share of the Acquisition Consideration received from Armada that each Mesa stockholder is entitled to receive.

The Mesa Board of Directors recommends that Mesa’s stockholders submit their consents in “FAVOR” of the proposal to approve and adopt the Acquisition Agreement, the Assignment and Assumption, the Dissolution and the transactions contemplated thereby.

By Order of the Board of Directors

Randy M. Griffin
Chairman of the Board and Chief Executive Officer
[•], 2013

MESA ENERGY HOLDINGS, INC.

5220 Spring Valley Road, Suite 615

Dallas, Texas 75254

CONSENT SOLICITATION STATEMENT

[•], 2013

This Consent Solicitation Statement (the “Consent Solicitation Statement”) is being furnished to stockholders of Mesa Energy Holdings, Inc., a Delaware corporation (“Mesa,” “we” or “us”), in connection with the solicitation of stockholder consents by our Board of Directors. We are soliciting stockholder consents in lieu of a special meeting of the stockholders to authorize and approve:

•	the Asset Purchase Agreement and Plan of Reorganization dated as of November 14, 2012 (the “Acquisition Agreement”) among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), Mesa and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada (“MEI”), pursuant to which we will sell to Armada and Armada will purchase from us, 100% of the issued and outstanding shares of MEI, then constituting substantially all of our assets, (the “Acquisition”);

•	the Assignment and Assumption Agreement between Mesa and MEI, pursuant to which, immediately prior to the Acquisition, Mesa will assign to MEI and MEI will assume all of the assets and liabilities of Mesa as provided therein (the “Assignment and Assumption”); and

•	the winding up and dissolution of Mesa after the Acquisition (the “Dissolution”).

Approval of the Acquisition Agreement, the Assignment and Assumption and the Dissolution requires the affirmative vote of a majority of the outstanding shares of common stock of Mesa entitled to vote thereon.

The form of the written consent (the “Consent”) to be executed by stockholders is annexed to this Consent Solicitation Statement as Annex A. The form of the Acquisition Agreement is included as Appendix A to this Consent Solicitation Statement. The form of the Assignment and Assumption Agreement is included as Appendix B to this Consent Solicitation Statement.

Our Board of Directors, at a meeting held on November 13, 2012, unanimously approved the Acquisition Agreement and the consummation of the transactions contemplated thereby, the Assignment and Assumption and the Dissolution and has directed that such matters be submitted to our stockholders for approval by written consent in lieu of a special meeting. Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action required or permitted by the DGCL to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having at least the voting power that would be necessary to authorize or take such action at a meeting.

Only stockholders of record as of the close of business on November 23, 2012 (the “Record Date”) will be entitled to submit a Consent. As of the Record Date, there were 84,330,477 shares of our common stock outstanding. The holders of shares of our common stock on the Record Date are entitled to one vote for each share then held on the proposal that is the subject of this Consent Solicitation Statement. Consents signed by the holders of a majority of the shares entitled to vote are required in order to approve the proposal set forth herein.

To be counted towards the consents required for approval of the transactions described herein, your Consent must be received within 60 days of the earliest dated consent. Under Delaware law and our certificate of incorporation, the failure to timely deliver a Consent will have the same effect as a vote against the proposals set forth herein.

In order to register your consent to the matters set forth herein, you should return your signed and dated Consent in the enclosed envelope. Alternatively, you may register your consent by telephone or the Internet by following the instructions on the Consent. Promptly following receipt of the requisite stockholder consents and approval of the Acquisition from FINRA, we intend to hold the closing under the Acquisition Agreement. Promptly thereafter, Mesa will (i) file the Certificate of Dissolution and (ii) distribute to each holder of Mesa common stock the Acquisition Consideration received from Armada that each Mesa stockholder is entitled to receive.

You may revoke your Consent at any time prior to the time that we have received a sufficient number of Consents to approve the proposals set forth herein by submitting a properly executed Consent of a later date by mail, telephone or Internet in the manner described above.

Each member of Mesa’s Board of Directors and each of its executive officers has agreed, among other things, to vote their shares of Mesa common stock (representing 31,215,551 shares, or approximately 37% of the shares entitled to consent) in “FAVOR” of the authorization and approval of the Acquisition Agreement and the consummation of the transactions contemplated thereby, the Assignment and Assumption and the Dissolution.

Please read the Consent, along with the entirety of the prospectus/proxy statement included herein for an explanation of the actions the Board of Directors is asking you to consent to and the associated risks.

We will pay the costs of soliciting these Consents. In addition to soliciting Consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means. Broadridge Financial Solutions, Inc. will assist in the mailing of this Consent Solicitation Statement, the collection of Consents and the tabulation of votes, but will not solicit any stockholders. Banks, brokers, fiduciaries and other custodians and nominees who forward Consent soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are located at 5220 Spring Valley Road, Suite 615, Dallas, Texas 75254.

REFERENCES TO ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of Mesa under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), with respect to the solicitation of consents in lieu of a special meeting of stockholders of Mesa to approve and adopt the Acquisition Agreement, the Assignment and Assumption, the Dissolution and the transactions contemplated thereby. This document is also a prospectus of Armada under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), for Armada common shares that will be issued to Mesa in the Acquisition and distributed to Mesa stockholders of Mesa pursuant to the Acquisition Agreement.

Each of Armada or Mesa files periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of the periodic reports of each of Mesa and Armada may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports from the SEC’s website at www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone to Armada or Mesa, as the case may be, at the following addresses and telephone numbers:

Armada Oil, Inc. 10777 Westheimer Rd., Suite 1100 Houston, Texas 77042 Attn: Briana Erickson Telephone: 800-676-1006	Mesa Energy Holdings, Inc. 5220 Spring Valley Road, Suite 615 Dallas, Texas 75254 Attn: Linda Smith Telephone: 972-490-9595

You also may obtain certain of these documents at Armada’s website, http://www.armadaoilinc.com, by selecting “Investors,” then selecting the tab named “SEC Filings” and then selecting the tab named “All SEC Filings,” and at Mesa’s website, http://www.mesaenergy.us, by selecting “Investors,” and then selecting “SEC Filings.” None of the information contained on the website of Armada and Mesa is incorporated by reference into this document.

If you request any documents, Armada or Mesa will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the Acquisition, the Assignment and Assumption, the Dissolution or the consideration that you will receive in connection with the Acquisition, including any questions relating to the consent or transmittal of materials, you may contact Mesa at the address and telephone number listed above.

If you would like additional copies of the consent form and letter of transmittal,

•	if you are a stockholder of record (that is, you hold stock certificates registered in your own name), you may contact Mesa at the address and telephone number listed above.

•	if your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you should contact your bank, broker, trustee or other nominee.

You will not be charged for any additional consent forms and letters of transmittal that you request.

Banks and Brokerage Firms, please call [•]

Table of Contents

Page #
Questions and Answers about the Consent Solicitation and Related Matters	2
Note Regarding Forward Looking Statements	8
Summary	9
Summary Historical and Pro Forma Financial Data	23
Comparative Historical and Unaudited Pro Forma Per Share Data	27
Comparative Per Share Market Price and Dividend Information	29
Risk Factors	30
The Consent Solicitation	66
Information About the Companies	69
The Acquisition	70
Background of Armada	84
Market Price of and Dividends on Armada Common Stock and Related Stockholder Matters	98
Armada’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	88
Background of Mesa	96
Market Price of and Dividends on Mesa Common Stock and Related Stockholder Matters	98
Mesa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations	100
Changes In and Disagreements With Accountants On Accounting and Financial Disclosure	118
Board of Directors and Management of Armada Following the Completion of the Acquisition	118
Executive Compensation	124
Transactions with Related Persons, Promoters and Certain Control Persons	130
The Acquisition Agreement	138
The Assignment and Assumption	156
The Voting Agreements	156
Description of Armada’s Securities	158
Comparison of Stockholder Rights	159
Experts	166
Legal Matters	166
Stockholder Proposals	167
Where You Can Find Additional Information	167
Appendix A – Acquisition Agreement
Appendix B – Form of Assignment and Assumption Agreement
Appendix C – Form of Voting Agreement
Appendix D – Fairness Opinion
Index to Consolidated Financial Statements
Annex A – Written Consent of Stockholders of Mesa Energy holdings, Inc.
Annex B – Pro Forma Combined Financial Information

Questions and Answers about the Consent Solicitation

and Related Matters

Set forth below are questions that you, as a stockholder of Mesa Energy Holdings, Inc. (“Mesa”), may have regarding the Acquisition and the solicitation of consents from Mesa stockholders and brief answers to those questions. For a more complete description of the legal and other terms of the Acquisition, please read this entire document, including the Acquisition Agreement, which is attached as Appendix A to this proxy statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	Armada Oil, Inc. (“Armada”), Mesa and Mesa Energy, Inc. (“MEI”), a Nevada corporation and a wholly owned subsidiary of Mesa, have entered into an asset purchase agreement and plan of reorganization (the “Acquisition Agreement”), pursuant to which they have agreed that Mesa will sell to Armada 100% of the issued and outstanding shares of MEI, which will constitute substantially all of Mesa’s assets (the “Acquisition”). Immediately prior to the Acquisition, Mesa will assign to MEI and MEI will assume all of the assets and liabilities of Mesa (the “Assignment and Assumption”), as provided in the Assignment and Assumption Agreement. As consideration for the Acquisition, Mesa will receive and will distribute to Mesa stockholders 0.40 shares of Armada common stock (the “Acquisition Consideration”) for each share of Mesa common stock Mesa stockholders owned as of the close of business on the business day immediately preceding the closing date of the Acquisition. See “The Acquisition Agreement – Acquisition Consideration” beginning on page 70 of the proxy statement/prospectus. Additionally, as part of the Acquisition Armada will assume all outstanding stock options, restricted stock awards and warrants previously granted by Mesa. After completion of the Acquisition and the distribution of the Acquisition Consideration, Mesa will then be wound up and dissolved and will cease its corporate existence (the “Dissolution”).

In order to complete the Acquisition, Mesa stockholders must vote to approve and adopt the Acquisition Agreement, the Assignment and Assumption, the Dissolution and the transactions contemplated thereby. This document is being delivered to you as both a proxy statement of Mesa and a prospectus of Armada in connection with the Acquisition. It is the proxy statement by which the Mesa board of directors is soliciting written consents from you to vote in favor of the proposal to approve and adopt the Acquisition Agreement. It is also the prospectus for the offering by Armada of the Acquisition Consideration.

Q:	What am I being asked to consider and consent to?

A:	Mesa stockholders are being asked to consider and consent to the following proposals:

(1)	to approve and adopt the Acquisition Agreement (attached as Appendix A to this document) and the transactions contemplated thereby;

(2)	to approve and adopt the Assignment and Assumption Agreement (attached as Appendix B to this document) and the transactions contemplated thereby;

(3)	to approve and adopt the Dissolution.

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Q:	How does the Mesa board of directors recommend that I vote on the matters proposed?

A:	The Mesa board of directors recommends that the stockholders of Mesa vote:

•	“FOR” the proposal to approve and adopt the Acquisition Agreement and the transactions contemplated thereby;

•	“FOR” the proposal to approve and adopt the Assignment and Assumption Agreement and the transactions contemplated thereby; and

•	“FOR” the proposal to approve and adopt the Dissolution.

In considering the recommendation of the Mesa board of directors with respect to the Acquisition Agreement, you should be aware that some of Mesa’s directors and executive officers have interests in the Acquisition that are different from, or in addition to, the interests of Mesa stockholders. See “The Acquisition — Interests of Mesa’s Executive Officers and Directors in the Acquisition” beginning on page 78 of the proxy statement/prospectus.

Q:	What will happen in the Acquisition?

A:	If the Acquisition is completed, Mesa will assign to MEI, and MEI will assume, all of the assets and liabilities of Mesa, Armada will acquire all of the outstanding shares of MEI (with MEI thereby becoming a wholly owned subsidiary of Armada), and Mesa will then be wound up and dissolved and will cease its corporate existence. The Acquisition will become effective as soon as practicable after all necessary consents are received, including the consent of Mesa’s stockholders owning a majority of Mesa’s outstanding common stock as of November 23, 2012. Throughout this document, this date and time is referred to as the “closing” of the Acquisition.

Q:	What is the number of shares of Armada common stock that I will be entitled to receive in the Acquisition?

A:	In the Acquisition, Mesa will receive, and will distribute pro rata to Mesa stockholders, for each Mesa common share they own as of close of business on the business day prior to the closing, 0.40 of an Armada common share.

No fractional Armada common shares will be issued. Mesa stockholders to whom fractional shares would have otherwise been issued will be entitled to receive a number of shares of Armada common stock rounded up or down to the nearest whole share (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Mesa stockholder shall receive at least one share of Armada common stock.

Q:	What will happen to Mesa equity awards in the Acquisition?

A:	Stock Options. Each award of Mesa stock options outstanding immediately prior to the closing of the Acquisition, whether or not vested, will be assumed by Armada and will entitle the holder to receive a number of Armada stock options allowing the holder to purchase a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original option (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward, unless such Mesa stock option provides for different treatment of fractions of a share in such circumstances), with an exercise price per share equal to the exercise price of the original Mesa stock option divided by 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa option provides for different treatment of fractions of a cent in such circumstances), and with the same vesting schedule and other terms as the original option.

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Restricted Stock Awards. Each restricted stock award of Mesa that is outstanding immediately prior to the effective time of the Acquisition will be assumed by Armada and will entitle the holder to receive a restricted stock award pursuant to Armada’s 2012 Long-Term Incentive Plan entitling the holder to receive a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original restricted stock award (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), with the same vesting schedule and other terms as the original restricted stock award.

Q:	What will happen to outstanding Mesa common stock warrants?

A:	Each warrant to purchase Mesa common stock outstanding immediately prior to the effective time of the Acquisition will be assumed by Armada and will entitle the holder to receive a warrant to purchase a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original warrant (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), with an exercise price per share equal to the exercise price of the original Mesa warrant divided by 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa warrant provides for different treatment of fractions of a cent in such circumstances), and with the same other terms as the original warrant.

Q:	If I am a Mesa stockholder, will I receive dividends in the future?

A:	Neither Mesa nor Armada has historically paid any dividends on its common stock. The Board of Directors of Mesa presently intends to continue a policy of retaining earnings, if any, for use in its operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. For additional information, please read “Market Price of and Dividends on Armada Common Stock and Related Stockholder Matters—Dividend Policy” beginning on page 87 of the proxy statement/prospectus.

Q:	What vote of stockholders is required to approve and adopt the Acquisition Agreement?

A:	The Acquisition Agreement, Assignment and Assumption and Dissolution proposals must be approved and adopted by written consent by the affirmative vote of stockholders holding a majority of the outstanding shares of Mesa common stock. Abstentions, failures to consent and broker non-consents will have the same effect as a vote against approval of the Acquisition Agreement, the Assignment and Assumption and the Dissolution.

Q:	Will there be a meeting of Mesa’s stockholders to consider and approve the proposals?

A:	No, we are not holding a meeting of stockholders in connection with the approval of the Acquisition Agreement, the Assignment and Assumption Agreement, the Dissolution and the transactions contemplated thereby. We are seeking approval by majority written consent of our stockholders.

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Q:	Who is entitled to consent to the proposals?

A:	All Mesa stockholders who hold shares at the close of business on the record date, November 23, 2012, are entitled to receive notice of and to vote by written consent on the proposals.

Q:	What are the expected U.S. federal income tax consequences to a Mesa stockholder as a result of the Acquisition?

A:	Mesa and Armada intend for the Acquisition to be treated as a “reorganization.” For U.S. federal income tax purposes, in general we expect that no gain or loss will be recognized by a Mesa stockholder with respect to the Armada common stock received by a Mesa stockholder in the Acquisition. For a more detailed discussion of the material U.S. federal income tax consequences of the Acquisition to Mesa stockholders, please see the section titled “Material United States Federal Income Tax Consequences” beginning on page 83.

Q:	Are there any risks in the Acquisition that I should consider?

A:	Yes. There are risks associated with all business combinations, including the Acquisition. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 30 of the proxy statement/prospectus.

Q:	How do I vote for or against the proposals or abstain?

A:	After you have carefully read this document, please respond by completing, signing and dating the form of written consent attached to this Proxy Statement as Annex A and returning it in the enclosed postage-paid envelope as soon as possible. Alternatively, you may register your consent by telephone or the Internet by following the instructions on Annex A.

If your Mesa shares are held in “street name,” you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. Although most banks, brokers, trustees and other nominees offer telephone and Internet voting, availability and specific processes will depend on the specific nominee’s voting arrangements.

Q:	If my Mesa shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares without instructions from me?

A:	No. Your broker will not be able to vote your Mesa shares without instructions from you. Please follow the procedure your broker provides to vote your shares.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You can revoke or modify a consent at any time before Mesa has received a sufficient number of consents to approve the proposals set forth herein or by submitting a properly executed consent of a later date by mail, telephone or Internet in the manner described above.

If your Mesa shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

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Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple written consent forms or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each written consent form and voting instruction card that you receive according to the instructions on it to ensure that all of your shares are voted.

Q:	How will I receive the Acquisition Consideration to which I am entitled?

A:	It is not necessary for you to surrender your shares of Mesa common stock. Mesa will use its best efforts to deliver, or will cause to be delivered, within ten business day after the completion of the Acquisition, the pro rata share of the Acquisition Consideration to each Mesa stockholder of record as of the close of business on the business day preceding the closing date of the Acquisition. The shares of Armada common stock constituting Acquisition Consideration to be distributed may be in un-certificated book-entry form, unless a physical certificate is requested by a holder of shares of Mesa common stock or is otherwise required under applicable law. If shares of Armada common stock are distributed in un-certificated book-entry form, Mesa or its agent shall, or shall cause the transfer agent for Armada’s common stock to, transmit to each holder of Mesa common stock who is entitled to receive the Acquisition Consideration a confirmation that the Armada common stock to be issued to such holder has been registered in such person’s name on Armada’s stock ledger.

Q:	What happens if I sell my Mesa shares after the record date but before the closing?

A:	The record date for the written consents, November 23, 2012, is earlier than the date that the Acquisition is expected to be completed. If you sell or transfer your Mesa shares after the record date but before the closing of the Acquisition, you will retain your right to vote by written consent, but you will not have the right to receive the Acquisition Consideration to be received by Mesa stockholders in the Acquisition. In order to receive the Acquisition Consideration, you must hold your shares through the close of business on the business day preceding the closing date of the Acquisition.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Mesa stockholders do not have appraisal or dissenters’ rights in connection with the Acquisition.

Q:	Is completion of the Acquisition subject to any conditions?

A:	Yes. In addition to the approval and adoption of the Acquisition Agreement, the Assignment and Assumption and the Dissolution by Mesa stockholders, completion of the Acquisition requires the receipt of the necessary third party consent, the absence of a material adverse effect on Armada, Mesa or MEI and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Acquisition Agreement.

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Q:	When do you expect to complete the Acquisition?

A:	Armada and Mesa are working to complete the Acquisition as promptly as possible and intend to close the Acquisition as soon as practicable after all the necessary consents and approvals are received. Armada and Mesa currently expect to complete the Acquisition in the first quarter of 2013, subject to the receipt of Mesa stockholder approval, necessary third party consents and other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the Acquisition will occur.

Q:	What happens if the Acquisition is not completed?

A:	If the Mesa stockholders do not approve and adopt the Acquisition Agreement, the Assignment and Assumption and the Dissolution, or if the Acquisition is not completed for any other reason, Mesa stockholders will not receive any payment for their Mesa shares in connection with the Acquisition. Instead, Mesa would remain an independent public company and Mesa shares would continue to be quoted and traded on the OTC Markets. Under specified circumstances, Mesa may be required to pay Armada a breakup fee of $250,000 as described in the section titled “The Acquisition Agreement— Termination Fee and Expenses” beginning on page 155 of the proxy statement/prospectus.

Q:	Whom can I contact with questions about the special meeting or the Acquisition and related matters?

A:	If you have any questions about the Acquisition and the other matters contemplated by this document or how to submit your written consent or voting instruction card or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should follow the instructions on page 68 of the proxy statement/prospectus.

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Note Regarding Forward Looking Statements

Some of the statements contained in this proxy statement/prospectus, including those relating to Armada’s and Mesa’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward looking statements. These statements are not historical facts but instead represent only Armada’s and/or Mesa’s expectations, estimates and projections regarding future events.

The forward looking statements contained in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and stockholder values of Armada and Mesa may differ materially from those expressed in the forward looking statements contained in this proxy statement/prospectus due to, among other factors, the matters set forth under “Risk Factors” beginning on page 30, the parties’ ability to obtain the regulatory and other approvals required for the Acquisition on the terms and within the time expected, the risk that Armada will not be able to integrate successfully the businesses of Mesa or that such integration will be more time consuming or costly than expected, and the risk that expected benefits of the Acquisition will not be realized within the expected time frame or at all.

We caution you not to place undue reliance on forward looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward looking statements contained in this proxy statement/prospectus, or the dates of the documents included or incorporated as exhibits to this proxy statement/prospectus, in the case of forward looking statements made in those incorporated documents. Neither Armada nor Mesa undertakes any obligation to update or release any revisions to these forward looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

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Summary

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you for a more complete understanding of the matters to which Mesa’s stockholders are being asked to consent to. In addition, you may find additional information relevant to each of Armada and Mesa, and the transaction described in this proxy statement/prospectus, in the section entitled “Where You Can Find More Information” beginning on page 168. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item. All references in this proxy statement/prospectus to dollars, $ or U.S.$ are to U.S. dollars. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. Unless the context otherwise requires, references herein to “Armada” refer to Armada Oil, Inc. and its consolidated subsidiaries and references herein to “Mesa” refer to Mesa Energy Holdings, Inc. and its consolidated subsidiaries.

Background of Armada (page 84)

Armada is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Through its wholly owned subsidiary, Armada Oil and Gas, Inc. (f/k/a Armada Oil, Inc.) (“Armada Oil and Gas”), Armada plans to pursue projects located in Southern Wyoming. Armada Oil and Gas holds interests in Carbon County, Wyoming that include leasehold interests in approximately 2,284 acres, and an option to acquire leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation project near existing infrastructure, which includes oil and natural gas pipelines, oil refineries and gas processing plants as well as various productive oil and natural gas fields.

Background of Mesa (page 97)

Mesa is an oil and gas exploration and production (“E&P”) company engaged primarily in the acquisition, drilling, development, production and rehabilitation of oil and gas properties.

Mesa’s business plan is to build a strong, balanced and diversified portfolio of oil and gas reserves and production revenue through the acquisition of properties with solid, long-term existing production with enhancement potential and the development of highly diversified, multi-well developmental drilling opportunities. Mesa expects this approach to result in steady reserve growth, strong earnings, and significant capital appreciation.

Mesa is constantly evaluating opportunities in the United States’ most productive basins, and currently has interests in the following:

•	Lake Hermitage Field, a producing oil and natural gas field in Plaquemines Parish, Louisiana;

•	Valentine Field, a producing oil and natural gas field in Lafourche Parish, Louisiana;

•	LaRose Field, a producing oil and natural gas field in Lafourche Parish, Louisiana;

•	Bay Batiste Field, a producing natural gas field in Plaquemines Parish, Louisiana;

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•	Manila Village Field, a currently shut-in field in Plaquemines Parish, Louisiana;

•	Oil and gas leases and a Farmout Agreement regarding approximately 3,400 acres in the Mississippian Limestone play in Garfield and Major Counties, Oklahoma (referred to by the company as the Turkey Creek Project); and

•	Java Field, a natural gas development project in Wyoming County in western New York.

The Acquisition (page 70)

Armada, Mesa and Mesa Energy, Inc. (“MEI”), a Nevada corporation and a wholly owned subsidiary of Mesa, have entered into an asset purchase agreement and plan of reorganization (the “Acquisition Agreement”) that provides for Mesa to sell to Armada 100% of the issued and outstanding shares of MEI, which shares will constitute substantially all of Mesa’s assets, all on the terms and conditions set forth in the Acquisition Agreement (the “Acquisition”). In order to complete the Acquisition, it is contemplated that immediately prior to the completion of the Acquisition, Mesa and MEI will enter into an assignment and assumption agreement (the “Assignment and Assumption Agreement”), pursuant to which Mesa will assign to MEI, and MEI will assume, all of the assets and liabilities of Mesa as provided in the Assignment and Assumption Agreement (the “Assignment and Assumption”). Concurrently with the consummation of the Acquisition and the distribution of the Acquisition Consideration, Mesa will be wound up and dissolved and will cease its corporate existence (the “Dissolution”).

As consideration for the Acquisition, Mesa will receive and will distribute to Mesa stockholders 0.40 shares of Armada common stock (the “Acquisition Consideration”) for each share of Mesa common stock that a Mesa stockholder owned as of the close of business on the business day immediately preceding the closing date of the Acquisition (other than shares owned by Mesa as treasury stock). Additionally, as part of the Acquisition, Armada will assume all outstanding stock options, restricted stock awards and warrants previously granted by Mesa. Shares of Mesa common stock are currently quoted on the OTC Markets Group Inc. QB tier (the “OTCQB”) under the symbol “MSEH,” and shares of Armada common stock are currently quoted on the OTCQB under the symbol “AOIL.”

Mesa Stockholders Will Receive Shares of Armada Stock in the Acquisition (page 70)

As consideration for the Acquisition, Mesa will receive and will distribute to Mesa stockholders 0.40 shares of Armada common stock for each share of Mesa common stock a Mesa stockholder owned as of the close of business on the business day immediately preceding the closing date of the Acquisition. The payment ratio of 0.40 shares of Armada common stock for each share of Mesa common stock is fixed, which means that it will not change between now and the date of the Acquisition, regardless of whether the market price of either Armada or Mesa common stock changes.

Armada will not issue any fractional shares of its common stock and will not issue any cash in lieu of any fractional shares; all fractional shares of Armada common stock that would have otherwise been issued will be rounded up or down to the nearest whole share (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Mesa stockholder shall receive at least one share of Armada common stock.

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Based on the $0.85 closing price of shares of Armada common stock and the $0.163 closing price of shares of Mesa common on November 13, 2012, the last trading day before the date on which Armada and Mesa entered into the Acquisition Agreement, and the date on which Moyes & Company (“Moyes & Co.”) delivered their fairness opinion to Mesa’s Board of Directors (the “Board of Directors”), the payment ratio of 0.40 shares of Armada common stock for each share of Mesa common stock represents a value to Mesa stockholders of approximately $0.34 per share, representing a premium of 109% over the closing price of $0.163 per share of Mesa common stock on November 13, 2012. Armada expects to issue approximately 33 million shares of Armada common stock on a net settlement basis as acquisition consideration, which would result in Mesa stockholders holding approximately 62.4% of the total outstanding shares of Armada common stock after the Acquisition.

Treatment of Mesa Equity Awards (page 78)

Stock Options. Each award of Mesa stock options outstanding immediately prior to the effective time of the Acquisition, whether or not vested, will be assumed by Armada and will entitle the holder to receive a number of stock options pursuant to Armada’s 2012 Long-Term Incentive Plan (the “2012 Incentive Plan”) allowing the holder to purchase a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original option (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), unless such Mesa stock option provides for different treatment of fractions of a share in such circumstances), with an exercise price per share equal to the exercise price of the original Mesa stock option divided by 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa option provides for different treatment of fractions of a cent in such circumstances), and with the same vesting schedule and other terms as the original option.

Restricted Stock Awards. Each restricted stock award of Mesa that is outstanding immediately prior to the effective time of the Acquisition will be assumed by Armada and will entitle the holder to receive a restricted stock award pursuant to Armada’s 2012 Incentive Plan entitling the holder to receive a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original restricted stock award (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), with the same vesting schedule and other terms as the original restricted stock award.

Treatment of Mesa Warrants

Each warrant to purchase Mesa common stock outstanding immediately prior to the effective time of the Acquisition will be assumed by Armada and will entitle the holder to receive a warrant to purchase a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original warrant (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), with an exercise price per share equal to the exercise price of the original Mesa warrant divided by 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa warrant provides for different treatment of fractions of a cent in such circumstances), and with the same other terms as the original warrant.

Comparative Market Prices and Share Information (page 29)

The table below sets forth the closing sale prices of shares of Armada common stock and Mesa common stock as reported on the OTCQB on November 13, 2012, the last trading day before the date on which Armada and Mesa entered into the Acquisition Agreement, and the date on which Moyes & Co. delivered their fairness opinion to Mesa’s Board of Directors, and on [•], 2013, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of Mesa common stock on each of these dates, as determined by multiplying the applicable closing sale price of shares of Mesa common stock on the OTCQB by the exchange ratio of 0.40. The exchange ratio of 0.40 shares of Armada common stock for each share of Mesa common stock is fixed, which means that it will not change between now and the date of the Acquisition, regardless of whether the market price of either Armada or Mesa common stock changes. Therefore, the value of the Acquisition Consideration will depend on the market price of Armada common stock.

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The market price of Armada common stock will fluctuate prior to and after the Acquisition, and could be greater or less than the market price of Armada common stock on November 13, 2012, or [•], 2013. You are urged to obtain current market quotations for both shares of Armada common stock and Mesa common stock.

	Armada Common Stock	Mesa Common Stock	Mesa Common Stock Pro Forma Equivalent
November 13, 2012	$0.85	$0.163	$0.34
[•], 2013	[•]	[•]	[•]

Mesa’s Fairness Opinion Advisor Has Delivered a Fairness Opinion to Mesa’s Board of Directors that the Consideration to be Received in the Acquisition was Fair, from a Financial Point of View, to Mesa Stockholders (page 77)

Moyes & Co. delivered a written fairness opinion to Mesa’s Board of Directors that as of November 13, 2012, the date on which the Acquisition Agreement was approved by Mesa’s Board of Directors, and based upon and subject to the considerations and limitations set forth in its written fairness opinion, its work described in its written fairness opinion and other factors it deemed relevant, the consideration to be received by the holders of Mesa common stock is fair from a financial point of view to such holders. Mesa retained Moyes & Co. solely to provide its fairness opinion. The text of the written opinion of Moyes & Co., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion, is included in Appendix D to this proxy statement/prospectus. Holders of Mesa common stock should read the fairness opinion completely and carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Moyes & Co. provided its fairness opinion for the information of Mesa’s Board of Directors in connection with the evaluation of the Acquisition. Moyes & Co.’s fairness opinion is not intended to be and does not address any other aspect of the proposed Acquisition. Moyes & Co. is not obligated to update its fairness opinion for, or otherwise consider, events occurring after the date of the fairness opinion. Pursuant to an engagement letter between Mesa and Moyes & Co., Mesa agreed to pay Moyes & Co. a fee payable upon delivery of the fairness opinion. In addition to engaging Moyes & Co. to provide a fairness opinion, Mesa and Armada jointly engaged C.K. Cooper & Company (“C.K. Cooper”) to assist in the facilitation of the Acquisition and have agreed to jointly pay C.K. Cooper a transaction fee payable upon completion of the Acquisition.

Material United States Federal Income Tax Considerations to Holders of Mesa Common Stock (page 83)

The transactions contemplated by the Acquisition Agreement are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that it does so qualify, U.S. holders of Mesa common stock (or of Mesa options, restricted stock awards or warrants) generally will not recognize gain or loss on the receipt of Armada common stock (or of Armada options, restricted stock awards or warrants) as consideration for the Acquisition. Neither Armada nor Mesa has obtained or will obtain either a tax opinion from legal counsel or a ruling from the Internal Revenue Service regarding the tax consequences to Mesa’s stockholders of the consummation of the Acquisition, the Assignment and Assignment, the Dissolution and the distribution of the Acquisition Consideration to Mesa’s stockholders, nor is the completion of the Acquisition conditioned upon the receipt of such, and no assurance can be given that Armada and Mesa’s belief as to the U.S. federal income tax consequences of the Acquisition will not be challenged by the Internal Revenue Service or, if challenged, will be upheld by a court having jurisdiction over the matter.

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For a more detailed discussion of the U.S. federal income tax consequences of the Acquisition to U.S. holders of Mesa common stock, please see the section entitled “The Acquisition — Material United States Federal Income Tax Consequences.” Tax matters can be complicated, and the tax consequences of the Acquisition to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the Acquisition to you.

Recommendation of the Mesa Board of Directors (page 69)

The Mesa Board of Directors believes that the Acquisition is fair to, and in the best interests of, Mesa and its stockholders, and unanimously declared advisable and approved the Acquisition and recommends that the stockholders “CONSENT TO” the adoption of the Acquisition Agreement, the Assignment and Assumption and the Dissolution.

To review the background of and reasons for the Acquisition, as well as certain risks related to the Acquisition, see “The Acquisition – Background to the Acquisition,” “— Mesa’s Reasons for the Acquisition and Recommendation of the Mesa Board of Directors” and “Risk Factors” beginning on pages 70, 75, and 30, respectively.

Holders of Mesa Common Will Not Have Appraisal or Dissenters’ Rights in the Acquisition (page 136)

Under Delaware law, the Assignment and Assumption and the Acquisition will not entitle any Mesa stockholders to appraisal or dissenters’ rights.

Mesa’s Executive Officers and Directors have Financial and Other Interests in the Acquisition that are in Addition to, and/or Different from, Your Interests (page 78)

The members of Mesa’s Board of Directors and Mesa’s executive officers have financial interests in the Acquisition and related transactions that are in addition to, and/or different from, your interests. All members of Mesa’s Board of Directors were aware of these additional and/or differing interest and potential conflicts and considered them, among other matters, in evaluating, negotiating and unanimously approving the Acquisition Agreement and the transactions contemplated thereby. These interests include the following:

•	Mr. Randy M. Griffin, Mesa’s Chief Executive Officer and Chairman of its Board of Directors, beneficially owns 16,080,341 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Griffin will serve as Chief Executive Officer and Chairman of the Board of Directors of Armada.

•	Mr. Ray L. Unruh, Mesa’s President and a member of its Board of Directors, beneficially owns 9,866,793 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Unruh will serve as Chief Operating Officer and a member of the Board of Directors of Armada.

•	Ms. Rachel L. Dillard, Mesa’s Chief Financial Officer, beneficially owns 600,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Ms. Dillard will serve as Chief Financial Officer of Armada.

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•	Mr. David L. Freeman, Mesa’s Executive Vice President – Gulf Coast Area Manager, beneficially owns 8,383,833 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Freeman will serve in the same capacity at Armada.

•	Mr. James J. Cerna, Jr., a member of Mesa’s Board of Directors, is the President and Chief Executive Officer, and a member of the Board of Directors, of Armada. He beneficially owns 1,284,584 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Cerna will serve as President, and a member of the Board of Directors, of Armada. (Mr. Cerna beneficially owns 2,200,000 shares of Armada common stock.)

•	Mr. Kenneth T. Hern, a member of Mesa’s Board of Directors, is a member of Armada’s Board of Directors. He beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Hern will continue to serve as a member of Armada’s Board of Directors. (Mr. Hern beneficially owns 50,000 shares of Armada common stock).

•	Mr. Fred B. Zaziski, a member of Mesa’s Board of Directors, beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Zaziski will continue to serve as a member of Armada’s Board of Directors.

•	At the effective time of the Acquisition, all stock options and restricted stock awards granted by Mesa to members of Mesa’s Board of Directors and Mesa’s executive officers will be assumed by Armada and, when such stock options or restricted stock awards are exercised or vest (as the case may be), they will be converted into shares of Armada common stock in the same manner as other Mesa common stock.

•	The Acquisition Agreement provides for director and officer indemnification arrangements for each of Mesa’s directors and executive officers who are currently covered by Mesa’s indemnification arrangements and a directors’ and officers’ liability insurance policy that will continue for two years following completion of the Acquisition.

•	Mesa’s and Armada’s boards of directors have agreed to take steps to exempt from short-swing liability under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any dispositions of Mesa’s common stock by directors, executive officers and principal stockholders who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mesa.

Your Rights as a Holder of Armada Common Stock Will Be Different from Your Rights as a Holder of Mesa Common Stock (page 160)

The conversion of your shares of Mesa common stock (or Mesa options, restricted stock awards or warrants) into shares of Armada common stock (or Armada options, restricted stock awards or warrants) in the Acquisition will result in changes from your current or prospective rights as a Mesa stockholder to your rights as an Armada stockholder. Your rights as a current or prospective Mesa stockholder generally are governed by the laws of the State of Delaware, including the Delaware General Corporation Law (the “DGCL”) and Mesa’s organizational documents. Your rights as an Armada stockholder generally will be governed by the laws of the State of Nevada, including the Nevada Revised Statutes (the “NRS”) and Armada’s organizational documents.

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Board of Directors and Management of Armada Following Completion of the Acquisition (page 119)

Armada’s Board of Directors and management are expected to significantly change following the completion of the Acquisition. It is anticipated that upon completion of the Acquisition Armada’s Board of Directors will consist of seven members including six current Mesa and Armada board members (of whom it is expected that Messrs. Hern and Zaziski will be “independent” under the standards of independence under applicable FINRA standards) and one additional “independent” member to be selected. Additionally, it is expected that Armada’s new executive management will consist of four members, including three of Mesa’s current executives and one of Armada’s current executives as described above.

The Consent Solicitation of Mesa Stockholders (page 66)

Mesa will be soliciting the written consent of its stockholders (the “Consent Solicitation”) beginning on [•], 2013. Mesa will not be holding a formal meeting of stockholders. In the Consent Solicitation, Mesa stockholders will be asked to consider and consent to a resolution approving:

•	the Acquisition Agreement and the consummation of the transactions contemplated thereby;

•	the Assignment and Assumption Agreement and the consummation of the transactions contemplated thereby; and

•	The Dissolution.

Record Date. Each Mesa stockholder may cast one vote in the Consent Solicitation for each share of Mesa common stock that such stockholder owned at the close of business on November 23, 2012 (the “Record Date”). At that date, there were 84,330,477 shares of Mesa common stock entitled to cast a consent pursuant to the Consent Solicitation.

As of the Record Date, directors and executive officers of Mesa and their affiliates owned (directly or indirectly) and had the right to consent for approximately 31,215,551 shares of Mesa common stock, representing approximately 37% of the shares of Mesa common stock entitled to consent pursuant to the Consent Solicitation.

Required Vote. The proposal must receive a number of consents representing at least a majority of the outstanding shares of Mesa’s common stock entitled to submit consents to be approved. You are urged to send in your consent as soon as possible.

The Voting Agreements (page 157)

Each member of Mesa’s Board of Directors and each of its executive officers, owning and having the right to consent for an aggregate of approximately 37% of Mesa’s common stock as of the Record Date, have agreed with Armada to vote their Mesa stock to consent to the Acquisition Agreement, and the consummation of the transactions contemplated thereby, the Assignment and Assumption Agreement and the consummation of the transactions contemplated thereby and the Dissolution. These stockholders have also agreed with Armada to vote their shares against alternative transaction proposals and not to sell or transfer their shares. The voting agreements will terminate if the Acquisition Agreement terminates. The stockholders who have entered into these voting agreements are Randy M. Griffin, Mesa’s Chairman of the Board and Chief Executive Officer, Ray L. Unruh, its President, Secretary, and Director, Rachel L. Dillard, its Chief Financial Officer, David L. Freeman, its Executive Vice President - Gulf Coast Area Manager, James J. Cerna, Jr., its Director, Kenneth T. Hern, its Director, and Fred B. Zaziski, its Director. The form of voting agreement is attached as Appendix C to this proxy statement/prospectus. (The voting agreements are in each such person’s capacity as a stockholder only and do not affect such person’s rights or obligations in his or her capacity as a director or officer of the Company.)

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Armada Stockholder Approval

Armada stockholders are not required to approve the Acquisition Agreement for the use of shares of Armada stock as the Acquisition Consideration.

Post-Closing Structure (page 138)

The diagrams below illustrate the organizational structure of Armada, Mesa and MEI prior to the closing of the Acquisition and after the closing of the Acquisition and completion of the Dissolution.

Definitions

AOIL – Armada Oil, Inc., a Nevada corporation.

AO&G – Armada Oil and Gas, Inc., a Nevada corporation (subsidiary of AOIL).

MSEH – Mesa Energy Holdings, Inc., a Delaware corporation.

MEI – Mesa Energy, Inc., a Nevada corporation (subsidiary of MSEH).

MEO – Mesa Energy Operating, LLC, a Texas limited liability company (subsidiary of MEI).

TNR – Tchefuncte Natural Resources, LLC, a Louisiana limited liability company (subsidiary of MEI).

MGC – Mesa Gulf Coast, LLC, a Texas limited liability company (subsidiary of MEI).

MM – Mesa Midcontinent, LLC, a Texas limited liability company (subsidiary of MEI).

MMC – MMC Resources, LLC, an Oklahoma limited liability company (subsidiary of MEI).

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Structure of Armada, Mesa and MEI Prior to the Acquisition

AOIL
100% owned
AO&G
MSEH
100% owned
MEI
100% owned
MEO
TNR
MGC
MM
MMC

Prior to the Acquisition, each of Armada and Mesa have their own corporate identities with subsidiaries of their own, with MEI being a wholly owned subsidiary of Mesa.

As part of the Acquisition, Armada will purchase 100% of the issued and outstanding shares of MEI and in consideration Mesa will receive and will distribute to Mesa stockholders the Acquisition Consideration.

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Structure of Armada Mesa and MEI After the Acquisition and Dissolution of Mesa

Upon completion of the Acquisition, MEI and its subsidiaries will become wholly owned subsidiaries of Armada, and Mesa will file a Certificate of Dissolution with the Secretary of State of Delaware and its corporate existence will cease.

The Acquisition Agreement (page 139)

The Acquisition Agreement is described beginning on page 140 and is included as Appendix A to this proxy statement/prospectus. You are urged you to read the Acquisition Agreement in its entirety because it is the legal document governing the Acquisition. You are advised that certain of the provisions of the Acquisition Agreement are subject to disclosure letters provided by each of Armada and Mesa to the other. Any information included in the summary of the Acquisition Agreement is wholly qualified by the Acquisition Agreement itself.

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The Assignment and Assumption (page 157)

The Assignment and Assumption is described beginning on page 157 and the Assignment and Assumption Agreement is included as Appendix B to this proxy statement/prospectus. You are urged you to read the Assignment and Assumption Agreement in its entirety because it is the legal document governing the assignment of Mesa’s assets and liabilities to MEI. Any information included in the summary of the Assignment and Assumption is wholly qualified by the Assignment and Assumption Agreement itself.

Completion of the Acquisition is Subject to Conditions (page 152)

The respective obligations of Armada and Mesa to complete the Acquisition are subject to the satisfaction or waiver of various conditions, including, but not limited to, the approval of the Acquisition Agreement by Mesa stockholders, the absence of any legal restraint on the completion of the Acquisition and the SEC declaring the Form S-4 registration statement, of which this proxy statement/prospectus is a part of, effective. In addition, the obligation of Armada to complete the Acquisition is subject to the satisfaction or waiver of certain additional conditions, including the accuracy of Mesa’s representations and warranties, the performance or compliance with all agreements and covenants required to be performed by Mesa prior to the closing of the Acquisition, obtaining necessary consents from third parties, the absence of legal proceedings seeking to restrain or prevent the Acquisition and the absence of a material adverse effect on Mesa since the date of the Acquisition Agreement. The obligation of Mesa to complete the Acquisition is also subject to the satisfaction or waiver of certain additional conditions, including the accuracy of Armada’s representations and warranties, the performance or compliance with all agreements and covenants required to be performed by Armada prior to the closing of the Acquisition, obtaining necessary consents from third parties and the absence of a material adverse effect on Armada since the date of the Acquisition Agreement. Although it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The Acquisition Agreement May Be Terminated under Certain Circumstances (page 153)

The Acquisition Agreement may be terminated at any time before the completion of the Acquisition, notwithstanding the approval of the Acquisition Agreement by Mesa stockholders, in any of the following circumstances:

•	by mutual written consent of Mesa and Armada;

•	by either Mesa or Armada if:

•	any governmental entity has issued, enacted, entered, promulgated or enforced any law, order or injunction (that is final and nonappealable and that has not been vacated, withdrawn or overturned) or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition or making it illegal;

•	Mesa stockholders have not approved the Acquisition Agreement by written consent by February 18, 2013; or

•	the Acquisition has not been completed by February 28, 2013, although neither Mesa nor Armada may terminate the Acquisition Agreement for this reason if its breach of any obligation under the Acquisition Agreement has resulted in the failure of the Acquisition to occur by that date.

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•	by Armada, if:

•	Mesa has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions to Armada’s obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Armada to Mesa, provided Armada is not in breach of the Acquisition Agreement;

•	Mesa has breached its obligations under the section of the Acquisition Agreement imposing restrictions on the solicitation of alternative proposals, including its obligation to notify Armada of an alternative proposal;

•	Mesa enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions;

•	Mesa’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction; or

•	by Mesa, if:

•	Armada has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions to Mesa’s obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Mesa to Armada, provided Mesa is not in breach of the Acquisition Agreement;

•	Armada has breached its obligations under the section of the Acquisition Agreement imposing restrictions on the solicitation of alternative proposals, including its obligation to notify Mesa of an alternative proposal;

•	Armada enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions; or

•	Armada’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction; or

•	prior to the approval of the Acquisition Agreement by Mesa’s stockholders, Mesa’s Board of Directors authorizes Mesa to enter into a definitive agreement concerning a transaction that constitutes a superior alternative proposal and Mesa pays all fees and expenses required to be paid under the Acquisition Agreement as a result of such termination; provided, that Mesa has complied in all material respects with, and the alternative proposal did not otherwise result from a breach of the section of the Acquisition Agreement imposing restrictions on the solicitation of alternative proposals, including its obligation to notify Armada of the alternative proposal and give Armada three business days to revise the Acquisition Agreement so that the alternative proposal is no longer superior.

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Mesa and Armada May Be Required to Pay a Termination Fee under Certain Circumstances (page 155)

Mesa has agreed to pay Armada a termination fee in the amount $250,000 payable pursuant to Section 8.3 of the Acquisition Agreement if the Acquisition Agreement is terminated by Armada because:

•	Mesa enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions;

•	Mesa’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction;

•	Mesa has not obtained the majority written consent of Mesa’s stockholders prior to February 18, 2013, if a proposal with respect to an alternative transaction for Mesa shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to obtaining the majority written consent of Mesa’s stockholders;

•	The Acquisition is not completed by February 28, 2013, and Mesa has not yet obtained the majority written consent of Mesa’s stockholders and a proposal with respect to an alternative transaction for Mesa shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to the date of termination of the Acquisition Agreement; or

•	Mesa has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions of Armada’s obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Armada to Mesa, provided Armada is not in breach of the Acquisition Agreement.

Armada has agreed to pay Mesa a termination fee in the amount $250,000 payable pursuant to Section 8.3 of the Acquisition Agreement if the Acquisition Agreement is terminated by Mesa because:

•	Armada enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions;

•	Armada’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction;

•	Mesa has not obtained the majority written consent of Mesa’s stockholders prior to February 18, 2013, if a proposal with respect to an alternative transaction for Armada shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to obtaining the majority written consent of Mesa’s stockholders;

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•	The Acquisition is not completed by February 28, 2013, and Mesa has not yet obtained the majority written consent of Mesa’s stockholders and a proposal with respect to an alternative transaction for Armada shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to the date of termination of the Acquisition Agreement; or

•	Armada has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions of Mesa obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Mesa to Armada, provided Mesa is not in breach of the Acquisition Agreement.

Additionally, each of Mesa and Armada have agreed to reimburse the other for all costs and expenses, including reasonable legal fees and expenses, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment for termination of the Acquisition Agreement as described above. Any amounts not paid when due bear interest from the date such payment is due until the date paid at a rate equal to five percent (5%) per annum.

Regulatory Matters Related to the Acquisition (page 134)

It is a condition to the closing of the Acquisition that Mesa and Armada obtain all applicable authorizations, consents and approvals of all relevant governmental entities in connection with the Acquisition. Based on a review of information available relating to the business in which Mesa and Armada are engaged, Mesa and Armada believe that the completion of the Acquisition will not require any filings or approvals with respect to the antitrust laws of the United States. However, there can be no assurance that the Acquisition will not be challenged on antitrust or other regulatory grounds, or that Mesa and Armada would defeat any such challenge should it arise.

Anticipated Accounting Treatment of the Acquisition (page 84)

Armada intends to account for the Acquisition as a purchase of a business in accordance with generally accepted accounting principles in the United States. As a result of the fact that, after the effective time of the Acquisition, the current stockholders of Mesa will own approximately 62.4% of the common stock of Armada, Mesa will be treated as the acquiror for such purposes. Accordingly, Armada will record the assets acquired, primarily unproved properties, and liabilities assumed from Mesa at their respective fair values at the date of completion of the Acquisition.

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Summary Historical and Pro Forma Financial Data

Summary Pro Forma Financial Information

The following table sets forth a summary of certain selected pro forma historical financial data as of the dates and for the periods indicated.

The unaudited pro forma combined balance sheet is based on the unaudited September 30, 2012 balance sheets of Armada and Mesa and includes pro forma adjustments to give effect to the Acquisition as if it occurred on September 30, 2012. The unaudited pro forma combined statements of operations for the year ended March 31, 2012 and December 31, 2011 and the nine months ended September 30, 2012, are based on the audited statements of operations of Armada and Mesa for the year ended March 31, 2012, and December 31, 2011, respectively, and the unaudited statements of operations of Armada and Mesa for the nine months ended September 30, 2012, and include pro forma adjustments to give effect to the Acquisition as if it occurred on January 1, 2011 and 2012, respectively.

The pro forma adjustments reflecting the Acquisition under the acquisition method of accounting are preliminary and include the use of estimates and assumptions as described in the related notes. The pro forma adjustments are based on information available to management at the time these pro forma consolidated financial statements were prepared. Armada and Mesa believe the estimates and assumptions used are reasonable and the significant effects of the transaction are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available. The pro forma statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

This information should be read in conjunction with the Armada Unaudited Pro Forma Combined Financial Information (including the notes thereto), the Armada Consolidated Financial Statements (including the notes thereto), the Mesa Consolidated Financial Statements (including the notes thereto), “Armada’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Mesa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Statements” appearing elsewhere in this proxy statement/prospectus.

	September 30, 2012 (Unaudited)
Pro Forma Combined Balance Sheet:	Mesa Energy Holdings, Inc.	Armada Oil, Inc.	Pro Forma Adjustments	Pro Forma Combined
Cash and cash equivalents	$2,857,685	$579,999	$-	$3,437,684
Oil and gas properties, net	$10,066,689	$27,268,211	$(10,678,609)	$26,656,291
Total assets	$19,129,124	$27,886,317	$(9,233,051)	$37,782,390
Total liabilities	$10,730,381	$1,402,830	$-	$12,133,211
Total stockholders’ equity	$8,398,743	$26,483,487	$(9,233,051)	$25,649,179

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	For the Nine Months Ended September 30, 2012 (Unaudited)
Pro Forma Combined Statement of Operations Data:	Mesa Energy Holdings, Inc.	Armada Oil, Inc.	Pro Forma Adjustments	Pro Forma Combined
Oil and gas sales	$11,477,268	$87,832	$-	$11,565,100
Total operating expense	$9,523,213	$927,411	$720,423	$11,171,047
Net income (loss)	$164,687	$(839,575)	$(146,394)	$(821,282)
Basic and diluted earnings (loss) per share	$0.00	$(0.05)		$(0.02)
Basic weighted average number of common shares outstanding used in basic net loss per share calculation	83,712,000	17,402,946	(49,979,809)	51,135,137
Diluted weighted average number of common shares outstanding used in diluted net loss per share calculation	85,485,306	17,402,946	(51,753,115)	51,135,137

	For the Year Ended December 31, 2011 and March 31, 2012 (Unaudited)
Pro Forma Combined Statement of Operations Data:	Mesa Energy Holdings, Inc.	Armada Oil, Inc.	Pro Forma Adjustments	Pro Forma Combined
Oil and gas sales	$6,941,354	$77,289	$-	$7,018,643
Total operating expense	$6,221,705	$611,511	$-	$6,833,216
Net income (loss)	$4,151,958	$(534,222)	$181,045	$3,798,781
Basic earnings (loss) per share	$0.07	$(0.05)	$-	$0.09
Diluted earnings (loss) per share	$0.06	$(0.05)		$0.09
Basic weighted average number of common shares outstanding used in basic net loss per share calculation	61,494,530	10,126,921	(27,762,339)	43,859,112
Diluted weighted average number of common shares outstanding used in diluted net loss per share calculation	67,905,495	10,126,921	(31,608,918)	46,423,498

Armada’s Summary Financial Information

The following tables set forth a summary of certain selected consolidated financial data of Armada for the three and six month periods ended September 30, 2012 and 2011, and for the fiscal years ended March 31, 2012 and 2011. This information is derived from Armada’s consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Armada’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Armada’s consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.

Consolidated Statements of Operations Data:	For the Three Months Ended September 30, 2012 (Unaudited)	For the Three Months Ended September 30, 2011 (Unaudited)
Revenue	$26,197	$19,645
Operating loss	$(341,405)	$(123,495)
Net loss available to common stockholders	$(341,401)	$(123,495)
Basic and diluted net loss per share	$(0.02)	$(0.01)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	20,294,631	9,702,013

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Consolidated Statements of Operations Data:	For the Six Months Ended September 30, 2012 (Unaudited)	For the Six Months Ended September 30, 2011 (Unaudited)
Revenue	$49,350	$19,645
Operating loss	$(678,069)	$(216,326)
Net loss available to common stockholders	$(678,065)	$(216,326)
Basic and diluted net loss per share	$(0.03)	$(0.02)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	20,294,631	9,079,347

Consolidated Statements of Operations Data:	For the Year Ended March 31, 2012 (Audited)	For the Year Ended March 31, 2011 (Audited)
Revenue	$77,289	$0
Operating loss	$(534,222)	$(183,161)
Net loss available to common stockholders	$(534,222)	$(183,666)
Basic and diluted net loss per share	$(0.05)	$(0.02)
Weighted average number of common shares outstanding used in basic and diluted net loss per share calculation	10,126,921	8,449,846

Consolidated Balance Sheet Data	September 30, 2012 (Unaudited)	March 31, 2012 (Audited)	March 31, 2011 (Audited)
Cash and cash equivalents	$579,999	$982,323	$724,558
Working capital (deficit)	$(721,284)	$959,814	$726,577
Total assets	$27,886,317	$27,148,639	$734,595
Total liabilities	$1,402,830	$58,421	$8,018
Total stockholders’ equity	$26,483,487	$27,090,218	$726,577

Mesa’s Summary Financial Information

The following tables set forth a summary of certain selected consolidated financial data of Mesa for the three and nine month periods ended September 30, 2012 and 2011, and for the fiscal years ended December 31, 2011 and 2010. This information is derived from Mesa’s consolidated financial statements. Historical results are not necessarily indicative of the results that may be expected for any future period. The consolidated financial data below should be read in conjunction with “Mesa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Mesa’s consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.

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Consolidated Statements of Operations Data:	For the Nine Months Ended September 30, 2012 (Unaudited)	For the Nine Months Ended September 30, 2011 (Unaudited) (Restated)
Revenue	$11,477,268	$2,606,517
Operating income	$1,954,055	$(55,577)
Net income (loss) available to common stockholders	$164,687	$904,250
Net income (loss) per common share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.01
Weighted average number of common shares outstanding used in calculation of income (loss) per share:	83,712,000	55,152,473
Basic
Diluted	85,485,306	60,689,114

Consolidated Statements of Operations Data:	For the Year Ended December 31, 2011 (Audited)	For the Year Ended December 31, 2010 (Audited)
Revenue	$6,941,354	$61,647
Operating income (loss)	$719,649	$(3,138,801)
Net income (loss) available to common stockholders	$4,151,958	6,561,235
Net income (loss) per common share:	$0.07	$0.16
Basic
Diluted	$0.06	$0.13
Weighted average number of common shares outstanding used calculation of income (loss) per share:	61,494,530	39,932,479
Basic
Diluted	67,905,495	49,190,627

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Consolidated Balance Sheet Data:	September 30, 2012 (Unaudited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)
Cash and cash equivalents	$2,857,685	$3,182,392	$6,096
Working capital	$3,449,090	$3,104,453	$(2,344,735)
Total assets	$19,129,124	$19,342,052	$232,091
Total liabilities	$10,730,381	$12,496,001	$3,695,098
Total stockholders’ equity (deficit)	$8,398,743	$6,846,051	$(3,463,007)

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth selected historical and unaudited pro forma combined per share information for Armada and Mesa.

Historical Per Share Information of Armada and Mesa. The historical per share information of each of Armada and Mesa below is derived from the audited consolidated financial statements of each of Armada and Mesa as of, and for the fiscal year ended, March 31, 2012, and December 31, 2011, respectively and the unaudited consolidated financial statements of each of Armada and Mesa as of, and for the nine months ended, September 30, 2012.

Unaudited Pro Forma Combined per Armada Common Share Data. The unaudited pro forma combined per Armada common share data set forth below gives effect to the Acquisition under the acquisition method of accounting, as if the Acquisition had been effective on January 1, 2011, the first day of Mesa’s fiscal year ended December 31, 2011, in the case of income from continuing operations and at December 31, 2011, in the case of book value per share data, and assuming that each outstanding share of Mesa common stock had been converted into Armada common shares based on the exchange ratio (0.40 of an Armada common share for each share of Mesa common stock).

The unaudited pro forma combined per Armada common share data is derived from the audited consolidated financial statements of each of Armada and Mesa as of, and for the fiscal year ended, March 31, 2012 and December 31, 2011, respectively, and the unaudited consolidated financial statements of each of Armada and Mesa as of, and for the nine months ended, September 30, 2012.

The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (which is referred to in this proxy statement/prospectus as ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures , which Armada has adopted as required. The pro forma adjustments reflecting the Acquisition under the acquisition method of accounting are preliminary and include the use of estimates and assumptions as described in the related notes. The pro forma adjustments are based on information available to management at the time these pro forma consolidated financial statements were prepared. Armada believes the estimates and assumptions used are reasonable and the significant effects of the transaction are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available. The pro forma statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

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The unaudited pro forma combined per Armada common share data does not purport to represent the actual results of operations that Armada would have achieved had the companies been combined during these periods or to project the future results of operations that Armada may achieve after the Acquisition.

Unaudited Pro Forma Combined per Mesa Equivalent Share Data. The unaudited pro forma combined per Mesa equivalent share data set forth below shows the effect of Acquisition from the perspective of an owner of Mesa common stock.

Generally. You should read the below information in conjunction with the selected historical consolidated financial information included above and the historical consolidated financial statements of Armada and Mesa and related notes attached to this proxy statement/prospectus. The unaudited pro forma combined per Armada common share data and the unaudited pro forma combined per Mesa equivalent share data is derived from, and should be read in conjunction with, the Armada and Mesa unaudited pro forma combined financial statements and related notes included in this proxy statement/prospectus. See “Armada Unaudited Pro Forma Combined Financial Statements” included as ANNEX B of this proxy statement/prospectus.

	As of/For the Nine Months ended September 30, 2012	As of/For the Year Ended March 31, 2012/December 31, 2011 (1)
Armada Historical per Common Share Data:
Loss—basic	$(0.05)	$(0.05)
Loss—diluted	(0.05)	(0.05)
Book value (2)	1.30	2.37

Mesa Historical per Common Share Data:
Earnings—basic	$0.00	$0.07
Earnings—diluted	0.00	0.06
Book value (2)	0.10	0.09

Unaudited Pro Forma Combined per Armada Common Share Data(3):
Earnings (loss)—basic	$(0.01)	$0.02
Earnings (loss)—diluted	(0.01)	0.02
Book value (4)	0.17	N/A

Unaudited Pro Forma Combined per Mesa Equivalent Share Data:
Net income—basic	$(0.01)	$0.07
Net income—diluted	(0.01)	0.07
Book value (4)	0.30	N/A

(1) Armada’s fiscal year runs from April 1 – March 31; Mesa’s fiscal year runs from January 1 – December 31.

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(2) Calculated by dividing shareholders’ equity by shares of common stock outstanding as of the date given.

(3) Represents unaudited pro forma combined information per Armada common share on a post – Acquisition basis.

(4) Calculated by dividing stockholders’ equity by shares of common stock outstanding and multiplying the post - Acquisition ownership percentage as of the date given.

Comparative Per Share Market Price and Dividend Information

Shares of Armada common stock are quoted on the OTCQB under the trading symbol “AOIL.” Mesa’s common stock is quoted on the OTCQB under the trading symbol “MSEH.” The following table sets forth, for the respective calendar year and quarters indicated, the high and low sale prices per share of Armada common stock and Mesa common stock.

The table below sets forth the closing sale prices of shares of Armada common stock and Mesa common stock as reported on the OTCQB, on November 13, 2012, the last trading day before the date on which Armada and Mesa entered into the Acquisition Agreement, and the date on which Moyes & Co. delivered their fairness opinion to Mesa’s Board of Directors, and on [•], 2013, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of Mesa common stock on each of these dates, as determined by multiplying the applicable closing sale price of shares of Mesa common stock on the OTCQB by the exchange ratio of 0.40. The exchange ratio of 0.40 of a share of Armada common stock is fixed, which means that it will not change between now and the effective date of the Acquisition, regardless of whether the market price of either Armada or Mesa common stock changes. Therefore, the value of the Acquisition Consideration will depend on the market price of Armada common stock at the time Mesa stockholders receive Armada common stock in the Acquisition. The market price of Armada common stock will fluctuate prior to the Acquisition, and the market price of Armada common stock when received by Mesa stockholders after the Acquisition is completed could be greater or less than the market price of Armada stock on November 13, 2012, or [•], 2013. You are urged to obtain current market quotations for both shares of Armada and Mesa common stock.

	Armada Common Stock	Mesa Common Stock	Mesa Common Stock Pro Forma Equivalent
November 13, 2012	$0.85	$0.163	$0.34
[•], 2013	[•]	[•]	[•]

Neither Armada nor Mesa has ever paid cash dividends on their common stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by Armada after the completion of the Acquisition will depend on earnings, financial condition and other business and economic factors affecting it as such time as the Board of Directors may consider relevant. As part of the Dissolution, Mesa will distribute the shares of Armada common stock it receives as Acquisition Consideration to its stockholders.

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Risk Factors

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Note Regarding Forward-Looking Statements,” you should carefully consider the matters described below relating to the proposed Acquisition. Although Armada and Mesa believe that the matters described below cover the material risks related to the Acquisition that are currently known or reasonably foreseeable, they may not contain all of the information that is important to you in evaluating the Acquisition. Accordingly, you are urged to read this entire proxy statement/prospectus, including all appendices. Please also refer to the additional risk factors identified in the periodic reports and other documents of Armada and Mesa; see “Where You Can Find More Information” beginning on page 168.

Risks Relating to the Transaction

The price of Armada common stock might decline, which would decrease the value of the Acquisition Consideration to be received by Mesa stockholders in the Acquisition.

The market price of Armada common stock may vary significantly from the price on the date of the Acquisition Agreement or from the price on the date on which Mesa stockholders receive shares of Armada’s stock. Upon completion of the Acquisition, Mesa stockholders will be entitled to receive 0.40 shares of Armada common stock for each share of Mesa common stock that they own. The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the Acquisition is completed. As a result, any changes in the market price of Armada common stock will have a corresponding effect on the market value of the Acquisition Consideration. Neither party, however, has a right to terminate the Acquisition Agreement based on changes in the market price of Armada or Mesa common stock.

Stock price changes may result from a variety of factors that are beyond the control of Armada and Mesa, including, but not limited to:

•	market reaction to the announcement of the Acquisition and market assessment of the likelihood of the Acquisition being consummated;

•	changes in the respective businesses, operations or prospects of Armada or Mesa;

•	governmental or litigation developments or regulatory considerations that may affect Armada or Mesa or the oil and gas industry;

•	general business, market, industry or economic conditions;

•	the worldwide supply/demand balance for oil and gas and the prevailing commodity price environment; and

•	other factors beyond the control of Armada and Mesa, including those described elsewhere in this “Risk Factors” section.

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We may fail to realize the anticipated benefits of the Acquisition.

Armada and Mesa entered into the Acquisition Agreement with the expectation that the Acquisition would result in various benefits, including, among other things, the ability for Mesa’s strong conventional, producing assets to provide cash flow; the ability of PUD drilling locations to provide immediate, low risk drilling opportunities; low-cost entry into the Niobrara Shale through Armada’s existing leases and options to acquire additional acreage; an attractive foothold in the Mississipian Lime through Mesa’s existing leases; the ability to more easily access the capital markets; and project management capabilities. The success of the Acquisition will depend, in part, on Mesa’s ability to realize such anticipated benefits from combining the business of Armada and Mesa. The anticipated benefits of the Acquisition may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues of the combined company.

The market price for shares of Armada common stock may be affected by factors different from those affecting the market price for shares of Mesa common stock.

Upon completion of the Acquisition, holders of Mesa stock will become holders of Armada common stock. Armada’s business differs in certain respects from that of Mesa and, accordingly, the results of operations of Armada will be affected by some factors different from those currently affecting the results of operations of Mesa. In particular, Mesa is a growth-oriented E&P company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities. Mesa currently owns producing oil and natural gas properties in Plaquemines and Lafourche Parishes in Louisiana as well as producing and developmental properties in Garfield and Major Counties, OK and Wyoming County, NY. Armada, however, is an independent oil and gas company focused on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Armada holds strategic acreage positions in and around the Laramie and Hanna Basins in Southern Wyoming including a nearly contiguous 26,000+ acre site near existing infrastructure in the liquids-rich Niobrara formation and a footprint in the Eagle Ford shale play in Texas. For a discussion of the businesses of Armada and Mesa and of certain important factors to consider in connection with those businesses, see the documents included or incorporated as exhibits to this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 168.

Mesa stockholders may receive a lower return on their investment after the Acquisition.

Although Armada and Mesa believe that the Acquisition will create multiple financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of Armada’s and Mesa’s business, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what each company would have achieved independently if the Acquisition had not occurred.

The rights of Mesa stockholders will change as a result of the Acquisition.

Following completion of the Acquisition and subsequent dissolution of Mesa, Mesa stockholders will become stockholders of Armada, a Nevada corporation. There will be differences between your rights as a stockholder of Mesa, on the one hand, and the rights to which you will be entitled as stockholder of Armada, on the other hand. For a more detailed discussion of the differences between the rights of stockholders of Mesa and Armada, see “Comparison of Stockholder Rights” beginning on page 160.

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Directors and executive officers of Mesa have interests in the Acquisition that may differ from the interests of Mesa stockholders including, if the Acquisition is completed, the receipt of financial and other benefits.

You should be aware that executive officers and directors of Mesa have interests in the Acquisition that are different from your interest because they have stock-based awards that will be assumed by Armada and will be subject to the same exchange ratio as the Acquisition Consideration. In addition, the Acquisition Agreement provides for director and officer indemnification arrangements for each of Mesa’s directors and executive officers who are currently covered by Mesa’s indemnification arrangements and a directors’ and officers’ liability insurance policy that will continue for two years following completion of the Acquisition. Additionally, it is anticipated that certain of Mesa’s directors and executive officers will continue in similar positions after the completion of the Acquisition. These, and certain other additional interests of Mesa’s directors and executive officers, may create potential conflicts of interest and cause some of these persons to view the proposed Acquisition differently than you view it, as a stockholder. For a more detailed discussion of these interests see “The Acquisition – Interests of Mesa’s Executive Officers and Directors in the Acquisition” beginning on page 78.

•	Mr. Randy M. Griffin, Mesa’s Chief Executive Officer and Chairman of its Board of Directors, beneficially owns 16,080,341 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Griffin will serve as Chief Executive Officer and Chairman of the Board of Directors of Armada.

•	Mr. Ray L. Unruh, Mesa’s President and a member of its Board of Directors, beneficially owns 9,866,793 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Unruh will serve as Chief Operating Officer and a member of the Board of Directors of Armada.

•	Ms. Rachel L. Dillard, Mesa’s Chief Financial Officer, beneficially owns 600,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Ms. Dillard will serve as Chief Financial Officer of Armada.

•	Mr. David L. Freeman, Mesa’s Executive Vice President – Gulf Coast Area Manager, beneficially owns 8,383,833 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Freeman will serve in the same capacity at Armada.

•	Mr. James J. Cerna, Jr., a member of Mesa’s Board of Directors, is the President and Chief Executive Officer, and a member of the Board of Directors, of Armada. He beneficially owns 1,284,584 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Cerna will serve as President, and a member of the Board of Directors, of Armada. (Mr. Cerna beneficially owns 2,200,000 shares of Armada common stock.)

•	Mr. Kenneth T. Hern, a member of Mesa’s Board of Directors, is a member of Armada’s Board of Directors. He beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Hern will continue to serve as a member of Armada’s Board of Directors. (Mr. Hern beneficially owns 50,000 shares of Armada common stock).

•	Mr. Fred B. Zaziski, a member of Mesa’s Board of Directors, beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Zaziski will continue to serve as a member of Armada’s Board of Directors.

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The Acquisition Agreement and voting agreements contain provisions that may discourage other companies from trying to acquire Mesa for greater consideration than what Armada has agreed to pay.

The Acquisition Agreement and voting agreements contain provisions that may discourage a third party from submitting a business combination proposal to Mesa that might result in greater value to Mesa stockholders than the proposed Acquisition. Under the terms of the Acquisition Agreement these provisions include a general prohibition on Mesa from soliciting any acquisition proposal or offers for competing transactions. Additionally, if Mesa receives a proposal for an alternative transaction or if another person or entity seeks to discuss or negotiate an alternative transaction with Mesa, Mesa must promptly notify Armada of such activities and keep Armada informed on a reasonably prompt basis of any material developments. Mesa is also required to pay a termination fee of $250,000 if the Acquisition Agreement is terminated in specified circumstances. See “The Acquisition Agreement – Termination Fees.”

In addition, under the terms of the voting agreements, directors and executive officers of Mesa, owning and having the right to consent for an aggregate of approximately 37% of Mesa’s common stock, have agreed with Armada to consent in favor of the Acquisition and have also agreed to vote their shares against alternative transaction proposals and not to sell or transfer their shares until after the Acquisition.

These provisions could discourage a third party that might have an interest in acquiring all or a significant part of Mesa from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed Acquisition Consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Mesa than it might otherwise have proposed to pay.

Neither Armada nor Mesa obtained a tax opinion from legal counsel or a ruling from the Internal Revenue Service regarding the tax consequences to Mesa’s stockholders of the Acquisition , the Assignment and Assumption, the Dissolution and the distribution of the Acquisition Consideration to Mesa’s stockholders.

Armada and Mesa intend for the Acquisition, the Assignment and Assumption, the Dissolution and the distribution of the Acquisition Consideration to Mesa’s stockholders to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and, assuming these transactions do so qualify, U.S. holders of Mesa common stock (or of Mesa options, restricted stock awards or warrants) generally will not recognize gain or loss on the receipt of Armada common stock (or of Armada options, restricted stock awards or warrants) in exchange for Mesa securities in the Acquisition. Although Armada and Mesa obtained the assistance of auditors and tax consultants in structuring the Acquisition and the preparation of the Acquisition Agreement and Assignment and Assumption, neither Mesa nor Armada has requested or received a tax opinion from legal counsel or rulings from the Internal Revenue Service regarding the tax consequences of the consummation of the Acquisition to the Mesa stockholders. Accordingly, there can be no guarantee that the Internal Revenue Service will treat the Acquisition as a tax-free reorganization, which may result in adverse tax consequences on some or all of Mesa’s stockholders.

The integration process could adversely impact Armada’s and Mesa’s ongoing operations.

Armada and Mesa have operated independently and until completion of the Acquisition will continue to operate independently. It is possible that the integration process could result in the loss of employees, the disruption of Mesa’s ongoing business or inconsistencies in standards, controls, procedures or policies that adversely affect the combined company’s ability to achieve the anticipated benefits of the Acquisition. Integration efforts between the two companies will also divert management attention and resources. The integration may take longer than anticipated and may have adverse results.

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Armada and Mesa may waive one or more of the conditions of the Acquisition Agreement without resoliciting stockholder approval for the Acquisition and may terminate the Acquisition Agreement even after it has been adopted by Mesa stockholders.

Each of the conditions to Armada’s and Mesa’s obligations to complete the Acquisition may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Armada and Mesa if the condition is a condition to both Armada’s and Mesa’s obligation to complete the Acquisition, or by the party for which such condition is a condition of its obligation to complete the Acquisition. The boards of directors of Armada and Mesa may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of stockholder approval is necessary. If Armada and Mesa determine that a waiver is not significant enough to require resolicitation of stockholder approval, Mesa will have the discretion to complete the Acquisition without seeking further stockholder approval. In addition, Armada and Mesa can agree at any time to terminate the Acquisition Agreement, even if Mesa stockholders have already consented to adopt and approve the Acquisition Agreement and the transactions contemplated thereby.

If the Acquisition is not consummated by February 28, 2013, either Armada or Mesa may choose not to proceed with the Acquisition.

Either Armada or Mesa may terminate the Acquisition Agreement if the Acquisition has not been completed by February 28, 2013, unless the party seeking to terminate breached any provision of the Acquisition Agreement and the breach was the principal cause of the failure of the Acquisition to occur by that date. See “The Acquisition Agreement – Termination” beginning on page 153.

If the conditions to the Acquisition are not met, the Acquisition may not occur.

Specified conditions set forth in the Acquisition Agreement must be satisfied or waived to complete the Acquisition. For a more complete discussion of the conditions to the Acquisition, please see the section entitled “The Acquisition Agreement – Conditions to the Acquisition” beginning on page 152. The following conditions, in addition to other customary closing conditions, must be satisfied or waived before either Armada or Mesa, as applicable, is obligated to complete the Acquisition:

•	the approval of the Acquisition Agreement by the holders of a majority of the outstanding shares of Mesa’s common stock;

•	receipt of all requisite consents and approvals, which consents or approvals must remain in full force and effect through the completion of the Acquisition;

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order which prohibits, restrains, enjoins or makes illegal the completion of the Acquisition;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part.

Additionally, the following conditions must be satisfied or waived before Armada is obligated to complete the Acquisition:

•	the accuracy, subject to specified materiality standards, of Mesa’s representations and warranties;

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•	Mesa’s performance or compliance, in all material respects, with all its agreements and covenants in the Acquisition Agreement; and

•	the absence, since the date of the Acquisition Agreement, of any event or circumstance that, individually, or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Mesa.

The following conditions must be satisfied or waived before Mesa is obligated to complete the Acquisition:

•	the accuracy, subject to specified materiality standards, of Armada’s representations and warranties;

•	Armada’s performance or compliance, in all material respects, with all its agreements and covenants in the Acquisition Agreement; and

•	The absence, since the date of the Acquisition Agreement, of any event or circumstance that, individually, or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Armada.

Failure to complete the Acquisition could have adverse consequences.

If the Acquisition is not completed:

•	Mesa may be required to pay Armada a termination fee of $250,000, depending upon the circumstances giving rise to the termination, all as described in the Acquisition Agreement and summarized in this proxy statement/prospectus.

•	Armada may be required to pay Mesa a termination fee of $250,000, depending upon the circumstances giving rise to the termination, as described in the Acquisition Agreement and summarized in this proxy statement/prospectus.

•	The time and resources devoted by Armada and Mesa to completing the Acquisition will have been wasted and will have distracted management and employees from other endeavors that might have been more productive.

Armada and Mesa could also be subject to litigation related to any failure to complete the Acquisition or related to any enforcement proceeding commenced against Armada or Mesa to perform their respective obligations under the Acquisition Agreement. If the Acquisition is not completed, these risks may materialize and may adversely affect Armada’s and Mesa’s business, financial results and stock price.

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Risks Relating To Armada’s Business and the Oil and Gas Industry

Unless the context requires otherwise, references in this section of “Risk Factors” to the “Company,” “we,” “our,” and “us,” refer to Armada Oil, Inc. and its wholly owned subsidiaries.

We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

We have incurred losses since our company was organized in November 6, 1998. Moreover, in each of the fiscal years ended March 31, 2012 and 2011, we recorded net losses of $534,222 and $183,666, respectively. From inception (November 6, 1998) through September 30, 2012, we recorded a cumulative net loss of $4,984,035. We cannot anticipate when, if ever, our operations will become profitable.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history on which to base an evaluation of its business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot assure you that we will be successful in addressing the risks we may encounter, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future operating results will depend on many factors, including:

•	our ability to generate adequate working capital;
•	the successful development and exploration of our properties;
•	market demand for natural gas and oil;
•	the performance level of our competitors;
•	our ability to attract and retain key employees; and
•	our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment, while maintaining quality and controlling costs.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our efforts. There is a possibility that some of our wells may never produce oil or natural gas.

We may be unable to obtain additional capital required to implement our business plan, which could restrict our ability to grow.

Future acquisitions and future drilling/development activity may require additional capital that exceeds our operating cash flow. In addition, our administrative costs (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require cash resources.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the required capital by other means. If we are not succeed in raising additional capital, our resources may be insufficient to fund our planned operations in 2013 or thereafter.

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Any additional capital raised through the sale of equity will dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the nominal fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, all of which may have a dilutive effect to existing investors.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our limited operating history, the location of our oil and natural gas properties, prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees. Further, if oil or natural gas prices decline, our revenues will likely decrease and such decreased revenues may increase our need for additional capital. If the amount of capital we are able to raise from financing activities, together with revenues from our operations, is not sufficient to satisfy our capital needs (even if we reduce our operations), we may be required to cease operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

The possibility of a global financial crisis may significantly impact our business and financial condition for the foreseeable future.

The credit crisis and related turmoil in the global financial system may adversely impact our business and financial condition, and we may face challenges if conditions in the financial markets remain challenging. Our ability to access the capital markets may be restricted at a time when we would prefer or be required to raise financing. Such constraints could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could also have a material negative impact on the contractors upon whom we are dependent for drilling our wells, causing them to fail to meet their obligations to us. Additionally, market conditions could have a material negative impact on any crude oil hedging arrangements we may employ in the future if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Our future success is dependent on our acquisition and development of producing and reserve rich properties.

We are in the early stages of the acquisition of our portfolio of leaseholds and other natural resource holdings. We will continue to supplement our current portfolio with additional sites and leaseholds. Our ability to meet our growth and operational objectives will depend on the success of our acquisitions, and there is no assurance that the integration of future assets and leaseholds will be successful.

In addition to acquiring producing properties, we may also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.

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In addition to acquiring producing properties, we may acquire, drill and develop exploratory oil and gas prospects that are profitable to produce. Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations. If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

Exploratory drilling involves many risks that are outside our control and which may result in a material adverse effect on our business, financial condition or results of operations.

The business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, power outages, sour gas leakage, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. There can be no assurance that oil and gas will be produced from the properties in which we have interests.

Crude oil and natural gas development, re-completion of wells from one reservoir to another reservoir, restoring wells to production and drilling and completing new wells are speculative activities and involve numerous risks and substantial and uncertain costs.

Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and reworking existing wells involves numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including: unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents; inability to obtain leases on economic terms, where applicable; adverse weather conditions and natural disasters; compliance with governmental requirements; and shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or reworking is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and horizontal drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Horizontal drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to: the results of previous development efforts and the acquisition, review and analysis of data; the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects; the approval of the prospects by other participants, if any, after additional data has been compiled; economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews; our financial resources and results; the availability of leases and permits on reasonable terms for the prospects; and the success of our drilling technology.

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Title deficiencies could render our leases worthless, which could have adverse effects on our financial condition or results of operations.

The existence of a material title deficiency can render our lease worthless and can result in a large expense to our business. It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases to forgo the expense of retaining lawyers to examine the title to the oil or gas interest to be placed under lease or already placed under lease. Instead, we rely upon the judgment of oil and gas landmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific oil or gas interest. We do not anticipate that we, or the person or company acting as operator of the wells located on the properties that we lease or may lease in the future, will obtain counsel to examine title to the lease until the well is about to be drilled. As a result, we may be unaware of deficiencies in the marketability of the title to the lease. Such deficiencies may render the lease worthless. Additionally, we rely on the owners of the leases that are subject to any farmin agreement in which we participate to assign us title to the leases that are subject to the agreement at the appropriate time based on the terms of the agreement. The failure by these owners to provide us with an assignment of such leases in a timely matter could negatively affect the value of these leases, or our rights to use them, which could potentially have an adverse effect on our financial condition or results of operations.

We may not be able to develop oil and gas reserves on an economically viable basis and our reserves and production may decline as a result.

To the extent that we succeed in discovering additional oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels that are commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unsuccessful efforts, not only from dry holes, but from wells that are marginally productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, they cannot be totally eliminated and could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

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Future investment in exploration projects would increase the risks inherent in our oil and gas activities and our drilling operations may not be successful.

We intend to develop a portfolio consisting of a mix of existing production and developmental drilling opportunities. Should we choose at a later date to invest in projects that are more exploratory in nature, those projects would come with greater risks than in acquisitions and developmental drilling. Any particular success in exploration does not assure that we will discover meaningful levels of reserves. There can be no assurance that future exploration activities would be successful. We cannot be sure that an overall drilling success rate or production operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time. We may not recover all or any portion of the capital investment in our wells or the underlying leaseholds.

Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could impact the economic viability of our leasehold interests and properties.

Our future success will depend on the success of our exploration, development, and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decision to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;
•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;
•	equipment failures or accidents; and
•	adverse weather conditions, such as freezing temperatures and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition and/or results of operations.

Only one of our current properties has proved “reserves” and, to the extent that any of our current wells produce oil and/or gas, there is no guarantee that they will continue to do so.

Only one of our properties currently has proved “reserves,” as that term is defined in Rule 4-10(26) of Regulation S-X of the Exchange Act. Although we received revenues of $77,289 from the sale of oil for the 2012 fiscal year and $49,350 from the sale of oil for the six months ended September 30, 2012, there is no guarantee that any of our wells will continue to produce oil and/or gas in the future, and we will likely see a decline or complete end of production of any oil and/or gas.

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Our financial condition and results of operations could be negatively impacted as a result of our lack of geographic diversification of our oil and gas interests.

Our business focus is on the oil and gas industry in a limited number of geographic areas, currently in parts of Texas and Wyoming. Larger companies have the ability to manage their risk by geographic diversification. It is our intent to pursue opportunities in other geographic areas as those opportunities present themselves as is discussed above. However, we will continue to have a lack of diversification for the near future. As a result, we could be impacted more acutely by factors affecting our industry in the regions in which we operate than we would if our business were more diversified, thereby enhancing our risk profile. If we do not diversify our operations, our financial condition and results of operations could be negatively impacted.

Investment in developmental drilling and/or recompletion of existing wells in Texas and Wyoming includes significant risk.

There are significant uncertainties as to the future costs and timing of drilling and completing new wells and/or recompleting existing wells. Our drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;
•	equipment failures or accidents;
•	adverse weather conditions;
•	compliance with governmental requirements; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment or materials.

Drilling initiatives on the “Overland Trail” and “Bear Creek” projects may not prove successful.

We recently acquired Armada Oil and Gas, Inc. along with its interest in the Overland Trail and Bear Creek projects, located in Wyoming. Our primary initiative for the Overland Trail Project to identify and exploit resources from potential sandstone reservoirs in the Upper and Lower parts of the Permian-Pennsylvanian age Casper Formation with secondary targets in the Niobrara Formation.

There is no guarantee that our efforts on the Overland Trail and Bear Creek projects will ever produce commercial volumes of oil or gas, which could have a material adverse effect upon our results of operations.

We currently hold an option to purchase additional acreage in Wyoming, though we do not currently have sufficient funds to exercise those options.

Pursuant to the Share Exchange Agreement, we assumed a purchase and option agreement (the “Purchase and Option Agreement”) dated as of February 7, 2012 and amended on September 25, 2012, between Armada Oil and Gas and TR Energy, Inc. (“TR Energy”) through which we received leasehold interests in 1,280 acres of land, engineering data, and 2D seismic, as well as an option to purchase leasehold interests to an additional 23,700 acres on or before September 30, 2014, at a purchase price of $1,000 per net acre, subject to us making certain prior installment payments for a separate 320 acre unit of land. We do not currently have sufficient funds to purchase all of the additional acreage from TR Energy and there is no guarantee that we will obtain the necessary funding to exercise its option to purchase the additional acreage.

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If we declare bankruptcy or default under the terms of the Purchase and Option Agreement we are required to assign all of the leasehold interests we obtained from TR Energy under the Purchase and Option Agreement, as well as new leasehold interests acquired with the assistance of TR Energy, back to TR Energy.

Pursuant to the terms of the Purchase and Option Agreement, if we declare bankruptcy or default under the terms of the Purchase and Option Agreement we are required to assign all leasehold interests we received from TR Energy pursuant to the Purchase and Option Agreement, as well as new leasehold interests acquired with the assistance of TR Energy, back to TR Energy. Further, all moneys previously paid related to leasing, title, lease extensions and associated costs will not be refunded to us.

We currently have commitments to drill certain wells on the property located in the “Overland Trail and Bear Creek” projects in order to maintain certain of our leasehold interests.

We must drill a vertical test within 60 days from the date the field operations of the first seismic program we undertake is concluded, provided the weather permits drilling activity, to test the Casper formation at a depth of 9,500 feet. On or before 120 days from drilling the first well, we must drill a second test well to a depth of 9,500 feet. Should any delays arise in fulfilling the drilling obligations beyond our control (such as permitting, weather, environmental, etc.), we have the right to select a later date on which the vertical test well must be drilled, in mutual agreement with TR Energy. Total burdens on any of the acreage acquired pursuant to the Purchase and Option Agreement shall not exceed 25% and net revenue will be 75%. In the event any lease is already burdened with a 25% royalty interest, TR Energy shall reserve a 1% overriding royalty interest.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to increase our oil and natural gas reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with our strategic partners and industry participants and our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are also subject to change and our inability to maintain close working relationships with our strategic partners and other industry participants or continue to acquire suitable properties may impair our ability to execute our business plan. To continue to develop our business, we will endeavor to use the business relationships of members of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources which we may use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to adequately maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Because we do not operate all of our properties, we could have limited influence over their development.

Our wells located in Archer and Young counties are currently operated and maintained by Baron Energy, Inc. Our lack of control could result in the following:

•	the operator may initiate exploration or development on a faster or slower pace than we prefer;

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•	the operator may propose to drill more wells or build more facilities on a project than we have budgeted for or that we deem appropriate, which may mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of the initial exploration costs.

Either of these events could materially reduce the value of our properties.

We must reach agreements with third parties to supply us with expertise, services and infrastructure necessary to operate our business and the loss of access to this expertise, these services and/or infrastructure cold cause our business to suffer by reducing our revenues and increasing our costs.

We have certain contemplated strategic vendor relationships that will be critical to our strategy. We cannot assure that these relationships can be maintained or obtained on terms favorable to us. Our success depends on substantially obtaining relationships with strategic partners, such as banks, accounting firms, legal firms and operational entities. If we are unable to obtain or maintain relationships with strategic partners, our business, prospects, financial condition and results of operations may be materially adversely affected.

Our agreement with Anadarko requires us to expend funds for exploration work on Anadarko’s property without any reimbursement or guarantee of future payments.

On November 2, 2012, we entered into a Seismic and Farmout Option Contract (the “Farmout Contract”) with Anadarko E & P Company LP and Anadarko Land Corp. (collectively, “Anadarko”) (the Farmout Contract has an effective date of October 22, 2012), pursuant to which Anadarko granted us the right to a conduct 3D seismic on certain lands owned by Anadarko (the “Contract Acreage”). Within ten (10) days after the execution of the Farmout Contract, Anadarko will execute in our favor a mineral permit (“Permit”) granting us the non-exclusive right until May 1, 2013, to enter upon and conduct the 3D Survey operations on and across the Contract Acreage. In the event we do not finish the 3D Survey on or before May 1, 2013, the Farmout Contract and the rights and options granted therein automatically terminates. In consideration of the Permit, we agreed to deliver to Anadarko, at our expense, a copy of the results of the data acquired in connection with the entire 3D survey we conduct Additionally, we agreed to make a commitment to drill a test well at a location of its choice on the Contract Acreage on or before August 1, 2013.

If we (i) drill an Initial Test Well or Continuous Option Test Well capable of production in paying quantities to Initial Contract Depth or Option Contract Depth, respectively, (ii) complete it as a producer, (iii) submit evidence thereof, and (iv) otherwise comply with and perform all other terms, covenants, and conditions of the Farmout Contract, all in the manner and time therein provided, then we will earn and be entitled to receive from Anadarko, a Lease, effective 30 days from the date of the release of the rotary rig from the Test Well covering all of Anadarko’s Oil and Gas Estate in the respective drillsite section limited to those depths and formations lying between the surface of the earth and 100 feet below the total depth drilled (the “Earned Depth”). The Lease earned by us will (i) be for a primary term of three (3) years; (ii) provide for a lessor’s royalty of twenty percent (20%), proportionately reduced in accordance with the interest leased (“Royalty”); (iii) be without warranty of title; and (iv) be subject to any gas sales, purchase, transportation or gathering contracts affecting the leased lands on the date of the Farmout Contract.

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There is no guarantee we will be able to undertake all of the exploration work provided for in the Farmout Contract or that if we do there will locate commercially viable amounts of oil on the Contract Acreage, in which case we will not be able to recover any of the moneys we expended pursuant to the Farmout Contract.

We are dependent on certain key personnel.

We are dependent on the services of our President and Chief Executive Officer, James J. Cerna, Jr. The loss of services of Mr. Cerna could impair our ability to complete acquisitions of producing assets and leaseholds, perform relevant managerial services and maintain key relationships with third parties, which could have a material adverse effect on our business, financial condition and results of operations.

We have a very small management team and the loss of any member of our team may prevent us from implementing our business plan in a timely manner.

We currently have two executive officers and a limited number of consultants upon whom our success largely depends. We do not maintain key person life insurance policies on our executive officers or consultants, the loss of which could seriously harm our business, financial condition and results of operations. In such an event, we may not be able to recruit personnel to replace our executive officers or consultants in a timely manner, or at all, on acceptable terms.

If we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.

In order to successfully implement and manage our business plan, we will depend upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. We may not be able to find, attract and retain qualified personnel on acceptable terms. If we are unable to find, attract and retain qualified personnel with technical expertise, our business operations could suffer.

Startups in the oil and gas industry are subject to substantial competition.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services that we require to operate its business in the planned areas. This competition is increasingly intense as prices of oil and natural gas have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies who may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

We have no experience in drilling wells in the Niobrara Shale Formation.

We have no experience in drilling new development wells in the Niobrara Shale Formation. We have limited information with respect to the ultimate recoverable reserves and the production decline rate in the Niobrara Shale Formation. In addition, the fracturing of the Niobrara Shale Formation may be more extensive and complicated than exploration activities of the geological formations in other areas and may require larger expenditures of funds than expected.

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We may not be able to determine reserve potential or identify liabilities associated with our current properties or any future properties. We may also not be able to obtain protection from vendors against possible liabilities, which could cause us to incur losses.

We have conducted a very limited review of our current properties, such review and evaluation might not necessarily reveal all existing or potential reserves and/or problems. This is also true for any future acquisitions made by us. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, a vendor may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

Drilling wells could result in liabilities, which could endanger our interests in our prospective properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our future revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards.

The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We currently maintain liability insurance but it may not be sufficient to cover liabilities we may incur.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. We currently maintain general liability insurance coverage, but it may not be sufficient to cover liabilities we may incur. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

If we or our operators fail to maintain adequate insurance, our business could be materially and adversely affected.

Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage, and suspension of operations. We could be liable for environmental damages caused by us and/or previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

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Our prospective drilling contractor or operator may be required to maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event on such prospects that is not fully covered by insurance could result in the loss of all or part of our investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The business of oil and gas exploration and development is subject to substantial regulation under federal, state, local and foreign laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil and gas and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil and gas exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to our oil and gas properties and the oil and gas industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or abandonment of these interests.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

If drilling activity increases in Wyoming, Texas, and/or other locations in which we operate, a shortage of drilling and completion rigs, field equipment and qualified personnel could develop. These costs have recently increased sharply and could continue to do so. The demand for, and wage rates of, qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn harm our operating results.

To the extent that we establish reserves, we will be required to replace, maintain or expand our reserves in order to prevent our reserves and production from declining, which would adversely affect cash flows and income.

In general, production from oil and gas properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we establish reserves, of which there is no assurance, and we are not successful in our subsequent exploration and development activities or in subsequently acquiring properties containing proved reserves, our proved reserves will decline as the oil and gas contained in the reserves are produced. Our future oil and gas production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities.

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To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for oil and gas or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

The oil and gas exploration and production industry is historically a cyclical industry and market fluctuations in the prices of oil and gas could adversely affect our business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include:

•	weather conditions in the United States and wherever our property interests are located;
•	economic conditions, including demand for petroleum-based products, in the United States and the rest of the world;
•	actions by OPEC, the Organization of Petroleum Exporting Countries;
•	political instability in the Middle East and other major oil and gas producing regions;
•	governmental regulations, both domestic and foreign;
•	domestic and foreign tax policy;
•	the pace adopted by foreign governments for the exploration, development, and production of their national reserves;
•	the price of foreign imports of oil and gas;
•	the cost of exploring for, producing and delivering oil and gas;
•	the discovery rate of new oil and gas reserves;
•	the rate of decline of existing and new oil and gas reserves;
•	available pipeline and other oil and gas transportation capacity;
•	the ability of oil and gas companies to raise capital;
•	the overall supply and demand for oil and gas; and
•	the availability of alternate fuel sources.

Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

Estimates of oil and natural gas reserves that we or our consultants make may be inaccurate and our actual revenues may be lower than our financial projections.

We make estimates of oil and natural gas reserves using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, other capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. We depend to a significant degree on third party engineering firms to evaluate our properties.

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In addition, economic factors beyond our control such as interest rates and commodity prices will also impact the value of our reserves. The process of estimating oil and natural gas reserves is complex and requires us to use a number of assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Competitive industry conditions may negatively affect our ability to conduct operations.

We operate in the highly competitive areas of oil and gas exploration, development, and production. We compete with other oil and gas companies for the purchase of leases, most of which have materially greater economic resources than we do. These leases include exploration prospects as well as properties with proved reserves. Factors that affect our ability to compete in the marketplace include:

•	the pace adopted by foreign governments for the exploration, development, and production of their national reserves;
•	the price of foreign imports of oil and gas;
•	the cost of exploring for, producing and delivering oil and gas;
•	the discovery rate of new oil and gas reserves;
•	the rate of decline of existing and new oil and gas reserves;
•	available pipeline and other oil and gas transportation capacity;
•	the ability of oil and gas companies to raise capital;
•	the overall supply and demand for oil and gas;
•	the availability of alternate fuel sources;
•	our access to the capital necessary to drill wells and acquire properties;
•	our ability to acquire and analyze seismic, geological and other information relating to a property;
•	our ability to retain the personnel to properly evaluate seismic, geological and other information relating to a property;
•	our ability to obtain pipe, drilling rigs and associated equipment and field personnel in a timely manner and at competitive prices;
•	the location of, and our access to, pipelines and other facilities used to produce and transport oil and gas production;
•	the standards we establish for the minimum projected return on an investment or our capital; and
•	the availability of alternative fuel sources.

Our competitors include major integrated oil companies, independent energy companies, and affiliates of major interstate and intrastate pipelines, many of which possess greater financial, technological and other resources than we do.

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Our decision to drill a prospect, whether developmental or exploratory, is subject to a number of factors and we may decide to alter our drilling schedule or not drill at all, which may adversely impact our reserves, if any, and production capability.

We describe our current properties and our plans to explore these properties in this report; whether we ultimately drill or continue to drill a prospect may depend on multiple factors, including, but not limited to, the following:

•	acquisition and utilization of various evaluation technologies;
•	material changes in oil or gas prices;
•	the costs and availability of drilling rigs and equipment;
•	the success or failure of wells drilled in comparable formations or which would use the same production facilities;
•	availability and cost of capital;
•	if warranted, our ability to attract other industry partners to acquire a portion of the working interest to reduce exposure to costs and drilling risks; and
•	decisions of our joint working interest owners, if any.

We are constantly gathering data about our prospects, and it is possible that additional information may cause us to alter our drilling schedule or determine that a prospect should not be pursued at all. You should understand that our plans regarding our prospects are subject to change.

Weather, unexpected subsurface conditions, and other unforeseen hazards may adversely impact our ability to conduct business.

There are many operating hazards in exploring for and producing oil and gas, including:

•	our drilling operations may encounter unexpected formations, pressures, lost circulation and/or other unforeseen conditions which could cause damage to equipment, personal injury or equipment failure;
•	we may experience power outages, evacuation due to adverse weather conditions, labor disruptions, fire and/or equipment failures which could curtail or stop drilling or production; and
•	we could experience blowouts, sour gas leakages or other damages to the productive formations that may require a well to be re-drilled or other corrective action to be taken.

In addition, any of the foregoing may result in environmental damages for which we could be liable. We cannot ensure that we will be able to maintain adequate insurance at rates we consider reasonable to cover our possible losses from operating hazards. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and results of operations.

Our inability to obtain necessary facilities and equipment could hamper our operations.

Oil and natural gas exploration and development activities are dependent on the availability and cost of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted. To the extent that we conduct our activities in remote areas or “in the water” environments, needed facilities may not be proximate to these areas which will increase our expenses. Demand for limited equipment and facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or both.

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Our ability to sell oil and natural gas and/or receive market prices for oil and natural gas may be adversely affected by pipeline and gathering system capacity constraints and various transportation interruptions.

If drilling in the Niobrara Shale Formation continues to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If that occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Niobrara Shale Formation area may not be undertaken for lack of financing. In such event, we might have to shut in one or more of our wells awaiting a pipeline connection or capacity and/or sell oil and natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project, which would adversely affect our results of operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. The average price per barrel of oil was $61.95 in 2009, $79.48 in 2010 and $94.88 in 2011, and the average wellhead price per thousand cubic feet of natural gas was $3.67 in 2009, $4.48 in 2010 and $3.95 in 2011 (source: U.S. Energy Information Administration). We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry.

Factors beyond our control affect our ability to market production and our financial results.

The ability to market oil and gas produced from our wells depends upon numerous factors beyond our control. These factors include:

•	the extent of domestic production and imports of oil and gas;
•	the proximity of the gas production to gas pipelines;
•	the availability of pipeline capacity;
•	economic conditions experienced by commodity buyers;
•	the demand for oil and gas by utilities and other end users;
•	pipeline curtailments and/or delays;
•	the availability of alternative fuel sources;
•	the effects of inclement weather;
•	state and federal regulation of oil and gas marketing; and
•	federal regulation of gas sold or transported in interstate commerce.

Additionally, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Also, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially adversely affect our financial performance. Accordingly, we may be unable to market all of the oil or gas that we might produce. In addition, we may be unable to obtain favorable prices of the oil and gas that we might produce.

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Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in the President’s Fiscal Year 2013 budget proposal, released by the White House on February 13, 2012, is the elimination of certain U.S. federal income tax deductions and credits currently available to oil and gas exploration and production companies. Such proposed changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Recently, members of the U.S. Congress have considered similar changes to the existing federal income tax laws that affect oil and gas exploration and production companies. It is unclear, however, whether any such changes will be enacted or, if enacted, how soon such changes would be effective. The passage of any legislation as a result of the budget proposal or any other similar change in U.S. federal income tax law could eliminate or defer certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition, results of operations and cash flows.

Risks Relating to Mesa’s Business and the Oil and Gas Industry

Unless the context requires otherwise, references in this section of “Risk Factors” to the “Company,” “we,” “our,” and “us,” refer to Mesa Energy Holdings, Inc., and its subsidiaries.

If we are unable to generate or obtain sufficient capital to fund our capital budgets, business operations could be harmed and if we do obtain additional capital in the form of equity financing, existing stockholders could suffer substantial dilution.

We anticipate that we will require approximately $5,500,000 to adequately fund our anticipated drilling and recompletion budget for the remainder of 2012. We expect those funds to come from cash flow generated from operations, cash reserves and additional borrowings on our senior credit facility. To the extent that we pursue additional drilling and acquisitions in subsequent years, which is a distinct possibility, additional capital would likely be required. There can be no assurance that additional financing will be available for those activities in amounts or on terms acceptable to us. An inability to obtain additional capital could restrict our ability to acquire additional properties and implement our business plan. Any additional equity financing could involve substantial dilution to then existing stockholders.

Our current lack of diversification could increase the risk of an investment in our company.

Our business focus is on the oil and gas industry in a limited number of geographic areas, currently in south Louisiana, north central Oklahoma and western New York. Larger companies have the ability to manage their risk by greater geographic diversification. It is our intent to pursue opportunities in other geographic areas as those opportunities present themselves as is discussed above. However, we may continue to have a lack of diversification for the near future. As a result, we could be impacted more acutely by factors affecting our industry in the regions in which we operate than we would if our business were more diversified, thereby enhancing our risk profile. If we do not further diversify our operations, our financial condition and results of operations could be negatively impacted.

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Future investment in exploration projects would increase the risks inherent in our oil and gas activities and our drilling operations may not be successful.

We intend to develop a portfolio consisting of a balanced and diversified mix of existing production and developmental drilling opportunities. Should we choose at a later date to invest in projects that are more exploratory in nature, those projects would come with greater risks than in acquisitions and developmental drilling. Any particular success in exploration does not assure that we will discover meaningful levels of reserves. There can be no assurance that future exploration activities would be successful. We cannot be sure that an overall drilling success rate or production operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time. We may not recover all or any portion of the capital investment in our wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition.

Investment in developmental drilling and/or recompletion of existing wells in south Louisiana does not come without risk.

Additionally, there are significant uncertainties as to the future costs and timing of drilling and completing new wells and/or recompleting existing wells. Our drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors, including:

•	lack of availability of sufficient capital;
•	unexpected drilling conditions;
•	equipment failures or accidents;
•	adverse weather conditions;
•	compliance with governmental requirements; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment or materials.

Because we may not operate all of our properties, we could have limited influence over their development.

Although we intend to operate or otherwise directly control the operation of all our properties, there may be certain situations wherein we acquire non-operated properties as part of an acquisition package or elect to allow others to operate. In that event, we would have limited influence over the operations of those properties. Our lack of control could result in the following:

•	the operator may initiate exploration or development on a faster or slower pace than we prefer;
•	the operator may propose to drill more wells or build more facilities on a project than we have budgeted for or that we deem appropriate, which may mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of the initial exploration costs.

Either of these events could materially reduce the value of our properties.

Drilling initiatives in the Java Field may not prove successful.

The primary target for production of natural gas in our Java Field property is the Marcellus Shale. The amount of natural gas that can be commercially produced from any shale gas reservoir depends upon the rock and shale formation quality, the original free gas content of the shales, the thickness of the shales, the reservoir pressure, the rate at which gas is released from the shales, the existence of any natural fractures through which the gas can more easily flow to the well bore and the success of the hydraulic fracturing of the formation.

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There is no guarantee that the potential drilling locations we now have or may acquire in the future will ever produce commercial volumes of natural gas, which could have a material adverse effect upon our results of operations.

We have no experience in drilling wells to the Marcellus Shale and less information regarding reserves and decline rates in the Marcellus Shale than in other areas of our operations.

We have no experience in drilling new development wells in the Marcellus Shale. As of the date hereof, we own 19 existing wells on our Java Field properties. Although we have recompleted two of those wells in the Marcellus Shale and the initial results have been promising, we have limited information with respect to the ultimate recoverable reserves and the production decline rate in the Marcellus Shale than we have in our other areas of operation. To the extent that we decide to re-enter and recomplete other existing wells, the wells will be susceptible to mechanical problems such as casing collapse and lost equipment in the wellbore. In addition, the fracturing of the Marcellus Shale will be more extensive and complicated than fracturing the geological formations in our other areas and will require greater volumes of water than conventional gas wells. The management of water and the treatment of produced water from Marcellus Shale wells may be more costly than the management of produced water from other geologic formations. These Marcellus Shale wells may also require horizontal drilling which would further increase our development costs.

We do not own all of the land on which our pipelines are located or on which we may seek to locate pipelines in the future, which could disrupt our operations and growth.

We do not own the land on which our pipelines have been constructed, but we do have right-of-way and easement agreements from landowners, some of which may require annual payments to maintain the agreements and most of which have a perpetual term. New pipeline infrastructure construction may subject us to more onerous terms or to increased costs if the design of a pipeline requires redirecting. Such costs could have a material adverse effect on our business, results of operations and financial condition.

Pending New York legislative initiatives and environmental studies of the effect of hydraulic fracturing may limit our exploration and developmental efforts in the Marcellus Shale in New York.

The New York Department of Environmental Conservation is currently engaged in an environmental review of the impacts of hydraulic fracturing in the Marcellus Shale in New York. Until such time as this review has been completed, New York has imposed a moratorium on high volume hydraulic fracturing. Additionally, bills have been introduced in the New York state legislature that, if enacted, could result in the imposition of a permanent moratorium on hydraulic fracturing operations in the state. The imposition of such a moratorium or any negative outcome of an environmental study leading to restrictions, limitations or prohibitions on hydraulic fracturing in New York could limit our exploration and developmental efforts in the Marcellus shale. This could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan.

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If we are unable to continue to retain the services of Randy M. Griffin, Ray L. Unruh, David L. Freeman and/or Rachel L. Dillard or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, our operations could suffer.

Our success depends to a significant extent upon the continued services of Messrs. Randy M. Griffin, our Chief Executive Officer, Ray L. Unruh, our President, David L. Freeman, our Executive Vice President and Gulf Coast Area Manager, and Ms. Rachel L. Dillard, our Chief Financial Officer. Loss of the services of any of these officers could have a material adverse effect on growth, revenues and prospective business. We currently do not have key-man insurance covering any of these officers. In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas development and production business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find and attract new employees and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our directors and executive officers control a significant portion of our stock and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

As of November 23, 2012, Mesa’s directors and executive officers beneficially owned approximately 37% of its outstanding common stock in the aggregate. Our directors and executive officers, in their capacities as stockholders, may have significant influence over our policies and affairs, including the election of future directors. Should they act as a group, they could have substantial influence on the election of our directors and on substantially all other corporate matters. Furthermore, such concentration of voting power could enable those stockholders to delay or prevent another party from taking control of our company even where such change of control transaction might be desirable to other stockholders.

We may have difficulty managing growth in our business.

Because of the relatively small size of our company, growth in accordance with our long-term business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we increase our activities and the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of required personnel could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Risks Relating to Our Industry:

We may not be able to develop oil and gas reserves on an economically viable basis and our reserves and production may decline as a result.

To the extent that we succeed in discovering additional oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels that are commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

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Future oil and gas exploration may involve unsuccessful efforts, not only from dry holes, but from wells that are marginally productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, they cannot be totally eliminated and could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

We make estimates of oil and natural gas reserves using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, other capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. We depend to a significant degree on third-party engineering firms to evaluate our properties.

In addition, economic factors beyond our control such as interest rates and commodity prices will also impact the value of our reserves. The process of estimating oil and natural gas reserves is complex and requires us to use a number of assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Subject to the above, third-party estimates of our proved reserves as of December 31, 2011, were 3,511,500 BOE compared to 20,498 BOE as of December 31, 2010. This dramatic increase in proved developed reserves is the result of the acquisition of Tchefuncte Natural Resources, LLC (“TNR”) and subsequent enhancement and recompletion activities in the Lake Hermitage and Valentine Fields.

We are dependent upon transportation and storage services provided by third parties.

We are dependent upon transportation services provided by barge operators and various interstate and intrastate pipeline companies for the delivery and sale of oil and gas production. The performance of transportation services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation services at competitive rates could hinder processing and marketing operations and/or affect our sales margins.

Competitive industry conditions may negatively affect our ability to conduct operations.

We operate in the highly competitive areas of oil and gas exploration, development, and production. We compete with other oil and gas companies for the purchase of leases, most of which have materially greater economic resources than we do. These leases include exploration prospects as well as properties with proved reserves. Factors that affect our ability to compete in the marketplace include:

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•	our access to the capital necessary to drill wells and acquire properties;
•	our ability to acquire and analyze seismic, geological and other information relating to a property;
•	our ability to retain the personnel to properly evaluate seismic, geological and other information relating to a property;
•	our ability to obtain pipe, drilling rigs and associated equipment and field personnel in a timely manner and at competitive prices;
•	the location of, and our access to, pipelines and other facilities used to produce and transport oil and gas production;
•	the standards we establish for the minimum projected return on an investment or our capital; and
•	the availability of alternative fuel sources.

Our competitors include major integrated oil companies, independent energy companies, and affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial, technological and other resources than we do.

Our decision to drill a prospect, whether developmental or exploratory, is subject to a number of factors and we may decide to alter our drilling schedule or not drill at all.

We describe our current properties and our plans to explore these properties in this report. Our proved properties are in various stages of evaluation and range from existing wells to be recompleted in other zones to drilling prospects which may require additional testing, data processing and interpretation. Whether we ultimately drill or continue to drill a prospect may depend on multiple factors, including, but not limited to, the following:

•	acquisition and utilization of various evaluation technologies;
•	material changes in oil or gas prices;
•	the costs and availability of drilling rigs and equipment;
•	the success or failure of wells drilled in comparable formations or which would use the same production facilities;
•	availability and cost of capital;
•	if warranted, our ability to attract other industry partners to acquire a portion of the working interest to reduce exposure to costs and drilling risks; and
•	decisions of our joint working interest owners, if any.

We are constantly gathering data about our prospects, and it is possible that additional information may cause us to alter our drilling schedule or determine that a prospect should not be pursued at all. You should understand that our plans regarding our prospects are subject to change.

Weather, unexpected subsurface conditions, and other unforeseen hazards may adversely impact our ability to conduct business.

There are many operating hazards in exploring for and producing oil and gas, including:

•	our drilling operations may encounter unexpected formations, pressures, lost circulation and/or other unforeseen conditions which could cause damage to equipment, personal injury or equipment failure;

•	we may experience power outages, evacuation due to adverse weather conditions, labor disruptions, fire and/or equipment failures which could curtail or stop drilling or production; and

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•	we could experience blowouts, sour gas leakages or other damages to the productive formations that may require a well to be re-drilled or other corrective action to be taken.

In addition, any of the foregoing may result in environmental damages for which we could be liable. We cannot assure you that we will be able to maintain adequate insurance at rates we consider reasonable to cover our possible losses from operating hazards. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and results of operations.

A shortage of drilling rigs and other equipment and geophysical service crews could hamper our ability to exploit any oil and gas resources we may acquire.

Because of the level of oil and gas exploration activities in the United States, competition for available drilling rigs and related services and equipment is significant, and these rigs and related items are expensive and sometimes difficult to obtain. We may not be able to procure the necessary drilling rigs and related services and equipment, or the cost of such items may be prohibitive. Our ability to generate revenues from oil and gas production could be hampered as a result of this and our business could suffer.

Drilling wells could result in liabilities, which could endanger our interests in our prospective properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our future revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We carry insurance with respect to these hazards as appropriate to our activities, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial; unplanned costs could divert resources from other projects.

We are responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we may use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have a cash escrow account in place with the State of New York for these potential costs in the Java Field and, commensurate with the closing of the acquisition of TNR, established Site Specific Trust Accounts (“SSTA”) with the State of Louisiana to address these costs in our Louisiana fields. The SSTA’s are funded with a combination of cash and letters of credit drawn against our senior credit facility. The cash portion of the accounts was determined by management to be a reasonable estimate of the abandonment costs likely to be incurred in the two years subsequent to closing of the acquisition. If decommissioning is required before economic depletion of these properties or if the actual cost of decommissioning exceeds the value of the escrow account or the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

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Our inability to obtain necessary facilities and equipment could hamper our operations.

Oil and natural gas exploration and development activities are dependent on the availability and cost of drilling and related equipment, transportation, power and technical support in the particular areas where these activities will be conducted. To the extent that we conduct our activities in remote areas or “in the water” environments, needed facilities may not be proximate to these areas which will increase our expenses. Demand for limited equipment and facilities or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages and/or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or both.

Our ability to sell natural gas and/or receive market prices for natural gas may be adversely affected by pipeline and gathering system capacity constraints and various transportation interruptions.

The amount of natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in areas where we operate. If that occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned may not be undertaken for lack of financing or other reasons. In addition, capital constraints could limit our ability to build intrastate gathering systems necessary to transport our gas from our properties to interstate pipelines. In such event, we might have to shut in one or more of our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project, which would adversely affect our results of operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. The average price per barrel was $61.95 in 2009, $79.48 in 2010 and $94.88 in 2011, and the average wellhead price per thousand cubic feet of natural gas was $3.67 in 2009, $4.48 in 2010 and $3.95 in 2011 (source: U.S. Energy Information Administration). We expect that prices will continue to fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Although we have hedges in place for a significant portion of our oil and gas production, decreases in the prices of oil and natural gas could still have a material adverse effect on our consolidated financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our operations are subject to numerous federal, state and local laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require that we acquire permits before commencing drilling;

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•	restrict the substances that can be released into the environment in connection with drilling and production activities;
•	limit or prohibit drilling activities on protected areas such as wetland or wilderness areas; and
•	require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Also, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from some or all of our properties in the event of significant environmental damage.

Factors beyond our control affect our ability to market production and our financial results.

The ability to market oil and gas produced from our wells depends upon numerous factors beyond our control. These factors include:

•	the extent of domestic production and imports of oil and gas;
•	the proximity of the gas production to gas pipelines;
•	the availability of pipeline capacity;
•	economic conditions experienced by commodity buyers;
•	the demand for oil and gas by utilities and other end users;
•	pipeline curtailments and/or delays;
•	the availability of alternative fuel sources;
•	the effects of inclement weather;
•	state and federal regulation of oil and gas marketing; and
•	federal regulation of gas sold or transported in interstate commerce

Additionally, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Also, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially adversely affect our financial performance.

Because of these factors, we may be unable to market all of the oil or gas that we might produce. In addition, we may be unable to obtain favorable prices of the oil and gas that we might produce.

Our insurance may be inadequate to cover liabilities we may incur.

Our involvement in the exploration for and development of oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we carry insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

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Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling and production operations to be conducted and no assurance can be given that such permits will be received. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. We generally maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

Drilling activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our drilling activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our consolidated results of operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

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Risks Relating to Armada’s Common Stock

Unless the context requires otherwise, references in this section of “Risk Factors” to the “Company,” “we,” “our,” and “us,” refer to Armada Oil, Inc., and references to stock or shares are to Armada’s common stock.

The value and transferability of shares may be adversely impacted by the limited trading market for our stock on the OTCQB, which is a quotation system, not an issuer listing service, market or exchange. Because buying and selling stock on the OTCQB is not as efficient as buying and selling stock through an exchange, it may be difficult for you to sell your shares or you may not be able to sell your shares for an optimum trading price.

The OTCQB is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCQB at the time of the order entry. The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCQB if the common stock or other security must be sold immediately.

The trading price of our common stock historically has been volatile and may not reflect its value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

If securities analysts do not initiate coverage, discontinue any such coverage of our common stock, or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected by, among other things, the research and reports that securities analysts publish about our business and our company. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover our company or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

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Certain of our stockholders will own in excess of 10% of our issued and outstanding shares of common stock; this ownership interest may preclude other stockholders from influencing significant corporate decisions.

Following the Acquisition, certain of our stockholders will own in excess of 10% of our issued and outstanding shares of common stock; as a result, these stockholders may be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and may have significant control over our management and policies. These stockholders’ interests may at times be different from yours. For example, they may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and Board of Director proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions. For detailed information regarding share ownership see the beneficial ownership table included in this prospectus.

Our directors and executive officers control a significant portion of our stock and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

After giving effect to the Acquisition, our directors and executive officers will beneficially own approximately 33% of our outstanding common stock in the aggregate. Our directors and executive officers, in their capacities as stockholders, may have significant influence over our policies and affairs, including the election of future directors. Should they act as a group, they would have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders. Furthermore, such concentration of voting power could enable those stockholders to delay or prevent another party from taking control of our company even where such change of control transaction might be desirable to other stockholders.

We may compete for the time and efforts of our officers and directors.

Certain of the persons who will be officers and/or directors of Armada after the Acquisition are also directors and/or employees of other companies. Except for Messrs. Griffin, Cerna and Unruh, none of our directors anticipates devoting the majority of their time to our matters. Except for Messrs. Griffin and Cerna and Ms. Dillard we currently have no consulting or employment agreements with any of our directors or officers imposing any specific condition regarding their continued employment by us.

We have a large number of restricted shares outstanding, a portion of which may be sold under Rule 144 which may reduce the market price of our shares.

Of the approximately 54,026,822 shares of our common stock that will be issued and outstanding after giving effect to the Acquisition (assuming no exercises of options or warrants of either Armada or Mesa subsequent to the date of this proxy statement/prospectus), a total of 14,964,954 shares will be deemed “restricted securities,” within the meaning of Rule 144 of the Securities Act (“Rule 144”). Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

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Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for a minimum holding period will not immediately apply to our common stock because we were at one time designated as a “shell company.” Pursuant to Rule 144(i), securities issued by a current or former “shell company” that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 Information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file “Form 10 Information” has been satisfied by the filing by Armada of a Current Report on Form 8-K on September 28, 2011. Because, as a former “shell company,” the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption (including under Rule 144) from the registration requirements of, the Securities Act.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

There are options to purchase shares of our common stock currently outstanding.

After giving effect to the Acquisition, we will have options outstanding to purchase an aggregate of approximately 2,094,800 shares of our common stock to various persons and entities. The exercise prices of these options will range from $0.375 to $4.15, of which approximately 947,200 have vested as of the date of this proxy statement/prospectus. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock issued which, if exercised, may obligate us to issue a significant number of shares of our common stock at prices below the market price for our common stock, which may cause significant dilution to our existing stockholders.

After giving effect to the Acquisition, there will be a total of up to 7,525,896 warrants issued and outstanding which, if exercised, would obligate us to issue an equal number of shares of our common stock to the holders of those warrants. The warrants are comprised of: (a) 1,174,785 warrants exercisable at a price of $1.25 per share at various dates through December 14, 2013; (b) 2,520,000 warrants exercisable at a price of $2.00 per share through March 30, 2017; (c) 2,520,000 warrants exercisable at a price of $3.00 per share through March 30, 2019; (d) up to 1,111,111 warrants exercisable at a price of $1.25 per share through December 31, 2015; and (e) 200,000 warrants exercisable at a price of $2.50 per share through June 15, 2017 (which will be issued in substitution of existing Mesa warrants). The exercise price of the warrants may be substantially lower than the quoted price for our common stock at the time of exercise. To the extent that we do issue any shares of common stock upon the exercise of any of the warrants, such issuance may cause significant dilution to our existing stockholders.

There are unvested restricted stock awards currently outstanding.

After giving effect to the Acquisition, we will have unvested restricted stock awards outstanding for an aggregate of 348,000 shares of our common stock to various persons. If such awards vest in accordance with their terms and such shares are issued, such shares would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing stockholders.

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We have the ability to issue additional shares of our common stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorize our Board to issue up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The power of the Board to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to stockholder approval.

Accordingly, any time the Board determines that it is in the best interests of the corporation to issue shares of its common stock, your investment will be diluted.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation authorize our Board to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a stock exchange, stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

Our common stock is a “penny stock,” and because “penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Exchange Act. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not intend to pay dividends for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness of us. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly-available information concerning us. We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms, or from other publicly available information, not authorized by us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, our investors may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases. We and our stockholders may be subjected to enhanced regulatory scrutiny and the limited trading markets in which our shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board, the OTCQB or Pink Sheets. Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our or third parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

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The Consent Solicitation

This section contains information for Mesa stockholders about the Consent Solicitation that Mesa will be conducting to allow its stockholders to consider and consent to a resolution approving the Acquisition Agreement. Mesa is mailing this proxy statement/prospectus to its stockholders on or about [•], 2013. Together with this proxy statement/prospectus, Mesa is sending a notice of the Consent Solicitation and a form of consent that Mesa’s Board of Directors is soliciting for use pursuant to the Consent Solicitation.

Date and Duration

Mesa will be soliciting the consent of its stockholders beginning on [•], 2013, through the earliest date on which it receives consents representing the majority of its issued and outstanding shares as of November 23, 2012. Mesa will not be holding a formal meeting of its stockholders. We do not expect representatives of GBH CPAs, PC, Mesa’s independent registered public accounting firm, to be available to respond to questions in connection with Mesa’s solicitation of written consents of stockholders relating to the matters referred to below.

Matters to be Considered

In the Consent Solicitation, Mesa stockholders will be asked to consider and consent to a resolution approving:

•	the Acquisition Agreement and the transactions contemplated thereby;

•	the Assignment and Assumption Agreement and the transactions contemplated thereby; and

•	the Dissolution.

Consents

If you are a stockholder of record (that is, you hold stock certificates registered in your own name), you may consent by completing and returning the written consent accompanying this proxy statement/prospectus or by telephone or through the Internet by following the instructions described on the written consent attached hereto. If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. Although most banks, brokers, trustees and other nominees offer telephone and Internet voting, availability and specific processes will depend on the specific nominee’s voting arrangements. You can revoke a consent at any time before Mesa has received a sufficient number of consents to approve the proposals set forth herein or the Consent Solicitation is completed by submitting a properly executed consent of a later date by mail, telephone or Internet in the manner described above.

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If your shares are held beneficially in street name, you should follow the instructions of your bank, broker, trustee or other nominee regarding the revocation of written consents.

All shares represented by valid consents that Mesa receives through this solicitation, and that are not revoked, will be counted either in favor or against the Acquisition in accordance with the instructions on holder’s written consent. Mesa is not holding a meeting of its stockholders, so there will be no “yea” or “nay” vote, as such. However, because the proposal requires the affirmative consent of the holders of a majority of Mesa’s outstanding common stock, simply not delivering an executed written consent in favor of the proposals will have the same practical effect as a vote against the proposals would have if they were being considered at a meeting of stockholders.

Solicitation of Consents

Mesa will bear the entire cost of soliciting written consents from its stockholders, except that Armada and Mesa will share equally the costs of printing this proxy statement/prospectus. In addition to solicitation of written consents by mail, Mesa will request that banks, brokers, trustees and other record holders send written consents and proxy material to the beneficial owners of Mesa common stock and secure their voting instructions, if necessary. Mesa will reimburse the record holders for their reasonable expenses in taking those actions.

Record Date

Mesa’s Board of Directors has fixed the close of business on November 23, 2012, as the record date for determining the Mesa stockholders entitled to receive notice and the opportunity to sign a consent pursuant to the Consent Solicitation. At that time, 84,330,477 shares of Mesa common stock were outstanding, held by approximately 159 holders of record.

Required Vote

Because Mesa is seeking stockholder approval by soliciting written consents, each proposal must receive a number of consents representing at least a majority of the outstanding shares of Mesa’s common stock entitled to submit consents to be approved. You are urged to send in your consent. Only Mesa stockholders of record as of the close of business on the Record Date will be entitled to sign a written consent pursuant to the Consent Solicitation. You are entitled to one vote for each full share of Mesa common stock you held as of the Record Date.

Mesa’s Board of Directors urges Mesa stockholders to complete, date and sign the accompanying written consent and return it promptly in the enclosed postage paid envelope, or to consent by telephone or through the Internet.

Abstentions, failures to consent and broker non-consents will have the same effect as a vote against approval of the Acquisition Agreement. A broker is not permitted to consent on the proposal to approve the Acquisition Agreement without instruction from the beneficial owner of the Mesa shares held by the broker.

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Consents of Shares Owned by Directors and Executive Officers

As of the record date, directors and executive officers of Mesa and their affiliates owned (directly or indirectly) and had the right to consent approximately 31,215,551 shares of Mesa common stock, representing approximately 37% of the outstanding shares of Mesa common stock. Randy M. Griffin, Mesa’s Chairman of the Board and Chief Executive Officer, Ray L. Unruh, its President, Secretary, and Director, Rachel L. Dillard, its Chief Financial Officer, David L. Freeman, its Executive Vice President - Gulf Coast Area Manager, James J. Cerna, Jr., its Director, Kenneth T. Hern, its Director, and Fred B. Zaziski, its Director, in their capacities as stockholders of Mesa, have agreed to consent in favor of the Acquisition. These stockholders have also agreed to vote their shares against alternative transaction proposals and not to sell or transfer their shares. The voting agreements will terminate if the Acquisition Agreement terminates.

Consenting by Telephone or Through the Internet

Many stockholders of Mesa have the option to submit their written consents or voting instructions by telephone or electronically through the Internet instead of submitting written consents by mail on the enclosed written consent. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your stock certificates are registered in your name or in the name of a brokerage firm or bank. You should check your written consent or the voting instruction form forwarded by your broker, bank, trustee or other nominee of record to see which options are available.

Mesa stockholders of record (those holding stock certificates registered in their own names) may submit consents:

•	By telephone: Use any touch tone telephone to vote your written consent 24 hours a day, 7 days a week, by following the instructions on Annex A. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your written consent, and then follow the directions given.

•	Through the Internet: Use the Internet to vote your written consent 24 hours a day, 7 days a week, by following the instructions on Annex A. Have your written consent handy when you access the website. You will be prompted to enter your control number(s), which is located on your written consent, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting your consent by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Mesa does not cover these costs; they are solely your responsibility.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Mesa stockholders, Mesa may rely on SEC rules that permit it to deliver only one proxy statement/prospectus to multiple stockholders who share an address unless Mesa receives contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement/prospectus, and if you are a stockholder of record (that is, you hold stock certificates registered in your own name).you may call Mesa at 972-490-9595 or write Mesa as specified below to request a separate copy of this document and it will promptly send it to you at no cost to you:

Mesa Energy Holdings, Inc.

5220 Spring Valley Road, Suite 615

Dallas, Texas 75254

Attn: Linda Smith

If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you should contact your bank, broker, trustee or other nominee.

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Recommendations of Mesa’s Board of Directors

Mesa’s Board of Directors has determined that the Acquisition Agreement and the strategic business combination contemplated thereby are advisable and in the best interests of Mesa stockholders and has unanimously approved and adopted the Acquisition Agreement. Mesa’s Board of Directors unanimously recommends that Mesa stockholders “CONSENT TO” the approval of the Acquisition Agreement.

Information About the Companies

Armada Oil, Inc.

10777 Westheimer Road

Suite 1100

Houston, Texas 77042

Based in Houston, Texas, Armada Oil, Inc. is an independent oil and gas company focused on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Armada Oil, Inc. controls strategic acreage positions in and around the Laramie and Hanna Basins in Southern Wyoming that includes a nearly contiguous 26,000+ acre lease position near existing infrastructure in the liquids-rich Niobrara formation and a footprint in the Eagle Ford shale play in Texas.

Additional information about Armada Oil, Inc. and its subsidiaries is available throughout this proxy statement/prospectus. See “Background of Armada” beginning on page 84.

Mesa Energy Holdings, Inc.

5220 Spring Valley Road

Suite 615

Dallas, Texas 75254

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented Exploration and Production company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities. The company currently owns producing oil and natural gas properties in Plaquemines and Lafourche Parishes in Louisiana as well as producing and developmental properties in Garfield and Major Counties, OK and Wyoming County, NY. After the Acquisition is completed, Mesa Energy Holdings, Inc. will file a Certificate of Dissolution with the Secretary of State of Delaware and its corporate existence will cease.

Additional information about Mesa and its subsidiaries is available throughout this proxy statement/prospectus. See “Background of Mesa” beginning on page 97.

Mesa Energy, Inc.

c/o Mesa Energy Holdings, Inc.

5220 Spring Valley Road

Suite 615

Dallas, Texas 75254

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Mesa Energy, Inc. is a wholly owned subsidiary of Mesa Energy Holdings, Inc. through which it conducts its operations. Upon completion of the Acquisition, Mesa Energy, Inc., and its subsidiaries will become wholly owned subsidiaries of Armada Oil, Inc.

The Acquisition

The following discussion contains material information about the Acquisition. The discussion is subject, and qualified in its entirety by reference, to the Acquisition Agreement attached as Appendix A to this proxy statement/prospectus. You are urged to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement included as Appendix A, for a more complete understanding of the Acquisition. The information about each of Mesa and Armada included in this section is intended to be a summary and certain important information may be missing. For additional information about Armada and Mesa see “Where You Can Find More Information” beginning on page 168.

Armada’s and Mesa’s Boards of Directors have approved the Acquisition Agreement. The Acquisition Agreement provides that (i) immediately prior to the Acquisition, Mesa will assign to MEI, and MEI will assume, all of Mesa’s pre - Acquisition assets and liabilities as set forth in the Acquisition Agreement, and (ii) Armada will purchase from Mesa 100% of the issued and outstanding shares of MEI. Following the Acquisition, (i) MEI and its subsidiaries will become wholly owned subsidiaries of Armada and will continue their corporate existence under the laws of their states of incorporation. MEI will continue under the name Mesa Energy, Inc., or such other name as Armada may specify. As soon as practicable thereafter (i) Mesa will distribute to each holder of record of Mesa common stock as of the close of business on the business day immediately preceding the closing date of the Acquisition, the Acquisition Consideration received from Armada that each Mesa stockholder is entitled to receive, and (ii) Mesa will file a Certificate of Dissolution with the Secretary of State of Delaware and it will be dissolved.

The Acquisition Consideration

As consideration for the Acquisition, Mesa will receive from Armada, for each share of Mesa common stock outstanding as of the close of business on the business day immediately preceding the closing date of the Acquisition (other than shares owned by Mesa as treasury stock), and will then distribute to the holder of record of each such share at that time, 0.40 newly-issued shares of Armada common stock. Shares of Armada common stock, other than the Acquisition Consideration, which are issued and outstanding at the completion of the Acquisition will remain outstanding and those stock certificates will be unaffected by the Acquisition. Shares of Armada common stock will continue to trade on the OTCQB under the symbol “AOIL” following the Acquisition.

Background to the Acquisition

On July 16, 2012, Armada entered into an engagement agreement with C. K. Cooper pursuant to which C. K. Cooper provided Armada with investment banking services in connection with a possible capital formation. During the week of August 13, 2012 representatives of C. K. Cooper and Mr. James J. Cerna, Jr., the Chief Executive Officer of Armada and a Director of each of Armada and of Mesa engaged in preliminary and general discussions and analysis relating to impact of possible strategic mergers or acquisitions. During these discussions, the possibility of a business combination between Armada and Mesa was raised. The combination was discussed in general terms of how it could solve certain challenges for each company: Mesa could use a public markets-focused management team and an additional asset with potentially significant upside, Armada could use steady production and an experienced operations team, while both companies needed more aggregate size in order to efficiently utilize the benefits of being public entities. It was concluded that the possibility of a business combination between Armada and Mesa merited further analysis. In addition, Messrs. Cerna and Griffin determined that the best and most cost effective course of action would be for a small group of members of each board to meet in C.K. Cooper’s offices in Irvine, CA in order to further evaluate the potential transaction. Concerns about the need for the discussions to be highly confidential were also a factor in limiting the number of people involved in the initial meeting.

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On August 23, 2012, after composing a brief analysis of the potential merits of such a business combination, C. K. Cooper sent a short presentation to Mr. Cerna describing what C. K. Cooper believed to be the pros and cons for each of Armada and Mesa in a business combination.

On August 30, 2012, Mr. Cerna shared the presentation and concept with Randy M. Griffin, Chairman and Chief Executive Officer of Mesa. Messrs. Cerna and Griffin decided the proposed business combination warranted further discussions by each of the companies and the review by their respective Boards of Directors.

On September 13, 2012, C. K. Cooper met with Mr. Griffin and Ray Unruh, President and a Director of Mesa, Mr. Cerna and David Moss, a Director of Armada, as well as Kenneth Hern, a Director of both companies, at C. K. Cooper’s corporate office in Irvine, California. C. K. Cooper presented a detailed business combination presentation, with theoretical terms, to show the potential quantitative and qualitative merits of a combination. Everyone in attendance came to a general consensus that a business combination would be beneficial for both companies and that C. K. Cooper should make a formal presentation to the full Boards of Directors of each company. A general discussion of a possible exchange rate range took place at the September 13, 2012, meeting in Irvine, CA, and a range of possible values was discussed then and in subsequent telephone conversations between Messrs. Griffin and Cerna.

On September 18, 2012, Mr. Griffin informed the remaining two members of the Mesa board of the proposed transaction and provided a set of information for their review. September 28, 2012, was set as the date for a formal board presentation.

In the early stages of discussion, it was pointed out by Mr. Cerna as a positive that the management teams of the two companies were complimentary. Mesa has consistent production, an established corporate infrastructure and an experienced oil and gas operational and administrative management team in place. Armada has drillable acreage in the Niobrara and EagleFord Shales, both unconventional plays, which Mesa management believes would contribute to the expansion of Mesa’s drilling program. Mesa management also believes that Armada’s management and certain members of its board would bring additional public company and market experience that would benefit Mesa. Mesa management also believes that the integration of the management teams would not present any significant challenges. The structure of the new board would generally follow the split in shareholder base of the combined companies.

A telephonic conference was held on September 24, 2012, in which C. K. Cooper addressed the full Board of Directors of Armada regarding the details of the proposed transaction. C. K. Cooper made a detailed presentation outlining how Armada and Mesa could benefit from a business combination. The Board of Directors inquired on multiple levels about how the combined company would be positioned compared to pre-combined Armada, specifically from the standpoint of current and future stockholders, as well as how the business combination would position Armada to qualify for a potential listing of its common stock on a national securities exchange. The Board of Directors also asked detailed questions about Mesa, including about its reserves estimates and its reserves engineer, existing Mesa debt, its current borrowing capabilities based on its assets, as well as details regarding the Mississippi Lime acreage that Mesa has under lease. In addition, capital allocation of the combined company and the timing of the proposed business combination were also discussed. All of the information presented to Armada’s Board of Directors was based upon publicly available information disclosed in Mesa’s quarterly and annual reports. After Armada’s Board of Directors agreed that consideration of the proposed transaction should be pursued, Mesa and Armada entered into a mutual confidentiality agreement dated September 25, 2012.

On September 28, 2012, C. K. Cooper delivered a presentation and discussion about the proposed business combination to the full Board of Directors and management of Mesa in Dallas, Texas. Mesa’s Board of Directors asked questions about the different accounting methods of each company and which one the combined company would use. Mesa’s Board of Directors also asked about the land and title work Armada has done, the option and purchase agreement Armada has to acquire additional acreage in Wyoming and details about its anticipated joint venture partner(s). The proposed go-forward strategy of the combined company was discussed, along with how the capital would be allocated among Mesa and Armada’s properties. Mesa’s Board of Directors also inquired as to how potential investors would view the combined company with its more balanced asset base and how quickly the company could qualify for a listing on a national securities exchange. After additional discussion and deliberation on the matter, Mesa’s Board of Directors agreed that Mesa should continue to pursue the proposed transaction.

On September 28, 2012, Armada and Mesa executed a joint agreement to engage C. K. Cooper as joint financial advisor for the proposed business combination. Additionally, Armada and Mesa, and their respective legal counsel, began drafting a non-binding Letter of Intent (the “LOI”) setting forth the proposed terms of the business combination and on October 1, 2012, both Armada and Mesa executed the LOI. A proposed exchange rate, subject to due diligence, was formally proposed by Armada in the non-binding section of the letter of intent, and was accepted by Mesa.

Mesa’s Board of Directors considered the possibility of a conflict of interest on the part of C. K. Cooper, given that Armada had previously retained C. K. Cooper to provide investment banking services, but concluded that, given the non-competitive nature of the business operations of the two companies, the high cost of hiring a separate financial advisor and the duty of C.K. Cooper to fairly deal with both sides, having a separate financial advisor was not warranted. In addition, the Board contemplated that a separate expert would be retained by the Mesa Board to render a fairness opinion.

In its capacity as financial advisor, C. K. Cooper agreed to, upon request:

•	Undertake a complete review and evaluation of Mesa and Armada (the “Companies”) and associated properties, and provide a market valuation of the Companies;

•	assist respective Company boards and management with the creation of a strategic overview, including the definition of execution points, and assist in the implementation of this plan;

•	prepare and facilitate the necessary due diligence collection, review and analysis of the Companies;

•	arrange and participate in visits to the Companies’ facilities to make introductions and perform services, as C. K. Cooper or the Companies recommend to aid in the development and progression of the potential transaction;

•	advise the Companies on their strategic positioning, market perception and manners in which to enhance share value, valuation multiples and overall liquidity;

•	assist in the facilitation of information and merits of the proposed transaction for public dissemination;

•	help organize and facilitate professionals; and

•	assist the Companies in closing the proposed transaction.

The Companies agreed to jointly pay C. K. Cooper, as compensation for its services under the engagement,

•	$50,000 upon execution of the advisory engagement agreement;

•	$10,000 monthly on the 1st day of the month, beginning November 1, 2012; and

•	in the event the Companies consummate a business combination, pursuant to an agreement or commitment entered into (i) during the term of the engagement (as described below) or (ii) during the 12-month period following termination of the engagement, a fee, payable at the closing of the transaction (the “Transaction Fee”) equal to the greater of $650,000 or 1.0% of the transaction value (as defined), to be paid as follows:

o	50% in cash, paid upon closing, less the initial $50,000 already paid to C. K. Cooper; and

o	50% in common shares of the newly combined entity.

The number of shares to be issued as part of the Transaction Fee is to be determined by dividing the transaction value and by the inferred price per share utilized in the transaction.

In addition, the Companies agreed to reimburse C. K. Cooper for all reasonable out-of- pocket expenses (including any reasonable fees and disbursements of C. K. Cooper's outside advisers) incurred in connection with the engagement, up to a maximum of $10,000 in any calendar month or $50,000 in the aggregate.

Further, the Companies agreed that if a business combination is successfully completed, C. K. Cooper will have a right of first refusal to act as the lead placement agent or lead underwriter, as the case may be, or such other role as necessary and appropriate, for at least 50% of the value of any public or private offering of equity securities (with certain exceptions), at fees, and upon terms, customary and consistent with industry practice.

The Companies or C. K. Cooper may terminate the engagement after November 28, 2012, upon 15 days’ advance notice. In the event that C. K. Cooper terminates the engagement, C. K. Cooper shall not be entitled to any further payment from this engagement as set forth above.

The Companies agreed to indemnify, subject to customary conditions and limitations C. K. Cooper, any controlling person of C. K. Cooper and each of their respective directors, officers, employees, agents, affiliates and representatives against any losses, claims, damages, expenses or liabilities to which an indemnified party may become liable arising out of or relating to the engagement, unless such liabilities resulted from the negligence, willful misconduct, or breach of the engagement agreement by any indemnified party.

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On October 3, 2012, Armada and Mesa both issued a press release after market close announcing the signing of the LOI to pursue the proposed business combination. The LOI was also filed by each company with the SEC as an exhibit to a Current Report on Form 8-K. The LOI called for a proposed exchange ratio of 0.325 shares of Armada common stock for every share of Mesa common stock and outlined the proposed management and Board structures, the engagement of C. K. Cooper, and the date/time of a joint investor presentation regarding the proposed transaction.

On October 4, 2012, Armada and Mesa conducted a telephonic joint investor presentation regarding the proposed business combination and laid out the primary drivers and vision behind the proposed transaction. The presentation covered the background, operations, financial statements and strategy behind each company individually as well as of the proposed combined company. The combination terms, go-forward strategy and proposed listing on a national securities exchange were also discussed.

Beginning on October 4, 2012, Armada and Mesa, and their respective legal counsel, began to draft a definitive agreement for the proposed business combination and began conducting the necessary due diligence required to finalize the agreement. After discussions between the companies, their legal counsel and their respective auditors and tax advisors, it was agreed that the business combination be structured, to the extent possible, to ensure that it would qualify as a tax-free reorganization.

Mesa formally retained Moyes & Co. by written agreement on October 8, 2012, to render a fairness opinion regarding the proposed Acquisition to Mesa’s Board of Directors.

Mesa agreed to pay Moyes & Co. for its services on an hourly basis as follows:

Senior Professional Staff	$395.00/hour
Professional Staff	$145.00/hour
Support Staff	$ 85.00/hour

Moyes & Co. agreed to use best efforts to complete the fairness opinion under a budget for professional fees of $50,000.00.

In addition, Mesa agreed to pay Moyes & Co. a one-time charge of $10,000.00 upon issuance of the fairness opinion.

Mesa also agreed to pay Moyes & Co.’s out-of-pocket expenses, including reasonable third-party expenses.

To date, $53,225 of hourly fees, the $10,000 flat fee and $117 of expenses have been paid or invoiced by Moyes & Co. Additional fees and expenses may be incurred.

On November 6, 2012, as a result of extensive due diligence and the findings of Moyes &Co., Mr. Griffin concluded that he believed that an exchange ratio of 0.40 would better represent the collective interests of Mesa shareholders and proposed a revised exchange ratio to Mr. Cerna. After a telephonic meeting of the Armada board and additional negotiations between Mr. Griffin and Mr. Cerna, Armada agreed in principle to increase the exchange ratio to 0.40 shares of Armada common stock for every share of Mesa common stock.

On November 13, 2012, Moyes & Co. delivered a written fairness opinion to Mesa’s Board of Directors that, as of that date and based upon and subject to the considerations and limitations set forth in its written fairness opinion, its work described in its written fairness opinion and other factors it deemed relevant, the consideration to be received by the holders of Mesa common stock is fair from a financial point of view to such holders. The fairness opinion related to the fairness, from a financial point of view, of the transaction for Mesa stockholders, including the estimated value of Armada’s stock. (The full text of the written fairness opinion of Moyes & Co., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion, is included in Appendix D to this proxy statement/prospectus. Holders of Mesa common stock should read the fairness opinion completely and carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Moyes & Co. provided its fairness opinion for the information of Mesa’s Board of Directors in connection with the evaluation of the Acquisition. Moyes & Co.’s fairness opinion is not intended to be and does not address any other aspect of the proposed Acquisition. Moyes & Co. is not obligated to update its fairness opinion for, or otherwise consider, events occurring after the date of the fairness opinion.)

On November 13, 2012, the Boards of Directors of Armada and Mesa met separately, and each unanimously approved the Acquisition Agreement and the transactions contemplated thereby. On November 14, 2012, the Chief Executive Officers of each of the companies executed the Acquisition Agreement.

Mesa did not consider any alternatives to a business combination with Armada. No other proposals were made by any other party, either before or after the LOI was signed.

Mr. Griffin and Mr. Cerna, in their capacities as Chief Executive Officers of the respective companies, were responsible for negotiating the terms of the transaction. They each had extensive input from other directors of their respective companies and members of their staffs in the evaluation of each company’s properties and the proposed transaction. Mr. Cerna recused himself from all votes regarding the transaction by both boards. Mr. Hern was very supportive of the idea in a general sense but was not directly involved in the negotiations and recused himself from board votes on both sides. Mr. Cerna and Mr. Hern were not involved in the subsequent due diligence process.

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Armada’s Reasons for the Acquisition

Armada’s Board of Directors believes that the Acquisition is in the best interest of Armada and its stockholders and approved the Acquisition Agreement after it consulted with Armada’s senior management with respect to strategic and operational matters and with its legal advisors with respect to the Acquisition Agreement and related issues. In making its determination regarding the Acquisition, Armada Board of Directors discussed a number of factors including:

•	obtaining access to conventional, producing assets that would provide a foundation for Armada to continue its exploration and development activities in the Niobrara shale region in Wyoming;

•	obtaining relatively low-cost access to a strategic acreage position in the Mississippian Lime play in Oklahoma; and

•	the business, financial condition, results of operations, prospects and competitive position of Armada, the prospects for Armada’s continued growth and future profitability and the challenges in achieving such growth and profitability, particularly the need to finance continued exploration and development activities and the risk that either equity or debt financing could be dilutive or unavailable on terms advantageous to Armada.

Armada’s Board of Directors believes that the Acquisition is more favorable to Armada’s stockholders than continuing to operate Armada as an independent company because of the uncertain returns to their stockholders in light of Armada’s business, operations, financial condition, strategy and prospects. Armada’s Board of Directors recognized, in particular, that Armada would continue to face significant challenges in executing its strategy of focusing on the development of its current acreage position. Armada’s Board of Directors concluded that, because of Mesa’s access to currently producing properties and Mesa’s strong operating team with a history of identifying quality oil acquisitions, the combined company would have the critical mass to help raise capital efficiently, facilitate liquidity and spur rapid growth, thereby creating a solid platform to recognize value for stockholders.

In determining whether to approve the Acquisition Agreement and the Acquisition, Armada’s Board of Directors, among other things:

•	reviewed and discussed, in consultation with legal counsel, the terms and conditions of the Acquisition Agreement;

•	reviewed and discussed with members of the due diligence committee, and in consultation with legal counsel the report and findings of the committee;

•	discussed the potential impact of the relatively limited conditions to the completion of the Acquisition;

•	considered the impact on Armada of the fact that the exchange ratio in the Acquisition is fixed so that any decrease in the price of Armada’s common stock between the announcement of the Acquisition Agreement and the completion of the Acquisition would not affect the Acquisition Consideration;

•	considered the adequacy of and the potential impact on Armada of the provisions that allow Armada to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties; and

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•	considered the adequacy and the potential impact on Armada of the provisions that allow Armada to terminate the Acquisition Agreement prior to receipt by Mesa of a majority written consent approving the Acquisition to enter into a written agreement to effectuate a superior proposal.

Armada’s Board of Directors, in consultation with its legal counsel, financial advisors and accounting advisors, also considered a variety of risks and other potential negative factors concerning the Acquisition Agreement and the Acquisition and the material negative factors considered by Armada’s Board of Directors include:

•	the effect of the Acquisition on Armada’s stockholders, including potential dilution of Armada stockholders. Because Armada will be issuing new shares of common stock to Mesa’s stockholders in the Acquisition, each outstanding share of Armada common stock immediately prior to the Acquisition will represent a smaller percentage of Armada’s total shares of common stock after the Acquisition. It is anticipated that upon completion of the Acquisition the stockholders of Mesa will own approximately 62.4% of the outstanding common stock of Armada;

•	under the terms of the Acquisition Agreement, (i) Armada may not solicit other takeover proposals and (ii) Armada, in certain circumstances, may be required to pay Mesa a termination fee of either $250,000, if the Acquisition Agreement is terminated.

•	the Acquisition Agreement contains certain restrictions on the conduct of Armada’s business prior to the completion of the Acquisition;

•	there can be no assurance that all conditions to the parties’ obligations to consummate the Acquisition will be satisfied and, as a result, it is possible that the Acquisition may not be completed even if approved by Mesa’s stockholders;

•	there are risks and costs associated with the Acquisition not being completed in a timely manner, or at all, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationship and potential litigation arising from the Acquisition Agreement or the transactions contemplated thereby;

•	certain of Armada’s Board of Directors and executive officers have financial interests in the Acquisition that are in addition to, and/or differ from, the interests of Armada’s stockholders; and

•	there are various other applicable risks associated with the Acquisition, including those described under the section entitled “Risk Factors” beginning on page 30.

The foregoing discussion of the factors considered by Armada’s Board of Directors is not exhaustive, but Armada believes it includes many of the material factors considered by Armada’s Board of Directors in its consideration of the Acquisition, the Acquisition Agreement and the transactions contemplated thereby. After considering these factors, Armada’s Board of Directors concluded that the considerations in favor of the Acquisition, the Acquisition Agreement and the transactions contemplated thereby outweighed the negative factors. In view of the wide variety of factors considered, Armada’s Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Armada’s Board of Directors unanimously approved and adopted the Acquisition Agreement and the strategic business combination contemplated thereby and concluded them to be in the best interests of Armada’s stockholders based upon the totality of the information presented to and considered by it.

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Mesa’s Reasons for the Acquisition

Mesa’s Board of Directors believes that the Acquisition is in the best interest of Mesa and its stockholders and approved the Acquisition Agreement after it consulted with Mesa’s senior management with respect to strategic and operational matters and with its legal advisors with respect to the Acquisition Agreement and related issues. In making its determination regarding the Acquisition, Mesa’s Board of Directors discussed a number of factors including:

•	the compatibility of Mesa’s business plan, executive management team, Board of Directors and growth objectives with those of Armada;

•	the opportunity to leverage Mesa’s oil and gas production and proved undeveloped (“PUD”) drilling locations in south Louisiana , which we believe provide a foundation for accessing additional debt and equity capital with which to expand the combined company’s drilling and overall business plan (although there can be no assurance that additional capital will be available when required or on terms acceptable to management);

•	the opportunity to achieve additional diversification and to add a second unconventional resource drilling opportunity to its existing activities in the Mississippian Limestone play in Oklahoma;
•	the ability to obtain relatively low-cost access to a strategic and expandable acreage position in the Niobrara Shale region in Wyoming near existing infrastructure;

•	Armada’s prospects and business, including Armada’s seismic studies, potential oil and gas reserves, potential cash flows from operations, recent trading prices for both Armada and Mesa common stock and the ratio of Armada’s common stock price to Mesa’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the current and historical prices of Mesa’s common stock and the fact that the per share acquisition consideration of 0.40 shares of Armada common stock, based on the closing price of shares of Armada common stock on November 13, 2012, the last trading day before the date on which Armada and Mesa entered into the Acquisition Agreement, and the date on which Moyes & Co. delivered their fairness opinion to Mesa’s Board of Directors, represents a premium of approximately 109% over the closing price of $0.163 per share of Mesa’s common stock on November 13, 2012;

•	the fact that upon completion of the Acquisition it is expected that Mesa’s current stockholders will own approximately 62.4% of Armada’s common stock;

•	the prospect of a stock listing on a national securities exchange within a relatively short time after closing, as we believe the combined company will be more likely to meet exchange listing requirements in respect of stockholders’ equity, market capitalization, market value of publicly held shares and distribution of its common stock (although no listing application has been made, and there can be no assurance that these or other listing criteria will be met at the time of any such application or that any such application will be successful); and

•	the business, financial condition, results of operations, prospects and competitive position of Mesa, the prospects for Mesa’s continued growth and future profitability and the challenges in achieving such growth and profitability, particularly the need to finance continued exploration and development activities and the risk that either equity or debt financing could be dilutive or unavailable on terms advantageous to Mesa.

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Mesa’s Board of Directors believes that the Acquisition is more favorable to Mesa’s stockholders than continuing to operate Mesa as a separate company because of the uncertain returns to their stockholders in light of Mesa’s recent stock price trends. Mesa’s Board of Directors recognized, in particular, that without more critical mass, additional diversification into unconventional resource plays, a listing on a national securities exchange and increased access to capital, Mesa is likely to continue to face significant challenges in executing its business strategy. Although the development of its current acreage position in the Mississippian Limestone is progressing well, Mesa’s Board of Directors concluded that Armada’s access to a large strategic acreage position in the Niobrara shale, a high profile oil and gas play in which many major oil and gas companies have acquired large acreage positions, would address the diversification issues outlined above and serve to accelerate growth in a positive and strategic manner. Other considerations included Armada’s sound, proven management team with prior experience in building a public company and the fact that the combined company is likely to have the critical mass to obtain a listing on a national securities exchange, raise capital more efficiently, facilitate liquidity and spur rapid growth, thereby creating a solid platform to recognize value for stockholders.

Mesa’s Board of Directors considered all the terms and conditions of the Acquisition Agreement, including:

•	the relatively limited conditions and time requirement to complete the Acquisition;

•	the exchange ratio in the Acquisition is fixed so that Mesa stockholders will have the opportunity to benefit from any increase in the trading price of Armada’s common stock between the announcement of the Acquisition Agreement and the completion of the Acquisition;

•	the provisions that allow Mesa to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties;

•	the provisions that allow Mesa to terminate the Acquisition Agreement prior to receipt of Mesa Stockholder Consent to enter into a written agreement to effectuate a superior proposal;

•	under Delaware law, Mesa stockholders are not entitled to appraisal or dissenter’s rights;

•	the Acquisition Agreement requires the approval of the holders of at least a majority of Mesa’s common stock; and

•	Moyes & Co. rendered its fairness opinion, dated November 13, 2012, to Mesa’s Board of Directors as to the fairness as of such date, from a financial point of view, of the Acquisition Consideration to the holders of Mesa’s common stock, based upon and subject to the factors and assumptions, limitations, qualifications and other matters set forth in Moyes & Co.’s written fairness opinion. See “— Opinion of Mesa’s Fairness Advisor” beginning on page 77 and Appendix D – Opinion of Moyes & Company. Mesa stockholders are advised to read the Moyes & Co. fairness opinion carefully and in its entirety.

Mesa’s Board of Directors also considered a variety or risks and other potential negative factors concerning the Acquisition Agreement and the Acquisition and the material negative factors considered by Mesa’s Board of Directors include:

•	Mesa’s stockholders will not directly participate in any future earnings or growth of Mesa as a standalone entity, as, after it files a certificate of dissolution with the State of Delaware, Mesa will no longer exist. Instead, Mesa stockholders will participate in the future earnings and growth of the combined entity, which could be diluted in the future and will not directly reflect the value of Mesa’s business and operations;

•	under the terms of the Acquisition Agreement, (i) Mesa may not solicit other takeover proposals and (ii) Mesa, in certain circumstances, may be required to pay Armada a termination fee of $250,000, if the Acquisition Agreement is terminated.

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•	the Acquisition Agreement contains certain restrictions on the conduct of Mesa’s business prior to the completion of the Acquisition;

•	there can be no assurance that all conditions to the parties’ obligations to consummate the Acquisition will be satisfied and, as a result, it is possible that the Acquisition may not be completed even if approved by Mesa’s stockholders;

•	the exchange ratio for the Acquisition Consideration is fixed so that Mesa’s stockholders will have the risk of any decrease in the trading price of Armada’s common stock between the announcement of the Acquisition Agreement and the completion of the Acquisition;

•	there are risks and costs associated with the Acquisition not being completed in a timely manner, or at all, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationship and potential litigation arising from the Acquisition Agreement or the transactions contemplated thereby;

•	there is uncertainty about whether a higher purchase price could be attained if a sale of Mesa were postponed, including the uncertainty as to whether Mesa’s operating performance at such time would justify a higher purchase price;

•	Mesa’s Board of Directors and executive officers have financial interests in the Acquisition that are in addition to, and/or differ from, the interests of Mesa’s stockholders; and

•	there are various other applicable risks associated with Mesa and the Acquisition, including those described under the section entitled “Risk Factors” beginning on page 30.

The foregoing discussion of the factors considered by Mesa’s Board of Directors is not exhaustive, but Mesa believes it includes all of the material factors considered by Mesa’s Board of Directors in its consideration of the Acquisition, the Acquisition Agreement and the transactions contemplated thereby. After considering these factors, Mesa’s Board of Directors concluded that the considerations in favor of the Acquisition, the Acquisition Agreement and the transactions contemplated thereby outweighed the negative factors. In view of the wide variety of factors considered, Mesa’s Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Mesa’s Board of Directors unanimously approved and adopted the Acquisition Agreement and the strategic business combination contemplated thereby, concluded them to be in the best interests of Mesa’s stockholders and recommended that the stockholders approve the Acquisition Agreement, based upon the totality of the information presented to and considered by it.

Fairness Opinion

Mesa retained Moyes & Co. solely to provide a fairness opinion to Mesa’s Board of Directors in connection with the Acquisition. Mesa instructed Moyes & Co. to evaluate the fairness, from a financial point of view, of the Acquisition Consideration to be paid to the holders of Mesa common stock in the Acquisition. The text of the written fairness opinion of Moyes & Co., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the fairness opinion, is included in Appendix D to this proxy statement/prospectus. Holders of Mesa common stock should read the fairness opinion completely and carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Moyes & Co. provided its fairness opinion for the information of Mesa’s Board of Directors in connection with the evaluation of the Acquisition. Moyes & Co.’s fairness opinion is not intended to be and does not address any other aspect of the proposed Acquisition. Moyes & Co. is not obligated to update its fairness opinion for, or otherwise consider, events occurring after the date of the fairness opinion.

Moyes & Co. is a firm that provides advice on oil and gas and other energy investments domestically and internationally with offices in Dallas, Houston, and London. It is in the business of providing fair market valuations and appraisals for exploration and production companies and assets and assists in asset sales and farm-out transactions. Based on information provided by Moyes & Co., its professional team has practical operating and technical experience in domestic and international energy projects, and the senior management of the firm each have over 30 years of industry experience and are registered engineers and geologists with considerable commercial and valuation experience. The firm manages an energy database that includes data on 36,700 companies; 61,000 projects; 4,162 transactions of global assets and corporations; technical, geologic, and engineering information; capital and operating cost data; and contract and foreign tax attributes.

Mesa selected Moyes & Co. to render the fairness opinion based on the significant oil and gas transactional experience of Moyes & Co. described above, Moyes & Co.’s location in Dallas, which we believed would make the process more efficient, an interview by Mr. Griffin of one of the partners of Moyes & Co. and discussion with the members of Mesa’s Board members and management.

To Mesa’s knowledge, there was no material relationship that existed during the past two years or is mutually understood to be contemplated between Moyes & Co., its affiliates, and/or unaffiliated representatives and Mesa or its affiliates, other than the engagement to provide the fairness opinion as described herein.

Moyes & Co. did not recommend the amount of Acquisition Consideration to be paid to the holders of Mesa common stock in the Acquisition, which was determined solely by negotiations between Mesa and Armada.

The following information was furnished by Moyes & Co.:

•	For purposes of their analysis, Moyes & Co. defined fair market value as the trade that would be struck between a willing seller and a willing buyer, without duress, for the assets involved in an arm’s length transaction. Moyes & Co. determined the value of Mesa as the asset up valuation of the principal assets of Mesa plus working capital, less debt, and the value of Armada as the value of the assets plus working capital plus the value of synergies of combining the two companies that it believed to exist.

•	As the basis for their fairness opinion, Moyes & Co. reviewed all available information provided by Mesa and Armada, as well as information in the public domain, including, but not limited to, SEC filings, financial statements, reserve reports, production data, farm-out agreements, lease schedules, acreage maps, technical and investor presentations and press releases. Factors such as the risked technical value of the assets, quality of the assets, the uncertainty of the reserves, technical and operational risks, state of the market, operatorship, portfolio effects, and comparable transactions were considered. Moyes & Co. applied risk levels to these results consistent with those that have been applied in similar transactions both locally and globally, and more generally, of the type used by prudent buyers in determining the purchase price of producing properties, and leaseholds in similar exploration plays.

•	In preparing its opinion, Moyes & Co. used the definitions and guidelines set out in the SPE Petroleum Resources Management System 2007. There are numerous uncertainties inherent in estimating hydrocarbon resource potential, and in projecting expenditures and the results of investment activity. Oil and gas resource assessment must be recognized as a subjective process of estimating subsurface accumulations of oil and gas that cannot be measured with precision. Estimates of oil and gas resource potential prepared by other parties may differ, perhaps materially, from those contained within this report. The accuracy of any resource assessment is a function of the quality of the available data and of engineering and geological interpretation. The results of drilling, testing, and production that post-date the preparation of the estimates may justify revisions, some or all of these revisions may be material. Accordingly, resource estimates are often different from the quantities of oil and gas that may ultimately be recovered (if any), and the timing and cost of those volumes that are recovered may vary from those assumed.

•	Moyes & Co.’s investigation was conducted within the context of Moyes’ understanding of Mesa’s and Armada’s petroleum property rights as represented by Mesa’s management, and was based on data provided by Mesa, information in the public domain and discussions with representatives of Mesa. Except in that regard, there was no limitation imposed by Mesa or its affiliates on the scope of Moyes & Co.’s investigation.

•	Based on all of the foregoing, Moyes & Co. concluded that the negotiated value of the transaction represented a fair and reasonable agreement for the combination of Mesa and Armada as of November 13, 2012, the date of their opinion.

Mesa does not currently plan to obtain an updated fairness opinion, because Mesa believes that there has been no material change in the asset base, business, prospects, financial condition or results of operations of either company that would warrant an updated opinion.

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Interests of Mesa’s Executive Officers and Directors in the Acquisition

Mesa stockholders should be aware that members of Mesa’s Board of Directors and Mesa’s executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Mesa’s stockholders generally. These interests, to the extent material, are described below. The independent and disinterested member of Mesa’s Board of Directors was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and approving the Acquisition Agreement, the Acquisition and other transactions contemplated by the Acquisition Agreement and in recommending to Mesa stockholders that the Acquisition Agreement be approved.

•	Mr. Randy M. Griffin, Mesa’s Chief Executive Officer and Chairman of its Board of Directors, beneficially owns 16,080,341 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Griffin will serve as Chief Executive Officer and Chairman of the Board of Directors of Armada.

•	Mr. Ray L. Unruh, Mesa’s President and a member of its Board of Directors, beneficially owns 9,866,793 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Unruh will serve as Chief Operating Officer and a member of the Board of Directors of Armada.

•	Ms. Rachel L. Dillard, Mesa’s Chief Financial Officer, beneficially owns 600,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Ms. Dillard will serve as Chief Financial Officer of Armada.

•	Mr. David L. Freeman, Mesa’s Executive Vice President – Gulf Coast Area Manager, beneficially owns 8,383,833 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Freeman will serve in the same capacity at Armada.

•	Mr. James J. Cerna, Jr., a member of Mesa’s Board of Directors, is the President and Chief Executive Officer, and a member of the Board of Directors, of Armada. He beneficially owns 1,284,584 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Cerna will serve as President, and a member of the Board of Directors, of Armada. (Mr. Cerna beneficially owns 2,200,000 shares of Armada common stock.)

•	Mr. Kenneth T. Hern, a member of Mesa’s Board of Directors, is a member of Armada’s Board of Directors. He beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Hern will continue to serve as a member of Armada’s Board of Directors. (Mr. Hern beneficially owns 50,000 shares of Armada common stock).

•	Mr. Fred B. Zaziski, a member of Mesa’s Board of Directors, beneficially owns 275,000 shares of Mesa common stock. It is expected that upon completion of the Acquisition Mr. Zaziski will continue to serve as a member of Armada’s Board of Directors.

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•	At the effective time of the Acquisition, all stock options and restricted stock awards granted by Mesa to members of Mesa’s Board of Directors and Mesa’s executive officers will be assumed by Armada and, when such stock options or restricted stock awards are exercised or vest (as the case may be), they will be converted into shares of Armada common stock in the same manner as other Mesa common stock.

To the extent that Mesa’s executive officers or directors own shares of Mesa common stock, such shares of Mesa common stock will be subject to the same exchange ratio of 0.40 shares of Armada common stock to be issued as the Acquisition Consideration as all other shares of Mesa common stock. As part of the Acquisition, Armada will assume all outstanding incentive awards which, when vested and, if so required, exercised will allow the holder to receive shares of Armada common stock in the same manner as the Acquisition Consideration.

Restricted Stock Awards

Upon the closing of the Acquisition, restricted stock awards held by Mesa employees under its equity incentive plan, including executive officers and directors of Mesa, will be assumed by Armada, and each restricted stock award of Mesa that is outstanding immediately prior to the effective time of the Acquisition will be assumed by Armada and will entitle the holder to receive a restricted stock award pursuant to Armada’s 2012 Incentive Plan entitling the holder to receive a number of shares of Armada common stock equal to 0.40 multiplied by the number of Mesa common shares subject to the original restricted stock award (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward). None of the restricted stock awards held by Mesa employees will vest because of the Acquisition; all restricted stock awards will remain subject to the original vesting schedule of such restricted stock award.

As of November 23, 2012, Mesa’s executive officers and directors, in the aggregate, held restricted stock awards for 850,000 shares of Mesa common stock, which will convert, at the effective time of the Acquisition, into the right to receive, in the aggregate, restricted stock awards for approximately 340,000 shares of Armada common stock, subject to the vesting of those restricted stock awards.

The table below sets forth certain information, as of November 23, 2012, with respect to the restricted stock awards held by certain of Mesa’s directors and executive officers that will be converted into Armada restricted stock awards, subject to the vesting of those restricted stock awards, and an estimate of the total value of the Armada restricted stock awards that such executive officer or director will receive at the effective time of the Acquisition:

Name	Number of Shares of Mesa Common Stock Subject to Restricted Stock Award (Unvested)	Number of Shares of Armada Common Stock to be Subject to New Restricted Stock Award (Unvested)
Rachel Dillard	600,000	240,000
Ray Unruh	75,000	30,000
David Freeman	100,000	40,000
James Cerna	25,000	10,000
Fred Zaziski	25,000	10,000
Kenneth Hern	25,000	10,000
Total	850,000	340,000

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For more information regarding the treatment of Mesa restricted stock awards, see “The Acquisition Agreement – Acquisition Consideration” beginning on page 140.

Stock Options

Upon the closing of the Acquisition, all unvested stock options previously granted to Mesa employees, including executive officers and directors of Mesa, will be assumed by Armada, and will be subject to the exchange ratio of 0.40 shares of Armada common stock in the same manner as other Mesa common stock. None of the options held by Mesa employees will vest because of the Acquisition; all option awards will remain subject to the original vesting schedule of such options.

As of November 23, 2012, Mesa’s executive officers and directors, in the aggregate, held 2,050,000 stock options, of which, 1,900,000 were exercisable and which, at the effective time of the Acquisition, will convert into the right to receive, in the aggregate, approximately 820,000 shares of Armada stock, subject to the vesting and exercise of those stock options.

The table below sets forth certain information, as of November 23, 2012, with respect to the stock options held by certain of Mesa’s directors and executive officers that will be converted into options to purchase the number of Armada shares at the exercise price set forth opposite such director’s or executive officer’s name.

Name	Number of Shares of Mesa Common Stock Subject to Option (Vested)	Number of Shares of Mesa Common Stock Subject to Option (Unvested)	Exercise Price Per Share	Number of Shares of Armada Common Stock to be Subject to New Option (Vested)	Number of Shares of Armada Common Stock to be Subject to New Option (Unvested)	Adjusted Exercise Price Per Share	Expiration Date
Randy Griffin	1,000,000	0	0.15	400,000	0	0.38	June 30, 2016
James Cerna	250,000	0	0.25	100,000	0	0.63	January 5, 2015
Fred Zaziski	250,000	0	0.25	100,000	0	0.63	January 5, 2015
Kenneth Hern	250,000	0	0.25	100,000	0	0.63	January 27, 2015
James Cerna	50,000	50,000	0.15	20,000	20,000	0.38	June 7, 2017
Fred Zaziski	50,000	50,000	0.15	20,000	20,000	0.38	June 7, 2017
Kenneth Hern	50,000	50,000	0.15	20,000	20,000	0.38	June 7, 2017
Total	1,900,000	150,000		760,000	60,000

For more information regarding the treatment of Armada options, see “The Acquisition Agreement – Acquisition Consideration” beginning on page 140.

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Director and Officer Indemnification and Insurance

Under the terms of the Acquisition Agreement, from the closing of the Acquisition, Armada will indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted by law, each current and former director and executive officer of Mesa and its subsidiaries, in each case to the same extent such directors and executive officers are indemnified or have the right to advancement of expenses as of the date of Acquisition Agreement by Mesa for acts or omissions occurring at or prior to the effective time of the Acquisition (including for acts or omissions occurring in connection with the approval of the Acquisition Agreement and the consummation of the transactions contemplated thereby).

Armada is required to purchase a two-year tail policy of directors’ and officers’ liability insurance covering claims arising from facts or events that occurred on or before the effective time of the Acquisition with respect to those persons who are currently covered by Mesa’s directors’ and officers’ liability insurance policy of at least the same coverage and amounts and containing terms and conditions with respect to such coverage and amounts no less favorable than those of such current policy.

Section 16 Matters

Mesa’s and Armada’s Boards of Directors have agreed to take steps to exempt from short-swing profit recapture liability under Section 16 of the Exchange Act any dispositions of Mesa’s common stock by directors, executive officers and principal stockholders who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mesa.

Security Ownership of Certain Beneficial Owners and Management of Mesa

The following table sets forth information with respect to the beneficial ownership of Mesa’s common stock known by us as of November 23, 2012, by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors and executive officers; and
•	all of Mesa’s directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class (3)
Randy M. Griffin	16,080,341	(4)(9)(10)	16.0%
Ray L. Unruh	9,866,793	(5)(9)	10.5%
Rachel L. Dillard	600,000	(6)	*
David L. Freeman	8,383,833	(7)	9.0%
Kenneth T. Hern	275,000	(8)	*
Fred B. Zaziski	275,000	(8)	*
James J. Cerna, Jr.	1,284,584	(8)	1.5%
All directors and executive officers as a group (7 persons)	36,765,551	(9)	37.0%

W. Willard Powell	6,288,751	(11)	7.5%

* Indicates beneficial ownership of less than 1%.

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(1) Unless otherwise noted, the mailing address of each beneficial owner is c/o Mesa Energy Holdings, Inc., 5220 Spring Valley Road, Suite 615, Dallas, Texas 75254. Data is based on information furnished to us by the named officers and directors.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having or sharing voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 23, 2012, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Percentages are based upon 84,330,477 shares of Mesa common stock issued and outstanding as of November 23, 2012.

(4) Includes 1,735,740 shares owned by Amagosa Investments Ltd. (“Amagosa”). Mr. Griffin, as General Partner of Amagosa, has sole voting and investment control with respect to our shares held by Amagosa. Also includes 1,904,000 owned by Sycamore Resources, Inc. (“Sycamore”). Mr. Griffin, as the sole shareholder of Sycamore, has sole voting and investment control with respect to Mesa’s shares held by Sycamore. Includes 1,000,000 shares of Mesa common stock that may be issued upon exercise of non-incentive stock options granted under its 2009 Equity Incentive Plan. Also includes an aggregate of 5,000,000 shares of common stock that may be purchased from Ray Unruh and Unruh & Unruh Properties Ltd. pursuant to option agreements dated June 18, 2010.

(5) Includes 770,830 shares owned by Ray L. Unruh Profit Sharing Plan (the “Unruh Plan”), of which Mr. Unruh is a trustee and has voting and investment control with respect to our shares held by the Unruh Plan, 2,632,539 shares owned by Unruh & Unruh Properties Ltd. and 2,249,722 owned by Cherokee Financial Corp. Mr. Unruh, as President of the General Partner of Unruh & Unruh Properties Ltd. and as sole shareholder of Cherokee Financial Corp. has voting and investment control with respect to our shares held by these entities. Includes the 5,000,000 shares owned by Ray Unruh and Unruh & Unruh Properties Ltd. that may be purchased by Randy Griffin pursuant to option agreements dated June 18, 2010. Includes 75,000 shares of our restricted common stock issued under our 2009 Equity Incentive Plan. Does not include 75,000 shares of our restricted common stock issuable under our 2009 Equity Incentive Plan, 30,000 of which vest on March 30, 2013 and 45,000 of which vest on September 30, 2013.

(6) Includes 100,000 shares of Mesa restricted common stock under its 2009 Equity Incentive Plan and an additional 500,000 shares of its restricted common stock under Ms. Dillard’s employment agreement. Does not include (i) 100,000 shares of our restricted common stock issuable under Mesa’s 2009 Equity Incentive Plan, 40,000 of which vest on March 30, 2013 and 60,000 of which vest on September 30, 2013 and (ii) 500,000 shares of Mesa restricted common stock issuable under Ms. Dillard’s employment agreement, 200,000 of which vest on April 1, 2013 and 300,000 of which vest on October 1, 2013.

(7) Includes 3,471,480 shares owned by Freeman Energy LLC and 1,350,020 shares owned by H S Investments LLC. Mr. Freeman, as the sole Member of each of these entities has sole voting and investment control with respect to Mesa’s shares held by such entities. Includes 100,000 shares of Mesa restricted common stock issued under its 2009 Equity Incentive Plan. Does not include (i) 100,000 shares of Mesa restricted common stock issuable under its 2009 Equity Incentive Plan, 40,000 of which vest on March 30, 2013 and 60,000 of which vest on September 30, 2013.

(8) Includes 250,000 shares of Mesa common stock that may be issued upon exercise of non-incentive stock options granted under its 2009 Equity Incentive Plan. Includes 25,000 shares of Mesa restricted common stock issued under its 2009 Equity Incentive Plan. Does not include 25,000 shares of Mesa restricted common stock issuable under its 2009 Equity Incentive Plan, 10,000 of which vest on March 30, 2013 and 15,000 of which vest on September 30, 2013. Does not include 100,000 shares of Mesa common stock that may be issued upon exercise of non-incentive stock options granted under its 2009 Equity Incentive Plan, 50,000 of which vest on June 8, 3013 and 50,000 of which vest on June 8, 2014..

(9) As Mr. Griffin has an option to purchase an aggregate of 5,000,000 shares of common stock from Ray Unruh and Unruh & Unruh Properties Ltd., such shares have been included as beneficially owned by each of Messrs. Griffin and Unruh, both of whom are our officers and directors. However, such 5,000,000 shares have only been included once in the beneficial ownership of all officers and directors as a group, since a purchase of the shares by Mr. Griffin would increase his share ownership while proportionally decreasing Mr. Unruh’s ownership.

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(10) Includes 1,000,000 shares of Mesa restricted common stock issued under its 2009 Equity Incentive Plan.

(11) Includes 100,000 shares of Mesa restricted common stock issued under its 2009 Equity Incentive Plan.

Material United States Federal Income Tax Consequences of the Acquisition

Armada and Mesa believe that the consummation of the transactions contemplated by the Acquisition Agreement, in accordance with its terms, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and each of Armada, Mesa and MEI will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; however, neither Armada nor Mesa has obtained or will obtain either a tax opinion from legal counsel or a ruling from the Internal Revenue Service regarding the tax consequences to Mesa’s stockholders of the consummation of the transactions contemplated by the Acquisition Agreement, nor is the completion of the Acquisition conditioned upon the receipt of such, and no assurance can be given that Armada and Mesa’s belief as to the U.S. federal income tax consequences of the consummation of the transactions contemplated by the Acquisition Agreement will not be challenged by the Internal Revenue Service or, if challenged, will be upheld by a court having jurisdiction over the matter.

For purposes of this discussion, “U.S. Holder” refers to a beneficial owner of Mesa common stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or in the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Assuming the transactions contemplated by the Acquisition Agreement qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the following material United States federal income tax consequences are expected to result from such qualification:

•	a U.S. Holder will not recognize gain or loss in connection with its receipt of the Acquisition Consideration;
•	a U.S. Holder’s aggregate tax basis in the Armada common stock received as Acquisition Consideration generally will equal such U.S. Holder’s aggregate tax basis in their Mesa common stock; and
•	the holding period for the shares of Armada common stock received by such U.S. holder as Acquisition Consideration, generally will include the holding period for the shares of Mesa common stock which form the basis for receipt of the Acquisition Consideration.

Mesa stockholders are urged to consult their tax advisors as to the United States federal income tax consequences of the transaction, as well as the effects of state, local and non-United States tax laws.

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Regulatory Approvals Required for the Acquisition

It is a condition to the closing of the Acquisition that Mesa and Armada obtain all applicable authorizations, consents and approvals of all relevant governmental entities in connection with the Acquisition. Based on a review of information available relating to the business in which Mesa and Armada are engaged, Mesa and Armada believe that the completion of the Acquisition will not require any filings or approvals with respect to the antitrust laws of the United States, but will require the approval of the Financial Industry Regulatory Authority. However, there can be no assurance that the Acquisition will not be challenged on antitrust or other regulatory grounds, or that Mesa and Armada would defeat any such challenge should it arise.

Anticipated Accounting Treatment

Armada intends to account for the Acquisition as a purchase of a business in accordance with generally accepted accounting principles in the United States. As a result of the fact that, after the effective time of the Acquisition, the current stockholders of Mesa will own approximately 62.4% of the common stock of Armada, Mesa will be treated as the acquiror for such purposes. Accordingly, post-Acquisition Armada will record the assets acquired, primarily unproved oil and gas properties, and liabilities assumed from pre-Acquisition Armada at their respective fair values at the date of completion of the Acquisition. Oil and gas properties will be adjusted for any difference between the carrying value of the pre-Acquisition Armada assets acquired and the total purchase price allocated to those assets. A deferred tax liability arising from pre-Acquisition Armada’s net operating losses and other tax attributes will be recognized. The results of operations of Mesa will be included in Armada’s consolidated results of operations only for periods subsequent to the completion of the Acquisition. The results of operations of Armada following the completion of the Acquisition will reflect the impact of acquisition accounting adjustments, including the effect of changes in the carrying values for assets on depreciation, depletion and amortization expense, as well as the effect of changes in accounting policies to conform with those adopted by Mesa.

Background of Armada

Beginning with Armada’s report on Form 10-Q for the period ending September 30, 2010, up until the filing of a Current Report on Form 8-K on August 16, 2011, to report its entering into certain asset purchase agreements, as well as a change in management, it was deemed to be a “shell company.” In the Current Report on Form 8-K referenced above, Armada also included the necessary “Form 10 Information” to disclose that, as of that date, it is no longer a “shell company.”

Effective July 29, 2011, Armada entered into two separate asset purchase agreements pursuant to which it acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas (the “Gonzalez Property”) and two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas (the “Young Property”). Pursuant to the asset purchase agreement for the Young Property, the property acquired is subject to an operating agreement with Baron Energy, Inc. (“Baron”), an independent oil and gas production, exploitation, and exploration company headquartered in New Braunfels, Texas, pursuant to which Armada receive a 75% non-operated working interest and a 60.9375% net revenue interest in the leases; Baron receives a 25% operated working interest and a 20.3125% net revenue interest in the leases. The wells are currently, and will remain, operated by Baron.

Effective September 16, 2011, Armada entered into an asset purchase agreement with Baron, pursuant to which it acquired two leases totaling approximately 140 acres of land and twelve wells in Archer County, Texas (the “Archer Property”), Armada received an 80% non-operated working interest and a 60.8% net revenue interest in the leases; Baron received a 20% operating working interest and a 15.2% net revenue interest in the leases. Additionally, Baron was given a six-month option to purchase from Armada a 20% non-operated working interest and a 15.2% net royalty interest under the same pro-rata terms and conditions as the original price. This option expired unexercised on March 16, 2012. The wells are currently, and will remain, operated by Baron.

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On March 30, 2012, Armada completed the acquisition of Armada Oil and Gas, a corporation organized under the laws of the State of Nevada, through a share exchange agreement (the “Share Exchange Agreement”) with Armada Oil and Gas and its stockholders, resulting in Armada Oil and Gas becoming a wholly owned subsidiary of Armada. Through Armada Oil and Gas, Armada holds interests in Carbon County, Wyoming that include leasehold interests in 2,284 acres, and an option to acquire leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation project near existing infrastructure, which includes oil and natural gas pipelines, oil refineries and gas processing plants as well as various productive oil and natural gas fields.

Armada’s business strategy in Wyoming, which consists of its “Overland Trail” and “Bear Creek” projects, is to identify and exploit resources from potential sandstone reservoirs in the Upper and Lower parts of the Permian-Pennsylvanian age Casper Formation with secondary targets in the Niobrara Formation. High resistivity development in the 1st, 2nd and 3rd Niobrara Chalks, along with overlying and underlying high organic content marls has been noted in the dozen or so logged wells that have penetrated the Niobrara Formation. Approximately 140 miles of 2D CDP seismic lines attest to the conformity of the Niobrara reflections that are present between thrust faults and away from well control points.

Pursuant to the Share Exchange Agreement, Armada assumed a Purchase and Option Agreement between Armada Oil and Gas and TR Energy, through which it received leasehold interests in 1,280 acres of land, engineering data, and 2D seismic, as well as an option to purchase leasehold interests to an additional 23,700 acres on or before September 30, 2014, subject to Armada making certain installment payments, at a purchase price of $1,000 per net acre. Armada must drill a vertical test well within 60 days from the date the field operations of the first seismic program undertaken are concluded, provide the weather permits drilling activity, to test the Casper formation at a depth of 9,500 feet. On or before 120 days from drilling the first well, Armada must drill a second test well to a depth of 9,500 feet. Total burdens on any of the acreage acquired pursuant to the Purchase and Option Agreement shall not exceed 25% and net revenue will be 75%. In the event any lease is already burdened with a 25% royalty interest, TR Energy shall reserve a 1% overriding royalty interest.

Armada believes that its collective experience in Overland Trail Project area and its ongoing relationships with geologists and engineers who initiated and developed this and other projects in the area for more than 30 years will position it to become uniquely familiar with the history and geology of the Overland Trail Project area.

Armada intends to develop and produce reserves at a low cost and take an aggressive approach to exploiting its nearly contiguous acreage position through utilization of recent drilling technology advancements and best-practices seismic techniques. The implementation of its drilling strategy using new shale drilling and completion techniques should enable it to identify oil and gas reserves in the Overland Trail Project area.

Armada’s plan of operation in Texas is to evaluate the Gonzales Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves, and to continue to enhance production from the Young Property and Archer Property. Armada does not know if an economically viable oil and gas reserve exists on the Gonzales Property and there is no assurance that Armada will discover one. A great deal of exploration will be required for a final evaluation as to the economic, environmental and legal feasibility before any of Armada’s future exploration is determined.

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Legal Proceedings

As of the date of this prospectus, Armada is not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, Armada’s management is not aware of any known litigation or liabilities involving the operators of its properties that could affect its operations. Should any liabilities incur in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on Armada’s financial position, results of operations or cash flow at this time. Furthermore, Armada do not believe that there are any proceedings to which any of its directors, officers, or affiliates, or any beneficial owner of record of more than five percent of its common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to Armada.

Market Price of and Dividends on Armada Common Stock

and Related Stockholder Matters

Market Information-the OTCQB

Armada’s common stock is quoted on the OTCQB under the symbol “AOIL.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock MarketSM.

As of November 23, 2012, there were 20,294,631 shares of Armada’s common stock issued and outstanding. Additionally, Armada has 964,000 shares of common stock reserved for issuance upon exercise of outstanding stock options and up to 7,325,896 shares of its common stock reserved for issuance upon exercise of outstanding stock purchase warrants. Armada has no shares of preferred stock issued and outstanding.

Currently, there is only a limited public market for Armada stock on the OTCQB. You should also note that the OTCQB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If Armada’s common stock is not quoted on the OTCQB or if a public market for Armada’s common stock does not develop, then investors may not be able to resell the shares of its common stock that they have received and may lose all of their investment. If Armada does establish a trading market for its common stock, the market price of its common stock may be significantly affected by factors such as actual or anticipated fluctuations in its operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may materially adversely affect the market price of Armada’s common stock. Accordingly, investors may find that the price for Armada’s securities may be highly volatile and may bear no relationship to its actual financial condition or results of operation.

The following table sets forth the range of high and low closing bid quotations for Armada’s common stock during its most recent two fiscal years on the OTCQB. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR ENDING MARCH 31, 2012	HIGH	LOW
First Quarter 2012 (April 1 – June 3, 2011)	$1.02	$0.06
Second Quarter 2012 (July 1 – September 30, 2011)	$1.60	$0.65
Third Quarter 2012 (October 1 – December 31, 2011)	$0.90	$0.61
Fourth Quarter 2012 (January 1 – March 31, 2012)	$1.80	$0.65

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FISCAL YEAR ENDING MARCH 31, 2011	HIGH	LOW
First Quarter 2011 (April 1 – June 3, 2010)	$0.18	$0.10
Second Quarter 2011 (July 1 – September 30, 2010)	$0.12	$0.05
Third Quarter 2011 (October 1 – December 31, 2010)	$0.16	$0.06
Fourth Quarter 2011 (January 1 – March 31, 2011)	$0.19	$0.10

On November 23, 2012, the closing price of Armada’s common stock was $0.56 per share.

Dividend Policy

Armada has not paid any dividends on its common stock and its Board of Directors presently intends to continue a policy of retaining earnings, if any, for use in its operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit Armada from declaring dividends where, if after giving effect to the distribution of the dividend:

•	Armada would not be able to pay its debts as they become due in the usual course of business; or

•	Armada’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit Armada’s ability to pay dividends or which it reasonably believe are likely to limit materially the future payment of dividends on common stock.

Armada’s Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of Armada’s common stock as to payment of dividends.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information regarding the common stock that may be issued upon the exercise of options, warrants and other rights that have been or may be granted to employees, directors or consultants under all of Armada’s existing equity compensation plans, as of March 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	14,000		$2.61	3,976,000
Equity compensation plans not approved by security holders	-		-	-
Total	14,000	(2)	$2.61	3,976,000

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(1) Consists of grants under Armada’s 2002 Stock Plan. The 2002 Stock Plan expired in September 2012; in anticipation of its expiration, by way of Unanimous Written Consent dated April 27, 2012, Armada’s Board of Directors approved the terms and provisions of the 2012 Incentive Plan. The 2012 Incentive Plan was approved by stockholders owning the majority of Armada’s shares of common stock and became effective on May 1, 2012, after which time no new equity awards may be made under the 2002 Stock Plan. Pursuant to an Option Exchange Agreement, dated June 15, 2012, the 14,000 stock options outstanding under the 2002 Plan at March 31, 2012 and as of May 1, 2012, were exchanged for an equal number of options issued under, and in accordance with the terms of, the 2012 Incentive Plan. All terms of the original option grants remain the same. Armada has reserved 5,000,000 share of common stock for issuance upon grant or exercise of awards by participants under the 2012 Incentive Plan.

(2) Does not include options awarded to officers and directors after March 31, 2012, which are described elsewhere in this prospectus.

Armada’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Armada’s financial conditions and results of operations should be read in conjunction with the consolidated financial statements of Armada included in this prospectus/proxy statement and with “Risk Factors – Risks Relating To Armada’s Business and the Oil and Gas Industry,” beginning on page 36.

Overview

Armada was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.” On June 20, 2005, Armada amended its Articles of Incorporation to effect a change of name to International Energy, Inc. On June 27, 2011, Armada amended its Articles of Incorporation to change its name to NDB Energy, Inc. On May 7, 2012, Armada filed a Certificate of Amendment to its Articles of Incorporation to change its name to Armada Oil, Inc.

On June 12, 2011, Armada’s stockholders, pursuant to a written consent in lieu of a special meeting signed by the stockholders owning a majority of its then issued and outstanding shares, authorized its officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-five reverse stock split with all fractional shares being rounded up to the nearest whole share (the “Reverse Split”). The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011, subject to regulatory approval. All share and per share amounts have been retrospectively restated to reflect the Reverse Split.

Beginning with its report on Form 10-Q for the period ending September 30, 2010, up until the filing of a Current Report on Form 8-K on August 16, 2011, to report its entering into certain asset purchase agreements, as further described below, as well as a change in management, Armada was deemed to be a “shell company.” In the Current Report on Form 8-K referenced above, Armada also included the necessary “Form 10 Information” to disclose that, as of that date, it is no longer a “shell company.”

Effective July 29, 2011, Armada entered into an asset purchase agreement with Mr. Cerna and Acqua Ventures, Inc., pursuant to which it acquired the lease to the Gonzales County Property for total compensation of 1,800,000 shares of its common stock.

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Also, effective July 29, 2011, Armada entered into an asset purchase agreement for the Young County Property with Mr. Cerna pursuant to which it acquired the Young County Property for total cash compensation of $128,500. Pursuant to the asset purchase agreement, the property acquired is subject to an operating agreement with Baron, pursuant to which Armada receives a 75% non-operating working interest and a 60.9375% net revenue interest in the leases; Baron receives a 25% operated working interest and a 20.3125% net revenue interest in the leases. The wells are currently, and will remain, operated by Baron.

Effective July 29, 2011, Armada entered into an at-will employment agreement with Mr. Cerna, pursuant to which Mr. Cerna was appointed to be its President and CEO. At that time, Mr. Dang resigned as President and CEO.

Effective September 16, 2011, Armada entered into an asset purchase agreement with Baron, pursuant to which it acquired the Archer County Property for $125,000. Pursuant to the terms of the agreement, Armada receive an 80% non-operating working interest and a 60.8% net revenue interest in the leases; Baron received a 20% operating working interest and a 15.2% net revenue interest in the leases. Additionally, Baron was given a six-month option to purchase from Armada a 20% non-operating working interest and a 15.2% net royalty interest under the same pro-rata terms and conditions as the original price. This option expired unexercised on March 16, 2012. The wells are currently, and will remain, operated by Baron.

On March 30, 2012, Armada completed the acquisition of Armada Oil and Gas through the Share Exchange Agreement with Armada Oil and Gas and the Armada Oil and Gas stockholders. Pursuant to the Share Exchange Agreement, the Armada Oil and Gas stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants with us in return for 8,870,000 shares of its common stock, 2,520,000 of Armada’s Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of Armada’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share and 2,520,000 of Armada’s Series C Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of Armada’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share.

The Series C Warrants may not be exercised unless and until Armada informs the holders that the aggregate number of shares of common stock issuable upon exercise of all of the Series C Warrants, along with all other warrants issued by Armada pursuant to the Share Exchange Agreement, together with the shares of its common stock issued to the Armada Oil and Gas Stockholders pursuant to the Share Exchange Agreement, will not constitute more than 49.9% of Armada’s total number of shares of common stock issued and outstanding at the time of exercise. Upon completion of the Share Exchange Agreement, the Armada Oil and Gas stockholders owned approximately 43.7% of Armada’s then issued and outstanding shares of common stock.

On July 2, 2012, Armada entered into a geophysical data acquisition agreement with Geokinetics USA, Inc., a leading provider of seismic data to the oil and gas industry worldwide, to conduct a 3 dimensional seismic survey on its acreage position in the developing Niobrara oil play. The survey will cover over 41 square miles in and around the Laramie and Hanna Basins in Southern Wyoming.

Based in Houston, Texas, Armada is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Through its wholly owned subsidiary, Armada Oil and Gas, it plans to pursue projects located in Southern Wyoming. Armada Oil and Gas holds interests in Carbon County, Wyoming that include leasehold interests in 2,284 acres, and an option to acquire leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation project near existing infrastructure, which includes oil and natural gas pipelines, oil refineries and gas processing plants as well as various productive oil and natural gas fields.

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Wyoming

Armada’s business strategy in Wyoming, which includes the “Overland Trail” and the “Bear Creek” projects, is to identify and exploit resources from potential sandstone reservoirs in the Upper and Lower parts of the Permian-Pennsylvanian age Casper Formation with secondary targets in the Niobrara Formation. High resistivity development in the 1st, 2nd and 3rd Niobrara Chalks, along with overlying and underlying high organic content marls has been noted in the dozen or so logged wells that have penetrated the Niobrara Formation. Approximately 140 miles of 2D CDP seismic lines attest to the conformity of the Niobrara reflections that are present between thrust faults and away from well control points.

Pursuant to the Share Exchange Agreement, Armada assumed the Purchase and Option Agreement dated as of February 7, 2012 and amended on September 25, 2012, between Armada Oil and Gas and TR Energy through which it received leasehold interests in 1,280 acres of land, engineering data, and 2D seismic, as well as an option to purchase leasehold interests to an additional 23,700 acres on or before September 30, 2014, at a purchase price of $1,000 per net acre, subject to Armada making certain prior installment payments for a separate 320 acre unit of land. Armada must drill a vertical test well within 60 days from the date the field operations of the first seismic program undertaken are concluded, provide the weather permits drilling activity, to test the Casper formation at a depth of 9,500 feet. On or before 120 days from drilling the first well, Armada must drill a second test well to a depth of 9,500 feet. Total burdens on any of the acreage acquired pursuant to the Purchase and Option Agreement shall not exceed 25% and net revenue will be 75%. In the event any lease is already burdened with a 25% royalty interest, TR Energy shall reserve a 1% overriding royalty interest.

On November 2, 2012, Armada entered into the Farmout Contract with Anadarko pursuant to which Anadarko granted Armada the right to a conduct 3D seismic on the Contract Acreage. Within ten (10) days after the execution of the Farmout Contract, Anadarko will execute a Permit in Armada’s favor granting it the non-exclusive right until May 1, 2013, to enter upon and conduct the 3D Survey operations on and across the Contract Acreage. In the event Armada does not finish the 3D Survey on or before May 1, 2013, the Farmout Contract and the rights and options granted therein automatically terminates. In consideration of the Permit, Armada agreed to deliver to Anadarko, at its expense, a copy of the results of the data acquired in connection with the entire 3D survey we conducts Additionally, Armada agreed to make a commitment to drill a test well at a location of its choice on the Contract Acreage on or before August 1, 2013.

If Armada (i) drills an Initial Test Well or Continuous Option Test Well capable of production in paying quantities to Initial Contract Depth or Option Contract Depth, respectively, (ii) Completes it as a producer, (iii) submits evidence thereof, and (iv) otherwise complies with and performs all other terms, covenants, and conditions of the Farmout Contract, all in the manner and time therein provided, then Armada will earn and be entitled to receive from Anadarko, a Lease, effective 30 days from the date of the release of the rotary rig from the Test Well covering all of Anadarko’s Oil and Gas Estate in the respective drill site section limited to the Earned Depth. The Lease earned by Armada will (i) be for a primary term of three (3) years; (ii) provide for a lessor’s royalty of twenty percent (20%), proportionately reduced in accordance with the Royalty; (iii) be without warranty of title; and (iv) be subject to any gas sales, purchase, transportation or gathering contracts affecting the leased lands on the date of the Farmout Contract.

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Armada believes that its collective experience in “Overland Trail” and “Bear Creek” project areas and its ongoing relationships with geologists and engineers who initiated and developed this and other projects in the area for more than 30 years will position it to become uniquely familiar with the history and geology of the Overland Trail Project area.

Armada intends to develop and produce reserves at a low cost and take an aggressive approach to exploiting its nearly contiguous acreage position through utilization of recent drilling technology advancements and best-practices seismic techniques. The implementation of its drilling strategy using new shale drilling and completion techniques should enable it to identify oil and gas reserves in the Overland Trail Project area.

Texas

Armada’s plan of operation in Texas is to evaluate the Gonzales County Property in order to ascertain whether it possesses commercially exploitable quantities of oil and gas reserves, and to continue to enhance production from the Young County Property and Archer County Property. Armada does not know if an economically viable oil and gas reserve exists on the Gonzales County Property and there is no assurance that it will discover one. A great deal of exploration will be required for a final evaluation as to the economic, environmental and legal feasibility before any of its future exploration is determined.

Even if Armada completes its proposed exploration program and is successful in identifying any oil and gas, it will have to spend substantial funds on further drilling and engineering studies before it will know whether it has commercially viable oil and/or natural gas.

During the quarter ended March 31, 2012, Armada conducted repairs on, and further developed both the Young County Property and the Archer County Property, including performing acid jobs on all the wells, to increase the volume of fluids in the injection wells in an attempt to increase production. During the second half of 2012, Armada plans to continue its efforts to increase production of the wells. There is no guarantee that any efforts it undertakes will prove to be effective.

Results of Operations

Armada anticipates that its results of operations will fluctuate for the foreseeable future due to several factors, such as the progress of its exploration and production efforts and the infusion of additional capital. Due to these uncertainties, accurate predictions of future operations are difficult or impossible to make.

Six Months Ended September 30, 2012 and 2011

Oil Sales

Oil production for the three months ended September 30, 2012 and 2011, was 353 barrels and 283 barrels, respectively, generating revenue of $26,197 and $19,645 during the three months ended September 30, 2012 and 2011, respectively, for an average price per barrel of $74.21 and $69.42, respectively.

Oil production for the six months ended September 30, 2012 and 2011, was 743 barrels and 283 barrels, respectively, generating revenue of $49,350 and $19,645 during the six months ended September 30, 2012 and 2011, respectively, for an average price per barrel of $66.42 and $69.42, respectively. Armada did not own any producing properties until July 2011.

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Operating Expenses

Lease Operating Expenses

Lease operating expenses for the three months ended September 30, 2012 and 2011, were $50,586 and $35,348, respectively.

Lease operating expenses for the six months ended September 30, 2012 and 2011, were $112,647 and $35,348, respectively. During both the three and six month periods ended September 30, 2012 and 2011, Armada conducted repairs on, and further developed, both the Young County Property and Archer County Property, including performing acid jobs on many of the injection wells in order to increase production.

Depletion, Accretion, and Depreciation Expense

Depletion, accretion, and depreciation expense for the three months ended September 30, 2012 and 2011, was $48,574 and $0, respectively.

Depletion, accretion, and depreciation expense for the six months ended September 30, 2012 and 2011, was $48,574 and $0, respectively.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2012 and 2011, were $268,442 and $107,792, respectively, an increase of $160,650. $39,450 of the increase was due to an increase in accounting and audit fees of $12,629, related to increased accounting activity associated with lease acquisitions and renewals and to the filing of Armada’s Form S-1 Registration Statement in September 2012, as well as to an increase in legal fees of $15,414 related primarily to the preparation of the Form S-1 Registration Statement. $36,099 of this increase related to salaries for Armada’s CEO and CFO who were hired in July 2011 and May 2012, respectively. $32,262 of this increase was due to new public and investor relations programs initiated in May and July of 2012. $27,744 of this increase related to directors’ fees and non-cash compensation expense association with stock options issued to Armada’s independent directors in May 2012.

General and administrative expenses for the six months ended September 30, 2012 and 2011, were $566,198 and $200,623, respectively, an increase of $365,575. $69,905 of this increase was due to an increase in accounting and audit fees of $27,364, related to increased accounting activity associated with lease acquisitions and renewals and to the filing of Armada’s Form 10-K in June 2012 and its Form S-1 Registration Statement in September 2012, as well as to an increase in consulting fees of $32,517 related primarily to the valuation of the Wyoming Property in connection with the acquisition of Armada Oil and Gas. $101,845 of this increase related to salaries for Armada’s CEO and CFO who were hired in July 2011 and May 2012, respectively. $66,590 of this increase was due to new public and investor relations programs initiated in May and July of 2012. $75,570 of this increase related to directors’ fees and non-cash compensation expense association with stock options issued to Armada’s independent directors in May 2012. $31,882 of the increase related to travel associated with a combined board of directors meeting and land site visit to Armada’s property in Wyoming in June 2012 and the start of its seismic survey work in August 2012.

Net Loss

As a result of the foregoing, net loss for the three months ended September 30, 2012, was $341,401, compared to a net loss of $123,495 for the three months ended September 30, 2011. Net loss for the six months ended September 30, 2012 was $678,065, compared to a net loss of $216,326 for the six months ended September 30, 2011.

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Years Ended March 31, 2012 and 2011

Oil Sales

Oil production for the years ended March 31, 2012 and 2011, was 964 barrels and 0 barrels, respectively, generating revenue of $77,289 in fiscal 2012 only, for an average price per barrel of $80.18. Armada did not own any oil and gas producing properties until the July 29, 2011, purchase of the Young County Property and the September 16, 2011, purchase of the Archer County property. As such, it did not have any oil related sales prior to that time.

Operating Expenses

Professional Fees

Professional fees substantially consist of accounting fees, audit and tax fees, legal fees, and SEC related filing costs.

Professional fees for the years ended March 31, 2012 and 2011, were $196,248 and $83,112, respectively. The increase of $113,136 was substantially due to an increase in legal fees of approximately $87,800, related to Armada’s 2011 name change, the reverse stock split, the changes in its management team and Board of Directors, the acquisition of oil and gas leases to properties in Archer, Young, and Gonzales Counties, and the Share Exchange Agreement. Also contributing to the increase in professional fees was an increase in accounting fees of approximately $12,800 and SEC filing fees of approximately $9,200 related to the aforementioned transactions and the filing of a Post-effective Amendment to Form S-1.

Lease Operating Expenses

Lease operating expenses for the year ended March 31, 2012 and 2011, were $145,450 and $0, respectively. During the year ended March 31, 2012, Armada conducted repairs on, and further developed both the Young County Property and the Archer County Property, including performing acid jobs on many of the injection wells in order to increase production.

Salaries and Benefits

Salaries and benefits for the years ended March 31, 2012 and 2011 were $137,872 and $10,002, respectively. Fiscal 2012 costs represent eight months of salary, related payroll taxes, and health benefits, for Mr. Cerna, who was appointed to the positions of President and CEO, effective July 29, 2011. Salaries and benefits for the year ended March 31, 2011, represents amounts paid to Mr. Charles Bell, a former executive and director, who resigned from Armada’s board and all executive officer positions effective August 27, 2010.

Director and Management Fees

Director and management fees for the years ended March 31, 2012 and 2011, were $57,725 and $53,338, respectively. The increase of $4,387 is substantially due to an increase of $34,900 in management fees incurred for services provided by Mr. Dang, Armada’s former President, CEO, and CFO. As a result of the increased level of financial activity related to its acquisition of property in Texas, Mr. Dang’s monthly compensation was increased from $1,700 to $5,000 per month, effective August 1, 2011. Offsetting this increase is a decrease in directors’ fees of $6,712 and a reversal of stock-based compensation expense of $16,182 due to the forfeiture of stock options upon the resignation of Ms. Joanne Lustre from its Board of Directors on July 29, 2011.

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Public and Investor Relations

Public and investor relations costs represent fees paid to publicize Armada business within the industry and investor community with the purpose of increasing company recognition and branding and to provide stockholder communications. Armada utilizes various third parties to manage its public and investor relations activities.

Public and investor relations expenses for the years ended March 31, 2012 and 2011, were $7,352 and $5,170, respectively. The increase of $2,182 is substantially due to press releases announcing the appointment of Mr. Cerna to the positions of President and CEO and the acquisition of oil and gas leases in Texas.

Other Operating Expenses

Other operating expenses include travel and entertainment, rent, telephone, office supplies, postage and printing, information technology related fees, and other administrative costs.

Other operating expenses for the years ended March 31, 2012 and 2011, were $66,864 and $31,539, respectively. The increase of $35,325 is primarily due to an increase in rent of approximately $9,300 for new office space Armada began utilizing in Texas and California, an increase in expense related to a new director and officer insurance policy of approximately $7,000, and an increase in travel and entertainment expense of approximately $4,000 related to the Texas properties and the 2011 Private Placement (defined below).

Net Loss

As a result of the foregoing, net loss for the twelve months ended March 31, 2012 was $534,222, compared to a net loss of $183,666 for the twelve months ended March 31, 2011.

Liquidity and Capital Resources

As of September 30, 2012, Armada had an accumulated deficit of $4,300,003. At September 30, 2012, Armada had cash and cash equivalents of $579,999 compared to $982,323 at March 31, 2012. Armada’s cash and cash equivalents are held in bank deposit accounts. Armada had no outstanding debt at September 30, 2012.

In October 2011, Armada entered into a self-directed placement (the “2011 Private Placement”) consisting of the sale of 2,500,000 units at a price of $0.60 per unit. Each unit sold in the 2011 Private Placement consisted of one share of Armada’s common stock and one Series A Common Stock Purchase Warrant (the “Series A Warrants”) to purchase a share of common stock at $1.25 per share for a period of two years from the date of issuance. The 2011 Private Placement closed on December 31, 2011 at which time Armada raised $704,870 and issued 1,174,785 shares of common stock and 1,174,785 Series A Warrants.

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In September 2012, Armada entered into a self-directed private placement (the “2012 Private Placement”) consisting of the sale of up to 1,111,111 units at a price of $0.90 per unit. Each unit to be issued in the 2012 Private Placement consists of one share of Armada’s common stock and one Series D Common Stock Purchase Warrant (the “Series D Warrants”) to purchase a share of common stock at $1.25 per share for a period of three years from the date of issuance. The 2012 Private Placement, originally due to expire on October 31, 2012, has been extended through December 31, 2012. As of September 30, 2012, Armada raised $428,000 and will issue 475,556 shares of common stock and 475,556 Series D Warrants upon closing of the 2012 Private Placement. Subsequent to September 30, 2012, Armada raised an additional $292,000 pursuant to the terms of the 2012 Private Placement resulting in the pending issuance of 324,446 shares of Armada’s common stock and 324,446 Series D Warrants upon closing.

Since inception, Armada has financed its operations primarily from: the funds raised in the 2011 Private Placement; $2,400,000 raised pursuant to a private placement completed in April 2008; $730,000 received from the exercise of warrants in fiscal 2009; $378,436 received in connection with the acquisition of Armada Oil and Gas in fiscal 2012; and $720,000 raised pursuant to the 2012 Private Placement in fiscal 2013, of which $428,000 was received during the six months ended September 30, 2012.

Net cash used in operating activities was $362,039, for the six months ended September 30, 2012, compared to net cash used in operating activities of $135,654 for the comparable period ended September 30, 2011. The increase in cash used in operating activities of $226,385 was substantially due to the increase in accounts payable of $198,313, the majority of which related to Armada’s seismic survey, lease renewals and land management expenses with respect to its property located in Wyoming.

Net cash used in investing activities was $468,285 for the six months ended September 30, 2012, compared to net cash used in investing activities of $264,447 for the comparable period of the prior year. During the six months ended September 30, 2012, Armada incurred cash expenditures of $276,107 for renewing existing leases and entering into new leases with respect to its properties located in Wyoming. Armada also paid $65,765 associated with its seismic study in the Wyoming Property and $7,534 for the purchase of new production tanks for its Archer County, Texas property.

Net cash provided by financing activities during the six months ended September 30, 2012 was $428,000, compared to $0 for the six months ended September 30, 2011. This represented the proceeds from the sale of 475,556 units in connection with the 2012 Private Placement.

Armada is an exploration stage company with only a limited operating history upon which to base an evaluation of its current business and future prospects. Armada has only begun engaging in the oil and gas exploration and development business and it does not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of Armada’s business is unproven. Errors may be made in predicting and reacting to relevant business trends and Armada will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies. Armada may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause its business, results of operations, and financial condition to suffer.

Other Contractual Obligations

At September 30, 2012, Armada’s contractual obligations consisted of future minimum lease payments of $3,297 pursuant to its corporate office leases in Houston, Texas and additional office space in San Carlos, California. In addition, Armada has future minimum payments of $52,989 due over the next twelve months pursuant to contractual agreements with third parties for legal services, public and investor relations services, and SEC related filing services.

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Off Balance Sheet Arrangements

Armada has no off-balance sheet arrangements.

Recently Issued and Adopted Accounting Pronouncements

Armada reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of Armada’s previous fiscal year may be applicable to it, Armada has not identified any standards that it believes merit further discussion. Armada believes that none of the new standards will have a significant impact on its consolidated financial statements.

Background of Mesa

Mesa is an oil and gas E&P company engaged primarily in the acquisition, drilling, development, production and rehabilitation of oil and gas properties.

Mesa’s business plan is to build a strong, balanced and diversified portfolio of oil and gas reserves and production revenue through the acquisition of properties with solid, long-term existing production with enhancement potential and the development of highly diversified, multi-well developmental drilling opportunities. Mesa expects this approach to result in steady reserve growth, strong earnings, and significant capital appreciation.

Mesa is constantly evaluating opportunities in the United States’ most productive basins, and currently has interests in the following:

•	Lake Hermitage Field, a producing oil and natural gas field in Plaquemines Parish, Louisiana;

•	Valentine Field, a producing oil and natural gas field in Lafourche Parish, Louisiana;

•	LaRose Field, a producing oil and natural gas field in Lafourche Parish, Louisiana;

•	Bay Batiste Field, a producing natural gas field in Plaquemines Parish, Louisiana;

•	Manila Village Field, a currently shut-in field in Plaquemines Parish, Louisiana

•	Oil and gas leases and a Farmout Agreement regarding approximately 3,400 acres in the Mississippian Limestone play in Garfield and Major Counties, Oklahoma (referred to by Mesa as the Turkey Creek Project); and

•	Java Field, a natural gas development project in Wyoming County in western New York.

MEI, a wholly owned subsidiary of Mesa, is a company whose predecessor entity, Mesa Energy, LLC, was formed in April 2003, to engage in the oil and gas industry. MEI’s oil and gas operations are conducted through itself and its wholly owned subsidiaries. Mesa Gulf Coast, LLC, a wholly owned subsidiary, operates all properties in Louisiana. Mesa Midcontinent, LLC is a qualified operator in the state of Oklahoma. MEI is a qualified operator in the State of New York and operates the Java Field. Mesa’s operating entities have historically employed, and will continue in the future to employ, on an as-needed basis, the services of drilling and recompletion contractors, other drilling related vendors, field service companies and professional petroleum engineers, geologists and landmen as required in connection with future drilling and production operations.

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Mesa’s philosophy is to operate, or directly control the operation of, through its wholly owned subsidiaries or their designees, all properties that it owns or acquires. In Mesa’s opinion, the lack of control resulting from leaving operational control in the hands of third parties substantially increases the risks associated with oil and gas drilling, development and production.

Mesa’s plans for its portfolio to consist of a balanced and diversified mix of multiple asset components that include current production with multiple recompletion and enhancement opportunities along with diversified developmental drilling opportunities. The current production acquisition component in its business plan should expand an already strong revenue base resulting in long-term, dependable revenue and stability. Mesa believes that the developmental drilling program should provide a relatively low risk method of achieving rapid and repeatable growth in revenue and reserves.

South Louisiana

On July 22, 2011, MEI completed the acquisition of TNR, a Louisiana operator. Immediately prior to MEI’s closing of the TNR acquisition, TNR completed the acquisition of properties in four fields in south Louisiana from Samson Contour Energy E & P, LLC (“Samson”). TNR, now a wholly owned subsidiary of MEI, owns 100% working interest in the Lake Hermitage Field in Plaquemines Parish, Louisiana along with various working interests in producing properties in four additional fields in Plaquemines and Lafourche Parishes, Louisiana. The total net mineral acreage held by production in the five fields is approximately 7,189 acres.

Oklahoma

Mesa believes that diversification is vitally important to a rapidly growing E & P company and it has evaluated various opportunities for diversification and expansion in both conventional and emerging resource plays. Mesa believes that the Marcellus Shale in western New York offers an outstanding opportunity; but, because of depressed natural gas prices and the ongoing lack of a resolution of New York’s issues with permitting of wells requiring high volume fracture treatments, it made the determination in early 2012 that it needed to pursue additional expandable and repeatable drilling opportunities, primarily for oil, in other plays. After extensive evaluation, Mesa focused its efforts on the Mississippian Limestone and the Woodford Shale in north central Oklahoma.

Mesa believes that Oklahoma is a favorable place to develop a drilling program. It is relatively close to Dallas, is a very oil friendly state and has good availability of services and a moderate climate. The Mississippian Limestone in Oklahoma is a proven zone that has been drilled vertically in that area for many years so there is a lot of data available with no need for seismic. The emerging horizontal play is far enough along to have big company names and good results to tout, yet early enough that acreage can still be acquired at moderate prices. This is an opportunity to establish a repeatable and expandable drilling programin an area with a high drilling success rate.

The Mississippian Limestone in the area of interest is at a vertical depth of approximately 7,000’ and is 400’ to 500’ thick. The Woodford Shale, which would be a secondary objective in any well drilled, is immediately below the Mississippian and is about 80’ thick. Early reports indicate that the Woodford is oil bearing and quite productive in the area of interest. Potential reserves in the Mississippian on a per well basis are estimated to be 200,000 to 400,000 barrels per well. The Woodford would increase the potential reserves recoverable. A multi-stage frac is required using acid, fresh water and a simple sand proppant. The Mississippian produces some water, so disposal wells will likely be required. The oil is light, sweet crude with a gravity of 40 to 45 dg.

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Mesa currently holds leases or farmout agreements on approximately 3,400 net mineral acres in the play and is continuing to actively pursue additional farmout opportunities. The Company expects to commence drilling of its first horizontal well in the play in the fourth quarter of 2012. The location for this well has been selected, a permit application has been submitted and well planning is ongoing. Information gained from extensive logging and testing of this well will be highly beneficial in the planning of future horizontal wells on the acreage.

New York

On August 31, 2009, Mesa acquired the Java Field, a natural gas development project targeting the Marcellus Shale present in the Appalachian basin in Wyoming County in western New York. The acquisition included 19 producing natural gas wells and their associated leases/units, two surface tracts of land totaling approximately 36 acres and two pipeline systems, including a 12.4 mile pipeline and gathering system that serves the existing field as well as a separate 2.5 mile system located northeast of the field. Mesa’s average net revenue interest in the leases is approximately 78%. Production from the wells is nominal but serves to hold the acreage for future development. In late 2009, Mesa evaluated a number of the existing wells in order to determine the viability of the re-entry of existing wellbores for plug-back and recompletion of the wells in the Marcellus Shale. As a result of this evaluation, Mesa selected the Reisdorf Unit #1 and the Ludwig #1 as its initial targets and these two wells were recompleted in the Marcellus Shale and fracked in May and June of 2010. The initial round of testing and analysis provided a solid foundation of data that strongly supports further development of the Marcellus in western New York. Formation pressures and flow-back rates were much higher than expected providing a clear indication of the potential of the resource. Mesa now believe that shallow horizontal drilling, as is currently being done successfully at this depth in the Fayetteville Shale in northern Arkansas, is ultimately what is needed to maximize the resource.

The State of New York has placed a moratorium on high volume fracture stimulation in order to develop new permitting rules. The new permitting rules have not been completed and there can be no assurance when such permitting rules will be issued or what restrictions such permits might impose on producers. Accordingly, Mesa is unable to continue with its development plans in New York for the time being. Unless the moratorium is removed and new permitting rules provide for the economic development of these properties, production on these properties will remain marginally economic.

Legal Proceedings

From time to time, Mesa may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time that may harm business. To the best of Mesa’s knowledge, there is currently no pending legal proceeding and, as far as it is aware, no governmental authority is contemplating any proceeding to which Mesa is a party or to which any of its properties is subject.

Market Price of and Dividends on Mesa Common Stock

and Related Stockholder Matters

Market Information-the OTCQB

Mesa’s common stock is quoted on the OTCQB under the symbol “MSEH.” The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. The OTCQB is a quotation medium for subscribing members, not an issuer listing service, and should not be confused with The NASDAQ Stock MarketSM.

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As of November 23, 2012, there were 84,330,477 shares of Mesa’s common stock issued and outstanding. Additionally, Mesa has 2,827,000 shares of common stock reserved for issuance upon exercise of outstanding stock options, 870,000 shares of common stock reserved for issuance upon vesting of awarded but unvested restricted common stock grants and 500,000 shares of its common stock reserved for issuance upon exercise of outstanding stock purchase warrants. Mesa has no shares of preferred stock issued and outstanding.

Currently, there is only a limited public market for Mesa stock on the OTCQB. You should also note that the OTCQB is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If Mesa’s common stock is not quoted on the OTCQB or if a public market for Mesa’s common stock does not develop, then investors may not be able to resell the shares of its common stock that they have received and may lose all of their investment. If Mesa does establish a trading market for its common stock, the market price of its common stock may be significantly affected by factors such as actual or anticipated fluctuations in its operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may materially adversely affect the market price of Mesa’s common stock. Accordingly, investors may find that the price for Mesa’s securities may be highly volatile and may bear no relationship to its actual financial condition or results of operation.

The following table sets forth the range of high and low closing bid quotations for Mesa’s common stock during its most recent two fiscal years on the OTCQB. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions. Prior to April 5, 2012, Mesa’s common stock traded on the OTC Markets under the symbol “MSEH.” Prior to August 4, 2009, Mesa’s common stock was quoted on the Over-the-Counter Bulletin Board under the symbol “MSQT.” The following table sets forth the high and low closing prices per share of common stock for the quarters indicated.

FISCAL YEAR ENDING DECEMBER 31, 2011	HIGH	LOW
First Quarter 2011 (January 1 – March 31, 2010)	$0.19	$0.07
Second Quarter 2011 (April – June 30, 2010)	$0.20	$0.06
Third Quarter 2011 (July 1 – September 30, 2010)	$0.19	$0.10
Fourth Quarter 2011 (October 1 – December 31, 2010)	$0.18	$0.07

FISCAL YEAR ENDING December 31, 2010	HIGH	LOW
First Quarter 2011 (January 1 – March 31, 2009)	$3.50	$0.52
Second Quarter 2011 (April – June 30, 2009)	$2.86	$0.36
Third Quarter 2011 (July 1 – September 30, 2009)	$0.43	$0.17
Fourth Quarter 2011 (October 1 – December 31, 2009)	$0.20	$0.07

On November 23, 2012, the closing price of Mesa’s common stock was $0.159 per share.

Dividends

Mesa has never paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future. Mesa intends to retain future earnings to fund ongoing operations and future capital requirements of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon Mesa’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

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Securities authorized for issuance under equity compensation plans

The following table provides information as of December 31, 2011, with respect to the shares of common stock that may be issued under Mesa’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,228,000	$0.20	1,432,000
Equity compensation plans not approved by security holders	-	-	-
Total	2,228,000	$0.20	1,432,000

Mesa’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Mesa’s financial conditions and results of operations should be read in conjunction with the consolidated financial statements of Mesa included in this prospectus/proxy statement and with “Risk Factors – Risks Relating To Mesa’s Business and the Oil and Gas Industry,” beginning on page 51.

Overview

Mesa is a growth-oriented E&P company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities. Mesa currently owns producing oil and natural gas properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Major and Garfield Counties, OK, and Wyoming County, NY.

Corporate History

Mesa was incorporated in the State of Delaware on October 23, 2007, as Mesquite Mining, Inc. to engage in the acquisition and exploration of mining properties. In 2009 Mesa determined to redirect its business focus and on June 19, 2009, it changed its name to Mesa Energy Holdings, Inc. in contemplation of a reverse triangular merger with MEI, which was completed on August 31, 2009. MEI was originally formed in 2001 as North American Risk Management Incorporated, a Colorado corporation, to provide insurance to truck operators. In March 2006, having ceased its former operations, it merged with Mesa Energy, LLC, a Texas limited liability company, and reincorporated in Nevada. Mesa Energy, LLC’s activities between April 2003 and March 2006 included participation in various drilling projects, both as operator and as a non-operator.

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The following discussion highlights the principal factors that have affected Mesa’s financial condition as well as its liquidity and capital resources for the periods described and provides information which management believes is relevant for an assessment and understanding of the statements of financial position, results of operations, and cash flows presented herein. The discussion should be read in conjunction with Mesa’s audited financial statements and related notes and the other financial information included elsewhere in this report.

Producing Fields - Plaquemines and Lafourche Parishes, Louisiana

On July 22, 2011, MEI completed the acquisition of TNR, a Louisiana operator. Immediately prior to MEI’s closing of the TNR acquisition, TNR completed the acquisition of properties in four fields in south Louisiana from Samson. TNR, now a wholly owned subsidiary of MEI, owns 100% working interests in the Lake Hermitage Field in Plaquemines Parish, Louisiana along with various working interests in producing properties in four additional fields in Plaquemines and Lafourche Parishes, Louisiana. The total net mineral acreage held by production in the five fields is approximately 7,189 acres.

Mesa believes that by recompleting or otherwise returning several additional shut-in wells to production, continuing to improve operational efficiencies and continued optimization of the gas lift systems, significant increases in production can continue to be achieved in these fields. Two wells were successfully recompleted to uphole zones in the Lake Hermitage Field in the fourth quarter of 2011 with positive results. The recompletion of three additional wells took place in the second quarter of 2012 and a number of additional recompletions are planned or underway, both in the Lake Hermitage Field and in the Valentine Field. All of this activity is being funded out of operating cash flow. These efforts should significantly increase production and proved developed producing (“PDP”) reserves. An extensive geological and engineering evaluation of the Valentine Field has been completed and a number of additional recompletion and/or drilling opportunities have been identified. In addition, Mesa has submitted applications for permits to drill the first of its PUD drilling locations in the Lake Hermitage Field and it expects to drill the first of several developmental wells later this year. Mesa is reviewing a number of deep targets with potential for farm out or joint venture with other operators and continue to evaluate additional acquisition opportunities in South Louisiana.

Lake Hermitage Field – Plaquemines Parish, Louisiana

Mesa owns a 100% working interest in each of the eighteen wells in the Lake Hermitage Field. Current net production is approximately 188 BOE/D (barrels of oil equivalent per day) from seven producing wells and a total of 3,578 mineral acres is held by production in the field. Ten wells are currently shut-in pending evaluation for workover and/or future recompletion in uphole zones. The LLDSB #1 has been permitted for conversion to a salt water disposal well which would reduce expenses and allow us to handle more fluid on a daily basis. An attempt in the first quarter to convert the LLDSB #7 to a salt water disposal well was unsuccessful and it was plugged and abandoned. There are three processing facilities and tank batteries in the field. The high gravity crude oil produced at Lake Hermitage is transported out of the field by barge.

A significant improvement in efficiency has been achieved in the Lake Hermitage Field by the installation of higher capacity equipment and by optimization of the gas lift system. In addition, during the three months ended June 30, 2012, Mesa recompleted three wells in the Lake Hermitage Field:

The LLDSB #3 was successfully recompleted in the UL-5 Sand at approximately 12,548 feet. It flowed at a rate of 1,972 mcf and 101 barrels of condensate per day at 2,900 psi during a four hour test. The pressures Mesa encountered were considerably higher than expected and the decision was made to shut-in the well and to replace the tubing and down-hole safety and production equipment prior to putting the well on production.

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The LLDSB #20 was successfully recompleted in the UL-1 Sand at approximately 10,055 feet. It flowed at a rate of 1,047 mcf per day of gas at 1,175 psi during a four hour test. The well is online but Mesa has reduced the production rate to conserve gas for higher pricing and/or future field maintenance use.

The LLDSB #34 was recompleted in the A79 Sand at approximately 7,760 feet. After encouraging initial results, the well abruptly stopped flowing and is currently being evaluated.

In addition, Mesa has submitted applications for permits to drill the first two of its PUD drilling locations in the Lake Hermitage Field and it expects to drill the first of several developmental wells later this year.

Bay Batiste Field, Plaquemines Parish, Louisiana

Mesa owns an average 61% working interest in seven wells in the Bay Batiste Field. Current net production is approximately 81 BOE/D from one producing well. The other six wells are currently shut-in pending evaluation for future workover or recompletion in uphole zones. Approximately 74 net mineral acres are held by production by the producing well. The salt water disposal well and two production facilities have plenty of excess capacity to handle production from recompleted wells or from third party operators nearby. Access to markets is excellent.

Larose Field – Lafourche Parish, Louisiana

Various working interests, some of which are non-operated, are owned by Mesa in eight wells in the Larose Field. Current net production is approximately 91 BOE/D from three producing wells and approximately 439 net mineral acres are held by production in the field. Five wells are currently shut-in pending evaluation for future workover or recompletion in uphole zones. The processing facilities and tank batteries are well located and have plenty of excess capacity. Access to pipelines and crude oil markets is excellent.

Valentine Field – Lafourche Parish, Louisiana

Mesa owns an average 90% working interest in forty-four wells in the Valentine Field. Current net production is approximately 385 BOE/D from fourteen producing wells and approximately 3,082 net mineral acres are held by production in the field. There are four salt water disposal wells in the field and twenty-six wells are currently shut-in pending evaluation for future workover or recompletion in uphole zones. The processing facilities and tank batteries are strategically located throughout the field and have plenty of excess capacity. A field operations center is centrally located in the field. Access to pipelines and crude oil markets is excellent.

An extensive geological and engineering evaluation of the Valentine Field has been completed and a number of additional recompletion and/or drilling opportunities have been identified. Mesa expects to recomplete the Valentine #2 in the third quarter of 2012 and to pursue additional recompletions in the field later this year. In addition to numerous recompletion and workover opportunities, there is offset developmental drilling potential as well as deep gas potential. All of those potential opportunities are currently being evaluated.

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SE Manila Village Field – Plaquemines Parish, Louisiana

Mesa owns a non-operated working interest in two wells operated by Hilcorp in the Manila Village Field. 16.88 net mineral acres are held by production in the field. The wells are shut-in at this time.

Java Field Natural Gas Development Project – Wyoming County, New York

On August 31, 2009, Mesa acquired the Java Field, a natural gas development project targeting the Marcellus Shale present in the Appalachian basin in Wyoming County in western New York. The acquisition included 19 producing natural gas wells and their associated leases/units, two surface tracts of land totaling approximately 36 acres and two pipeline systems, including a 12.4 mile pipeline and gathering system that serves the existing field as well as a separate 2.5 mile system located northeast of the field. Mesa’s average net revenue interest in the leases is approximately 78%. Production from the wells is nominal but serves to hold the acreage for future development. In late 2009, Mesa evaluated a number of the existing wells in order to determine the viability of the re-entry of existing wellbores for plug-back and recompletion of the wells in the Marcellus Shale. As a result of this evaluation, Mesa selected the Reisdorf Unit #1 and the Ludwig #1 as its initial targets and these two wells were recompleted in the Marcellus Shale and fracked in May and June of 2010. The initial round of testing and analysis provided a solid foundation of data that strongly supports further development of the Marcellus in western New York. Formation pressures and flow-back rates were much higher than expected providing a clear indication of the potential of the resource. Mesa now believes that shallow horizontal drilling, as is currently being done successfully at this depth in the Fayetteville Shale in northern Arkansas, is ultimately what is needed to maximize the resource.

The State of New York has placed a moratorium on high volume fracture stimulation in order to develop new permitting rules. The new permitting rules have not been completed and there can be no assurance when such permitting rules will be issued or what restrictions such permits might impose on producers. Accordingly, Mesa is unable to continue with its development plans in New York for the time being. Unless the moratorium is removed and new permitting rules provide for the economic development of these properties, production on these properties will remain marginally economic. Accordingly, Mesa’s management made a determination to fully impair the properties as of December 31, 2010.

Mineral Acreage Leasing - Garfield and Major Counties, Oklahoma

During the nine months ended September 30, 2012, Mesa began a leasing and acreage acquisition program in Major and Garfield Counties, Oklahoma, spending $749,756 on approximately 3,400 net mineral acres, with the intent of initiating a drilling program in the Mississippian Limestone no later than the first quarter of 2013. Mesa is continuing to actively lease additional acreage in the play and to pursue agreements with operators to acquire acreage that is held by production. Total capital expense required to develop the field will be determined once all acreage is obtained. Mesa refers to its acreage position in Major and Garfield Counties, OK as the Turkey Creek Field.

Mesa believes that Oklahoma is a great place to develop a drilling program. It is relatively close to Dallas, is a very oil friendly state and has good availability of services and a moderate climate. The Mississippian Limestone in Oklahoma is a proven zone that has been drilled vertically in that area for many years so there is substantial well control information available. The emerging horizontal play is mature enough to have a substantial amount of public information available, yet early enough that acreage can still be acquired at moderate prices. This is an opportunity to establish a repeatable drilling program with additional acreage leasing and acquisition opportunities in an area with a high drilling success rate. All in all, Mesa believes this area offers all of the positive attributes that it is looking for.

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The Mississippian Limestone in the area of interest is at vertical depths of approximately 7,000’ and is 300’ to 500’ thick. The Woodford Shale, which would be a secondary objective in any well drilled, is immediately below the Mississippian and appears to be oil bearing and is about 80’ thick. Potential reserves in the Mississippian on a per well basis are estimated to be 200,000 to 400,000 barrels per well.. The Woodford zone would increase the potential reserves recoverable. Multi-stage fracturing is required using acid, fresh water and a simple sand proppant. The Mississippian produces some water, so disposal wells will be required. The oil is light, sweet crude with a gravity of 40 to 45 dg.

Recent Developments

As part of the execution of Mesa’s business strategy discussed above, it has recently taken the following steps:

•	Acquisition of TNR - On July 22, 2011, the Company acquired 100% of the membership interests in Tchefuncte Natural Resources, LLC, and TNR became a wholly owned subsidiary of Mesa. Assets acquired comprise five oil and gas fields in Plaquemines and Lafourche Parishes in Louisiana.

•	F&M Credit Facility - On July 22, 2011, MEI entered into a $25 million senior secured revolving line of credit (the “Credit Facility”) with The F&M Bank and Trust Company (“F&M Bank”) that was to mature on July 22, 2013 (which has been extended as described below). The interest rate is the F&M Bank Base Rate plus 1% subject to a floor of 5.75%. At present, interest is accruing at 5.75% and is paid monthly. A 2.00% annual fee is applicable to letters of credit drawn under the Credit Facility. The Credit Facility provided financing for the acquisition of TNR, working capital for field enhancements, and general corporate purposes. The Credit Facility was subject to an initial borrowing base of $10,500,000 which was fully utilized by Mesa with the completion of the acquisition of TNR.

•	F&M Bank performed the first scheduled redetermination of Mesa’s credit facility and increased its borrowing base from $10,500,000 to $13,500,000. The redetermination also suspended Mesa’s obligation to make the $150,000 monthly principal payments required prior to the redetermination.

•	F&M Bank performed the second scheduled redetermination of Mesa’s credit facility and increased its borrowing base from $13,500,000 to $14,500,000. The maturity of the note was also extended to July 22, 2014.

•	Hiring a CFO – On September 19, 2011, Rachel L. Dillard joined Mesa as Chief Financial Officer.

•	Establishing audit committee – On December 15, 2011, Mesa established an Audit Committee comprising James J. Cerna, Jr. (Chairman), Fred B. Zaziski and Kenneth T. Hern, all of whom are independent directors.

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Adjusted EBITDA as a Non-GAAP Performance Measure

In evaluating Mesa’s business, management believes earnings before interest, amortization of financing costs, taxes, depreciation, depletion, amortization and accretion of abandonment liabilities, unrealized gains and losses on financial instruments, gains and losses on sales of assets and stock-based compensation expense (“Adjusted EBITDA”) is a key indicator of financial operating performance and is a measure of its ability to generate cash for operational activities and future capital expenditures. Adjusted EBITDA is not a GAAP measure of performance. Mesa uses this non-GAAP measure primarily to compare its performance with other companies in its industry and as a measure of its current liquidity. Mesa believes that this measure may also be useful to investors for the same purposes and as an indication of its ability to generate cash flow at a level that can sustain or support its operations and capital investment program. Investors should not consider this measure in isolation or as a substitute for income from operations, or cash flow from operations determined under GAAP, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures that may be disclosed by other companies.

The following is a reconciliation of Mesa’s net income in accordance with GAAP to its Adjusted EBITDA for the three and nine month periods ending September 30, 2012 and 2011, and for the years ended December 31, 2011 and 2010.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
		(Restated)		(Restated)
Net income (loss)	$(356,875)	$1,473,842	164,687	$904,250
Adjustments:
Interest (income) expense, net	141,949	169,046	410,289	466,082
Depreciation, depletion and accretion expense	361,484	588,709	1,215,448	592,293
Gain on settlement of debt	—	—	—	(223,736)
Share-based compensation expense	76,054	99,916	273,478	183,535
Unrealized (gain) loss on change in derivatives – commodity contracts	862,306	(1,380,200)	938,606	(1,380,200)
Loss on change in derivatives – convertible debt	17,714	78,139	536,422	214,543
Income tax expense (benefit)	195,850	—	(272,164)	—
Adjusted EBITDA	$1,298,482	$1,029,452	$3,266,766	$756,767

	Fiscal Years Ended December 31,
	2011	2010
Net income	$4,151,958	$6,561,235
Adjustments:
Interest (income) expense, net	405,755	930,197
Amortization of deferred financing costs	140,871	147,072
Income tax benefit	(2,783,792)	-
Depreciation, depletion, accretion and impairment	1,429,100	1,136,305
Unrealized gain on change in commodity derivative instruments	(938,950)	-
Unrealized gain/loss on change in convertible debt derivative	113,083	(10,773,500)
Gain on settlement of accounts payable with common stock	(286,041)	-
Loss on conversion of debt	62,306	-
Gain on sales of assets	(22,396)	-
Share-based compensation	324,325	1,131,541
Adjusted EBITDA	$2,596,219	$(867,150)

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Results of Operations

Quarter Ended September 30, 2012 Compared to Quarter Ended September 30, 2011

Revenue

Revenues from sales of oil, natural gas, and natural gas liquids (“NGL”) were $3,235,366 for the three months ended September 30, 2012, as compared to $2,569,464 for the three months ended September 30, 2011. This increase in revenues reflects the results of stimulation efforts in the wells acquired from TNR, despite a decrease in expected third quarter production due to Hurricane Isaac, as a result of which most of Mesa’s Louisiana wells were shut in from several days to several weeks. Revenues were predominantly generated from oil sales of $2,744,219, which is 85% of revenue, compared to natural gas sales of $474,725 which was 14% of revenue. The average price of oil in the third quarter of 2012 and 2011, was $104.33/Bbl and $104.26 respectively. Oil sales volumes during the third quarter of 2012 and 2011, were 286 Bbls per day and 286 Bbls per day, respectively. Average natural gas prices decreased by $1.18/Mcf to $3.08/Mcf in the third quarter of 2012, from an average price of $4.26/Mcf in the third quarter of 2011. Natural gas sales volumes increased during the third quarter of 2012 to 1,678 Mcf per day from 1,282 Mcf per day during the third quarter of 2011. Included in revenue is a small volume of natural gas liquids comprising less than 1%, as well as processing income from Mesa’s Square Mile facility in LaRose Field and transportation income from its Java Field.

Operating expenses

Lease operating expense. Production expense increased to $1,548,851 in the three months ended September 30, 2012, from $991,833 in the three months ended September 30, 2011. Higher expense in the third quarter of 2012 as compared to the third quarter of 2011, is the result of $123,384, net of insurance recovery, incurred in repairs necessitated by damage inflicted by Hurricane Isaac in August 2012, primarily to Mesa’s Lake Hermitage and Bay Batiste properties. Additionally, as Mesa acquired its Louisiana properties from TNR on July 22, 2011, it operated those properties for twenty-one fewer days in the third quarter of 2011 than in the third quarter of 2012. Lease operating expense for the three months ended September 30, 2012 was $22.26 per BOE and $18.07 per BOE for the three months ended September 30, 2011. Included in the calculation of lease operating expense for the three months ended September 30, 2011, is the expense associated with hurricane repairs.

Exploration expense. Exploration expense increased to $137,090 during the three months ended September 30, 2012 from $27,500 during the three months ended September 30, 2011. This was primarily due to prospecting costs incurred by us in Oklahoma and the payment of surface rentals in Louisiana.

General and administrative expense. General and administrative expense increased to $834,953 for the three months ended September 30, 2012 from $692,656 for the three months ended September 30, 2011. The increase is primarily the result of additional payroll and administrative burdens as additional employees have been hired, consultants have been engaged, and stock compensation expense has increased since Mesa’s acquisition of TNR.

Depreciation, depletion, accretion, and impairment expense. The decrease in depreciation, depletion, accretion, and impairment expense to $361,484 for the three months ended September 30, 2012 from $588,709 for the three months ended September 30, 2011, reflects additional reserves at December 31, 2011, from prior reserves at time of the TNR acquisition, used in the calculation of the 2012 depletion factor. Also, the depletable base was reduced at December 31, 2011, when a significant amount of asset retirement costs were fully amortized.

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Operating income. In the three months ended September 30, 2012, Mesa recognized operating income of $352,988 compared to $286,726 in the three months ended September 30, 2011.

Interest expense. Interest expense decreased to $143,940 for the three months ended September 30, 2012, from $169,422 for the three months ended September 30, 2011. The decrease was related primarily to the conversion of convertible notes.

Losses on changes in derivative value. The unrealized loss on change in fair value of derivatives – commodity contracts for the three months ended September 30, 2012, was $862,306 compared an unrealized gain of $1,380,200 for the three months ended September 30, 2011. Unrealized losses in the third quarter of 2012 were primarily the result of changes in oil prices relative to the fixed oil prices in Mesa’s swap derivatives. The loss on change in fair value of derivatives – convertible debt for the three months ended September 30, 2012, was $17,714 compared to a loss of $78,139 for the three months ended September 30, 2011, respectively. The loss associated with the convertible debt derivative represents the change in the fair value of the liability for issuing shares with a market value higher than the strike price upon conversion of convertible debt into common stock. At September 30, 2012, Mesa had no derivative liability associated with convertible debt as all such debt was converted to its common stock in 2012.

Realized gain on commodity contracts. Cash settlements from hedging sales of oil and gas production were $117,741 for the three months ended September 30, 2012 as compared to $53,092 in the three months ended September 30, 2011. The increase is attributable to additional hedge positions Mesa has put in place in 2012 and the amount by which the settlement value of puts exceeded the settlement value of calls.

Income tax benefit. Income tax benefit for the three months ended September 30, 2012 increased to $195,850 from $0 in the three months ended September 30, 2011, due to Mesa having eliminated its tax valuation account at December 31, 2011, and recognized a deferred tax asset.

Net loss. Net loss for the three months ended September 30, 2012 was $356,875 ($0.00 per basic and diluted share), compared to net income of $1,473,842 ($0.02 per basic and diluted share) for the three months ended September 30, 2011. The decrease in earnings is primarily due to reduced production and sales from Mesa’s Louisiana wells shut in for approximately twelve days because of Hurricane Isaac and the ensuing cleanup expense as well as the higher third quarter 2012 losses on commodity contract derivatives.

Nine months Ended September 30, 2012 Compared to the Nine months Ended September 30, 2011

Revenue

Revenues from sales of oil, natural gas, and NGL were $11,477,268 for the nine months ended September 30, 2012 as compared to $2,606,517 for the nine months ended September 30, 2011. This increase in revenues reflects additional sales volumes from producing wells acquired in the TNR Acquisition and stimulation efforts in the wells acquired, despite a decrease in expected third quarter production due to Hurricane Isaac, as a result of which most of Mesa’s Louisiana wells were shut in from several days to several weeks. Revenues are predominantly generated from oil sales of $9,807,859, which is 85% of revenue, compared to natural gas sales of $1,576,485, which is 14% of revenue. The average price of oil in the first nine months of 2012 and 2011 was $109.49/Bbl and $104.26/Bbl, respectively. Oil sales volumes during the first nine months of 2012 were 329 Bbls per day compared to 286 Bbls per day in 2011. The increase in volumes is attributable to the stimulation efforts in the wells acquired from TNR, despite 2012 containing an additional ten days of production over 2011 less approximately twelve days of wells being shut in due to Hurricane Isaac. Average natural gas prices decreased $1.80/Mcf to $2.72/Mcf in the third quarter of 2012 from an average price of $4.52/Mcf in the third quarter of 2011. Natural gas sales volumes increased during the first nine months of 2012 to 2,132 Mcf per day from 972 Mcf per day during the first nine months of 2011, also reflective of Mesa’s acquisition of TNR. Included in revenue is a small volume of NGL comprising just under 1% as well as production processing income from its Square Mile facility and transportation income from its Java Field.

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Operating expenses

Lease operating expense. Production expense increased to $5,171,819, including $123,384 of expenses associated with cleanup from Hurricane Isaac, in the nine months ended September 30, 2012 from $1,005,094 in the nine months ended September 30, 2011. Higher expense in the third quarter of 2012 as compared to the third quarter of 2011is the result of the addition of TNR operations in the third quarter of 2011. Lease operating expense for the nine months ended September 30, 2012 was $20.56 per BOE compared to $17.60 per BOE for the nine months ended September 30, 2011. Included in the calculation of lease operating expense for the nine months ended September 30, 2011, is the expense associated with hurricane repairs in the third quarter.

Environmental remediation expense. Environmental remediation expense for the nine months ended September 30, 2012 was $244,237 as compared to $0 for the nine months ended September 30, 2011, and was incurred in connection with an oil spill which occurred while attempting to convert the LLDSB #7 well to a salt water disposal well. As a result of the spill and additional complications, the conversion of the well was unsuccessful and the well was plugged and abandoned.

Exploration expense. Exploration expense increased to $233,089 during the nine months ended September 30, 2012 from $40,303 during the nine months ended September 30, 2011. This increase was primarily due to prospecting costs incurred by Mesa in Oklahoma and payment of surface rentals in Louisiana.

General and administrative expense. General and administrative expense increased to $2,542,226 for the nine months ended September 30, 2012 from $1,042,364 for the first nine months of 2011. The increase is primarily the result of additional payroll and administrative burdens due to the TNR acquisition and non-cash stock-based compensation expense of $273,478.

Depreciation, depletion, accretion, and impairment expense. The increase in depreciation, depletion, accretion, and impairment expense to $1,215,448 for the nine months ended September 30, 2012 from $592,293 for the nine months ended September 30, 2011 reflects additional reserves at December 31, 2011, from prior reserves at time of the TNR acquisition, used in the calculation of the 2012 depletion factor. Also, the depletable base was reduced at December 31, 2011, when a significant amount of asset retirement costs were fully amortized. Additionally, the 2012 depletion component reflects a full nine months of production, while the September 30, 2011, depletion expense component reflected only 71 production days in 2011.

Loss on settlement of asset retirement obligation. Mesa recognized a loss of $116,394 for the plugging and abandonment of two wells for the nine months ended September 30, 2012. Mesa incurred no such loss in the nine months ended September 30, 2011, but did have a gain of $17,960 on the sale of its Coal Creek Property in Oklahoma.

Operating income. In the nine months ended September 30, 2012, Mesa recognized operating income of $1,954,055 compared to an operating loss of $55,577 in the nine months ended September 30, 2011.

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Interest expense. For the nine months ended September 30, 2012, interest expense decreased to $418,078 from $466,458 for the nine months ended September 30, 2011. The decrease was the result of 2011 induced debt conversion expenses, not incurred in 2012, charged to interest expense, which were offset by additional interest expense and fees in the first nine months of 2012 related to the Credit Facility with F&M Bank and as a result of lower 2012 convertible debt balances which were eliminated in the third quarter. The Credit Facility with F&M Bank was closed during the third quarter of 2011.

Losses on changes in derivative value. The unrealized loss on change in fair value of derivatives – commodity contracts for the nine months ended September 30, 2012 was $938,606 compared to an unrealized gain of $1,380,200 for the nine months ended September 30, 2011. Unrealized losses in the nine months ended September 30, 2012, were primarily the result of changes in oil prices relative to the fixed oil prices in Mesa’s swap derivatives. Loss on change in fair value of derivatives – convertible debt for the nine months ended September 30, 2012 and 2011, was $536,422 and $214,543, respectively. An unrealized loss associated with the convertible debt derivative represents the change in the fair value of potential liability for issuing shares with a higher market value than the strike price upon conversion of convertible debt into common stock. All outstanding convertible debt was converted to common stock in the nine months ended September 30, 2012.

Realized gain on commodity contracts. Cash settlements from hedging Mesa’s sales of oil and gas production were $363,733 for the nine months ended September 30, 2012, as compared to $53,092 in the nine months ended September 30, 2011. This increase is attributable to additional hedge positions Mesa had put in place in 2012 and the amount by which the settlement value of puts exceeded the settlement value of calls.

Income tax expense . Income tax expense for the nine months ended September 30, 2012, increased to $272,164 from $0 in the nine months ended September 30, 2011, due to Mesa having taxable income in the nine months ending September 30, 2012, while incurring a net loss for the nine months ended September 2011.

Net income. Mesa’s net income for the nine months ended September 30, 2012, was $164,687 ($0.00 per basic and diluted share), compared to $904,250 ($0.02 per basic and $0.01 per diluted share) for the nine months ended September 30, 2011. The decrease in net income in the first nine months of 2012 compared to 2011 is due primarily to significantly higher 2012 losses on commodity contract derivatives and losses on convertible debt derivative liability.

Results of Operations for the Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

Revenue

Mesa generated revenues of $6,941,354 for the year ended December 31, 2011 and $61,647 for the year ended December 31, 2010. The increase in revenue reflects an increase in sales volumes as a result of additional producing wells resulting from Mesa’s acquisition of TNR. Mesa received average prices of $3.56 and $4.51 per Mcf for its natural gas production during 2011 and 2010, respectively. The average price of oil Mesa sold in 2011 was $111.75/Bbl. Mesa had no oil production or sales prior to 2011. Mesa received an average price of $2.84 per gallon of natural gas liquids in 2011, but had no such production 2010. Oil sales volumes increased during 2011 to 320 Bbls per day from 0 Bbls per day during 2010. Natural gas sales volumes increased during 2011 to 1,699 Mcf per day from 53 Mcf per day in 2010. Natural gas liquids volumes increased to 100 gallons per day in 2011 from 0 in 2010. The increase in volumes is also attributable to the addition of producing properties resulting from Mesa’s acquisition of TNR.

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Operating Expenses

Production expense. Production expense increased to $2,830,241 in 2011 from $33,407 in 2010. This increase is due to the acquisition of TNR and the resulting increase in the number of wells, as well as increased severance taxes from increased production. 2011 production costs were $28.52 per BOE as compared to $10.28 per BOE in 2010. The increase was primarily attributable to heavy repair and maintenance expense associated with Mesa’s acquisition of TNR, as equipment on those wells required substantial initial attention, as well as high labor costs associated with the use of field contractors, which it has replaced with its employees.

Exploration Expense. Exploration expense increased to $129,478 in 2011 from $13,492 in 2010. This increase was attributable to expenses associated with estimating proved reserves in leases acquired from TNR.

General and Administrative Expense. The decrease in general and administrative expense to $1,855,282 in 2011 from $2,017,244 in 2010 primarily reflects a decrease in legal and professional fees and share based compensation expense associated with stock options, despite increased payroll burden, office rental, and other administrative expenses associated with Mesa’s growth after the TNR acquisition in 2011.

Depreciation, depletion, amortization, and accretion expense. The increase in depreciation, depletion, amortization, and accretion expense to $1,429,100 in 2011 from $1,136,305 in 2010 reflects the substantial increase in volumes of oil and natural gas produced as a result of the Company’s acquisition of TNR and increased capital investment in oil and gas properties depreciated on a units of production basis; the addition of production support facilities and equipment through the TNR acquisition, depreciated on a straight line basis; and the increase in the discounted value of the asset retirement obligation due to the TNR acquisition, accreted in accordance with its discount rate. The 2010 expense was primarily attributable to impairment of the Java and Coal Creek oil and gas properties at year end.

Gain on sale of oil and gas properties. Mesa recognized a gain of $22,396 on the sale of its Coal Creek Property in Oklahoma comprising $17,960 cash received and elimination of the property’s associated asset retirement obligation to the gain.

Operating income. As a result of the above described revenues and expenses, Mesa produced operating income of $719,649 in 2011 as compared to an operating loss of $3,138,801 in 2010.

Interest Expense. Interest expense decreased to $549,512 in 2011, from $1,077,269 in 2010. This was primarily a result of the conversion of notes payable, despite the increase in 2011 of interest expense associated with Mesa’s borrowings from F&M Bank for the acquisition of TNR.

Realized Gain on Change in Commodity Contract Derivative Instruments. During 2011, Mesa realized a gain on the changes in the value of its commodity contract derivative instruments represented by cash settlements of $137,358. The commodity contract derivative instruments are associated with Mesa’s hedging program commenced in the third quarter of 2011 as required by covenants underlying its credit facility with F&M Bank. There was no such program in existence in 2010.

Unrealized Gain on Change in Derivative Instruments – Commodity Contracts. The noncash gain on the change in value of Mesa’s commodity contract derivative instruments for 2011 and 2010 were $938,950 and $0, respectively. The change in noncash gain in derivative value - derivative instrument represents the implementation of Mesa’s hedging program in the third quarter of 2011 as required by covenants underlying its credit facility with F&M Bank.

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Unrealized Gain (Loss) on Derivative Instruments - Convertible Stock. The unrealized gain on the change in derivative values is derived from the conversion feature of Mesa’s convertible promissory notes issued in 2009 and 2010. The conversion feature is accounted for as an embedded financial derivative and, accordingly, is valued each reporting period based on a valuation model that considers market rate inputs and management’s assumptions. The change in value is recorded in the statement of operations. In 2011 Mesa experienced an unrealized loss of $113,083. In 2010 Mesa experienced an unrealized gain of $10,773,500, primarily due to a decrease in stock price during 2010.

Gain on Settlement of Accounts Payable. During 2011, Mesa recognized a gain of $286,041 on settlement of accounts payable to two vendors through the issuance of common shares with fair value less than the amounts due to the vendors in lieu of cash payment.

Income Tax Benefit. Income tax benefit for 2011 was $2,783,792 resulting from the elimination of Mesa’s tax valuation allowance resulting from net operating losses from prior years and recognition in 2011 of a deferred income tax asset. This occurred because Mesa have net income for 2011 and expect to continue to have net income to utilize its net operating losses.

Net Income. Mesa’s net income for 2011 and 2010 was $4,151,958 ($0.07 per basic and $0.06 per diluted share) and $6,561,235 ($0.16 per basic and $0.13 per diluted share), respectively, due to significantly increased 2011 operating income despite the decrease in the net unrealized gain on derivative value in 2011 as compared to 2010.

Liquidity and Capital Resources

Overview

Prior to the closing of Mesa’s acquisition of TNR, its sources of liquidity primarily had been loans from related parties, debt from third parties, and proceeds from the sale of common stock. Various factors outside of Mesa’s control, including the price of oil and natural gas, overall market and economic conditions, the downturn and volatility in the US equity markets and the trading price of its common stock have historically limited Mesa’s ability to raise the capital needed to execute its plan of operations.

On July 22, 2011, MEI completed the acquisition of TNR resulting in a substantial improvement in liquidity resulting from cash flows from field operations. The acquisition included producing properties in five fields in south Louisiana. TNR, now a wholly owned subsidiary of MEI, owns 100% working interest in the Lake Hermitage Field in Plaquemines Parish, Louisiana along with various working interests in producing properties in four fields acquired from Samson in Plaquemines and Lafourche Parishes, Louisiana.

As of September 30, 2012, Mesa had working capital of $3,449,090. As of December 31, 2011, Mesa had working capital of $3,104,453. The increase in the working capital was attributable to:

•	A full nine months of 2012 revenues from the properties acquired from TNR versus only 71 days of revenue from the TNR properties for the nine months ended September 30, 2011.

•	A reduction in the current portion of long term debt due to the elimination of the requirement that Mesa pays the monthly commitment reduction of its long-term note with F&M Bank upon credit redetermination in the second quarter of 2012, the conversion of all convertible debt to common stock, and the retirement of loans associated with its Lake Hermitage camp and crew boat.

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As of December 31, 2011, the outstanding balance of principal and accrued interest on debt was $6,185,982, a net increase of $3,281,636 from the outstanding balance of $2,904,346 as of December 31, 2010. This net increase was primarily due to debt incurred to acquire TNR, net of the reduction in convertible note balances at December 31, 2010.

In addition to the acquisition of TNR, the following events which took place since January 1, 2011 have improved Mesa’s liquidity and capital resources:

•	On June 13, 2011, Mesa sold 320,000 shares of restricted common stock to two of its Directors, for a total of $40,000 in cash;

•	On June 14, 2011, Mesa executed an agreement with Cherokee Financial Corp. (owned by Ray L. Unruh) wherein Cherokee agreed to accept payment in restricted common stock for the outstanding balance of principal and accrued interest on its long term note receivable. A total of 2,249,722 shares, with a fair market value of $314,961, were issued in full payment of outstanding principal of $213,400 and accrued interest of $67,815. Also on June 14, 2011, Mesa executed an agreement with Sycamore Resources, Inc. (owned by its Chief Executive Officer) to convert the note payable owed to Sycamore to common stock. A total of 1,904,000 shares, with a fair market value of $266,560, were issued in full payment of the outstanding principal of $238,000;

•	On June 16, 2011, Mesa entered into a settlement agreement with Gottbetter & Partners, LLP (“GP”) wherein GP agreed to accept 1,200,000 shares of restricted common stock, with a fair market value of $171,000, as payment in full of the outstanding balance of $455,861 in accrued legal fees owed to GP for legal work performed in 2010 and 2011;

•	On June 16, 2011, Mesa entered into an Exchange Agreement wherein Whalehaven Capital Fund, Ltd. agreed to exchange its promissory note with a principal balance of $40,000 plus $1,019 in accrued interest for two convertible debentures totaling $41,019 These convertible debentures have a maturity date of July 31, 2013, and are convertible at any time at a conversion price of $0.125. The notes bear interest at 6% per annum payable in cash or shares at maturity.

Mesa’s January 1, 2012, reserve report based on the SEC pricing case makes various assumptions regarding the pace of development of its proved undeveloped reserves. In order to develop these reserves on the schedule assumed in the reserve report, the capital expenditure requirement for 2012 is $6,231,500 with 2013 and 2014 being $32,000,000 and $12,000,000, respectively. Based on the parameters and assumptions contained in the reserve report, cash flow from operations is expected to be sufficient to provide for this capital requirement.

However, there are multiple factors that can affect these estimates including changes in commodity prices, adverse weather conditions and unforeseen events, both inside and outside of Mesa’s business. If the reserve report assumptions are accurate, no additional capital will be needed. In the event that unforeseen circumstances reduce Mesa’s cash flow and create a shortfall in the capital expenditure budget, Mesa has a number of other potential sources of funds to support the development effort including:

•	Existing cash reserves of approximately $3,000,000;

•	Existing additional borrowing capacity on its senior debt facility of approximately $4,600,000;

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•	Additional debt financing; and

•	Additional equity offerings.

If, however, cash flow plus the additional sources outlined above are not sufficient to support the capital expenditure budget outlined in the reserve report, Mesa’s ability to execute its plan of operations could be negatively impacted and drilling activity could be reduced.

Cash and Accounts Receivable

At September 30, 2012, Mesa had cash and cash equivalents of $2,857,685, compared to $3,182,392 at December 31, 2011. Cash decreased by $324,707 due to cash provided by operations of $2,734,653 offset by cash of $3,059,360 used in investing and financing activities, the latter primarily comprising debt repayments.

Liabilities

Accounts payable, accrued expenses, revenue payable, and accrued expenses-related party decreased to $1,820,693 at September 30, 2012, from $2,629,472 at December 31, 2011, primarily due to a decrease in accounts payable and revenue payable net of an increase of $125,125 in accounts payable comprising Mesa’s purchase with payment terms over twelve months for a new enterprise resource planning system.

As of September 30, 2012, the outstanding balance of principal on debt was $5,267,797, a net decrease of $822,616 from the outstanding balance of $6,090,413, as of December 31, 2011. The decrease was primarily due to repayment of $300,000 on the F&M Bank credit facility, the conversion of $461,740 of convertible notes to common stock, and retirement of the loans associated with Mesa’s Lake Heritage Camp and crew boat during the nine months ended September 30, 2012.

Cash Flows

For the nine months ended September 30, 2012, the net cash provided by operating activities was $2,734,653, which was used to fund Mesa’s capital expenditures and credit facility repayments for the period, compared to $227,858 for the nine months ended September 30, 2011. Mesa expects to fund operations and the existing capital expenditure budget for the next twelve months out of operating cash flow. However, Mesa is actively pursuing additional capital to fund an accelerated drilling program.

Off-Balance Sheet Arrangements

Mesa does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

(a) Evaluation of disclosure controls and procedures.

Mesa’s management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of its disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934 as of September 30, 2012. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

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Based on management’s evaluation, Mesa’s Chief Executive Officer and Chief Financial Officer concluded that, as a result of the material weaknesses described below, as of September 30, 2012, its disclosure controls and procedures are not presently designed at a level to provide reasonable assurance that information Mesa is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to Mesa’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. The material weaknesses, which relate to internal control over financial reporting, that were identified are:

As of September 30, 2012, Mesa did not adequately segregate, or mitigate the risks associated with, incompatible functions among personnel to reduce the risk that a potential material misstatement of the financial statements would occur without being prevented or detected. Accordingly, management concluded that this control deficiency constituted a material weakness.

Mesa is committed to improving its accounting and financial reporting functions. As part of this commitment, Mesa is considering the engagement of additional employees and have engaged consultants to assist in the preparation and filing of financial reports.

Mesa will continue to monitor and evaluate the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

(b) Changes in internal control over financial reporting.

Mesa has remedied a prior material weakness in its internal control over financial reporting in that, due to full integration of the TNR acquisition into its accounting processes and the engagement of its CFO and accounting consultants with appropriate levels of technical accounting knowledge, experience, and training in the application of U.S. GAAP commensurate with its increased complexity and financial accounting and reporting requirements, Mesa is able to ensure its financial reporting occurs in a timely manner.

Mesa regularly review its system of internal control over financial reporting and make changes to its processes and systems to improve controls and increase efficiency, while ensuring that it maintains an effective internal control environment. Changes may include such activities as implementing new, more efficient systems, consolidating activities, and migrating processes.

In the third quarter of 2012, Mesa hired an Operations Controller to manage and perform its transactional accounting functions. Mesa also purchased an enterprise resource planning system and is in the process of implementing it.

Key Definitions

Proved reserves, as defined by the SEC, are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Valuations include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by Mesa.

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Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas volumes expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery would be included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped reserves are those reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

Estimation of Reserves

Volumes of reserves are estimates that, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data as well as production performance data. There are numerous uncertainties in estimating crude oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. Natural gas and oil reserve engineering must be recognized as a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. Estimates of independent engineers that Mesa uses may differ from those of other engineers. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgment. Accordingly, future estimates are subject to change as additional information becomes available.

The most critical estimate Mesa makes is the engineering estimate of proved oil and gas reserves. This estimate affects the application of the successful efforts method of accounting, the calculation of depreciation, depletion and amortization of oil and gas properties and the estimate of any impairment of its oil and gas properties. It also affects the estimated lives used to determine asset retirement obligations. In addition, the estimates of proved oil and gas reserves are the basis for the annual year end disclosure of the related standardized measure of discounted future net cash flows.

Revenue Recognition

Revenues from the sale of oil and natural gas are recognized when the product is delivered at a fixed or determinable price, title has transferred, and collectability is reasonably assured and evidenced by a contract. Mesa follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. Mesa recognizes a receivable or liability only to the extent that it has an imbalance on a specific property greater than its share of the expected remaining proved reserves. For oil sales, this occurs when the customer’s truck takes delivery of oil from the operators’ storage tanks.

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Successful Efforts Accounting

Mesa utilizes the successful efforts method to account for its natural gas and oil operations. Under this method, all costs associated with natural gas and oil lease acquisitions, successful exploratory wells and all development wells are capitalized. Development costs of producing properties are amortized on a units-of-production basis over the remaining life of proved developed producing reserves, and leasehold costs associated with producing properties are amortized on a units-of-production basis over the remaining life of all proved reserves associated with the leases on which producing properties are drilled. Unproved leasehold costs are capitalized pending the results of exploration efforts. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are expensed when incurred.

Impairment of Properties

Mesa reviews its proved properties for potential impairment at the field level when management determines that events or circumstances indicate that the recorded carrying value of any of the properties may not be recoverable. Such events include a projection of future natural gas and oil reserves that will be produced from a well, the timing of this future production, future costs to produce the natural gas and oil, and future inflation levels. If the carrying amount of an asset exceeds the sum of the discounted estimated future net cash flows, Mesa recognizes impairment expense equal to the difference between the carrying value and the fair market value of the asset, which is estimated to be the expected discounted value of future net cash flows from reserves, without the application of any estimate of risk. Mesa cannot predict the amount of impairment charges that may be recorded in the future. Unproved leasehold costs are reviewed periodically and impairment is recognized to the extent, if any, that the cost of the property has been impaired. Mesa follows the Accounting Standards Codification ASC 360 Property, Plant, and Equipment, for these evaluations. Unamortized capital costs are reduced to fair value if thediscounted future net cash flows from Mesa’s interest in the property’s estimated proved reserves are less than the asset’s net book value.

Proved Reserves

Estimates of Mesa’s proved reserves included herein are prepared in accordance with accounting principles generally accepted in the United States of America and SEC guidelines. Mesa’s engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and the impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserve estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of Mesa’s estimated proved reserves. Mesa engages independent reserve engineers to estimate its proved reserves.

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Share-Based Compensation

Compensation expense has been recorded for grants of restricted common stock and options based on the fair value of the common stock on the measurement date. Mesa estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model. FASB ASC Topic No. 718-10 establishes standards for transactions in which an entity obtains employee services in share-based payment transactions. The guidance requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Standards of accounting for transactions in which an entity exchanges its equity instruments for goods and services by a consultant or contractor are further governed by FASB ASC Topic No. 505-50 by which the grant is measured at the fair value of the stock exchanged and the associated expense is recorded according to the category of the good or service rendered.

Derivative Valuation

Mesa estimates the fair value of financial assets and liabilities based on a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures.

The three levels are defined as follows:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

All derivative instruments are recorded on the balance sheet at their fair value. Changes in the fair value of each derivative are recorded each period in current period earnings.

Mesa does not apply hedge accounting, as its hedging program is designed only to comply with covenants underlying its credit facility with F&M Bank and not as a formal risk management program, and it does not monitor the effectiveness of the hedge. Realized gains and losses (i.e., cash settlements) are reported in the Statement of Operations. Similarly, changes in the fair value of the derivative instruments are recorded as unrealized gains or losses in the Statement of Operations.

New Accounting Pronouncements

Mesa does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

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Changes In and Disagreements With Accountants On Accounting and Financial Disclosure

Armada: On October 10, 2012, Armada terminated the services of Peterson Sullivan LLP as its independent accounting firm and engaged GBH CPAs, PC. Armada’s change in independent accounting firms was not due to any disagreements between Armada and Peterson Sullivan LLP.

Mesa: None.

Board of Directors and Management of Armada

Following Completion of the Acquisition

The composition of Armada’s Board of Directors and management is anticipated to change in connection with the completion of the Acquisition. It is anticipated that following the completion of the Acquisition. Armada’s management team will consist of five (5) executive officers and Armada’s Board of Directors will consist of seven (7) members, including:

•	Randy M. Griffin - Chief Executive Officer and Chairman of the Board of Directors;

•	James J. Cerna, Jr. – President and director;

•	Ray L. Unruh – Chief Operating Officer and director;

•	Rachel L. Dillard – Chief Financial Officer;

•	David L. Freeman – Executive Vice President – Gulf Coast Area Manager;

•	David J. Moss – Director;

•	Kenneth T. Hern – Director;

•	Fred B. Zaziski – Director; and

•	One additional independent member to be mutually agreed on and selected.

•	It is expected that Messrs. Hern and Zaziski will be “independent” under the standards of independence under applicable FINRA standards.

Biographical Information about Officers and Directors

Provided below is a brief descriptions of the past five years of business experience for each of the directors and officers expected to serve as officers and/or directors of Armada upon completion of the Acquisition.

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Randy M. Griffin, 59, has served as Mesa’s Chairman of the Board of Directors and Chief Executive Officer since August 31, 2009. He had served in the same capacities for Mesa Energy, Inc. and its predecessor entity, Mesa Energy, LLC, since its inception in April 2003. Mr. Griffin’s responsibilities include oversight of the business and administrative activities of Mesa as well as direction of the ongoing effort to identify, acquire, and develop high-quality drilling and production prospects. He performed the same functions for MEI’s predecessor entity, Mesa Energy, LLC, from its inception in April 2003. From March 2001 until March 2003, Mr. Griffin was associated with a Dallas-based group of companies engaged in oil and gas exploration and development, pipeline development and construction, land management and lease acquisition. During that period, he served as President of Southwest Land Management, L.P., and Americo Gas Pipeline, LLC, where he was responsible for prospect and lease generation, land management and pipeline development. He also served as chief operating officer of an affiliate of those entities, Santa Fe Petroleum, LLC. Mr. Griffin graduated from East Texas State University in May 1975 with a degree in Finance and Business Management.

James J. Cerna, Jr., 44 has served as Armada’s President, Chief Executive Officer and a Director since July 29, 2011. Mr. Cerna is a successful company leader with 20 years’ experience in the energy industry and publicly traded companies. Mr. Cerna has served as an executive and director with companies listed on NYSE MKT, NASDAQ, and OTCBB markets. He has been a trusted advisor to the boards of several traditional and green energy companies. Mr. Cerna was appointed to his position as Director of Mesa Energy on December 2009. From 2006 to 2009 Mr. Cerna served as Chairman of the Board and CEO of Lucas Energy, Inc. (NYSE MKT: LEI). From 2004 to 2006 Mr. Cerna was President of the privately held Lucas Energy Resources. Prior to joining Lucas Energy, Mr. Cerna was the Chief Oil and Gas Analyst and CFO of Petroleum Partners LLC from 2001 to 2004. Mr. Cerna was the manager of the GT Global/AIM Funds performance analysis group in San Francisco. Mr. Cerna has received five certificates of achievement from the Institute of Chartered Financial Analysts. He is honored by Strathmore's Who's Who for leadership and achievement in the Finance Industry. Lieutenant Cerna is an active officer and pilot with the Civil Air Patrol, U.S. Air Force Auxiliary, Squadron 192, California Wing. Mr. Cerna earned his B.S. in Business Administration, Finance from California State University, Chico, CA.

Ray L. Unruh, 65, has served as Mesa’s President, Secretary and a director since August 31, 2009. He had served in the same capacities for Mesa Energy, Inc. and its predecessor entity, Mesa Energy, LLC, since its inception in April 2003. Mr. Unruh’s responsibilities include oversight and management of company operations including drilling and land management. He performed the same functions for MEI’s predecessor entity, Mesa Energy, LLC, from its inception in April 2003. From March 1999 until March 2003, Mr. Unruh served as Vice-President of Santa Fe Petroleum, L.L.C. and President of its operating affiliate, TexTron Southwest, LLC. Mr. Unruh left Santa Fe Petroleum, LLC and TexTron Southwest, LLC, in March 2003 with Mr. Griffin to form and operate Mesa Energy, LLC. Previously, Mr. Unruh performed management and financial consulting services for Texas Northern Oil Company in the early 1990’s and Phoenix Resources, LLC from 1995 to 1998. He owned and operated Red River Energy and Supply Company, an oil field equipment company in the early 1980’s. Mr. Unruh attended Oklahoma State University, where he majored in Business Administration and Finance.

Rachel L. Dillard, CPA, 60, has served as Mesa’s Chief Financial Officer since September 19, 2011. She began her career in oil and gas in 1996 with CDX Gas. In an association that concluded at the end of 2006, she served CDX both as a consultant to the Chief Executive Officer and Chief Financial Officer and as an employee in matters of financial analysis, natural gas marketing and balancing, investor relations and payout analysis. As Director of Financial Services, she centralized management of fixed assets and implemented the process of automated calculation and recording of depletion, depreciation, and amortization of pools of fixed assets, including oil and gas properties under the full cost method, of approximately $500 million.

From February to May 2007, she consulted with TransAtlantic Petroleum Corporation, a Canadian corporation, as Interim Controller in preparation for its divestiture of all of its US properties. As such, she prepared the sale price allocation of divested properties, prepared the oil & gas property section of 2006 form 10-K and Q1 2007 10-Q under the full-cost accounting method, consulted with engineers in their preparation of year end 2006 reserve reports under both constant costs and pricing (SEC case) and escalated costs and pricing (NYMEX case) and handled inquiries from auditors.

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In June 2007, she joined Westside Energy Corporation as its Corporate Controller, serving Westside through its merger in June 2008 with Crusader Energy Group, Inc. At Westside, she directed financial reporting; prepared consolidated financial statements and reports on Forms 10-K and 10Q using the successful efforts method of accounting for oil & gas properties and spearheaded Westside’s Sarbanes-Oxley compliance project.

Following Westside’s merger with Crusader, Ms. Dillard consulted with Crusader on various transition matters and created a set of tax books for Crusader from Westside’s historical general ledger. In 2009, Ms. Dillard joined the Division of Resolutions and Receiverships of the Federal Deposit Insurance Corporation as a contractor. In March 2010 she was engaged by the FDIC as Financial Institution Accountant and, in January 2011, as Accounting Technical Monitor, under the FDIC Contract Management and Oversight Function, of a national servicer of loan portfolios exceeding $1 billion.

Ms. Dillard earned her Bachelor of Science Degree in Business Administration with an emphasis in accounting, cum laude, from The University of Texas at Dallas. She is licensed by the State of Texas as a certified public accountant and is a member of the Council of Petroleum Accountants Societies (COPAS), Texas Society of Certified Public Accountants, and the American Institute of Certified Public Accountants.

David L. Freeman, 55, has served as Mesa’s Executive Vice President – Oil and Gas Operations since August 31, 2009. He has served in the same position with MEI since January 1, 2008. Mr. Freeman has over thirty years’ experience in oil and gas operations, business development, and property transactions. From 2003 until July 2005, Mr. Freeman worked as an acquisition consultant to Celebrex Energy, LLC. From August 2005 until July 2006, Mr. Freeman generally spent his time involved in cleanup activities related to Hurricane Katrina. He subsequently worked as Manager and a partner in Poydras Energy Partners, LLC until January 2008. Early in his career, Mr. Freeman received extensive training in Electronics Technology and Business Management at Delgado Junior College, Port Sulphur Vo-Tech School, and Our Lady of Holy Cross College, as well as 500 hours of professional training in petroleum production operations at the Petroleum Institute of Technology.

David J. Moss, 42, has served as a director of Armada since March 30, 2012. Mr. Moss was the founder of Armada Oil and Gas, Inc., where he filled the role of President since its inception in January 2012. Mr. Moss has acquired, founded, invested, and taken public various companies in a variety of industries since 1995. Since May 2007, he has been a Director of Pegasi Energy Resources Corporation (OTCQB: PGSI) and was responsible for their initial capital raise and public listing. Beginning October 2008, he led the purchase of Digital Orchid and sits on the Board of Managers of the renamed company, Sorteo Games LLC. He also co-founded Energi Management and Energi Drilling Partners, a drilling fund that has producing wells in Texas. He served as Managing Director, Corporate Finance, for Jesup Lamont Securities, where he advised companies on corporate strategy, financings, and business development. Previously, Mr. Moss served as Managing Partner at a Seattle-based venture capital firm, The Phoenix Partners. He holds an MBA from Rice University and a B.A. in Economics from the University of California, San Diego. Mr. Moss was invited to join the Board of Armada Oil, Inc. upon the acquisition of Armada Oil and Gas, Inc., on March 30, 2012, due to his experience in the oil and gas industry.

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Kenneth T. Hern, 75, has served as a director of Armada since May 10, 2012. Mr. Hern was appointed to the Board of Directors of Mesa on January 27, 2010. Mr. Hern currently serves, and has served since November 2009, on the Board of Directors and as Chairman of the Governance Committee of Flotek Industries, Inc. (NYSE: FTK), a supplier of drilling and production related products and services to the energy and mining industries. Mr. Hern also served as Chairman of the Board and CEO of Nova Biosource Fuels, Inc. (NYSE MKT: NBF), a leading provider of biodiesel fuel, and held that position from December 2, 2005 to April 2010. From January 2003 to December 2005, Mr. Hern was Chairman of the Board of Homeland Renewable Energy LLC, a privately held holding company of Fibrowatt LLC. Fibrowatt LLC is a developer, builder, owner and operator of poultry litter-fueled power plants, and is based in Pennsylvania. From 1969 to 1994, Mr. Hern served in several capacities at Texaco, Inc., including President and Chairman of the Board of Texaco Brazil from 1989 to 1994. Mr. Hern earned a B.A. in Chemistry from Austin College in 1960 and an M.S. in Organic Chemistry from North Texas State University in 1962. Mr. Hern’s global executive leadership roles with Texaco, combined with his experience advising early-stage public companies, uniquely position him to counsel Armada Oil, Inc. at this pivotal time in its development.

Fred B. Zaziski, 59, was appointed to the Board of Directors of Mesa on January 5, 2010. Mr. Zaziski was President and CEO of Epsilon Energy Ltd. (TSX: EPS), a publicly traded exploration and production company based in Toronto and Houston, from June 2007 to May 2009. From March 2007 until July 2008, Mr. Zaziski served as President and Chairman of PetroSouth Energy Corp. (OTCBB: PSEG), another publicly traded exploration and production company based in Houston, and from October 2004 to January 2007, he served as President, CEO and a Director of Falcon Natural Gas Corp., Houston (FNGC.PK). Prior to 2004, Mr. Zaziski worked in a number of senior management capacities for a number of other oil & gas companies including National Petroleum Technology Company, Saudi Arabia (1997 – 1999) and Halliburton Energy Services, Bahrain (1977 – 1997). Mr. Zaziski graduated from Pennsylvania State University with a BSc, in petroleum engineering in 1976. He received an MBA in Organizational Management and a Masters in International Business from Cairo University, Egypt in 1986 and 1987, respectively. He is a member of the Society of Petroleum Engineers, the American Petroleum Institute and the American Society of Mechanical Engineers.

CORPORATE GOVERNANCE

Armada has previously adopted Corporate Governance Principles applicable to its Board of Directors. Armada’s Corporate Governance Principles are available on its website at http://www.armadaoilinc.com. Armada expects that after completion of the Acquisition it will continue to maintain substantially similar corporate governance principles and will make the necessary changes to its Board of Directors and its respective committees.

Director Independence

Armada is not listed on a national securities exchange and, therefore, is not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. Upon completion of the Acquisition, it is expected that Mr. Kenneth Hern and Mr. Fred Zaziski, will be independent from its management and qualify as “independent directors” under the standards of independence of the FINRA listing standards. Upon completion of the Acquisition the combined company intends to add one additional member to its Board of Directors who will qualify as an “independent director.” Upon Armada’s listing on any national securities exchange or any inter-dealer quotation system, Armada will elect such independent directors as is necessary under the rules of any such securities exchange.

Board Leadership Structure and Role in Risk Oversight

Armada’s Chief Executive Officer serves as Chairman of its Board of Directors. Armada feels that in this combined role, the Chief Executive Officer can provide unique insight into the company’s business, industry, and strategic opportunities, consistent and reliable communication between Armada’s Board of Directors and management, clear accountability for the execution of its strategy, effective decision-making, and alignment on corporate strategy. Armada does not have a lead independent director.

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Armada’s Board of Directors believes full and open communication between it and management is essential for effective risk management and oversight. Members of Armada’s Board of Directors meet regularly with its CEO to discuss strategy and risks facing Armada. During the year ended March 31, 2012, Armada’s CEO attended all board meetings and is also available to address any questions or concerns raised by the Board of Directors on risk management-related and any other matters. Armada’s CEO is also asked to contribute to the agenda for these meetings, so that each functional division of the company can identify topics that may require Board of Director’s attention. Armada’s CEO presents to the Board of Directors on strategic matters involving its operations and strategic initiatives and discusses with the Board of Directors key strategies, challenges, risks, and opportunities for Armada.

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, is responsible for the oversight of risk management. In its risk oversight role, the Board of Directors monitors whether the risk management processes that management has designed and implemented are effective both as designed and as executed.

Board of Directors Meetings, Committees of the Board of Directors, and Annual Meeting Attendance

During the fiscal year ended March 31, 2012, Armada held five (5) meetings of the Board of Directors. Each director attended at least 75% of all meetings. In lieu of meetings of the Board of Directors, Armada also approved (7) seven Unanimous Written Consents. Armada does not maintain a policy regarding director attendance at annual meetings and it did not have an annual meeting during the fiscal year ended March 31, 2012.

Audit Committee

Armada’s Audit Committee currently consists of Kenneth Hern, Will E.D. Matthews, and Eric Wold, with Mr. Wold serving as Chairman of the Audit Committee, effective May 30, 2012. The Board of Directors has determined that all three members of the Audit Committee are independent. Upon completion of the Acquisition only Mr. Hern is expected to remain as a director of the combined company.

Armada’s Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditor, (iii) pre-approving the professional services provided by the independent auditor, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditor, and (v) reviewing financial reporting and accounting policies, including any significant changes, with management and the independent auditor.

The Audit Committee is also responsible for all matters set forth in its written charter, a copy of which is attached to Armada’s Form 10-K for its fiscal year ended March 31, 2012, as Exhibit 99.3. Since Armada did not have an Audit Committee prior to May 30, 2012, there were no Audit Committee meetings held during the fiscal year ended March 31, 2012 nor did the Audit Committee approve the Audit and Audit-related Fees for the fiscal years ended March 31, 2012 and 2011.

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Audit Committee Pre-Approval Policy

All services to be performed for Armada by its independent auditor must be preapproved by the Audit Committee or a designated member of the Audit Committee. The Audit Committee may implement policies and procedures by which such services are approved other than by the full Audit Committee, but has not yet done so.

The Audit Committee shall not approve non-audit services that the Audit Committee believes may impair the independence of the independent registered public accounting firm. Permissible non-audit services include any professional services (including tax services), that are not prohibited services as described below, provided to the Company by the independent registered public accounting firm, other than those provided to the Company in connection with an audit or a review of the financial statements of the Company. Permissible non-audit services may not include: (i) bookkeeping or other services related to the accounting records or financial statements of Armada; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Pre-approval by the Audit Committee of any permissible non-audit services is not required so long as the aggregate amount of all such permissible non-audit services provided to Armada constitutes not more than 5% of the total amount of revenues paid to Armada’s independent registered public accounting firm during the fiscal year in which the permissible non-audit services are provided to the Armada.

Compensation Committee

Armada’s Compensation Committee currently consists of Kenneth Hern, Eric Wold, and Will E.D. Matthews, with Mr. Matthews serving as Chairman of the Compensation Committee. The purpose of the Compensation Committee is to: (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of Armada’s executive officers, (ii) provide overall guidance with respect to the establishment, maintenance, and administration of the Armada’s compensation programs, including stock and benefit plans, and (iii) oversee and advise the Board of Directors on the adoption of policies that govern the Armada’s compensation programs. Upon completion of the Acquisition only Mr. Hern is expected to remain as a director of the combined company.

The Compensation Committee is tasked with reviewing and approving: (i) any employment agreement, severance agreement, change in control agreement or provision, or separation agreement, or any amendment to the same, that is proposed to be entered into with the CEO; (ii) any deferred compensation arrangement or retirement plan or benefits that are proposed to be entered into with the CEO; and (iii) the benefits and perquisites offered to the CEO. After considering the recommendations of the CEO, the Compensation Committee will review and approve: (i) any employment agreement, severance agreement, change in control agreement or provision, or separation agreement, or any amendment to the same, that is proposed to be entered into with executive officers other than the CEO; (ii) any deferred compensation arrangement or retirement plan or benefits that are proposed to be entered into with executive officers generally other than the CEO; and (iii) the benefits and perquisites offered to executive officers generally other than the CEO.

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Governance and Nominating Committee

Armada’s Governance and Nominating Committee currently consists of Kenneth Hern, Eric Wold, and Will E.D. Matthews, with Mr. Hern serving as Chairman of the Governance and Nominating Committee. Armada does not maintain a charter or policy for considering nominees. Armada’s Bylaws provide that the number of Directors shall be fixed from time to time by the Board of Directors, but in no event shall it be less than the minimum required by law. The Board of Directors shall be large enough to maintain Armada’s required expertise but small enough to function efficiently. Director nominees are recommended, reviewed and approved by the Governance and Nominating Committee. The Board of Directors believes that this process is appropriate given the number of directors on the Board of Directors and the opportunity to benefit from a variety of opinions and perspectives in determining director nominees by involving the full Board of Directors. Upon completion of the Acquisition only Mr. Hern is expected to remain as a director of the combined company.

While the Board of Directors is solely responsible for the selection and nomination of directors, the Board of Directors may consider nominees recommended by stockholders as it deems appropriate. The Board of Directors evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although Armada does not have a policy regarding diversity, the Board of Directors does take into consideration the value of diversity among Board of Directors members in background, experience, education and perspective in considering potential nominees for recommendation to the Board of Directors for selection. Stockholders who wish to recommend a nominee should send nominations to Armada’s President and CEO, James J. Cerna, Jr., 10777 Westheimer Road, Suite 1100, Houston, Texas 77042, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by addressing their correspondence to the Board of Directors at Armada Oil, Inc., Attention: James J. Cerna, Jr., President and CEO, 10777 Westheimer Road, Suite 1100, Houston, Texas 77042. The Board of Directors will review and respond to all correspondence received, as appropriate.

Executive Compensation

Armada

Summary Compensation Table

The following table summarizes the compensation earned by the current executives of Armada who are expected to serve in an executive capacity with Armada following the Acquisition during the fiscal years ended March 31, 2012 and 2011.

Name and Principal Position	Year Ended March 31,	Salary (2)	All Other Compensation (3)	Total
James J. Cerna, Jr. (1)	2012	$129,754	$8,118	$137,872
President and Director	2011	$-	$-	$-

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(1) On July 29, 2011, Armada’s Board of Directors appointed Mr. Cerna to the positions of President and CEO and as a member of its Board of Directors to fulfill the vacancy created by the resignation of Mr. Dang on the same date. Mr. Cerna receives an annual salary of $180,000 plus reimbursement for health benefits and business expenses. On October 11, 2012, Armada entered into an employment agreement with Mr. Cerna pursuant to which Mr. Cerna serves as Armada’s President and CEO; for additional information regarding the terms of Mr. Cerna’s employment agreement see “Transactions with Related Persons, Promoters and Certain Control Persons” beginning on page 131.

(2) This column includes both employee and employer related payroll taxes paid on behalf of the employee.

(3) Represents amounts paid for health care insurance.

Grant of Plan-Based Awards

By way of Unanimous Written Consent dated April 27, 2012, the Board of Directors approved the terms and provisions of Armada’s 2012 Incentive Plan. The 2012 Incentive Plan was approved by stockholders owning the majority of Armada’s shares of common stock and became effective on May 1, 2012, after which time no new equity awards may be made under Armada’s previous plans. Pursuant to an Option Exchange Agreement dated June 15, 2012, the 14,000 stock options outstanding under the Armada’s previous plan were exchanged for an equal number of options issued under, and in accordance with the terms of the 2012 Incentive Plan. All terms of the original option grants remain the same. Armada has reserved 5,000,000 shares of common stock for issuance upon grant or exercise of awards by participants under the 2012 Incentive Plan, none of which are currently registered with the SEC. The 2012 Incentive Plan provided shares available for options granted to employees, directors, and others. Stock options granted under the 2012 Incentive Plan generally vest over one to five years or as otherwise determined by the Board of Directors or committee of the Board of Directors. Options to purchase shares of common stock expire no later than ten years after the date of grant.

Following is a summary of Armada’s stock option activity for the six months ended September 30, 2012:

	Number of Options		Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2012	14,000		$2.61		$-
Grants	150,000		1.55
Outstanding at September 30, 2012	164,000		$1.64	9.3 years	$-
Exercisable at September 30, 2012	40,000		$1.88	8.7 years	$-
Available for grant at September 30, 2012	4,836,000	(1)

(1) Does not include the 800,000 options granted to Mr. James J. Cerna, Jr., Armada’s President and CEO on October 11, 2012, pursuant to the employment agreement entered into between Armada and Mr. Cerna described below.

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Effective May 10, 2012, Armada appointed Mr. Kenneth T. Hern to serve on its Board of Directors. As compensation for his service on the Board of Directors, Mr. Hern, received a grant of 50,000 stock options to purchase an equal number of shares of Armada’s common stock pursuant to the Armada’s 2012 Incentive Plan. 10,000 of these options vested immediately upon appointment; 20,000 vest on the one-year anniversary of service; and the remaining 20,000 vest on the two-year anniversary. The stock option is further subject to the terms and conditions of a stock option agreement between Mr. Hern and Armada. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that Mr. Hern ceases to be a director of Armada. Upon termination of such service, Mr. Hern will have until the second anniversary of the termination date to exercise vested stock options, if any. The stock options have an exercise price of $1.60 per share, the fair value of Armada’s common stock on the date of grant and expire 10 years from the date of grant.

On October 11, 2012, Armada entered into an employment agreement with its Chief Executive Officer, James J. Cerna, Jr., pursuant to which it awarded Mr. Cerna options to purchase up to 800,000 shares of its common stock at a purchase price of $1.00. The options are subject to and shall have such further restrictions, vesting requirements and exercise provisions as are set forth in the stock option agreement entered into between Mr. Cerna and Armada. 50,000 of the options vested immediately upon Mr. Cerna’s entry into his employment agreement, 250,000 vest on the one-year anniversary of service; 250,000 vest on the two-year anniversary of service; and the remaining 250,000 vest on the three-year anniversary of service.

Armada does not pay director compensation to directors who are also employees of Armada. Through April 30, 2012, non-employee directors received $2,500 per quarter for their services as directors. Effective May 1, 2012, directors receive $3,000 per day per physical Board of Directors meeting attended and $500 per telephonic meeting. Directors are also entitled to participate in Armada’s 2012 Incentive Plan. Armada also reimburses directors for any actual expenses incurred to attend meetings of the Board of Directors.

The following table provides information regarding all compensation paid to Armada’s non-employee directors during the fiscal year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Derek J. Cooper	10,000	—	10,000
Joanne Lustre	3,288	—	3,288
Jatinder S. Bhogal	10,000	—	10,000
Total director compensation	23,288	—	23,288

(1) The amounts in this column represent the quarterly cash meeting fee earned by or paid to Armada’s non-employee directors for service during the fiscal year ended March 31, 2012.

(2) This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Armada did not grant any equity based compensation awards to it non-employee directors during the year ended March 31, 2012.

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Mesa

Summary Compensation Table

The following table summarizes the compensation earned by the current executives of Mesa who are expected to serve in an executive capacity with Armada following the Acquisition during the fiscal years ended December 31, 2011 and 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randy M. Griffin,	2011	160,000	10,000	-	-	-	-	238,940
CEO (1)(4)	2010	70,000	-	-	-	-	-	70,000
Rachel L. Dillard CFO (2)(4)	2011	36,855	8,000	35,194	-	-	-	80,049
Ray L. Unruh	2011	-	-	2,250	-	-	-	2,250
President/CFO (3)(4)	2010	-	-	-	-	-	-	-

(1) Effective August 31, 2009, Randy M. Griffin became Mesa’s Chief Executive Officer and Chairman of the Board.

(2) Rachel L. Dillard was appointed Mesa’s Chief Financial Officer on September 19, 2011.

(3) Ray L. Unruh resigned as Mesa’s Chief Financial Officer effective September 19, 2011.

(4) Value of stock and option awards is the actual amount of stock compensation expense recognized in 2011 for the awards. The fair value of the awards on the date of grant were: Mr. Griffin, $137,878; Ms. Dillard, $180,000; Mr. Unruh, $22,500

Grants of Plan-Based Awards

Mesa has not issued any stock options or maintained any stock option or other incentive plans other than its 2009 Equity Incentive Plan. (See “Market for Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans,” above). The restricted stock award to Ms. Dillard in the amount of 1,000,000 shares of Mesa common stock, however, was granted under an employment agreement with her and not under Mesa’s 2009 Equity Incentive Plan.

The following tables set forth information regarding stock option and other awards granted to Mesa’s Named Executive Officers during the fiscal year ended December 31, 2011.

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			Option Awards			Stock Awards
Name	Grant Date	Approval Date	Number of Securities Underlying Options		Exercise or Basic Price of Option Awards ($/Sh)	Number of Shares or Units of Stock		Grant Date Fair Value of Stock and Options Awards ($)
Randy M. Griffin	6/30/2011	6/30/2011	1,000,000	(1)	0.15	-		137,378
	9/19/2011	9/07/2011	-		-	1,000,000	(2)	150,000
Rachel L. Dillard	9/30/2011	9/30/2011	-		-	200,000	(3)	30,000

(1) Vested 100% on June 30, 2012.

(2) 100,000 shares vested on grant date. The remainder of the grant vests as follows: April 1, 2012, October 1, 2012, and April 1, 2013, 200,000 shares each; October 1, 2013, 300,000 shares.

(3) 20,000 shares vested on December 30, 2012. The remainder of the grant vests as follows: March 30, 2012, September 30, 2012, March 30, 2013, 40,000 shares each; September 30, 2013, 60,000 shares.

The following tables set forth information regarding stock options held by Mesa’s Named Executive Officers at December 31, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
Randy M. Griffin	6/30/2011	-	1,000,000	(1)	0.15	6/30/2016

(1) Vested 100% on June 30, 2012.

The following tables set forth information regarding unvested restricted stock awards held by Mesa’s Named Executive Officers at December 31, 2011.

	Restricted Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or United of Stock that have not Vested($)(1)
Rachel L. Dillard	9/19/2011	900,000	(2)	135,000
	9/30/2011	180,000	(3)	27,000

(1) The market value of restricted stock awards is based on $0.15, the closing market price of Mesa’s common stock on the dates of grant.

(2) 100,000 shares vested on grant date. The remainder of the grant vests as follows: April 1, 2012, October 1, 2012, and April 1, 2013, 200,000 shares each; October 1, 2013, 300,000 shares.

(3) 20,000 shares vested on December 30, 2012. The remainder of the grant vests as follows: March 30, 2012, September 30, 2012, March 30, 2013, 40,000 shares each; September 30, 2013, 60,000 shares.

The following tables set forth information regarding vested restricted stock awards held by Mesa’s Named Executive Officers at December 31, 2011.

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	Stock Awards
Name	Number of Shares of Restricted Stock Acquired on Vesting	Value Realized on Vesting($)
Rachel L. Dillard	120,000	18,000	(1)

(1) The market value of restricted stock awards is based on $0.15, the closing market price of MEI common shares on the dates of grant.

Stock Options

Mesa granted options to purchase 530,000 shares of common stock in 2012. The following table summarizes Mesa’s employee stock option activity for the nine months ended September 30, 2012:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2011	2,228,000	$0.20
Granted	530,000	0.19
Exercised	—	—
Cancelled/Forfeited/Expired	(21,000)	0.17
Outstanding at September 30, 2012	2,737,000	0.20	3.1 years	$38,560
Exercisable at September 30, 2012	2,357,000	$0.20	2.9 years	$31,825

Restricted Stock

The following table summarizes Mesa’s employee restricted stock activity, including activity for awards not granted under the 2009 Plan, for the nine months ended September 30, 2012:

	Shares	Weighted Average Grant Price
Unvested Restricted Shares at December 31, 2011	1,941,000	$0.15
Granted	—	—
Vested and issued	(671,000)	0.15
Cancelled/Forfeited/Expired	(200,000)	0.15
Unvested Restricted Shares at September 30, 2012	1,070,000	$0.15

Director Compensation

The following table sets forth summary information concerning the total compensation paid to Mesa’s non-employee directors in 2011 for services to Mesa.

Name	Fees Earned or Paid in Cash($)(1)	Restricted Stock Awards($)(1)	Total ($)
James J. Cerna, Jr.	9,000	750	9,750
Kenneth T. Hern	9,000	750	9,750
Fred B. Zaziski	9,000	750	9,750
Total:	$27,000	$2,250	$29,250

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(1) On September 30, 2011, each of Mesa’s non-employee directors was granted a restricted stock award of 50,000 shares of Mesa’s common stock vesting over a period of two years as follows: 5,000 shares on December 30, 2011, 10,000 shares on each of March 30, 2012, September 30, 2012 and March 30, 2013 and 15,000 shares on September 30, 2013. Mesa determined the fair value of each of these awards on date of grant to be $7,500; however, 2011 stock compensation expense recognized for these awards was $2,250 in the aggregate.

Additionally, on September 30, 2011, Mesa granted Carolyn M. Greer a restricted stock award of 200,000 shares of Mesa’s common stock valued on the date of grant at $30,000. This award vests over a two year period as follows: 20,000 shares on December 30, 2011, 40,000 shares on each of March 30, 2012, September 30, 2012 and March 30, 2013 and 60,000 shares on September 30, 2013. 2011 stock compensation expense recorded for this award was $3,000. Pursuant to a separation agreement entered into by Mesa with Carolyn M. Greer, Mesa issued Ms. Greer 100,000 shares of restricted common stock on October 23, 2012.

On September 30, 2011, Mesa granted Ray L. Unruh a restricted stock award of 150,000 shares of its common stock valued on the date of grant at $22,500. This award vests as follows: 45,000 shares on March 30, 2012, 30,000 shares on each of September 30, 2012 and March 30, 2013 and 45,000 shares on September 30, 2013. 2011 stock compensation expense recorded for this award was $2,250.

Transactions with Related Persons, Promoters

and Certain Control Persons

Armada

On May 10, 2012, Armada’s Board of Directors approved a Code of Business Conduct and Ethics which, among other things, defines what is considered to be a conflict of interest and governs how it should be dealt with. Pursuant to the Code of Business Conduct and Ethics, :a conflict of interest” exists when a person’s private interest interferes in any way with Armada conducting its business. When a conflict of interest arises, others may question Armada’s integrity. Therefore, all “Covered Persons,” as defined in the Code of Business Conduct and Ethics, must conduct themselves in accordance with the highest ethical standards of honesty and fair dealing and should, in pursuit of their business duties, avoid actions that may create a conflict of interest and be adverse to the best interests of Armada and its stockholders.

Covered Persons must report in writing to an appropriate person in Armada’s management (i.e., the CEO or CFO) the existence or discovery of any circumstances, relating to such Covered Person or other Covered Persons, which constitute a conflict of interest or could create a potential conflict of interest, including any financial or other business relationships, transactions, arrangements or other interests or activities with Armada’s suppliers, customers, competitors or other persons that could create a potential conflict of interest.

If a potential conflict of interest would constitute a “related party transaction” that would be required to be disclosed pursuant to the securities laws, the terms of the proposed transaction must be reported in writing to Armada’s CEO or CFO who will refer, if necessary, the matter to the Audit Committee for approval. Generally, a related party transaction is a transaction that includes a director or executive officer, directly or indirectly, and us that exceeds $120,000 in amount. If a Covered Person has any questions as to whether a proposed transaction is a “related party transaction,” the Covered Person should contact the CEO or CFO for clarification.

Since the beginning of the fiscal year ended March 31, 2011, there have been no transactions in which Armada was or is a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404 (a) of Regulation S-K) had or will have a direct or indirect material interest and there are currently no such proposed transactions, except for those that are described below.

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Effective July 29, 2011, Armada entered into an asset purchase agreement with Mr. Cerna and Acqua Ventures, Inc. pursuant to which it acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas for total compensation of 1,800,000 shares of its common stock. Of the total 1,800,000 shares of common stock issued, 1,400,000 shares were issued to Mr. Cerna and 400,000 shares were issued to Acqua Ventures, Inc., an unrelated third party. The 1,800,000 shares of common stock had an estimated fair value of $1,818,000 on the date of acquisition. Mr. Cerna was appointed to the positions of Armada’s President, CEO, and one of its directors on July 29, 2011, the effective date of the asset purchase agreement. Mr. Cerna was not a related party at the time of acquisition.

Effective July 29, 2011, Armada entered into an asset purchase agreement with Mr. Cerna pursuant to which it acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total compensation of $128,500.

On March 30, 2012, Armada completed the acquisition of Armada Oil and Gas through the Share Exchange Agreement, pursuant to which Mr. David Moss received 4,200,000 shares of Armada’s common stock, representing 20.7% of its issued and outstanding shares of common stock at the time of acquisition. Mr. Moss was appointed to Armada’s Board of Directors on March 30, 2012, the date it completed the acquisition of Armada Oil and Gas. Mr. Moss was not a related party at the time of acquisition.

On October 11, 2012, Armada entered into an employment agreement (the “Cerna Employment Agreement”) with Mr. James J. Cerna, Jr., pursuant to which Mr. Cerna will continue to serve as Armada’s President and Chief Executive Officer. Under the terms of the Cerna Employment Agreement, Mr. Cerna will be paid an annual salary of $180,000, payable in 24 equal installments, and a monthly medical insurance reimbursement of up to $1,300 per month beginning on October 1, 2012. The Cerna Employment Agreement has a term of 3 years. If Mr. Cerna’s employment with the Company is terminated prior to the end of 3 years, other than “for cause,” as defined in the Cerna Employment Agreement, Mr. Cerna is entitled to a severance payment of up to one year’s salary and medical insurance reimbursement. Additionally, Mr. Cerna is eligible for a cash bonus of up to 100% of his then existing salary, as determined solely by Armada’s Board of Directors after consultation with the Company’s Compensation Committee.

Review, Approval, or Ratification of Transactions with Related Persons

Armada’s policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board of Directors for any possible conflicts of interest. In the event of a potential conflict of interest, the Board of Directors will generally evaluate the transaction in terms of the following standards: (i) the benefits to Armada; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The Board of Directors will then document its findings and conclusion in written minutes.

Mesa

Other than as disclosed below, there have been no transactions, since January 1, 2011, or any currently proposed transaction, in which Mesa was or is to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of its total assets at year end for the last two completed fiscal years and in which any of Mesa’s directors, executive officers or beneficial holders of more than 5% of its outstanding common stock, or any of their respective immediate family members, has had or will have any direct or material indirect interest.

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Acquisition of Tchefuncte Natural Resources, LLC

On July 22, 2011, Mesa completed the acquisition of TNR for net cash of $5,371,525 and an aggregate of 21,200,000 shares of its common stock that it issued to the members of TNR valued at $0.14 per common share on the closing date, or $2,968,000 in the aggregate, for a total purchase price of $8,339,525. Each of David Freeman, Mesa’s Executive Vice President – Gulf Coast Area Manager, Carolyn M. Greer, Mesa’s then director and Executive Vice President – Engineering (since resigned), and W. Willard Powell, Mesa’s then Executive Vice President – Geology (since retired), owned approximately 33% of TNR prior to the acquisition and each received approximately 6,666,666 of the 20,000,000 shares (valued at $933,333) of its common stock issued to the members of TNR upon the closing of the acquisition. Additionally, Ms. Greer and Mr. Powell each received an additional 600,000 shares (valued at $75,000) in lieu of the return to each of them of $75,000 each had advanced as a deposit on the purchase of the Samson properties.

Repayment of Debt

On June 14, 2011, Mesa executed an agreement with Cherokee Financial Corp. (owned by its President) wherein Cherokee agreed to accept payment in restricted common stock for the outstanding balance of principal and accrued interest on its long term note receivable from Mesa. A total of 2,249,722 shares of Mesa’s common stock, with a fair market value of $314,961, were issued in full payment of outstanding principal of $213,400 and accrued interest of $67,815.

Also on June 14, 2011, Mesa executed an agreement with Sycamore Resources, Inc. (owned by its Chief Executive Officer) to convert the note payable owed to Sycamore to shares of its common stock. A total of 1,904,000 shares of Mesa common stock, with a fair market value of $266,560, were issued in full payment of the outstanding principal of $238,000.

During the six months ended June 30, 2011, proceeds in the amount of $72,000 were received by Mesa as an additional loan from its Chief Executive Officer. In July 2011, Mesa made payments totaling $93,000 as payment in full of all outstanding notes payable.

On July 26, 2011, Mesa made payments of $75,000 each to David L. Freeman and Sycamore Resources, Inc. (owned by its CEO) in full payment of notes payable from TNR for earnest money previously provided by Freeman and Sycamore to TNR related to its acquisition of properties from Samson Contour Energy E & P, LLC.

Employment Agreements

On August 31, 2009, Mesa entered into employment agreement with Randy M. Griffin, its Chief Executive Officer, pursuant to which Mr. Griffin was to receive annual compensation of $120,000 for the first year of employment, $150,000 for the second year and $180,000 for the third year and any years thereafter unless adjusted by the Board of Directors within its sole discretion. Mr. Griffin waived compensation under this agreement for the period January 1, 2010 through June 30, 2010. Compensation for the period September 1, 2009 through July 31, 2011, has accrued. Beginning January 1, 2011, Mr. Griffin began receiving the accrued compensation at a rate of $10,000 per month, which monthly payment amount will continue until the accrued balance has been fully paid. In the event that Mr. Griffin terminates the employment agreement for Good Reason (as defined therein) or Mesa terminates the employment agreement without Cause (as defined therein), Mr. Griffin will be entitled to any earned but unpaid base salary and unpaid pro rata annual bonus and continued coverage, at Mesa’s expense, under all benefits plans in which he was a participant immediately prior to his last date of employment with us for a period of one year following the termination of employment. The term of the employment agreement is for a period of three years and automatically renews for one year periods thereafter unless terminated pursuant to the agreement. On June 8, 2012, Mr. Griffin’s Employment Agreement was amended to increase the annual compensation for the fourth and subsequent years of the agreement to $210,000 per recommendation of the Compensation Committee.

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On September 19, 2011, Mesa entered into an employment agreement with Rachel L. Dillard, its Chief Financial Officer. The employment agreement, as amended, provides for (i) an annual base salary of $112,000 and (ii) a restricted stock award of 1,000,000 shares of its common stock 100,000 shares of which, valued at $15,000, vested on the execution date of the agreement. The remaining shares vest as follows: 200,000 shares on each of April 1, 2012, October 1, 2012 and April 1, 2013, and the remaining 300,000 shares on October 1, 2013. If Ms. Dillard’s employment is terminated without Cause, or resigns for Good Reason (as defined in her agreement), she will be entitled to any earned but unpaid base salary and unpaid pro rata annual bonus and continued coverage, at Mesa’s expense, under all benefits plans in which she was a participant immediately prior to her last date of employment with Mesa for a period of one month following such cessation of employment. The term of the employment agreement is for a period of twelve months and automatically renews for one year periods thereafter unless terminated pursuant to the agreement. Effective October 1, 2012, Ms. Dillard’s Employment Agreement was amended to increase the annual compensation to $125,000 per year, extend the severance period to three months, and provide that any unvested equity compensation will vest upon her death or disability.

The above-described employment agreements of Mr. Griffin and Ms. Dillard will be assumed by Armada upon the closing of the Acquisition.

Regulatory Matters Related to the Acquisition

It is a condition to the closing of the Acquisition that Armada and Mesa obtain all applicable authorizations, consents and approvals of all governmental entities in connection with the Acquisition. Based on a review of information available relating to the businesses in which the companies are engaged, Armada and Mesa believe that the completion of the Acquisition will not require any filings or approvals with respect to the antitrust laws of the United States or of any other jurisdiction. However, there can be no assurance that the Acquisition will not be challenged on antitrust or other regulatory grounds, or that Armada and Mesa would defeat any such challenge should it arise.

Acquisition Fees, Costs and Expenses

All expenses incurred in connection with the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement will be paid by the party incurring those expenses, except that Armada and Mesa will share equally the costs and expenses incurred in connection with the preparation and printing of this proxy statement/prospectus and the fees payable to C.K. Cooper upon completion of the Acquisition.

Distribution of the Acquisition Consideration

Mesa will receive the shares of Armada common stock constituting the Acquisition Consideration from Armada. Armada will not issue any fractional shares of its common stock and will not issue any cash in lieu of any fractional shares; all fractional shares of Armada common stock that would have otherwise been issued will be rounded up or down to the nearest whole share (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Mesa stockholder shall receive at least one share of Armada common stock.

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Mesa will use its best efforts to deliver, or cause its authorized agent to deliver, the Acquisition Consideration, within ten business day after the completion of the Acquisition, to each Mesa stockholder of record as of the close of business on the business day immediately preceding the closing date of the Acquisition. The shares of Armada common stock constituting acquisition consideration to be distributed may, in the sole discretion of Armada, be in un-certificated book-entry form, unless a physical certificate is requested by a holder of shares of Mesa common stock or is otherwise required under applicable law. If shares of Armada common stock are distributed in un-certificated book-entry form, Mesa or its agent shall, or shall cause the transfer agent for Armada’s common stock to, transmit to each holder of Mesa common stock who is entitled to receive the acquisition consideration a confirmation that the Armada common stock to be issued to such holder has been registered in such person’s name on Armada’s stock ledger.

No interest will be paid or will accrue on the acquisition consideration.

In the event a transfer of ownership of shares of Mesa common stock has occurred that is not registered in the transfer records of Mesa at the time of the closing of the Acquisition, the Acquisition Consideration that the holder of record of such shares has the right to receive may be issued and delivered to the transferee of such shares if:

•	a certificate representing such shares is presented to Mesa or its agent accompanied by all documents required to evidence and effect such transfer; and

•	the person requesting such delivery of the Acquisition Consideration shall:

o	pay to Mesa or its agent any applicable stock transfer taxes required as a result of such payment to a person other than the registered holder of such unregistered transferred shares; or

o	establish to the reasonable satisfaction of Mesa or its agent that such stock transfer taxes have been paid or are not applicable.

None of Armada, Mesa, MEI or any agent Mesa uses to distribute the Acquisition Consideration will be liable to any person in the event that any Acquisition Consideration is delivered to a public official pursuant to abandoned property, escheat and other similar laws, or is delivered pursuant to the judgment, order or decree of any court or tribunal.

From the date of the Acquisition, you will be entitled to receive any dividends or distributions with a record date after the completion of the Acquisition and payable with respect to the shares of Armada common stock you are entitled to receive.

After the completion of the Acquisition, there will be no further transfer on the stock transfer books of Mesa and any certificated shares of Mesa common stock presented to the exchange agent or Mesa for any reason will be cancelled and exchanged for the Acquisition Consideration.

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Effect of the Acquisition on Mesa’s Stock Options

As of November 23, 2012, there were stock options outstanding to purchase an aggregate of 2,827,000 shares of Mesa common stock, of which 2,138,000 were vested and exercisable. After the effective time of the Acquisition, Armada will assume all of Mesa’s outstanding stock options and, if necessary, will issue new options to purchase shares of Armada common stock in lieu thereof. All holders of outstanding stock options to purchase Mesa common stock will be entitled to receive a number of Armada stock options pursuant to Armada’s 2012 Incentive Plan allowing the holder to purchase a number of shares of Armada’s common stock equal to the product of (i) 0.40 multiplied by (ii) the number of Mesa’s common stock issuable upon exercise of the stock options currently held by such holder (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward), with the exercise price of the new option equal to the quotient of (y) the exercise price of the stock option to purchase Mesa common stock divided by (z) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward). Such new stock option, to the extent permitted by applicable law and Armada’s stock plan, shall have the same terms and conditions as such holder’s stock option to purchase Mesa common stock.

Effect of the Acquisition on Mesa’s Restricted Stock Awards Pursuant to Mesa’s Equity Incentive Plan

As of November 23, 2012, there were unvested restricted stock awards for 870,000 shares of Mesa common stock held by, or granted to, certain executive officers, directors and employees of Mesa. After the effective time of the Acquisition, Armada will assume all of Mesa’s outstanding restricted stock awards and all holders of Mesa Acquisition shares will be entitled to receive a number of Armada restricted stock awards that, when vested, will allow the holder of such Mesa restricted stock award to receive a number of shares of Armada’s common stock equal to the product of (i) 0.40 multiplied by (ii) the number of shares of Mesa’s common stock issuable upon vesting of such restricted stock award held by such holder (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward). Such new restricted stock award, to the extent permitted by applicable law and Armada’s 2012 Incentive Plan, shall have the same terms and conditions as such holder’s Mesa restricted stock award.

Effect of the Acquisition on Mesa’s Warrants

As of November 23, 2012, there were warrants outstanding that were exercisable into 500,000 shares of Mesa common stock. In accordance with the terms of the Acquisition Agreement, warrants to purchase shares of Mesa common stock not exercised prior to the completion of the Acquisition will be converted into warrants to purchase shares of Armada common stock having the same contractual terms and conditions as were in effect immediately prior to the effective time of the Acquisition. The number of shares of Armada common stock subject to each converted warrant will equal to the product of (i) 0.40 multiplied by (ii) the number of shares of Mesa common stock subject to the Mesa warrant immediately prior to the effective time of the Acquisition (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward, unless such Mesa warrant provides for different treatment of fractions of a share in such circumstances). The exercise price per share of Armada common stock subject to a converted warrant will be an amount equal to the quotient of (i) the exercise price per share of Mesa common stock subject to the Mesa warrant immediately prior to the effective time of the Acquisition divided by (ii) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa warrant provides for different treatment of fractions of a cent in such circumstances).

No Appraisal or Dissenter’s Rights

Under Delaware law, Mesa stockholders will not have any appraisal or dissenter’s rights with respect to the Acquisition, Assignment and Assumption and the Dissolution.

Public Trading Markets

Shares of Armada common stock are currently quoted on the OTCQB under the symbol “AOIL.” Mesa common stock is currently quoted on the OTCQB under the symbol “MSEH.” Upon the closing of the Acquisition, Mesa common stock will be deregistered under the Exchange Act.

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Shares of Armada common stock issued to Mesa as Acquisition Consideration will be freely transferable under the Securities Act, except for shares issued to any stockholder who may deemed to be an affiliate of Armada. “See – Resale of Shares of Armada Common Stock” below.

Resale of Shares of Armada Common Stock Distributed to Mesa Stockholders

Armada is filing the registration statement of which this proxy statement/prospectus is a part in order to permit Mesa to effect the distribution to its stockholders of the shares of Armada common stock received by it as consideration for the Acquisition. Because the distribution will be effected pursuant to the registration statement, the shares distributed as the Acquisition Consideration will generally be freely transferable under the Securities Act by the recipient the of shares; however, this prospectus does not relate to any proposed resale of such shares by the recipients. Accordingly, if the recipient Mesa stockholder is, or as a result of the completion of the Acquisition (and the dissolution and distribution by Mesa) becomes, an “affiliate” (as defined in Rule 144) of Armada, the Armada shares issued to such person as Acquisition Consideration will be considered “control securities” even though such shares were acquired pursuant to this proxy statement/prospectus. Such shares will not be considered “restricted securities,” as such term is defined in Rule 144. Persons who may be deemed an “affiliate” of Armada for such purposes include individuals or entities that control, or are controlled by, or are under common control with Armada, and generally include directors and executive officers and may include beneficial owners of 10% or more of any class of capital stock of Armada.

“Control securities” are securities held by an affiliate of the issuer regardless of how that person acquired the securities. Control securities may be resold or otherwise transferred by an affiliate without registration pursuant to an applicable exemption from the registration requirements of the Securities Act, including, but not limited to, Rule 144. The holding periods specified in Rule 144 for restricted securities do not apply to control securities; otherwise, all of the remaining requirements of Rule 144 (such as volume limitations; manner of sale requirements; notice of sale requirements) apply as if the affiliate were reselling restricted securities. Generally, the volume limitations under Rule 144 provide that the number of shares sold by a person in reliance on the Rule, together with all sales of shares of the same class sold for the account of such person within the preceding three months, shall not exceed the greatest of: (i) one percent of the shares of the class outstanding, (ii) the average weekly reported volume of trading in such shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale, or (iii) the average weekly volume of trading in such shares reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period prior to the sale.

This proxy statement/prospectus is not a resale registration statement and does not cover any resales of shares of Armada common stock received in the Acquisition by any person who may be deemed an affiliate of Armada. Armada may instruct its transfer agent to make a note in the company’s transfer books to restrict the transfer of shares owned by affiliates of Armada.

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Post-Closing Structure

The diagrams below illustrate the organizational structure of Armada, Mesa and MEI prior to the closing of the Acquisition and after the closing of the Acquisition and completion of the Dissolution:

Structure of Armada, Mesa and MEI Prior to the Acquisition

Prior to the Acquisition, each of Armada and Mesa have their own corporate identities with subsidiaries of their own, with MEI being a wholly owned subsidiary of Mesa.

As part of the Acquisition, Armada will purchase 100% of the issued and outstanding shares of MEI and in consideration Mesa will receive and will distribute to Mesa stockholders the Acquisition Consideration.

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Structure of Armada Mesa and MEI After the Acquisition and Dissolution of Mesa

Upon completion of the Acquisition, MEI and its subsidiaries will become wholly owned subsidiaries of Armada, and Mesa will file a Certificate of Dissolution with the Secretary of State of Delaware and its corporate existence will cease.

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The Acquisition Agreement

The following is a summary of material terms of the Acquisition, including the effects of those provisions. While Armada and Mesa believe this description covers the material terms of the Acquisition Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Acquisition Agreement, which is included as Appendix A to, and is incorporated by reference in, this proxy statement/prospectus. You are urged to read the entire Acquisition Agreement carefully. Capitalized but undefined terms used in this summary shall have the meaning ascribed thereto in the Acquisition Agreement.

The Acquisition Agreement has been included to provide you with information regarding its terms. The terms and information in Acquisition Agreement should not be relied on as disclosure about Armada, Mesa or MEI without consideration of the information provided elsewhere in this proxy statement/prospectus. The terms of the Acquisition Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, among the parties in relation to the Acquisition. In particular, the representations and warranties made by the parties to each other in the Acquisition Agreement have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Acquisition should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Moreover, the representations and warranties contained in the Acquisition Agreement may be qualified by certain information provided by one party to another party, which has not been made publicly available. None of Armada, Mesa or MEI undertakes any obligation to publicly release any revisions to these representations and warranties, except as required under U.S. federal or other applicable securities laws.

Structure of the Acquisition

Subject to the terms and conditions of the Acquisition Agreement, (i) immediately prior to the Acquisition, Mesa will assign to MEI, and MEI will assume, all of Mesa’s pre - Acquisition assets and liabilities, and (ii) Armada will purchase from Mesa 100% of the issued and outstanding shares of MEI’s common stock. Upon completion of the Acquisition, MEI and its subsidiaries will become wholly owned subsidiaries of Armada and will continue their corporate existence under the laws of their states of incorporation.

Following the Acquisition, (i) Mesa will distribute to each holder of Mesa common stock the Acquisition Consideration (as described below) received from Armada that each Mesa stockholder is entitled to receive, and (ii) Mesa will file a Certificate of Dissolution with the Secretary of State of Delaware and will be dissolved.

Acquisition Consideration

Acquisition Consideration. Upon completion of the Acquisition, Armada will provide to Mesa 0.40 shares of Armada common stock for each outstanding share of Mesa common stock held on the last business day prior to the completion of the Acquisition. Mesa will then distribute the shares of Armada common stock it receives on a pro-rata basis to its stockholders.

Stock held by Armada and Mesa. No Acquisition Consideration will be delivered for any shares of Mesa common stock that are held by Mesa as treasury stock or by Armada.

Treatment of Mesa Restricted Stock Awards. At the effective time of the Acquisition, Armada will assume all outstanding restricted stock awards of Mesa common stock and the holder of a restricted stock award will be entitled to a restricted stock award having, to the extent possible, the same contractual terms and conditions as were in effect immediately prior to the effective time of the Acquisition receive a stock award that, when vested, would enable the holder to receive a number of shares of Armada stock equal to the product of (A) the number of Mesa shares that would be issued upon the vesting of such grant multiplied by (B) 0.40 (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward).

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Treatment of Mesa Stock Options. At the effective time of the Acquisition, Armada will be assuming any outstanding option to purchase shares of Mesa common stock or substituting new options to purchase shares of Armada common stock therefor. All holders of options to purchase Mesa common stock will be issued options having, to the extent possible, the same contractual terms and conditions as were in effect immediately prior to the effective time of the Acquisition to purchase a number of shares of Armada common stock equal to the product of (A) the number of shares of Mesa common stock that would be issuable to such holder upon the exercise of their outstanding options multiplied by (B) 0.40 (with any fraction rounded to the nearest whole number and with 0.5 shares rounded upward). The exercise price of such new option shall be equal to the quotient of (A) the exercise price per share of such stock option prior to the effective time of the Acquisition divided by (B) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward.

Treatment of Warrants. At the effective time of the Acquisition, each outstanding warrant to purchase shares of Mesa common stock not exercised at the effective time of the Acquisition will cease to represent a right to acquire shares of Mesa common stock and will be converted into a right to acquire shares of Armada common stock having the same contractual terms and conditions as were in effect immediately prior to the effective time of the Acquisition; provided that (i) the number of shares of Armada common stock subject to each such converted warrant must be equal to the product of (A) 0.40 multiplied by (B) the number of shares of Mesa common stock subject to each such warrant immediately prior to the effective time of the Acquisition (with any fraction rounded to the nearest whole number, and with 0.5 shares rounded upward, unless such Mesa warrant provides for different treatment of fractions of a share in such circumstances) and (ii) such converted warrant will have an exercise price per share of Armada common stock equal to the quotient of (A) the exercise price per share of Mesa common stock subject to such converted warrant immediately prior to the effective time of the Acquisition divided by (B) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward, unless the Mesa warrant provides for different treatment of fractions of a cent in such circumstances).

Assumption of Liabilities. In connection with the Acquisition, Armada will directly assume all of the liabilities that Mesa has transferred to MEI pursuant to the Assignment and Assumption Agreement.

Fractional Shares. Armada will not issue any fractional shares of its common stock to Mesa stockholders and will not issue any cash in lieu of any fractional shares; all fractional shares of Armada common stock that would have otherwise been issued will be rounded up or down to the nearest whole share (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Mesa stockholder shall receive at least one share of Armada common stock.

Ownership Rights in Mesa Common Stock. As soon as practicable after the completion of the Acquisition, Mesa will file a Certificate of Dissolution with the Secretary of State of Delaware and its corporate existence will cease, and thereupon all outstanding Mesa common stock will be cancelled.

Voting Agreements. Concurrently with the execution of the Acquisition Agreement, all of the directors and executive officers of Mesa entered into separate voting agreements with Armada. The full text of the form of voting agreement is attached hereto as Appendix C. See “The Voting Agreements” beginning on page 157.

No Appraisal or Dissenters’ Rights. Stockholders of Mesa are not entitled to demand appraisal of their shares of Mesa common stock in connection with the Acquisition.

Closing

Unless Armada, Mesa and MEI agree otherwise, the completion of the Acquisition will occur as soon as possible, but in any event no later than the fifth (5th) business day immediately following the day on which the last of the closing conditions (other than any conditions that by their nature are intended to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing) is satisfied or waived. The parties currently expect to complete the Acquisition in the fourth quarter of 2012 or early in the first quarter of 2013.

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Representations and Warranties

The Acquisition Agreements contains representations and warranties made by Mesa to Armada relating to a number of matters, including the following:

•	corporate or other organizational and similar matters of Mesa, MEI and Mesa’s other subsidiaries;

•	capital structure;

•	corporate authorization and validity of the Acquisition Agreement;

•	approval by each company’s Board of Directors;

•	the opinion of Mesa’s fairness advisor;

•	stockholder vote needed for approval of the Acquisition Agreement and the ability to obtain stockholder consent;

•	dissenters’ rights of stockholders under the DGCL with respect to the Acquisition;

•	required orders, permits, filings and notifications in connection with the Acquisition and the absence of conflicts between the Acquisition and the provisions of Mesa’s organizational documents, contracts and laws applicable to Mesa;

•	filing and accuracy of documents with the SEC and the establishment and maintenance of disclosure controls and procedures;

•	preparation and accuracy of financial statements;

•	taxes;

•	compliance with laws, orders and permits;

•	absence of undisclosed liabilities;

•	personal property;

•	real property;

•	intellectual property and information technology;

•	absence of any material adverse effect and certain other changes or events;

•	material contracts;

•	absence of certain litigation;

•	employee benefits; labor and employment matters;

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•	environmental matters;

•	insurance;

•	accuracy of information included in this proxy statement/prospectus and the registration statement filed by Armada in connection with the Acquisition;

•	fees and commissions in connection with the Acquisition Agreement and with the Acquisition;

•	oil and gas interests;

•	absence of transactions with affiliates;

•	regulatory matters; and

•	derivative transactions.

The Acquisition Agreement also contains representations and warranties made by Armada to Mesa relating to a number of matters, including the following:

•	corporate or other organizational and similar matters of Armada its subsidiaries;

•	capital structure;

•	required orders, permits, filings and notifications in connection with the Acquisition and the absence of conflicts between the Acquisition and the provisions of Armada’s organizational documents, contracts and laws applicable to Armada;

•	corporate authorization and validity of the Acquisition Agreement;

•	filing and accuracy of documents with the SEC;

•	preparation and accuracy of financial statements;

•	compliance with certain laws;
•	absence of any material adverse effect;

•	absence of certain litigation;

•	accuracy of information included in this proxy statement/prospectus and the registration statement filed by Armada in connection with the Acquisition; and

•	ownership of shares of Mesa common stock.

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The representations and warranties contained in the Acquisition Agreement were made for purposes of the Acquisition Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Acquisition Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the Acquisition Agreement attached to this proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the Acquisition Agreement. Additionally, certain of the representations and warranties included in the Acquisition Agreement have been qualified in part, or in their entirety, by information set forth in disclosure letters provided to each of Armada and Mesa. Accordingly, the representations and warranties and other provisions of the Acquisition Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents included or incorporated as exhibits to this proxy statement/prospectus, including the periodic and current reports and statements that Armada and Mesa file with the SEC. See “Where You Can Find More Information” beginning on page 168.

Certain of these representations and warranties are qualified as to “material adverse effect.” For purposes of the Acquisition Agreement, a “material adverse effect” with respect to Armada or Mesa, as the case may be, means any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of that party and its subsidiaries, taken as a whole; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a “material adverse effect”:

•	United States or global economic or political conditions (including any terrorist activities, war or other armed hostilities) or securities or capital markets in general;

•	changes in applicable laws or in GAAP or regulatory accounting principles, other than changes to applicable laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a “material adverse effect”);

•	conditions in or affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), other than changes to applicable laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a “material adverse effect”);

•	the announcement of the Acquisition Agreement and of the transactions contemplated thereby; and

•	any change in the price of Armada common stock or Mesa common stock, as the case may be, on the OTCQB; provided, that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such change may constitute or contribute to a “material adverse effect”);

provided, that with respect to the first three points above, such events, circumstances, developments, states of facts, occurrences, changes or effects do not disproportionately impact such party and its subsidiaries relative to other companies in the industries in which such party and its subsidiaries operate.

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The representations and warranties in the Acquisition Agreement will not survive the effective time of the Acquisition. If the Acquisition Agreement is validly terminated, there will be no liability with respect to the representations and warranties of the parties, or otherwise under the Acquisition, except as described below under “— Termination Fees and Expenses” and “— Effect of Termination” beginning on pages 154 and 156, respectively.

Covenants and Agreements

Conduct of Business of Pending the Acquisition. From the date of the Acquisition Agreement until the earlier of the effectiveness of the Acquisition or the termination of the Acquisition Agreement in accordance with its terms, both Armada and Mesa will, and will cause each of their respective subsidiaries to, conduct its business only in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all Parent Permits or Company Permits (as such terms are defined in the Acquisition Agreement), keep available the services of its directors, officers and employees, maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with governmental entities with jurisdiction over oil and gas related matters, and maintain its exploration and production activities in accordance with a schedule attached to the disclosure letter of the Acquisition Agreement.

Except as set forth in the Acquisition Agreement or as agreed to between Armada and Mesa or as required by applicable law, until the earlier of the effectiveness of the Acquisition or the termination of the Acquisition Agreement, both Armada and Mesa must not, and must cause each of their respective subsidiaries not to, without the prior written consent of the other party, do any of the following:

•	amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	form any new subsidiary;

•	split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities; or redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Armada or Mesa securities or shares of capital stock of any subsidiary of Armada or Mesa (or options, warrants or other rights exercisable therefor), other than the cancellation of existing options to purchase shares of Armada or Mesa common stock in connection with the exercise thereof;

•	issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any securities or shares of capital stock of Armada or Mesa or any of their respective subsidiaries or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Armada or Mesa common stock upon the exercise of existing Armada or Mesa stock options or warrants or upon the lapse of restrictions on Armada or Mesa restricted stock awards or (ii) amend any term of any securities or shares of capital stock of Armada or Mesa or any of their respective subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	acquire any interest in any corporation, partnership, other business organization or any division thereof or assets that are material to Armada’s or Mesa’s or any of their subsidiaries’ respective businesses, merge or consolidate with any other person or entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
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•	sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $50,000 in the aggregate;

•	authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $50,000 individually and $100,000 in the aggregate in any single month;

•	make any loan or advance to or investment in any person or entity other than investments in its wholly owned subsidiaries made in the ordinary course of business consistent with past practices;

•	(i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money or issue any debt securities; (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or entity (other than any direct or indirect wholly owned subsidiary); or (iv) create any lien or encumbrance over any of its assets (other than permitted liens);

•	enter into any contract that would have been a Parent Material Contract or Company Material Contract (as such terms are defined in the Acquisition Agreement) were Armada or Mesa or any of their respective subsidiaries a party or subject thereto on the date of the Acquisition Agreement or (ii) terminate, renew or amend in any material respect any Parent Material Contract or Company Material Contract or waive any material right thereunder;

•	enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing contracts on their current terms);

•	except as required by applicable law or as required by existing employee benefit plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the Acquisition Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock award or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

•	hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Armada without the prior written consent of Armada;

•	make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

•	initiate any litigation or settle, or offer or propose to settle any action;

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•	pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Armada or Mesa or incurred in the ordinary course of business and consistent with past practice;

•	make any change or modification to its working capital and cash management practices;

•	make any tax election or settle and/or compromise any tax liability; prepare any tax returns in a manner which is inconsistent with the past practices of Armada or Mesa or their respective subsidiaries, as the case may be, with respect to the treatment of items on such tax returns; incur any liability for taxes other than in the ordinary course of business; or file an amended tax return or a claim for refund of taxes with respect to the income, operations or property of Armada or Mesa or their subsidiaries;

•	purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

•	enter into any new line of business which represents a material change in Armada’s or Mesa’s and their respective subsidiaries’ operations and which is material to Armada or Mesa and their respective subsidiaries, taken as a whole;

•	enter into new contracts to sell hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new contract will have a term longer than six (6) months;

•	engage in any development drilling, well completion or other development or production activities with respect to hydrocarbons except in the ordinary course consistent with past practice or as previously disclosed to the other party; or

•	authorize, announce an intention, commit or agree, in writing or otherwise, to do any of the foregoing.

Additionally, both Armada and Mesa will timely file or furnish all reports, proxy/information statements, communications and other documents required to be filed or furnished by it with the SEC and all other governmental entities during the period commencing on the date of the Acquisition Agreement and ending at the earlier of the effectiveness of the Acquisition or the termination of the Acquisition Agreement and, as applicable, consult with the other party for a reasonable time before filing or furnishing any such document and deliver to the other party copies of all such documents promptly after the same are filed or furnished.

Access, Notice, Confidentiality. Armada and Mesa have agreed to give the other party reasonable access to their properties, books, contracts, records, officers and employees as the other party may reasonably request and furnish any information concerning such party as the other party may reasonably request, except to the extent such access or disclosure is restricted by applicable law or would, in the reasonable judgment of the other party, jeopardize its attorney-client privilege; provided, that in such event, the parties will make appropriate substitute arrangements to allow appropriate access to the relevant information.

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No Solicitation. Until the Acquisition is completed or the Acquisition Agreement is terminated, neither Armada nor Mesa, nor any of their respective subsidiaries will, nor will Armada or Mesa, or any of their respective subsidiaries authorize or permit any of their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (or, collectively, the Parent Representatives or Company Representatives, as the case may be) to, directly or indirectly, take certain actions with respect to any Acquisition Proposal (as defined below), or enter into any agreement or other similar instrument relating to an Alternative Transaction (as defined below) or any agreement or agreement in principle requiring Armada or Mesa to abandon or otherwise fail to consummate the transactions contemplated by the Acquisition Agreement.

Both Armada and Mesa have agreed to cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons with respect to any Alternative Transaction and will use its (and will cause the company representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy, in accordance with the terms of any confidentiality agreement with respect thereto, any confidential information previously furnished by Armada, Mesa, their respective subsidiaries, the Parent Representatives or the Company Representatives, as the case may be, thereunder. Neither Armada nor Mesa will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction thereover.

Notwithstanding anything in the Acquisition Agreement to the contrary, if at any time following the date of the Acquisition Agreement and prior to the attainment of the required consent of Mesa stockholders (but in no event after the attainment of such consent) (i) either Armada or Mesa receives a bona fide written Acquisition Proposal from a third party without breaching its obligations under the Acquisition Agreement, (ii) its Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which must be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below) from such third party and (iii) such Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under applicable law, then Armada or Mesa, as the case may be, may (A) furnish information with respect to Armada or Mesa and their respective subsidiaries to such third party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such third party making such Acquisition Proposal; provided , that neither Armada nor Mesa, as the case may be (x) will, and will not allow any of the Parent Representatives or Company Representatives, as the case may be, to, disclose any non-public information to such third party without entering into an acceptable confidentiality agreement therewith, and (y) will promptly provide to the other party any non-public information concerning Armada or Mesa or their respective subsidiaries provided to such third party which was not previously provided to the other party. The party that received the proposal must notify the other party promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, such party or any of the Parent Representatives or Company Representatives, as the case may be, indicating the identity of such third party and providing to the other party a summary of the material terms of such Acquisition Proposal. The party that received the proposal must keep the other party informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and must deliver to the other party a summary of any material changes to any such Acquisition Proposals.

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Notwithstanding anything in the Acquisition Agreement to the contrary, if prior to the attainment of the required consent of Mesa stockholders (and in no event after the attainment of the such consent), Armada’s or Mesa’s Board of Directors receives a Superior Proposal without breaching its obligations under the Acquisition Agreement and the Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, the Board of Directors may terminate the Acquisition Agreement pursuant to a decision to enter into a written agreement concerning the Superior Proposal and pay the Parent Termination Fee or Company Termination Fee (as defined below), as the case may be; provided, that the Board of Directors may not so terminate the Acquisition Agreement unless (A) it gives the other party three (3) business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to obtaining the Mesa Stockholder Consent, in which case the party must provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the person or entity making such Superior Proposal), (B) during such period of notice to the other party, the party that received the proposal, if requested by the other party, must have engaged in good faith negotiations to amend the Acquisition Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) such other party does not make, within three (3) business days of its receipt of such written notification, an offer that the Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, the party that received the proposal will be required to deliver a new written notice to the other party and to comply with the requirements above with respect to such new written notice (to the extent so required).

“Acquisition Proposal” means any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Alternative Transaction.

“Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa or any of their respective subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving Armada or Mesa or any of their respective subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa or (iii) the acquisition by a third party of ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa any of their respective subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, or of ten percent (10%) or more of the assets or operations of Armada or Mesa and their subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

“Company Termination Fee” means a fee in the amount of $250,000 payable by the Company to Parent if Parent terminates the Acquisition Agreement as set forth in the Acquisition Agreement.

“Parent Termination Fee” means a fee in the amount of $250,000 payable by Parent to the Company if the Company terminates the Acquisition Agreement as set forth in the Acquisition Agreement.

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“Superior Proposal” means a bona fide written proposal made by a third party (i) which is for a tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Armada or Mesa or any of their respective subsidiaries, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Armada or Mesa capital stock or (B) all or substantially all of the consolidated assets or operations of Armada or Mesa and their respective subsidiaries and (ii) which is otherwise on terms which the Board of Directors reasonably determines in good faith by majority vote after consultation with its outside legal counsel and financial advisors (which financial advisors must be nationally recognized reputation) and taking into account all the terms and conditions of the proposal, including expected timing and likelihood of consummation, break-up fees, expense reimbursement provisions and conditions, (A) would result in a transaction that, if consummated, is more favorable and would provide greater financial value to Armada or Mesa stockholders from a financial point of view than the Acquisition or, if applicable, any proposal by Armada or Mesa to amend the terms of the Acquisition Agreement taking into account all the terms and conditions of such proposal and the Acquisition Agreement and (B) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and for which financing (if a cash transaction, whether in whole or in part) is then fully committed.

Indemnification of Directors and Officers Following the Acquisition. Armada or the surviving corporation will indemnify and hold harmless and provide advancement expenses to each present (as of such completion) and former director and officer of Mesa and its subsidiaries, in each case to the same extent such directors and officers are indemnified or have the right to advancement of expenses as of the date of the Acquisition Agreement pursuant to Mesa’s certificate of incorporation, bylaws and any indemnification agreements in existence on such date with any such directors and officers (but in any event to the fullest extent permitted by applicable law) for acts or omissions occurring at or prior to the effective time of the Acquisition (including for acts or omissions occurring in connection with the approval of the Acquisition Agreements and the consummation of the transactions contemplated thereby) and (ii) purchase as of the effective time of the Acquisition a 2-year tail policy to the current policy of directors’ and officers’ liability insurance maintained by Mesa with respect to claims arising from facts or events that occurred on or before the effective time of the Acquisition, and which tail policy must contain substantially the same coverage, amounts, terms and conditions, in the aggregate, as the coverage provided by the policy in effect as of the date of the Acquisition Agreement.

Public Announcements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Armada and Mesa will consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any press conference, conference call with investors or analysts, or communication that would require a filing under Rule 14a-12 of the Exchange Act), with respect to the Acquisition Agreement or the transactions contemplated thereby. In addition to the foregoing, except to the extent disclosed in the proxy statement in accordance with the provisions of the Acquisition Agreement, prior to the effective time of the Acquisition no party will issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party.

Takeover Statutes. If any takeover statute or similar statute or regulation of any state is or becomes applicable to the Acquisition Agreement, the Acquisition or the voting agreements or any other transactions contemplated by the Acquisition Agreement or the voting agreements, Mesa and its Board of Directors must grant such approvals and take such actions as are necessary to ensure that the Acquisition and the other transactions contemplated may be consummated as promptly as practicable on the terms contemplated by the Acquisition and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other contemplated transactions.

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Stockholder Litigation. Armada and Mesa will promptly advise the other of any stockholder litigation against Armada and Mesa and/or its directors relating to the Acquisition Agreement, the Acquisition and/or the transactions contemplated thereby and will keep the other party fully informed regarding any such stockholder litigation. Each party will give the other party the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation, will give due consideration to such other party’s advice with respect to such stockholder litigation and will not settle any such litigation without the other party’s consent (not to be unreasonably withheld, delayed or conditioned).

Tax-Free Reorganization. Prior to the effective time of the Acquisition, Armada and Mesa will each use its commercially reasonable efforts to (i) cause the Asset Assignment, Acquisition and dissolution of Mesa to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) not take any action reasonably likely to cause the Acquisition not so to qualify.

Section 16 Matters. Prior to the closing of the Acquisition, Armada and Mesa will take all steps required to cause any dispositions of Mesa common stock (including derivative securities with respect to Mesa common stock) or acquisitions of Armada common stock (including derivative securities with respect to Armada common stock) resulting from the transactions contemplated by the Acquisition Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Mesa or will become subject to such reporting requirements with respect to Armada to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Disposition of Specified Properties. Armada will use its commercially reasonable efforts to sell certain properties specified in the Acquisition Agreement to third parties for such specified properties’ fair market value and otherwise on terms and conditions reasonably acceptable to Armada, including a requirement that any third party acquiring a specified property indemnify Armada for any and all liabilities relating to the such specified property under any environmental laws or on account of the presence or alleged presence at, or the migration or alleged migration from, the relevant specified property or properties of certain hazardous substances specified in the Acquisition Agreement.

Notification of Certain Matters. Armada and Mesa will give each other prompt notice of (a) any communication received by such party from any governmental entity in connection with the Acquisition Agreement or the consummation of the transactions contemplated thereby or from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Acquisition Agreement or the consummation of the transactions contemplated thereby and (b) any actions commenced or, to the knowledge of such party, threatened against, such party or any of its subsidiaries that (i) relates to the Acquisition or (ii) if pending on the date of the Acquisition Agreement would have been required to be disclosed by such party pursuant to such party’s representations and warranties. In addition, Armada and Mesa will give each other prompt notice to the extent that either acquires actual knowledge of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would be reasonably likely to cause (1) any representation or warranty contained in the Acquisition Agreement to be untrue or inaccurate or (2) any condition set forth in Article VII of the Acquisition Agreement not to be satisfied and (y) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party thereunder; provided, that the delivery of any information or notice as described above will not limit or otherwise affect the remedies available hereunder to the party receiving such information or notice.

All Reasonable Efforts. Armada and Mesa will cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Acquisition Agreement and applicable laws to consummate and make effective the Acquisition and the other transactions contemplated by the Acquisition Agreement as soon as practicable, pursuant to the terms thereof.

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Conditions to the Acquisition

Conditions to Each Party’s Obligations. The respective obligations of each of Armada, Mesa and MEI to effect the Acquisition `are conditioned on the waiver by Armada and Mesa or satisfaction, on or prior to the closing of the Acquisition, of the following conditions:

•	no court or other governmental entity of competent jurisdiction must have issued, enacted, entered, promulgated or enforced any applicable law (that has not been vacated, withdrawn or overturned) that restrains, enjoins or otherwise prohibits consummation of the Acquisition or any of the other transactions contemplated in the Acquisition Agreement or makes the Acquisition illegal;

•	the Acquisition Agreement must have been approved by the written consent of holders of a majority of the outstanding shares of Mesa common stock no later than February 18, 2012;

•	receipt of all requisite consents and approvals, which consents or approvals must remain in full force and effect through the completion of the Acquisition, including, without limitation, the consent of F&M Bank under the Loan Agreement, among MEI, Mesa, TNR Natural Resources, LLC, Mesa Gulf Coast, LLC and F&M Bank; and

•	the registration statement of which this proxy statement/prospectus is a part must have been declared effective and no stop order suspending the effectiveness of such registration statement must be in effect and no proceedings for such purpose must be pending before the SEC.

Conditions to Obligations of Armada. The respective obligations of Armada to effect the Acquisition are conditioned upon the waiver by Armada or satisfaction, on or prior to the closing of the Acquisition, of the following conditions:

•	certain specified representations and warranties of Mesa and MEI must be true and correct in all respects as of the date of the Acquisition Agreement and as of the closing date of the Acquisition as if made on and as of those dates (except to the extent any such representation or warranty is made as of a specified date, which such representation and warranty must be true and correct as of such specified date);

•	the other representations and warranties of Mesa and MEI must be true and correct (without giving effect to any “material” or “material adverse effect” or similar qualifiers contained in any of such representations or warranties) as of the date of the Acquisition Agreement and as of the closing date of the Acquisition as if made on and as of those dates (except to the extent any such representation or warranty is made as of a specified date, which such representation and warranty must be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Mesa;

•	Mesa and MEI must have performed or complied with, in all material respects, all of the agreements and covenants required to be performed by it under the Acquisition Agreement at or prior to the closing date of the Acquisition;

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•	after the date of the Acquisition Agreement, there must not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Mesa.

Conditions to Obligations of Mesa. The obligations of Mesa and MEI to effect the Acquisition are conditioned upon the waiver by Mesa or satisfaction, on or prior to the closing of the Acquisition, of the following conditions:

•	certain specified representations and warranties of Armada must be true and correct in all respects as of the date of the Acquisition Agreement and as of the closing date of the Acquisition as if made on and as of those dates (except to the extent any such representation or warranty is made as of a specified date, which such representation and warranty must be true and correct as of such specified date);

•	the other representations and warranties of Armada must be true and correct (without giving effect to any “material” or “material adverse effect” or similar qualifiers contained in any of such representations or warranties) as of the date of the Acquisition Agreement and as of the closing date of the Acquisition as if made on and as of those dates (except to the extent any such representation or warranty is made as of a specified date, which such representation and warranty must be true and correct as of such specified date), except where the failures of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Armada;

•	Armada must have performed or complied with, in all material respects, all of the agreements and covenants required to be performed by it under the Acquisition Agreement at or prior to the closing date of the Acquisition;

•	after the date of the Acquisition Agreement, there must not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Mesa or MEI.

Termination

The Acquisition Agreement may be terminated at any time before the effective time of the Acquisition, notwithstanding the approval of the Acquisition Agreement by Mesa’s stockholders in any of the following circumstances:

•	by mutual written consent of Armada and Mesa;

•	by either Armada or Mesa, if:

•	any court or governmental entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any law, order or injunction (that is final and non-appealable and has not been vacated, withdrawn or overturned), or taken any other action, permanently enjoining, restraining or otherwise prohibiting the Acquisition or making it illegal;

•	the Acquisition has not become effective on or before February 28, 2013, provided that no party may terminate the Acquisition Agreement for this reason if its breach of the Acquisition Agreement is the principal cause of the failure of the Acquisition to become effective on or prior to such date;

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•	stockholders owning a majority of the issued and outstand shares of Mesa common stock do not consent to the approval of the Acquisition Agreement.

•	by Armada, if:

•	(i) Mesa enters into any agreement relating to an alternative transaction or requiring Mesa to terminate or otherwise fail to consummate the transactions under the Acquisition Agreement or (ii) Mesa makes authorizes, endorses, approves or publicly recommends an alternative transaction;

•	any of Mesa’s and/or MEI’s representations or warranties fail to be true and correct or Mesa and/or MEI breaches any covenant or other agreement to be performed by it, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of certain conditions (see “— Conditions to the Acquisition”) to be satisfied and (ii) is incapable of being cured prior to the effective time of the Acquisition by Mesa and/or MEI, or if curable, is not cured within thirty (30) days after written notice is given by Armada; provided that Armada is not in material breach of the Acquisition Agreement;

•	Mesa has breached any of its obligations with respect to the solicitation and consideration of alternative proposals, including its obligation to notify Armada of any alternative proposals received (see “— Covenants and Agreements — No Solicitation”); and

•	prior to the approval of the Acquisition Agreement by Mesa’s stockholders, Armada’s Board of Directors authorizes Armada to enter into a definitive agreement concerning a transaction that constitutes a superior alternative proposal and Armada pays all fees and expenses required to be paid under the Acquisition Agreement as a result of such termination; provided, that Armada has complied in all material respects with, and the alternative proposal did not otherwise result from a breach of, any of its obligations with respect to the solicitation and consideration of alternative proposals (see “— Covenants and Agreements — No Solicitation”), including its obligation to notify Mesa of the alternative proposal and give Mesa three business days to revise the Acquisition Agreement so that the alternative proposal is no longer superior.

•	and by Mesa, if:

•	(i) Armada enters into any agreement relating to an alternative transaction or requiring Armada to terminate or otherwise fail to consummate the transactions under the Acquisition Agreement or (ii) Armada makes authorizes, endorses, approves or publicly recommends an alternative transaction;

•	any of Armada’s representations or warranties fail to be true and correct or Armada breaches any covenant or other agreement to be performed by it, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of certain conditions (see “— Conditions to the Acquisition”) to be satisfied and (ii) is incapable of being cured prior to the closing of the Acquisition by Armada, or if curable, is not cured within thirty (30) days after written notice is given by Mesa; provided that Mesa is not in material breach of the Acquisition Agreement;

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•	Armada has breached any of its obligations with respect to the solicitation and consideration of alternative proposals, including its obligation to notify Mesa of any alternative proposals received (see “— Covenants and Agreements — No Solicitation”);

•	prior to the approval of the Acquisition Agreement by Mesa’s stockholders, Mesa’s Board of Directors authorizes Mesa to enter into a definitive agreement concerning a transaction that constitutes a superior alternative proposal and Mesa pays all fees and expenses required to be paid under the Acquisition Agreement as a result of such termination; provided, that Mesa has complied in all material respects with, and the alternative proposal did not otherwise result from a breach of, any of its obligations with respect to the solicitation and consideration of alternative proposals (see “— Covenants and Agreements — No Solicitation”), including its obligation to notify Armada of the alternative proposal and give Armada three business days to revise the Acquisition Agreement so that the alternative proposal is no longer superior.

Termination Fee and Expenses

Mesa has agreed to pay Armada a termination fee in the amount $250,000 payable pursuant to Section 8.3 of the Acquisition Agreement if the Acquisition Agreement is terminated by Armada because:

•	Mesa enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions;

•	Mesa’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction;

•	The Acquisition is not completed by February 28, 2013, and Mesa has not yet obtained the majority written consent of Mesa’s stockholders and a proposal with respect to an alternative transaction for Mesa shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to the date of termination of the Acquisition Agreement; or

•	Mesa has not obtained the majority written consent of Mesa’s stockholders prior to February 18, 2012, if a proposal with respect to an alternative transaction for Mesa shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to obtaining the majority written consent of Mesa’s stockholders.

•	Mesa has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions of Armada’s obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Armada to Mesa, provided Armada is not in breach of the Acquisition Agreement.

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Armada has agreed to pay Mesa a termination fee in the amount $250,000 payable pursuant to Section 8.3 of the Acquisition Agreement if the Acquisition Agreement is terminated by Mesa because:

•	Armada enters into an agreement or letter of intent (other than certain permitted confidentiality agreements) with respect to certain alternative transactions;

•	Armada’s Board of Directors shall have authorized, endorsed, approved or publicly recommended an alternative transaction;

•	The Acquisition is not completed by February 28, 2013, and Mesa has not yet obtained the majority written consent of Mesa’s stockholders and a proposal with respect to an alternative transaction for Armada shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to the date of termination of the Acquisition Agreement; or

•	Mesa has not obtained the majority written consent of Mesa’s stockholders prior to February 18, 2012, if a proposal with respect to an alternative transaction for Armada shall have been publicly announced (or any third party shall have publicly announced, communicated or made known a bona fide intention to propose an alternative transaction) at any time after the date of the Acquisition Agreement and prior to obtaining the majority written consent of Mesa’s stockholders.

•	Armada has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform would result in a failure of certain conditions of Mesa obligation to complete the Acquisition and which breach is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Mesa to Armada, provided Mesa is not in breach of the Acquisition Agreement.

Additionally, each of Mesa and Armada have agreed to reimburse the other for all costs and expenses, including reasonable legal fees and expenses, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment for termination of the Acquisition Agreement as described above. Any amounts not paid when due bear interest from the date such payment is due until the date paid at a rate equal to five percent (5%) per annum.

Effect of Termination

If the Acquisition Agreement is terminated in accordance therewith, the Acquisition Agreement will become void and have no effect, and the obligations of the parties thereunder will terminate and there will be no liability on the part of any party thereto; provided, that the provisions of the Acquisition Agreement relating to termination fees and expenses, specific performance, confidentiality obligations, governing law and other miscellaneous provisions will survive any termination thereof. Additionally, the parties to the Acquisition Agreement are not relieved of or released from any liability for willful breach of the Acquisition Agreement.

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Specific Performance

Each party to the Acquisition Agreement, in addition to any other available rights or remedies such party may have thereunder, will be entitled to specific performance and/or to obtain an injunction or injunctions, without proof of actual damages, to prevent breaches of another party’s covenants or agreements under the Acquisition Agreement, and each party thereto has expressly waived the defense that a remedy in damages will be adequate. No party to the Acquisition Agreement or any other person or entity will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy described in this paragraph and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party to the Acquisition Agreement further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of a covenants or agreements under the Acquisition Agreement.

Amendments, Extensions and Waivers

The Acquisition Agreement may be amended by a written instrument signed by all the parties thereto at any time before or after approval of the Acquisition Agreement by the stockholders of Mesa; provided, that after any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

At any time prior to the closing of the Acquisition, the parties to the Acquisition Agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereunder, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance with any of the agreements or covenants of the other parties contained therein.

The Assignment and Assumption

The following is a summary of material terms of the Assignment and Assumption, including the effects of those provisions. While Armada and Mesa believe this description covers the material terms of the Assignment and Assumption, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Assignment and Assumption Agreement, which is included as Appendix B to, and is incorporated by reference in, this proxy statement/prospectus. You are urged to read the entire Assignment and Assumption carefully.

Prior to the closing of the Acquisition, Mesa and MEI will enter into the Assignment and Assumption Agreement pursuant to which Mesa will assign to MEI, and MEI will assume, all of the assets and liabilities of Mesa as set forth in the Assignment and Assumption Agreement. After giving effect to the Assignment and Assumption, but immediately prior to the closing of the Acquisition, substantially all of the assets and liabilities of Mesa and its subsidiaries taken as a whole will be held by MEI and its subsidiaries, other than the outstanding stock of MEI (which, upon completion of the Acquisition, will be held by Armada).

Following the Assignment and Assumption and the Acquisition, Mesa will have no assets or liabilities and will be wound up and dissolved, resulting in the cancellation of all outstanding shares of Mesa common stock.

The Voting Agreements

The following is a summary of material terms of the voting agreements, including the effects of those provisions. While Armada and Mesa believe this description covers the material terms of the voting agreements, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of voting agreement, which is included as Appendix C to, and is incorporated by reference in, this proxy statement/prospectus. You are urged to read the entire voting agreement carefully.

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Concurrently with the execution of the Acquisition Agreement, Armada entered into separate voting agreements with each of Randy M. Griffin, its Chairman of the Board and Chief Executive Officer, Ray L. Unruh, its President, Secretary, and Director, Rachel L. Dillard, its Chief Financial Officer, David L. Freeman, its Executive Vice President - Gulf Coast Area Manager, James J. Cerna, Jr., its Director, Kenneth T. Hern, its Director, and Fred B. Zaziski, its Director, collectively, the “Inside Stockholders,” to facilitate the Acquisition. The Inside Stockholders own 31,215,551 shares, or approximately 37% of the shares entitled to consent.

Voting of Shares. The Inside Stockholders have agreed to vote via a written consent, their shares of Mesa common stock in favor of the approval of the Acquisition Agreement and each of the other transactions contemplated by the Acquisition Agreement and any other action requested by Armada in furtherance thereof. Each Stockholder will not enter into any agreement, arrangement or understanding with any person or entity to vote or give instructions inconsistent with the relevant terms of its voting agreement and will not take any other action that would, or would reasonably be expected to, in any manner (i) compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Acquisition Agreement or any of the transactions contemplated by the Acquisition Agreement or (ii) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mesa contained in the Acquisition Agreement or of such Stockholder contained in its voting agreement. Further, the Inside Stockholders have agreed to vote against (i) the approval of any alternative transaction or any agreement relating to any alternative transaction or (ii) any other action, agreement, proposal or transaction, which would, or would reasonably be expected to (x) result in a breach of Mesa’s obligations in the Acquisition Agreement or of the Inside Stockholders in the voting agreements or (y) compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Acquisition Agreement or any of the other transactions contemplated by the Acquisition Agreement.

Transfer Restrictions. The Inside Stockholders have agreed that they will not (i) sell or transfer directly or indirectly, any of their shares of Mesa common stock or any securities convertible into or exercisable or exchangeable for such shares or convertible or exchangeable securities, any other capital stock of Mesa or any interest in any of the foregoing, (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of their shares of Mesa common stock; or (iii) create or permit to exist any liens on or otherwise affecting any of their shares of Mesa common stock.

No Solicitation of Alternative Transactions. The Inside Stockholders have agreed solely in their capacities as stockholders, not to directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any acquisition proposals for Mesa, (ii) enter into or participate in any discussions or negotiations, or otherwise cooperate in any way with, or assist or participate in connection with any acquisition proposal, (iii) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an alternative transaction or which requires that the Inside Stockholders abandon, terminate or breach their representations, warranties or obligations under the voting agreements, (iv) approve, endorse or recommend any alternative transaction or (v) agree to do any of the foregoing. The Inside Stockholders have also agreed to notify Armada within 24 hours of any acquisition proposals received by, or any such discussions or negotiations sought to be initiated or continued with, the Inside Stockholders, including the identity of the person making such acquisition proposal or seeking such discussions or negotiations and providing to Armada a summary of the material terms of such acquisition proposal.

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Termination. The voting agreements will terminate upon the earliest to occur of (i) the effective time of the Acquisition and (ii) the date on which the Acquisition Agreement has been terminated in accordance with its terms.

No Agreement as Director or Officer. The Inside Stockholders have made no agreement or understanding in their respective capacities as a director and/or officer of Mesa or any of its subsidiaries, and nothing in the voting agreements will limit or affect any actions or omissions taken by a Stockholder in his or her capacity as such a director or officer or will be construed to prohibit, limit or restrict a Stockholder from exercising his or her fiduciary duties (if any) as an officer or director to Mesa or its stockholders.

Description of Armada’s Securities

Mesa stockholders who receive shares of Armada common stock in the Acquisition will become stockholders of Armada. Armada is incorporated in the State of Nevada, United States, and operates in accordance with the Nevada Revised Statutes, or NRS. Given below is a summary of the material features of Armada’s capital stock. This summary is not a complete discussion of the articles of incorporation and by-laws of Armada that create the rights of its stockholders. You are urged to read carefully the articles of incorporation and by-laws of Armada, which have been incorporated by reference as exhibits to this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

Common Stock

Armada is authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share, of which, as of November 23, 2012, a total of 20,294,631 shares of Armada’s common stock were issued and outstanding, not including shares issuable upon the exercise of outstanding warrants, options or the shares to be issued to the Mesa stockholders upon completion of the Acquisition; no shares of preferred stock were issued and outstanding.

Holders of shares of Armada common stock are entitled to one vote per share on each matter requiring the approval of the holders of the common stock of Armada. The holders of shares of Armada common stock have no preferential or preemptive rights to acquire additional shares of Armada’s capital stock, or any other security, of Armada. Subject to the preferences that may be applicable to any outstanding preferred stock, holders of Armada common stock are entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available for dividends. All outstanding shares of Armada common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of shares of Armada common stock are subject to the rights of the holders of any preferred stock which Armada may issue in the future.

Shares of Armada common stock are quoted on the OTCQB under the symbol “AOIL.”

Preferred Stock

Armada is authorized to issue up to 1,000,000 shares of preferred stock, par value of $0.01 per share. Armada currently has no issued and outstanding shares of preferred stock.

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The voting rights, designations and preferences and relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on any class of the preferred stock can be determined, and the shares can be issued by resolution of Armada’s Board of Directors, without approval of the stockholders.

Comparison of Stockholder Rights

Upon completion of the Acquisition, stockholders of Mesa who receive shares of Armada common stock as part of their Acquisition Consideration will become stockholders of Armada. Armada is incorporated under the laws of Nevada and, accordingly, the rights of Armada stockholders are governed by Armada’s restated certificate of incorporation, as amended, Armada’s bylaws and the laws of the State of Nevada, including the NRS. Mesa is incorporated under the laws of Delaware and, accordingly, the rights of Mesa stockholders are governed by Mesa’s articles of incorporation, as amended, Mesa’s amended and restated bylaws and the laws of the State of Delaware, including the DGCL. As stockholders of Armada following the Acquisition, the rights of former Mesa stockholders who become stockholders of Armada will be governed by Armada’s restated certificate of incorporation, as amended, Armada’s bylaws and the laws of the State of Nevada, including the NRS.

The following chart summarizes the material differences between the rights of Armada stockholders and Mesa stockholders. You are urged to read the governing instruments of each company and the provisions of the NRS and the DGCL, which are relevant to a full understanding of the governing instruments, carefully and in their entirety. Copies of the governing instruments are available, without charge, to any person by following the instructions listed in the section entitled “Where You Can Find More Information” beginning on page 168.

Mesa	Armada
Authorized Capital Stock
The authorized capital stock of Mesa consists of 300 million shares of common stock, par value $0.0001 per share, and 10 million shares of preferred stock, par value $0.0001 per share. As of November 23, 2012, there were approximately 84,330,477 million shares of common stock (of which an aggregate of approximately 56 million shares are restricted shares, as that term is defined in Rule 144) (however, upon distribution of the Acquisition Consideration by Mesa, stockholders of Mesa common stock will receive free-trading shares of Armada, subject to the restrictions on affiliates of Armada as described elsewhere in this prospectus/proxy statement) and no shares of preferred stock outstanding, no shares of common stock were held in treasury and options to purchase an aggregate of approximately 2,827,000 shares of common stock were outstanding (of which options to purchase an aggregate of approximately 2,138,000 shares of common stock were exercisable), 870,000 awarded but unvested restricted common stock grants and warrants to purchase an aggregate of 500,000 shares of common stock were outstanding.	The authorized capital stock of Armada consists of 100 million shares of common stock, par value $0.001 per share, and 1 million shares of preferred stock, par value $0.01 per share. As of November 23, 2012, there were approximately 20,294,631 million shares of common stock (of which an aggregate of 14,964,954 shares were restricted shares, as that term is defined in Rule 144) and no shares of preferred stock outstanding, no shares of common stock were held in treasury and options to purchase an aggregate of approximately 964,000 shares of common stock (of which options to purchase an aggregate of approximately 92,000 shares of common stock were exercisable) and warrants to purchase up to an aggregate of 7,325,896 shares of common stock were outstanding.

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Number of Directors
Mesa’s bylaws provide that the number of directors may be fixed from time to time by the Board of Directors, but must not be less than one. The current number of directors is five.	Armada’s amended and restated bylaws provide that the number of directors may be fixed from time to time by the Board of Directors, but must not be less than one or more than nine. The current number of directors is six.

Removal of Directors
Mesa’s bylaws provide that, a director may be removed, with or without cause, by the affirmative vote of holders of shares of capital stock issued and outstanding entitled to vote at an election of directors representing at least a majority of the votes entitled to be cast thereon.	Armada’s bylaws provide that a director may be removed from office with or without cause at a meeting called for that purpose. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

Special Meetings of the Board of Directors
Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President(s) or any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either (i) by mail or courier not less than forty-eight (48) hours before the date of the meeting or (ii) by telephone, telegram or facsimile or electronic transmission, not less than twenty-four (24) hours before the time of the meeting or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances (provided that notice of any meeting need not be given to any director who shall either submit, before or after such meeting, a waiver of notice or attend the meeting without protesting, at the beginning thereof, the lack of notice).	Special meetings of the Board of Directors may be called by or at the request of the president or any one director. The person or persons authorized to call special meetings may fix any place, within or without the State of Nevada, as the place for holding the meeting. If otherwise permitted under the bylaws, a special meeting may be held by telephone.

Stockholder Protection Rights Plans
Mesa does not have a stockholder protection rights plan.	Armada does not have a stockholder protection rights plan.

Special Meetings of Stockholders
Special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President(s) in the absence or disability of the Chairman of the Board and the Chief Executive Officer, or the Secretary at the request of the Board of Directors. Notice of a Special Meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Only such business as is specified in the notice of special meeting shall come before such meeting.	Special meetings of the stockholders may be called by the president or by the Board of Directors and will be called by the president at the request of the holders of not less than one-tenth of all outstanding shares entitled to vote.

160

Amendment of Certificate/Articles of Incorporation and Bylaws
Section 242 of the DGCL provides that an amendment of the certificate of incorporation requires the affirmative vote of the majority of the outstanding stock entitled to vote.	Section 78.390 of the NRS provides that an amendment of the articles of incorporation requires the affirmative vote of the majority of the outstanding stock entitled to vote.

Anti-Takeover Provisions

Section 203 of the DGCL generally provides that a Delaware corporation such as Mesa which has not “opted out” of coverage by this section in the prescribed manner may not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an “interested stockholder” unless:

•  prior to that time the Board of Directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder;”

•  upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or

•  at or subsequent to that time, the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

Section 78.411 et seq. of the NRS generally provides that a Nevada corporation such as Armada which has not “opted out” of coverage by this section in the prescribed manner may not engage in any “combination” with an “interested stockholder” for a period of two years following the date that the stockholder became an “interested stockholder” unless prior to that time the Board of Directors of the corporation approved either the “combination” or the transaction which resulted in the stockholder becoming an “interested stockholder.”

After expiration of the two-year period, a Nevada corporation may engage in a “combination” with an “interested stockholder” only if:

•  it is permitted by the articles of incorporation and certain voting requirements specified in Section 78.439 of the NRS are met; or

•  the “combination” meets certain fair price criteria specified in Sections 78.441 to 78.444 of the NRS.

The above provisions do not apply to any “combination” of a Nevada corporation:

• which does not, as of the date that a person first becomes an “interested stockholder,” have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, unless the articles of incorporation provide otherwise; or

• whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934 on the effective date of such amendment, if the “combination” is with an “interested stockholder” whose date of acquiring shares is before the effective date of such amendment.

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The three-year prohibition on “business combinations” with an “interested stockholder” does not apply under certain circumstances, including “business combinations” with a corporation which does not have a class of voting stock that is:

•  listed on a national security exchange; or

•  held of record by more than 2,000 stockholders,

unless in each case this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

An “interested stockholder” generally means any person that:

•  is the owner of 15% or more of the outstanding voting stock of the corporation; or

•  is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such a person.

The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

Mesa’s certificate of incorporation, as amended, does not exempt Mesa from these restrictions and specifies additional requirements for “business combinations” with “acquiring persons” (as defined in the restated certificate of incorporation, as amended).

Neither the restrictions set forth in the DGCL nor those specified in Mesa’s certificate of incorporation, as amended, apply to the Acquisition of MEI by Armada.

An “interested stockholder” generally means any person that:

•  is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•  is an affiliate or associate of the corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of the corporation.

The term “combination” is broadly defined to include a variety of transactions, including mergers, consolidations, sales or other dispositions of 5% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

Armada’s articles of incorporation, as amended, do not exempt Armada’ from these restrictions.

The restrictions set forth in the NRS do not apply to the Acquisition of MEI.

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Stockholder Nominations of Director Candidates
Subject to the rights of holders of any class or series of stock having certain preferences over common stock, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. Written notice must be provided to the secretary of Mesa not later than 90 days prior to the anniversary date of the immediately preceding annual meeting or in the case of a special meeting, the close of business on the tenth day following the date on which notice of such meeting is first given.	Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of record, who is entitled to vote for the election of directors and complies with the notice procedures, including delivery of notice to the principal executive offices of the corporation not less than 10 days nor more than 60 days prior to the first anniversary of the preceding year’s annual meeting.

Stockholder Proposals
A stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the company not less than ninety (90) nor more than one hundred twenty (120) days prior to the one year anniversary of the date of the Annual Meeting of the previous year; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be received no earlier than one hundred twenty (120) days prior to such Annual Meeting and no later than the close of business on the tenth (10th) day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.	Armada has an advance notice requirement for stockholder proposals of not less than 10 days nor more than 60 days after the request has been made.

Notice of Stockholders’ Meetings
Written notice of the annual meeting, stating the place, date and hour of the meeting, will be delivered in person or mailed postage prepaid to each stockholder entitled to vote, not less than ten nor more than sixty days before the date of the meeting.	Written notice of the annual meeting, stating the place, date and hour of the meeting, will be delivered in person or mailed postage prepaid to each stockholder entitled to vote, not less than ten nor more than fifty days before the date of the meeting.

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Limitations on Director Liability

Mesa’s restated certificate of incorporation, as amended, provides that no director will be personally liable to Mesa or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law:

•  for any breach of the director’s duty of loyalty to Mesa or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL; and

•  for any transaction from which the director derived an improper personal benefit.

Armada’s articles of incorporation, as amended, provide that no member of Armada’s Board of Directors is personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by Nevada corporation law, except for liability;

•  for any breach of the director’s duty of loyalty to Armada’s or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•  for any transaction from which the director derived an improper personal benefit.

Pursuant to Section 78.138 of the NRS, a director is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director, except:

•  for an act or a failure to act that constitutes a breach of the director’s fiduciary duties as a director and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law; or

•  as otherwise provided in Sections 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030 of the NRS.

Indemnification
Every person who is or was a director, officer or employee of Mesa, or of any other corporation which he serves or served as such at the request of Mesa, will, unless prohibited by law, be indemnified by Mesa against reasonable expense and any liability paid or incurred by him in connection with or resulting from any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of Mesa or such other corporation or otherwise), civil, criminal, administrative or investigative, in which he may be involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of Mesa or such other corporation, or by reason of any action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such expense or liability will have been paid or incurred.	Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a proceeding), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer or director of Armada or is or was serving at the request of Armada as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans whether the basis of such proceeding is alleged action in an official capacity as an officer or director will be indemnified and held harmless by Armada to the fullest extent authorized by the Nevada corporation law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits Armada to provide broader indemnification rights than said law permitted Armada to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be an officer or director and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, Armada will indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Armada. The right to indemnification conferred by Armada’s articles of incorporation, as amended, includes the right to be paid by Armada the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Nevada General Corporation Law requires the payment of such expenses incurred by an officer or director in his or her capacity as an officer or director (and not in any other capacity in which service was or is rendered by such person while an officer or director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment will be made only upon delivery to Armada of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it will ultimately be determined that such officer or director is not entitled to be so indemnified.

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Appraisal or Dissenters’ Rights

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares.

Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either:

•  listed on a national securities exchange;

•  included in the national market system by the National Association of Securities Dealers, Inc.; or

•  held by more than 2,000 stockholders of record; unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Only stockholders of record are entitled to dissenters’ rights.

Sections 92A.300 to 92A.500 of the NRS provide that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares.

Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock are, among other things:

•  listed on a national securities exchange; or

•  traded in an organized market and held by at least 2,000 stockholders of record and have a market value of at least $20,000,000, exclusive of the value of such shares held by Armada’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares, unless the stockholders receive in exchange for their shares anything other than cash, or shares of any class or any series of shares of any corporation, or any other proprietary interests of any other entity, that is, among other things, listed on a national securities exchange or traded in an organized market and held by at least 2,000 stockholders of record with market value of at least $20,000,000, exclusive of the value of such shares held by Armada’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares at the time the corporate action becomes effective.

Both stockholders of record and beneficial stockholders are entitled to dissenters’ rights.

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Experts

The consolidated financial statements of Armada and subsidiaries included in this proxy statement/prospectus at March 31, 2012 and 2011, and for each of the two fiscal years ended March 31, 2012 and 2011, have been audited by Peterson Sullivan LLP, an independent registered public accounting firm, as set forth in their reports included herein.

The consolidated financial statements of Mesa and its subsidiaries included in this proxy statement/prospectus at December 31, 2011 and 2010, and for each of the two fiscal years ended December 31, 2011and 2010, have been audited by GBH CPAs, PC, an independent registered public accounting firm, as stated in their reports included herein.

Certain information with respect to the natural gas and oil reserves associated with Mesa’s natural gas and oil prospects is derived from the reports of Collarini Associates and Chadwick Energy Consultants, Inc., independent petroleum and natural gas consulting firms, and has been included in this proxy statement/prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Legal Matters

The legality of the shares of Armada common stock offered by this proxy statement/prospectus will be passed upon for Armada by Sierchio & Company, LLP, 430 Park Avenue, Suite 702, New York, New York 10022, counsel to Armada.

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Stockholder Proposals

If the Acquisition is completed, Mesa will no longer be a publicly held company, and there will be no Mesa annual meeting of stockholders in 2013 or thereafter. However, if the Acquisition is not completed, Mesa stockholders will continue to be entitled to attend and participate in its stockholders’ meetings, and Mesa may hold a 2013 annual meeting of stockholders. If Mesa holds a 2013 annual meeting of stockholders, stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in Mesa’s proxy statement and accompanying proxy card for Mesa’s 2013 annual meeting of stockholders must have been received by Mesa on or before [•], 201[•], and must meet the requirements of Rule 14a-8.

In addition, if a stockholder intends to raise a matter at Mesa’s 2013 annual meeting and has not sought inclusion of the matter in the annual meeting proxy statement and accompanying proxy card pursuant to Rule 14a-8, or if a stockholder intends to nominate an individual for election as a director at Mesa’s 2013 annual meeting of stockholders, the stockholder must comply with the advance notice provisions in Mesa’s bylaws. These provisions require a stockholder wishing to bring business before a stockholder meeting or to nominate a director for election to give timely notice in writing to Mesa’s corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, Mesa’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For Mesa’s 2013 annual meeting of stockholders, such proposal must be delivered to, or mailed and received by, Mesa’s corporate secretary no earlier than [•], and no later than [•]. Each notice of nomination of directors by a stockholder must contain certain information about the proposed nominee, as set forth in Mesa’s bylaws. A Mesa stockholder who desires to raise such matters should refer to Mesa’s bylaws, copies of which will be sent to Mesa stockholders upon request. See “Where You Can Find More Information” below. The above deadlines are subject to change.

Where You Can Find Additional Information

Armada and Mesa file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q and 10-K. These filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Armada and Mesa stockholder can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Armada has filed a registration statement on Form S-4 to register with the SEC the shares of Armada common stock to be issued in the Acquisition. This document is a part of that registration statement and constitutes the prospectus of Armada in addition to being a proxy statement for Mesa stockholders.

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APPENDIX A

ASSET PURCHASE AGREEMENT

AND

PLAN OF REORGANIZATION

DATED AS OF

NOVEMBER 14, 2012

AMONG

ARMADA OIL, INC.,

MESA ENERGY HOLDINGS, INC.

AND

MESA ENERGY, INC.

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 14, 2012 (this “Agreement”), among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), Mesa Energy Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Mesa”) and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada and a direct wholly-owned subsidiary of Mesa (“Mesa Sub”). Each of Armada, Mesa and Mesa Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Armada is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America;

WHEREAS, Mesa is an exploration and production company in the oil and gas industry with a focus on growing reserves primarily through the acquisition and enhancement of high quality producing properties and the development of highly diversified developmental drilling opportunities;

WHEREAS, Mesa conducts all of its operations through Mesa Sub and currently owns producing oil and natural gas properties in Plaquemines and Lafourche Parishes in Louisiana as well as developmental properties in Major and Garfield Counties, OK and Wyoming County, NY;

WHEREAS, Mesa’s one hundred percent (100%) ownership interest of Mesa Sub constitutes substantially all of its assets;

WHEREAS, Armada desires to acquire substantially all of Mesa’s assets for the Acquisition Consideration, as defined herein, pursuant to Delaware General Corporation Law (the “DGCL”) §271 (the “Acquisition”) on the terms and conditions set forth herein;

WHERAS, Mesa desires to sell to Armada substantially all of Mesa’s assets for the Acquisition Consideration pursuant to DGCL §271 on the terms and conditions set forth herein;

WHEREAS, Armada, Mesa and Mesa Sub intend for the Acquisition, followed by the Dissolution, as defined herein, of Mesa (collectively, the “Reorganization”) to constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, (i) the board of directors (the “Board of Directors”) of Mesa has approved and recommended approval of this Agreement and the transactions contemplated hereby, including but not limited to, the Reorganization by its stockholders; (ii) the Board of Directors of Armada has approved this Agreement and the transactions contemplated hereby, including but not limited to, the Acquisition; and (iii) Mesa, in its capacity as sole stockholder of Mesa Sub, has agreed to approve this Agreement and the transactions contemplated hereby, including but not limited to, the Reorganization by unanimous written consent immediately after execution of this Agreement in accordance with the requirements of the Nevada Revised Statutes (the “NRS”) as provided for herein; and

EXECUTION COPY

WHEREAS, as a condition and inducement to Armada’s willingness to enter into this Agreement, Randy M. Griffin, Mesa’s Chairman of the Board and Chief Executive Officer, Ray L. Unruh, its President, Secretary, and Director, Rachel L. Dillard, its Chief Financial Officer, David L. Freeman, its Executive Vice President - Oil and Gas Operations, James J. Cerna, Jr., its Director, Kenneth T. Hern, its Director, and Fred B. Zaziski, its Director each has entered into a Voting Agreement with Mesa simultaneous herewith (collectively, the “Voting Agreements”), which have been approved by Mesa’s Board of Directors.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE ACQUISITION

SECTION 1.1 The Acquisition. On the terms and subject to the conditions contained in this Agreement, at the Closing, Mesa shall sell, assign, transfer and convey to Armada, and Armada shall purchase, acquire and accept from Mesa, all of the issued and outstanding stock of Mesa Sub owned by Mesa (collectively, the “Purchased Assets”) for the Acquisition Consideration, as defined below.

SECTION 1.2 The Acquisition Consideration.

(a) The consideration for the Purchased Assets will consist of the following (collectively, the “Acquisition Consideration”):

(i) 0.40 shares (subject to rounding as provided in Section 1.2(b)) of validly issued, fully paid and non-assessable shares of Armada Common Stock (the “Stock Consideration”) for each share of the common stock, par value $0.0001 per share, of Mesa (the “Mesa Common Stock”) issued and outstanding as of the Closing Date (the “Consideration Ratio”), which Mesa shall distribute pro rata to each holder of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date, in accordance with Section 2.1;

(ii) Armada shall issue, in satisfaction of Mesa’s obligations under the Mesa Stock Options, Mesa Restricted Stock Grants and Mesa Warrants, all as defined and described below, substantially comparable options, restricted shares and warrants (the “Derivative Consideration), with such share and price adjustments as more fully described below in Section 2.2 hereof; and

(iii) Armada shall assume and agree to pay, perform and discharge all of Mesa’s liabilities arising on or before the Closing Date, as defined below, or as specifically permitted under the terms of this Agreement.

(b)          Notwithstanding any other provision in this Agreement, no fractional shares of Armada Common Stock and no certificates or other evidence of ownership thereof will be issued in connection with the Acquisition or the Reorganization, and no holder of Mesa Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Armada with respect to any fractional share of Armada Common Stock that would have otherwise been deliverable to such holder of Mesa Common Stock in connection with the Reorganization. To the extent that any shareholder of Mesa would otherwise be entitled to receive a fractional share of Armada Common Stock in connection with the Reorganization, in lieu of any fractional shares of Armada Common Stock that would have otherwise been issued, the Stock Consideration will be increased by a number of shares of Armada Common Stock equal to the number of Mesa shareholders entitled to receive an additional share of Armada Common Stock based upon the rounding up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided, that each such holder of Mesa Common Stock shall receive at least one share of Armada Common Stock.

(c)           Notwithstanding any other provision in this Agreement, any liability of Mesa not constituting the Assumed Liabilities will be a retained liability of Mesa, and shall remain the sole responsibility of Mesa and shall be retained, paid, performed and discharged by Mesa.

SECTION 1.3 The Dissolution. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Mesa Stockholder Consent, as defined herein, within two (2) Business Days after the Closing Date, Mesa shall file a certificate of dissolution (the “Mesa Certificate of Dissolution”) with the Secretary of State of Delaware to dissolve Mesa (the “Dissolution”) and to effect the distribution of the Stock Consideration and the Derivative Consideration in accordance with Sections 2.1 and 2.2 in furtherance of the Reorganization.

SECTION 1.4 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Acquisition and the transactions contemplated by this Agreement (the “Closing”) will take place as soon as possible, but in any event no later than the fifth (5th) Business Day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VII (other than those conditions which by their nature are intended to be satisfied at the Closing, but subject to the satisfaction or waiver (subject to Applicable Law) of those conditions at the Closing) unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Sierchio & Company, LLP, 430 Park Avenue, Suite 702, New York, New York 10022, unless another place is agreed to in writing by the Parties.

SECTION 1.5 Further Assurances. At and after the Closing Date, the officers of Mesa shall be authorized to execute and deliver, in the name and on behalf of Mesa, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Mesa or Mesa Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Armada any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Armada as a result of, or in connection with, the Acquisition.

SECTION 1.6 Certain Adjustments. If, between the date of this Agreement and the Closing Date, the outstanding Mesa Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination, readjustment or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Stock Consideration shall be appropriately adjusted to provide to the holders of Mesa Common Stock, Mesa Warrants, Mesa Stock Options and Mesa Restricted Stock Grants the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.6 shall be construed to permit Mesa to take any action with respect to its securities that is prohibited by this Agreement.

SECTION 1.7 Right to Revise Structure. At Armada’s election, the Acquisition may alternatively be structured so that Mesa or Mesa Sub is merged with and into Armada or a Subsidiary of Armada; provided, that no such change shall (a) alter or change the amount or kind of the Stock Consideration or alter or change adversely the treatment of the holders of Mesa Stock Options, Mesa Restricted Stock Grants or Mesa Warrants, or (b) conflict with Section 6.10. In the event Armada makes such an election, Mesa and Mesa Sub shall cooperate with Armada and shall execute an appropriate amendment to this Agreement to effect such election.

ARTICLE II

DISTRIBUTION OF CERTIFICATES

SECTION 2.1 Distribution Procedures. Each holder of record of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date shall be entitled to receive as a distribution from Mesa 0.40 shares (subject to rounding as provided in Section 1.2(b)) of the Stock Consideration for each share of Mesa Common Stock held by such person as of such time. As promptly as practicable, but in any event within ten (10) Business Days after the Closing Date, Mesa shall, or shall cause such bank or trust company Mesa appoints (which shall be reasonably acceptable to Armada) for the purpose of distributing certificates of Armada Common Stock representing the Stock Consideration (the “Liquidation Agent”) to, send to each holder of record of shares of Mesa Common Stock as of the close of business on the Business Day immediately prior to the Closing Date certificates of Armada Common Stock representing the Stock Consideration to which each holder is entitled. Notwithstanding the foregoing, the shares of Armada Common Stock constituting Stock Consideration to be distributed, at Armada’s option, may be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Mesa Common Stock or is otherwise required under Applicable Law. If shares of Armada Common Stock are distributed in uncertificated book-entry form, Mesa or Liquidation Agent shall, or shall cause the transfer agent for Armada’s Common Stock to, transmit to each holder of Mesa Common Stock who is entitled to receive the Stock Consideration a confirmation that the Armada Common Stock to be issued to such holder has been registered in such person’s name on Armada’s stock ledger. No interest will be paid or will accrue on the Stock Consideration. In the event of a transfer of ownership of shares of Mesa Common Stock which is not registered in the transfer records of Mesa (such shares, the “Unregistered Transferred Shares”), the aggregate Stock Consideration that the holder of record of such Unregistered Transferred Shares has the right to receive with respect thereto pursuant to this Section 2.1 may be issued and paid to the transferee of such Unregistered Transferred Shares if (A) a certificate representing such Unregistered Transferred Shares is presented to Mesa or Liquidation Agent accompanied by all documents required to evidence and effect such transfer and (B) the Person requesting such payment of Stock Consideration shall (1) pay to Mesa or Liquidation Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Unregistered Transferred Shares or (2) establish to the reasonable satisfaction of Mesa or Liquidation Agent that such stock transfer taxes have been paid or are not applicable.

SECTION 2.2 Mesa Stock Options; Restricted Stock Grants; Warrants.

(a) Mesa Stock Options. Subject to the terms hereof and, to the extent required by the terms of the Mesa Stock Options, the consent thereto of the holders of the Mesa Stock Options, Armada shall assume all outstanding Mesa Stock Options, vested and unvested, disclosed in Schedule 2.2(a) of the Mesa Disclosure Letter in connection with the transactions contemplated hereby. Not later than ten (10) days prior to the scheduled or anticipated Closing Date, Mesa shall send a notice to all holders of Mesa Stock Options, which notice shall notify such holders that Armada will be assuming all Mesa Stock Options following the Closing Date, or substituting new options therefor, pursuant to Armada’s Option Plan (a “Converted Option”). All holders of Mesa Stock Options shall be, subject to Section 2.6, entitled to receive a number of stock options pursuant to Armada’s Option Plan allowing the holder to purchase a number of shares of Armada Common Stock equal to the product of (i) 0.40 multiplied by (ii) the number of Mesa Stock Options currently held by such holder immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number) with the exercise price per share of the new option equal to the quotient of (y) the exercise price of the Mesa Stock Option divided by (z) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent). Such new stock option, to the extent permitted by applicable law and Armada’s Option Plan, shall have the same vesting schedule and other terms and conditions as such holder’s Mesa Stock Option.

(b) Mesa Restricted Stock Grants. Subject to the terms hereof and, to the extent required by the terms of the Mesa Restricted Stock Grants, the consent thereto of the holders of Mesa Restricted Stock Grants, Armada shall assume all outstanding Mesa Restricted Stock Grants disclosed in Schedule 2.2(b) of the Mesa Disclosure Letter in connection with the transactions contemplated hereby. Not later than ten (10) days prior to the scheduled or anticipated Closing Date, Mesa shall send a notice to all holders of Mesa Restricted Stock Grants, which notice shall notify such holders that Armada will be assuming all Mesa Restricted Stock Grants following the Closing Date, or substituting new restricted share agreements therefor, pursuant to Armada’s Option Plan (a “Converted Restricted Stock Grant”). All holders of Mesa Restricted Stock Grants shall be, subject to Section 2.6, entitled to receive a number of restricted stock awards to purchase a number of shares of Armada Common Stock equal to the product of (i) 0.40 multiplied by (ii) the number of Mesa Restricted Stock Grants held by such holder immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number). Such new restricted grant, to the extent permitted by applicable law and Armada’s Option Plan, shall have the same vesting schedule and other terms and conditions as such holder’s Mesa Restricted Stock Grants.

(c) Mesa Warrants. Subject to the terms hereof and, to the extent required by the terms of the Mesa Warrants, the consent thereto of the holders of Mesa Warrants, Armada shall assume all outstanding Mesa Warrants. At Closing, each Mesa Warrant which is outstanding immediately prior to the Closing Date shall, in accordance with its terms, cease to represent a right to acquire shares of Mesa Common Stock and shall be converted, at the Closing Date, into a right to acquire shares of Armada Common Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Closing Date under the terms of the Mesa Warrant or other related agreement or award pursuant to which such Mesa Warrant was granted; provided, that (i) the number of shares of Armada Common Stock subject to each such Converted Warrant shall be equal to the product of (A) 0.40 multiplied by (B) the number of shares of Mesa Common Stock subject to each such Mesa Warrant immediately prior to the Closing Date (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number, unless such Mesa Warrant provides for different treatment of fractions of a share in such circumstances), with any fractional shares rounded down to the next lower whole number of shares, and (ii) such Converted Warrant shall have an exercise price per share of Armada Common Stock equal to the quotient of (A) the exercise price per share of Mesa Common Stock subject to such Converted Warrant immediately prior to the Closing Date divided by (B) 0.40 (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent, unless such Mesa Warrant provides for different treatment of fractions of a cent in such circumstances), with any fractional cents rounded up to the next higher number of whole cents. Not later than ten (10) days prior to the scheduled or anticipated Closing Date (or within any other timeframe required by the terms of a Mesa Warrant), Mesa shall send a notice to all holders of Mesa Warrants of the foregoing.

(d) Prior to Closing, Mesa shall take any actions necessary to effect the transactions anticipated by Section 2.2(a) and (b) under the Mesa Stock Plans and any option agreement thereunder and any other plan or arrangement of Mesa (whether written or oral, formal or informal). Prior to the Closing Date, Armada shall take any actions necessary to effect the transactions anticipated by Section 2.2(a) and (b) under the Armada Stock Plans. As soon as practicable following the date hereof, Mesa shall deliver or cause to be delivered to each holder of a Mesa Stock Option and/or Mesa Restricted Stock Grant and/or Mesa Warrants any certifications, notices or other communications required by the terms of such Mesa Stock Option and/or Mesa Restricted Stock Grant and/or Mesa Warrant or any agreement entered into with respect thereto to be delivered to such holder prior to the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(e) Armada shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Armada Common Stock for delivery upon exercise of all Converted Options, Converted Restricted Stock Grants and Converted Warrants.

(f) Mesa shall take all steps to ensure that, at the Closing Date, neither it nor any of its Subsidiaries is or will be bound by any Mesa Stock Options, other options, warrants, rights, agreements or awards which would entitle any Person, other than Armada or its Subsidiaries, to own any capital stock of Mesa or any of its Subsidiaries or to Armada any payment, right or interest in respect thereof. As soon as practicable after the Closing Date, Armada shall take appropriate actions to collect Mesa Options and Mesa Restricted Stock Grants and the agreements evidencing the same, which shall be deemed to be canceled and shall entitle the holder to exchange the Mesa Options and Mesa Restricted Stock Grants for Converted Options and Converted Restricted Stock Grants as provided above.

SECTION 2.3 No Further Ownership Rights in Mesa Common Stock. All Stock Consideration paid upon distribution of shares of Armada Common Stock in accordance with the terms of Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Mesa Common Stock. Upon completion of the Dissolution, all shares of Mesa Common Stock shall be void and no holder of shares of Mesa Common Stock shall have any further rights or obligations with regard to Mesa.

SECTION 2.4 No Liability. None of Armada, Mesa, Mesa Sub or the Liquidation Agent shall be liable to any Person in respect of any Stock Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, or delivered pursuant to the judgment, order or decree of any court or tribunal.

SECTION 2.5 Withholding Rights. Each of the Liquidation Agent, Armada and Mesa Sub shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any portion thereof as is reasonably necessary to ensure all withholding obligations under Applicable Law are met. To the extent that such consideration is so withheld, it shall be treated for all purposes under this Agreement as having been paid or delivered to the Person to whom such consideration would otherwise have been paid or delivered.

SECTION 2.6 Stock Transfer Books. The stock transfer books of Mesa shall be closed immediately upon the Closing and there shall be no further registration of transfers of shares of Mesa Common Stock thereafter on the records of Mesa.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MESA

Except as disclosed in (i) Mesa’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2011 (the “Form 10-K”) and any Mesa SEC Reports filed subsequent to the filing of the Form 10-K and prior to the date hereof (excluding any risk factor disclosure and any disclosure included in any “forward-looking statements” disclaimer or other statements included in the Form 10-K and such Mesa SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article III is reasonably apparent on its face or (ii) the disclosure letter delivered by Mesa to Armada on the date hereof (the “Mesa Disclosure Letter”), provided, that any disclosure in any schedule of the Mesa Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article III and (B) other representations and warranties in this Article III to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), Mesa represents and warrants to Armada as set forth in this Article III.

SECTION 3.1 Organization, Standing and Power; Subsidiaries.

(a) Except as disclosed in Schedule 3.1(a) of the Mesa Disclosure Letter, Mesa and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Mesa and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. The copies of the certificate of incorporation and bylaws of Mesa and of its Subsidiaries that were previously furnished or made available to Armada are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither Mesa nor any of its Subsidiaries is in violation of any of their respective organizational documents.

(b) All the outstanding shares of capital stock of, or other equity interests in, each of Mesa’s Subsidiaries, including, but not limited to Mesa Sub, have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by Mesa, free and clear of all Liens, other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Schedule 3.1(b) of the Mesa Disclosure Letter lists all of the Subsidiaries of Mesa and, for each such Subsidiary, the jurisdiction of its incorporation or organization and its directors and officers as of the date of this Agreement. Neither Mesa nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. Mesa does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Armada under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 3.2 Capital Structure.

(a) The authorized capital stock of Mesa consists of (x) 300,000,000 shares of Mesa Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Mesa Preferred Stock”). As of the date of this Agreement, there were outstanding (i) 84,330,477 shares of Mesa Common Stock; (ii) no shares of Mesa Preferred Stock; (iii) Mesa Stock Options to purchase an aggregate of 2,827,000 shares of Mesa Common Stock (of which options to purchase an aggregate of 2,138,000 shares of Mesa Common Stock were exercisable); (iv) warrants to purchase an aggregate of 500,000 shares of Mesa Common Stock (the “Mesa Warrants”); and (v) 870,000 awarded but unvested Mesa Restricted Stock Grants. Additionally, as of the date of this Agreement, there were no shares of Mesa Common Stock held by Mesa as Treasury Shares. All outstanding shares of capital stock or other equity securities of Mesa and its Subsidiaries have been, and all shares of capital stock of Mesa that may be issued pursuant to the Mesa Warrants or any Mesa Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of Mesa or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. No Subsidiary of Mesa owns any shares of capital stock of Mesa. Schedule 3.2(a) of the Mesa Disclosure Letter contains a complete and correct list as of the date hereof, of (w) each outstanding Mesa Stock Option, including with respect to each such option the holder, date of grant, exercise price and number of shares of Mesa Common Stock subject thereto, (x) all outstanding Mesa Restricted Stock Grants, including with respect to each such share and unit the holder and date of grant, (y) all Mesa Warrants, including with respect to each such Mesa Warrant the holder, date, exercise price and number of shares of Mesa Common Stock subject thereto and (z) all notes for debt issued by Mesa including the holder, maturity date, conversion price, principal amount and interest rate.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Mesa or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Mesa or any of its Subsidiaries may vote. Except for: (x) 500,000 shares reserved for issuance upon exercise of the Mesa Warrants, and (y) 5,000,000 shares of Mesa Common Stock reserved for issuance under the Mesa Stock Plans there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries, (iii) warrants, calls, options or other rights to acquire from Mesa or any of its Subsidiaries, or other obligations of Mesa or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Mesa or any of its Subsidiaries or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interest in, Mesa or any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Mesa Securities”). There are no outstanding obligations of Mesa or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Mesa Securities or any shares of capital stock or other equity interest of any Subsidiary of Mesa. Except for the Voting Agreements, neither Mesa nor any of its Subsidiaries is a party to or bound by any agreement with respect to the voting or registration of any Mesa Securities or any shares of capital stock or other equity interest of any Subsidiary of Mesa. To the Knowledge of Mesa, as of the date of this Agreement, other than as set forth in Schedule 3.2(a) of the Mesa Disclosure Letter, no Person or group beneficially owns five percent (5%) or more of Mesa’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) Except as disclosed in Schedule 3.1(c) of the Mesa Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Mesa or any of its Subsidiaries other than those imposed by any Applicable Law.

(d) (i) Each grant of Mesa Stock Options was made in accordance with the terms of the applicable Mesa Stock Plan and any Applicable Laws; (ii) each grant of Mesa Stock Options has a grant date identical to the date on which such Mesa Stock Option was actually granted; (iii) each grant of Mesa Stock Options was duly authorized no later than the date on which the grant of such Mesa Stock Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by Mesa’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; and (iv) the per share exercise price of each Mesa Stock Option was determined in accordance with the applicable Mesa Stock Plan and, to the extent required pursuant to the terms of the applicable Mesa Stock Plan, was equal to the fair market value of a share of Mesa Common Stock (determined in accordance with the applicable Mesa Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 3.3 Authority; No Conflicts.

(a) Mesa has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the Mesa Stockholder Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mesa, subject to the approval of this Agreement by the Mesa Stockholder Consent, and no other corporate or stockholder action on the part of Mesa is necessary or required. This Agreement has been duly executed and delivered by Mesa and, assuming that this Agreement constitutes a valid and binding agreement of Armada and constitutes a valid and binding agreement of Mesa, enforceable against Mesa in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Mesa as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Mesa or any of its Subsidiaries, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of Mesa or any of its Subsidiaries, (iii) subject to receipt of the Mesa Necessary Consents, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Mesa or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) subject to receipt of the Mesa Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa; provided, that, for purposes of this Section 3.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of Mesa or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to Mesa or any Subsidiary of Mesa in connection with the execution and delivery of this Agreement by Mesa or the consummation of the Acquisition and the other transactions contemplated hereby, except for those required under or in relation to (i) state securities or “blue sky” laws (the “Blue Sky Laws”); (ii) the Exchange Act; (iii) the Securities Act; (iv) the Mesa Certificate of Dissolution; or (v) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; and the consents of Third Parties set forth on Schedule 3.3(c) of the Mesa Disclosure Letter. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are hereinafter referred to as “Mesa Necessary Consents.”

SECTION 3.4 Reports and Financial Statements.

(a) Except as disclosed in Schedule 3. 4(a) of the Mesa Disclosure Letter, Mesa has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Mesa since January 1, 2011 (collectively, together with documents filed with the SEC during such period by Mesa on a voluntary basis in a Current Report on Form 8-K, but excluding the Proxy Statement and any exhibits and schedules thereto and other information incorporated therein, the “Mesa SEC Reports”). No Subsidiary of Mesa is required to file any form, report, registration statement, prospectus or other document with the SEC.

(b) As of its filing date (and as of the date of any amendment to the respective Mesa SEC Report), each Mesa SEC Report complied, and each Mesa SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Mesa SEC Report filed pursuant to the Exchange Act did not, and each Mesa SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Mesa SEC Report that is a registration statement, as amended or supplemented, if applicable, filed Mesa to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.

(e) Mesa has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) Mesa maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except to the extent otherwise stated in Mesa’s most recent Form 10-K or Form 10-Q filed with the SEC, such disclosure controls and procedures are designed to ensure that information required to be disclosed by Mesa is recorded and reported on a timely basis to the individuals responsible for the preparation of Mesa’s filings with the SEC and other public disclosure documents.

(g) Mesa and its Subsidiaries have established and maintained a system of internal control over financial reporting (as required by in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are effective in providing reasonable assurance regarding the reliability of Mesa’s consolidated financial reporting and the preparation of Mesa’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). Mesa has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Mesa’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Mesa’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Mesa’s internal controls and (iii) any pending and, to the Knowledge of Mesa, threatened claim or allegation regarding any of the foregoing. Mesa has made available to Armada prior to the date of this Agreement any such disclosure made by management to Mesa’s auditors and audit committee since January 1, 2011.

(h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Mesa or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Mesa. Mesa has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Each principal executive officer and principal financial officer of Mesa (or each former principal executive officer and principal financial officer of Mesa, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Schedule 3.4(j) of the Mesa Disclosure Letter describes, and Mesa has delivered to Armada copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by Mesa or its Subsidiaries since January 1, 2011.

(k) Other than as disclosed in the Mesa SEC Reports, since January 1, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Mesa or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(l) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Mesa included or incorporated by reference in the Mesa SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Mesa and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(m) There are no liabilities of Mesa or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in Mesa’s consolidated financial statements filed with Mesa’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012, (ii) future executory liabilities arising under any Mesa Contract (other than as a result of a breach thereof) and (iii) accounts payable to trade creditors and accrued expenses subsequently incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

(n) Since January 1, 2011, Mesa has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are, or may be, the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Mesa SEC Reports.

(o) To the Knowledge of Mesa, since January 1, 2011, (i) it has not received any substantive complaint, allegation, assertion or claim that Mesa or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing Mesa or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Mesa or any of its officers, directors, employees or agents to Mesa’s Board of Directors or any committee thereof or to any director or executive officer of Mesa.

(p) To the Knowledge of Mesa, since January 1, 2011, no employee of Mesa or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act (Protection for Employees of Publicly Traded Companies who Provide Evidence of Fraud) by Mesa or any of its Subsidiaries. Neither Mesa nor any of its Subsidiaries nor, to the Knowledge of Mesa, any director, officer, employee, contractor, subcontractor or agent of Mesa or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Mesa or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

SECTION 3.5 Information Supplied. None of the information supplied or to be supplied by Mesa or any of its affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) for inclusion or incorporation by reference in the registration statement of Armada on Form S-4, or on any similar successor form thereto, or any amendment or supplement thereto pursuant to which shares of Armada Common Stock issuable as part of the Acquisition Consideration, upon exercise of all Converted Options, Converted Restricted Stock Grants and Converted Warrants or otherwise in connection with the Acquisition will be registered with the SEC (the “Registration Statement”) will at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, (with respect to any prospectus included as part of such registration statement, in light of the circumstances under which they were made), not misleading. The proxy statement of Mesa to be filed as part of the Registration Statement with the SEC in connection with the Acquisition and to be sent to the stockholders of Mesa in connection with the Acquisition, and any amendments or supplements thereto (collectively, the “Proxy Statement”) will not, on the date it is first mailed to the stockholders of Mesa, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Mesa with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Armada or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

SECTION 3.6 Board Approval; Mesa Stockholder Consent. Mesa’s Board of Directors, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has by unanimous vote of the directors (including the disinterested directors) (i) declared that this Agreement, the Acquisition, the Voting Agreements and the other transactions contemplated hereby are advisable, fair to and in the best interests of Mesa and the stockholders of Mesa, (ii) adopted this Agreement and approved the Acquisition, the Voting Agreements and the transactions contemplated hereby and thereby; (iii) directed that the approval of this Agreement and the Acquisition be submitted for the written consent of stockholders owning a majority of Mesa’s issued and outstanding common stock (the “Mesa Stockholder Consent”); and (iv) recommended that the stockholders of Mesa approve this Agreement and the Acquisition (the “Mesa Recommendation”). Within ten (10) days after the date of this Agreement, or at such later date as required by the DGCL or other applicable law, Mesa’s Board of Directors shall file a preliminary Proxy Statement pursuant to which Mesa’s Board of Directors shall solicit the written approval of this Agreement and the transactions contemplated hereby pursuant to the Mesa Stockholder Consent.

SECTION 3.7 Vote Required; No Dissenters’ Rights.

(a) Mesa Stockholders’ Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Mesa Common Stock entitled to vote on approval of this Agreement, the Reorganization and the Dissolution is the only vote of the holders of any class or series of Mesa’s capital stock necessary to consummate the transactions contemplated hereby, and may be done based upon approval pursuant to the Mesa Stockholder Consent. Every stockholder of record of Mesa is entitled to one (1) vote for each share of Mesa Common Stock standing in its name on the records of Mesa.

(b) Mesa Sub Stockholder’s Vote Required. The affirmative vote of Mesa, the sole holder of Mesa Sub’s common stock, is the only vote of the holders of any class or series of Mesa Sub’s capital stock necessary to consummate the transactions contemplated hereby, and may be done based upon written consent pursuant to the NRS.

(c) No Dissenters’ Rights of Mesa Stockholders. Holders of Mesa Common Stock who do not sign the Mesa Stockholder Consent (the “Dissenting Stockholders”) are not entitled to appraisals pursuant to the DGCL, and neither Mesa nor Armada undertake any obligation to repurchase any shares owned by any Dissenting Stockholders.

(d) Dissenters’ Rights of Mesa Sub Stockholder. Holders of Mesa Sub Common Stock who do not consent to this Agreement and the Reorganization have the right to obtain payment for their shares of Mesa Sub Common Stock pursuant to the NRS. Mesa, as the sole stockholder of Mesa Sub’s common stock, has agreed to consent to the approval of this Agreement and the Reorganization and will not have the right to obtain payment for its shares of Mesa Sub Common Stock pursuant to the NRS.

SECTION 3.8 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Mesa, its Subsidiaries or any of their respective officers, directors or employees, except for C.K. Cooper & Company (the “Transaction Financial Advisor”), whose fees and expenses will be paid by both Mesa and Armada in accordance with the agreement entered into by Armada, Mesa and the Transaction Financial Advisor. The amounts of any fees payable to the Transaction Financial Advisor in connection with this Agreement or the transactions contemplated hereby have been disclosed to Mesa and Armada.

SECTION 3.9 Litigation; Compliance with Laws; Permits.

(a) There is (i) no Action pending, or, to the Knowledge of Mesa, threatened, against or affecting (A) Mesa or any of its Subsidiaries, (B) any of their respective properties, assets or rights, (C) any of their respective present or former officers, directors or employees in their respective capacities as such or (D) any other Person for whom Mesa or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby and (ii) no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against, or, to the Knowledge of Mesa, investigation by any Governmental Entity involving, (A) Mesa or any of its Subsidiaries, (B) any of their respective present or former officers, directors or employees in their respective capacities as such or (C) any other Person for whom Mesa or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby. To the Knowledge of Mesa, there is no valid basis for any such Action or investigation. It is agreed that for the purpose of this Section 3.9(a), effects resulting from or arising in connection with the matters set forth in clause (B) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on Mesa has occurred or would reasonably be expected to occur.

(b) Mesa and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with, and, to the Knowledge of Mesa, is not under investigation with respect to and, to the Knowledge of Mesa, has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

(c) Mesa and its Subsidiaries hold all licenses, authorizations, permits, certificates, consents, approvals, variances, exemptions and orders from Governmental Entities that are necessary for (i) the lawful operation of their respective businesses as presently conducted and (ii) the lawful ownership, use, occupancy and operation of their respective assets and properties (the “Mesa Permits”), except to the extent that failure to hold any such Mesa Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. Mesa and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with the terms of the Mesa Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. All Mesa Permits (x) are valid and have not lapsed, been cancelled, terminated or withdrawn and (y) can be renewed or transferred in the ordinary course of business by Mesa or its Subsidiaries. Any application for the renewal of any Mesa Permit which is due prior to the Closing Date will be timely made or filed by Mesa or its Subsidiary prior to the Closing Date. No Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any Mesa Permit is pending or, to the Knowledge of Mesa, threatened, and to the Knowledge of Mesa there is no valid basis for such Action, including the transactions contemplated hereby.

SECTION 3.10 Absence of Certain Changes or Events. Since January 1, 2012, the business of Mesa and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa and (b) neither Mesa nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken during the Post-Signing Period without Armada ’s consent, would constitute a breach of Section 5.1.

SECTION 3.11 Opinion of Mesa Fairness Opinion Advisor. Mesa’s Board of Directors has received the opinion of Moyes & Company (the “Mesa Fairness Provider”), dated the date of this Agreement, to the effect that, in the opinion of the Mesa Fairness Opinion Provider, as of such date, the Acquisition Consideration is fair, from a financial point of view, to the holders of Mesa Common Stock (such opinion, the “Mesa Fairness Advisor Opinion”), and a complete copy of the Mesa Fairness Advisor Opinion will promptly be made available to Armada after receipt by Mesa.

SECTION 3.12 Taxes.

(a) Tax Returns. Mesa and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed by, or with respect to, Mesa or any of its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected, and will accurately reflect, all material liabilities for Taxes of Mesa and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of Mesa and its Subsidiaries have been timely paid in full. All material Taxes not yet due and payable have been (or will be on or prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP on Mesa’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012.

(c) Other Tax Matters.

(i) Neither Mesa nor any of its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has Mesa or any of its Subsidiaries received any notices from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of Mesa or any of its Subsidiaries.

(ii) Neither Mesa nor any of its Subsidiaries (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Mesa or any of its Subsidiaries or (B) is presently contesting the Tax liability of Mesa or any of its Subsidiaries before any Governmental Entity.

(iii) Neither Mesa nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Mesa and/or its Subsidiaries are the only members).

(iv) Taxes that Mesa or any of its Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely remitted to the proper authorities to the extent due and payable; and Mesa and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(v) No claim has ever been made by any Taxing Authority in a jurisdiction where Mesa or its Subsidiaries does not file Tax Returns that Mesa or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Mesa or any predecessor or Affiliate thereof and any other party under which Mesa or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(vii) Mesa and each of its Subsidiaries has delivered or made available to Armada copies of each of the Tax Returns for income Taxes filed on behalf of Mesa and its Subsidiaries since January 1, 2011.

(viii) Neither Mesa nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of Mesa or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(ix) During the five-year period ending on the date of this Agreement, neither Mesa nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(x) Neither Mesa nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xi) Neither Mesa nor any of its Subsidiaries has a permanent establishment in any foreign country.

(xii) Neither Mesa nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(xiii) Neither Mesa nor any Mesa Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than Mesa and Mesa Subsidiaries (including without limitation any affiliated group of corporations or other entities that included Mesa or any Mesa Subsidiary during a prior period).

(xiv) Neither Mesa nor any Mesa Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Mesa or any Mesa Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Mesa and Mesa Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(xv) None of the assets of Mesa or any Mesa Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(xvi) Except as disclosed in Schedule 3.12(c)(xvi) of the Mesa Disclosure Letter, no state or federal “net operating loss” of Mesa or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

SECTION 3.13 Affiliate Transactions.

(a) Other than as disclosed in Schedule 3.13(a) of the Mesa Disclosure Letter, there are no Contracts or other transactions between Mesa or any of its Subsidiaries, on the one hand, and any: (i) officer or director of Mesa or any of its Subsidiaries; (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Mesa; (iii) Affiliate of any such officer, director or record or beneficial owner; or (iv) any other Affiliate of Mesa, on the other hand.

(b) Schedule 3.13(b) of the Mesa Disclosure Letter lists all loans by Mesa or any of its Subsidiaries to any Person specified in clauses (i), (ii), (iii) and (iv) of Section 3.13(a) outstanding as of the date hereof, including the date, amount and material terms of such loan and the date of any amendment to the terms of such loan.

SECTION 3.14 Environmental Matters. (i) Other than as disclosed in Schedule 3.14 of the Mesa Disclosure Letter, no material notice, notification, demand, request for information, citation, summons or order has been received, and, to the Knowledge of Mesa, no complaint has been filed, no penalty has been assessed, and no Action or review (or any basis therefor) is pending or, to the Knowledge of Mesa, is threatened by any Governmental Entity or other Person relating to Mesa or any Subsidiary and relating to or arising out of any Environmental Law; (ii) to the Knowledge of Mesa, there are no material liabilities or obligations of Mesa or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; ( (iii) to the Knowledge of Mesa, no material expenditure will be required in order for Armada to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of Mesa Sub or any facility or property now owned or operated by Mesa in a manner consistent with the current operation thereof by Mesa; and (iv) to the Knowledge of Mesa, there are no conditions with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered, which could result in any material damage, loss, cost, expense or claim with respect to the Oil and Gas Interests. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Mesa has Knowledge that identifies a material issue or issues in relation to the current or prior business of Mesa or any of its Subsidiaries or any property or facility now or previously owned or leased by Mesa or any of its Subsidiaries that has not been delivered to Armada prior to the date of this Agreement. For purposes of this Section 3.14, the terms “Mesa” and “Subsidiaries” shall include any entity that is or was a predecessor of Mesa or any of its Subsidiaries.

SECTION 3.15 Intellectual Property. Schedule 3.15 of the Mesa Disclosure Letter contains a true and complete list of all Intellectual Property owned by Mesa or any of its Subsidiaries or licensed to Mesa or any of its Subsidiaries for use in their respective businesses which is registered or for which an application for registration has been filed (the “Mesa Registered Intellectual Property”). The Mesa Registered Intellectual Property owned by Mesa or any of its Subsidiaries has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property held for use in, used in or necessary for the conduct of its business as currently conducted. Neither Mesa nor any of its Subsidiaries has received any notice or other communication, or otherwise has any Knowledge of any pending Action or other information that alleges or indicates that (a) the Mesa Registered Intellectual Property is or may be invalid or unenforceable; (b) Mesa or its Subsidiaries does not own all right, title, and interest in and to, the Mesa Registered Intellectual Property owned by Mesa and its Subsidiaries; (c) Mesa or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of Mesa, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to Mesa or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, terminate or extinguish any Intellectual Property right of Mesa or any of its Subsidiaries or impair the right of Armada to develop, use, sell, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of Mesa or any of its Subsidiaries. Mesa and its Subsidiaries have taken all necessary and otherwise reasonable steps to maintain it rights in Intellectual Property and the confidentiality of all Trade Secrets owned, used or held for use by Mesa or any of its Subsidiaries. Neither Mesa nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by Mesa or any of its Subsidiaries to any Third Party and no Third Party has granted any licenses or other rights, of any kind or nature, to Mesa or any of its Subsidiaries for any Third Party Intellectual Property, other than in-bound licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses.

SECTION 3.16 Certain Agreements.

(a) Schedule 3.16(a) of the Mesa Disclosure Letter lists each of the following Contracts to which Mesa or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Mesa Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to Mesa or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate;

(iii) any O&G Lease;

(iv) any Contract or series of related Contracts involving payments by or to Mesa or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate that requires consent of or notice to a Third Party in the event of or with respect to the Acquisition, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;

(v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $200,000 (other than ordinary course trade payables and receivables);

(vi) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or Derivative arrangements;

(vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(viii) any collective bargaining agreements;

(ix) any joint venture, profit sharing, partnership agreements or other similar agreements;

(x) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) other than Contracts of the type referred to in Section 3.16(a)(ii) that are not required to be disclosed in accordance with Section 3.16(a)(ii);

(xi) any Contract with a Governmental Entity;

(xii) any employment, severance, change in control, restricted stock, termination, personal services or consulting contract;

(xiii) all leases or subleases for (i) personal property involving annual payments by or to Mesa or its Subsidiaries in excess of $200,000 or (ii) real property;

(xiv) all Contracts granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to Mesa or any of its Subsidiaries, of more than $200,000 on an annual basis;

(xv) any Contract that (A) limits the freedom of Mesa or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Armada, Mesa or any of their respective affiliates or successors including Mesa Sub after the Closing Date, (B) contains exclusivity, “most favored nation,” rights of first refusal, rights of first negotiation, preferential rights or similar obligations or restrictions that are binding on Mesa or any of its Subsidiaries or that would be binding on Armada, Mesa or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date or (C) that contains any material nondisclosure, confidentiality or similar provisions that would be binding on Armada, Mesa or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date;

(xvi) all material outsourcing and specialty vendor contracts;

(xvii) any material Contract providing for the indemnification by Mesa or any of its Subsidiaries of any Person or under which Mesa or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than Mesa or a Subsidiary of Mesa);

(xviii) any agreement providing for the sale or purchase by Mesa or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xix) any agreement pursuant to which Mesa and its Subsidiaries have paid amounts in respect of or associated with any Production Burden in excess of $200,000 during the immediately preceding fiscal year or with respect to which Mesa reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could exceed $200,000 per year;

(xx) any joint development agreement, exploration agreement, acreage dedication agreement (including, in respect of each of the foregoing, customary joint operating agreements) or area of mutual interest agreement that either (A) is material to the operation of Mesa and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require Mesa and its Subsidiaries to make expenditures in excess of $200,000 in the aggregate during the twelve (12) month period following the date hereof; and

(xxi) all agreements such as Hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders, joint operating agreements, and contracts with drilling rig companies, surface leases, salt-water disposal leases, permits, easements, licenses, farmouts and farmins, unit agreements and all other agreements relating thereto, in each case involving annual payments by or to Mesa or its Subsidiaries in excess of $200,000.

(b) Mesa has prior to the date of this Agreement made available to Armada complete and accurate copies of each Mesa Material Contract listed, or required to be listed, in Schedule 3.16(a) of the Mesa Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Mesa Material Contracts are valid and binding on Mesa and enforceable by and against Mesa or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of Mesa, has there been any indication that any such notice of termination will be served). Neither Mesa nor any of its Subsidiaries nor, to the Knowledge of Mesa, any other party thereto is in default or breach under the terms of any Mesa Material Contract except for such instances of default or breach that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

SECTION 3.17 Mesa Plans; Labor Matters.

(a) Set forth in Schedule 3.17(a) of Mesa Disclosure Letter is an accurate and complete list of each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether or not subject to ERISA, and each stock option, restricted stock, stock-based, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by Mesa or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 3.17, any predecessors to Mesa or its Subsidiaries and all employers (whether or not incorporated) that would be treated together with Mesa and/or any such Subsidiary as a single employer within the meaning of Section 414 of the Code) or to which Mesa or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Mesa Plans”).

(b) Correct and complete copies of the following documents with respect to each Mesa Plan have been delivered or made available by Mesa to Armada, to the extent applicable: (i) all Mesa Plan documents, together with all amendments and attachments thereto (including, in the case of any Mesa Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; and (v) all summary plan descriptions and summaries of material modifications.

(c) Each Mesa Plan is in compliance with ERISA, the Code, all other Applicable Laws and its governing documents, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability of Mesa and its Subsidiaries. Each Mesa Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or an opinion letter from the IRS covering all Tax law changes, and Mesa is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such Mesa Plan under Section 401(a) of the Code. No Mesa Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. All contributions required to be made under the terms of any Mesa Plan have been timely made or have been reflected in the financial statements of Mesa included in the Mesa SEC Reports filed prior to the date hereof. There has been no amendment to, announcement by Mesa or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Mesa Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year. No Mesa Plan provides for post-employment or retiree health, life insurance or other welfare benefits. Neither Mesa nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of Mesa, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Mesa Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code. No liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Mesa, threatened with respect to any Mesa Plan (other than routine claims for benefits payable in the ordinary course). No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Mesa or any Subsidiary thereof has occurred or is reasonably expected to occur. All Mesa Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations thereunder. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any employees of Mesa or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, or result in “parachute payment” (as such term is defined in Section 280G of the Code) under any of Mesa Plans, or (iii) limit or restrict the right of Mesa to merge, amend or terminate any of Mesa Plans. No current or former officer, director or employee of Mesa or any Subsidiary of Mesa has or will obtain a right to receive a gross-up payment from Mesa or any such Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. Except as required to maintain the tax-qualified status of any Mesa Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Mesa Plan.

(d) Neither Mesa nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against Mesa or any of its Subsidiaries pending before the National Labor Relations Board; (ii) labor strikes, slowdowns or stoppages actually pending or, to the Knowledge of Mesa, threatened against or affecting Mesa or any of its Subsidiaries and there have been no labor strikes, slowdowns or stoppages against Mesa or any of its Subsidiaries in the past three (3) years; (iii) representation claims or petitions pending before the National Labor Relations Board; and (iv) grievances or pending arbitration proceedings against Mesa or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(e) Since January 1, 2011, neither Mesa nor any of its Subsidiaries has effectuated or announced, or plans to effectuate or announce: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Mesa or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

SECTION 3.18 Insurance. Mesa has provided or made available to Armada true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Armada, prior to the Closing Date, true and complete copies of all material policies of insurance to which Mesa or its Subsidiaries is a beneficiary or named insured. Mesa and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Mesa or its Subsidiaries (taking into account the cost and availability of such insurance). Each material insurance policy of Mesa and its Subsidiaries is set forth on Schedule 3.18 of the Mesa Disclosure Letter and is valid, binding and enforceable by and against Mesa or its Subsidiary, as the case may be, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received by Mesa with respect to any insurance policy of Mesa or its Subsidiaries. There is no claim by Mesa or any of its Subsidiaries pending under any insurance policy of Mesa and its Subsidiaries for an amount in excess of $100,000. There are no self-insurance arrangements by or affecting Mesa or any of its Subsidiaries.

SECTION 3.19 Real Property. Schedule 3.19 of the Mesa Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by Mesa or any of its Subsidiaries (“Mesa Owned Real Property”); and (ii) all real property which is leased, licensed, or otherwise occupied by Mesa or one of its Subsidiaries (“Mesa Leased Real Property”). Mesa or one of its Subsidiaries has indefeasible, good and marketable title to all the Mesa Owned Real Property and has a valid leasehold interest in all Mesa Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to Mesa Leased Real Property, each lease or sublease therefor has previously been delivered to Armada and is valid, binding and enforceable by and against Mesa or its Subsidiary, as applicable, in accordance with its terms and none of Mesa or any of its Subsidiaries is in breach of or default under such lease or sublease except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa.

SECTION 3.20 Personal Property. Except as disclosed on Schedule 3.20 of the Mesa Disclosure Letter, Mesa and its Subsidiaries have good and valid title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible and intangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa, in each case free and clear of all Liens, except for Permitted Liens. Except as, individually or in the aggregate, would not be material to Mesa and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by Mesa or any of its Subsidiaries with a fair market value in excess of $200,000 as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Mesa and its Subsidiaries, to comply in the ordinary course of business consistent with past practice with the requirements of all applicable contracts, including sales contracts.

SECTION 3.21 Regulatory Matters. All natural gas pipeline systems and related facilities constituting Mesa’s and or any of its Subsidiaries’ properties are (a) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (b) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

SECTION 3.22 Derivatives. Schedule 3.22 of the Mesa Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Mesa and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Mesa and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with Mesa’s policies and practices.

SECTION 3.23 Oil and Gas Interests.

(a) Except (i) as, individually or in the aggregate, would not be material to Mesa and its Subsidiaries, taken as a whole; (ii) for goods and other property sold, used or otherwise disposed of since January 1, 2012, in the ordinary course of business; or (iii) as otherwise disclosed in the Mesa Disclosure Letter, Mesa and its Subsidiaries are the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Interests of Mesa and its Subsidiaries free and clear of all Liens except (A) Permitted Liens and (B) Production Burdens set forth on Schedule 3.16(a)(iii) of the Mesa Disclosure Letter. For purposes of this Section 3.23, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(b) To the Knowledge of Mesa, all of the Wells of Mesa and its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable pooling or unit agreements or other applicable Contracts and Applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in material compliance with all Applicable Laws. Schedule 3.23(b) of the Mesa Disclosure Letter sets forth, as of the date hereof, Mesa’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) for all Wells. Exhibit B of the Mesa Disclosure Letter sets forth Mesa’s and its Subsidiaries’ net revenue interests with respect to all O&G Leases.

(c) Except as disclosed on Schedule 3.23(c) of the Mesa Disclosure Letter, (i) each O&G Lease is valid, binding and enforceable by and against Mesa or its Subsidiary (subject to lease expirations in the ordinary course of business), has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all Third Parties, and has not been terminated; (ii) neither Mesa nor any of its Subsidiaries, nor to the Knowledge of Mesa, any other party to an O&G Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such O&G Lease; (iii) neither Mesa nor any of its Subsidiaries has breached, violated or defaulted on any material provision of any O&G Lease or received notice from any other party to an O&G Lease alleging such a breach, violation or default by Mesa or any of its Subsidiaries; (iv) all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing by Mesa or any of its Subsidiaries under any O&G Lease to which it is a party have been and are being made (timely, and before the same became delinquent) by Mesa or such Subsidiary; (v) to the Knowledge of Mesa, there are no pending claims or demands for material amounts of nonpayment, underpayment or mispayment of bonus payments, rentals, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Mesa’s or any of its Subsidiaries’ interests in any O&G Lease; and (vi) neither Mesa nor any of its Subsidiaries, nor to the Knowledge of Mesa, any other party to an O&G Lease, has failed, partially failed, or omitted to record or register any O&G Lease or any assignments of record title or operating rights in the real property or other country records related to the Oil and Gas Interests purported to be owned by Mesa or its Subsidiaries with any Governmental Entity.

(d) To the Knowledge of Mesa, (i) Mesa or its Subsidiaries has obtained all permits, licenses, consents, certificates, easements, authorizations, certificates of convenience and necessity, and other similar rights that are granted by Governmental Entities and that relate to the Oil and Gas Interests (“Mesa O&G Permits”) necessary to own and operate the Oil and Gas Interests in compliance with all Applicable Laws and with the provisions of all applicable O&G Leases and Contracts to which Mesa or its Subsidiaries are a party; (ii) all of the Mesa O&G Permits are in full force and effect; (iii) all fees and charges relating to the Mesa O&G Permits have been paid; (iv) all applications for renewal of the Mesa O&G Permits have been timely filed; and (v) all government filings and notices required to be made with respect to the Oil and Gas Interests have been made or given and are current, in full force and effect, and not in default.

(e) There are no change of control or preferential rights to purchase provisions applicable to the Oil and Gas Interests owned Mesa or its Subsidiaries that are triggered by the transactions contemplated by this Agreement or the Acquisition.

(f) Neither Mesa nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from its Oil and Gas Interests at some future time without then receiving full payment therefor. No O&G Lease contains a representation or warranty from Mesa or any of its Subsidiaries with respect to the amount of oil, gas, or other liquid Hydrocarbons to be delivered from the Oil and Gas Interests. All payments for any Hydrocarbons sold from the Oil and Gas Interests pursuant to the O&G Leases are being made to Mesa and its Subsidiaries within the time periods and in accordance with the prices set forth in such O&G Leases, subject to later adjustments in the normal course of business required by allocations between producers or by other circumstances routinely requiring retroactive payment adjustments by purchasers in the ordinary course of Mesa’s business consistent with past practice.

SECTION 3.24 Books and Records. The minute books and other similar records of Mesa and each Mesa Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of Mesa’s or such Mesa Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

SECTION 3.25 Accountants. GBH CPAs, PC (the “Mesa Auditor”) is and has been throughout the periods covered by the audited consolidated balance sheet of Mesa at December 31, 2011, and the related consolidated statements of operations and cash flows for the years ended December 31, 2011 and 2010, and the unaudited balance sheet of Mesa at September 30, 2012 and the related statement of operations and cash flows for the nine months ended September 30, 2012 and 2011, (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to Mesa within the meaning of Regulation S-X. Except as set forth on Section 3.35 of the Mesa Disclosure Letter, the reports of the Mesa Auditor on the financial statements of Mesa for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, nor were qualified as to uncertainty, audit scope, or accounting principles. During Mesa’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Mesa Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, and none of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Mesa Auditor.

Section 3.26 Mesa Sub Constitutes Substantially All Assets. After giving effect to the Assignment and Assumption Agreement, the Purchased Assets will constitute substantially all of Mesa’s assets as of the Closing Date.

Section 3.27 Mesa Sub. Each of Mesa and Mesa Sub, jointly and severally, further represent and warrant to Armada that:

(a) Organization. Mesa Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Mesa Sub is a direct wholly-owned Subsidiary of Mesa.

(b) Capitalization; Issued and Outstanding Shares. The authorized capital stock of Mesa Sub consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 200 and 0, respectively, are issued and outstanding, all of which shares of outstanding common stock are owned beneficially and of record directly by Mesa, free and clear of all Liens, other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). All of Mesa Sub’s issued and outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights.

(c) Corporate Authorization. Mesa Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Mesa Sub of this Agreement and the consummation by Mesa Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mesa Sub. Mesa, in its capacity as sole stockholder of Mesa Sub, has approved this Agreement and the other transactions contemplated hereby as required by the NRS. This Agreement has been duly executed and delivered by Mesa Sub and, assuming that this Agreement constitutes the valid and binding agreement of Mesa, constitutes a valid and binding agreement of Mesa Sub, enforceable against Mesa Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(d) Non-Contravention. The execution, delivery and performance by Mesa Sub of this Agreement and the consummation by Mesa Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Mesa Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARMADA

Except as disclosed in (i) Armada’s Annual Report on Form 10-K for its Fiscal Year Ended March 31, 2012 (the “Armada Form 10-K”), and any Armada SEC Reports filed subsequent to the filing thereof and prior to the date hereof (excluding any risk factor disclosure and any Armada included in any “forward-looking statements” disclaimer or other statements included in the Armada Form 10-K and such Armada SEC Reports that are predictive, non-specific, forward-looking or primarily cautionary in nature), but only to the extent the relevance of such disclosure as an exception to a representation or warranty in this Article IV is reasonably apparent on its face or (ii) the disclosure letter delivered by Armada to Mesa on the date hereof (the “Armada Disclosure Letter”); provided, that any disclosure in any schedule of the Armada Disclosure Letter shall only qualify (A) the representation or warranty made in the corresponding Section of this Article IV and (B) other representations and warranties in this Article IV to the extent the relevance of such disclosure to such other representations and warranties is reasonably apparent on its face (notwithstanding the omission of a reference or cross-reference thereto), Armada represents and warrants to Mesa as set forth in this Article IV:

SECTION 4.1 Organization, Standing and Power.

(a) Except as disclosed in Schedule 4.1(a) of the Armada Disclosure Letter, Armada and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Armada and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. The copies of the certificate of incorporation and bylaws of Armada and of its Subsidiaries that were previously furnished or made available to Mesa are true, complete and correct copies of such documents as in effect on the date of this Agreement and have not been amended since the date hereof, and neither Armada nor any of its Subsidiaries is in violation of any of its organizational documents.

(b) All the outstanding shares of capital stock of, or other equity interests in, each of Armada’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights, and are owned directly or indirectly by Armada, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Schedule 4.1(b) of the Armada Disclosure Letter lists all of the Subsidiaries of Armada and, for each such Subsidiary, the jurisdiction of its incorporation or organization and its directors and officers as of the date of this Agreement. Neither the Armada nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, other than a Subsidiary of Armada. Armada does not own, directly or indirectly, any voting interest in any Person that would create a filing obligation by Armada under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 4.2 Capital Structure.

(a) The authorized capital stock of Armada consists of (x) 100,000,000 shares of Armada Common Stock and (y) 1,000,000 shares of preferred stock, par value $0.001 per share (“Armada Preferred Stock”). As of the date of this Agreement, there were outstanding (a) 20,294,631 shares of Armada Common Stock, (b) no shares of Armada Preferred Stock, (c) Armada Stock Options to purchase an aggregate of 964,000 shares of Armada Common Stock (of which options to purchase an aggregate of 92,000 shares of Armada Common Stock were exercisable); and (iv) warrants to purchase up to an aggregate of 7,325,896 shares of Mesa Common Stock (the “Armada Warrants”). Additionally, as of the date of this Agreement, there were no shares of Armada Common Stock held by Armada as treasury stock. All outstanding shares of capital stock or other equity securities of Armada and its Subsidiaries have been, and all shares of capital stock of Armada that may be issued pursuant to the options set forth in this Section 4.2 and pursuant to the Converted Options, Converted Restricted Stock and Converted Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be, when issued in accordance with the terms, fully paid and non-assessable. No shares of capital stock or other equity interests of Armada or any of its Subsidiaries are entitled to or have been issued in violation of any preemptive rights. No Subsidiary of Armada owns any shares of capital stock of Armada. Schedule 4.2(a) of the Armada Disclosure Letter contains a complete and correct list of each outstanding Armada Stock Option, including with respect to each such option the holder, date of grant, exercise price and number of shares of Armada Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of Armada or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Armada or any of its Subsidiaries may vote. Except for (a) 964,000 shares of Armada Common Stock reserved for issuance under the Armada Stock Options, (b) from the Closing Date, shares reserved for issuance pursuant to the Converted Options, Converted Restricted Stock and Converted Warrants, and (c) up to 7,325,896 shares of Armada Common Stock reserved for issuance pursuant to outstanding Armada Warrants, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries, (iii) warrants, calls, options or other rights to acquire from Armada or any of its Subsidiaries, or other obligations of Armada or any of its Subsidiaries to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Armada or any of its Subsidiaries or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interest in, Armada or any of its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Armada Securities”). There are no outstanding obligations of Armada or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Armada Securities or any shares of capital stock or other equity interest of any Subsidiary of Armada. Except as set forth on Schedule 5.3(d) of the Armada Disclosure Letter, neither Armada nor any of its Subsidiaries is a party to or bound by any agreement with respect to the voting or registration of any Armada Securities or any shares of capital stock or other equity interest of any Subsidiary of Armada. To the Knowledge of Armada, as of the date of this Agreement, other than as set forth in Schedule 4.2(b) of the Armada Disclosure Letter, no Person or group beneficially owns five percent (5%) or more of Armada’s outstanding voting securities, with the terms “group” and “beneficially owns” having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

(c) Except as disclosed in Schedule 4.2(c) of the Armada Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by Armada or any of its Subsidiaries other than those imposed by any Applicable Law.

(d) (i) Each grant of Armada Stock Options was made in accordance with the terms of the applicable Armada Stock Plan and any Applicable Laws; (ii) each grant of Armada Stock Options has a grant date identical to the date on which such Armada Stock Option was actually granted; (iii) each grant of Armada Stock Options was duly authorized no later than the date on which the grant of such Armada Stock Options was by its terms to be effective by all necessary corporate action, including, as applicable, approval by Armada’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; and (iv) the per share exercise price of each Armada Stock Option was determined in accordance with the applicable Armada Stock Plan and, to the extent required pursuant to the terms of the applicable Armada Stock Plan, was equal to the fair market value of a share of Armada Common Stock (determined in accordance with the applicable Armada Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 4.3 Authority; No Conflicts.

(a) Armada has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Armada. This Agreement has been duly executed and delivered by Armada and, assuming that this Agreement constitutes a valid and binding agreement of Mesa, constitutes a valid and binding agreement of Armada, enforceable against Armada in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Armada as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Armada, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) on any of the properties or assets of Armada, (iii) subject to receipt of the Armada Necessary Consents, conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Armada is a party or by which any of its properties or assets are bound, or (iv) subject to receipt of the Armada Necessary Consents, contravene any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; provided, that, for purposes of this Section 4.3(b), the term Material Adverse Effect shall be deemed to include any event, circumstance, development, state of facts, occurrence, change or effect that would prevent, materially impair or materially delay the ability of Armada to consummate the transactions contemplated by this Agreement.

(c) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or Third Party or expiry of any related waiting period is required by or with respect to Armada or any Subsidiary in connection with the execution and delivery of this Agreement by Armada or the consummation of the Acquisition and the other transactions contemplated hereby, except for those required under or in relation to (i) Blue Sky Laws; (ii) the Exchange Act; (iii) the Securities Act; or (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada; and the consents of Third Parties set forth on Schedule 4.3(c) of the Armada Disclosure Letter. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (iv) are hereinafter referred to as “Armada Necessary Consents.”

SECTION 4.4 Reports and Financial Statements.

(a) Except as disclosed on the Schedule 4.4(a) of the Armada Disclosure Letter, Armada has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Armada since January 1, 2011 (collectively, together with documents filed with the SEC during such period by Armada on a voluntary basis in a Current Report on Form 8-K, but excluding the Registration Statement and any exhibits and schedules thereto and other information incorporated therein, the “Armada SEC Reports”). No Subsidiary of Armada is required to file any form, report, registration statement, prospectus or other document with the SEC.

(b) As of its filing date (and as of the date of any amendment to the respective Armada SEC Report), each Armada SEC Report complied, and each Armada SEC Report filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Armada SEC Report filed pursuant to the Exchange Act did not, and each such Armada SEC Report filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Armada SEC Report that is a registration statement (other than the Registration Statement), as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus included in such registration statement, in light of the circumstances under which they were made) not misleading.

(e) Armada has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(f) Armada maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except to the extent otherwise stated in the Armada’s most recent Form 10-K or Form 10-Q filed with the SEC, such disclosure controls and procedures are designed to ensure that information required to be disclosed by Armada is recorded and reported on a timely basis to the individuals responsible for the preparation of the Armada’s filings with the SEC and other public disclosure documents.

(g) Armada and its Subsidiaries have established and maintained a system of internal control over financial reporting (as required by in Rule 13a-15 under the Exchange Act) (“internal controls”). Except to the extent otherwise stated in Armada’s most recent Form 10-K or Form 10-Q filed with the SEC, such internal controls are effective in providing reasonable assurance regarding the reliability of the Armada’s consolidated financial reporting and the preparation of Armada’s consolidated financial statements for external purposes in accordance with GAAP. Armada has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Armada’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Armada’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Armada’s internal controls and (iii) any pending and, to the Knowledge of Armada, threatened claim or allegation regarding any of the foregoing. Armada has made available to Mesa prior to the date of this Agreement any such disclosure made by management to Armada’s auditors and audit committee since January 1, 2011.

(h) There are no outstanding loans or other extensions of credit including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Armada or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Armada. Armada has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Each principal executive officer and principal financial officer of Armada (or each former principal executive officer and principal financial officer of Armada, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Schedule 4.4(j) of the Armada Disclosure Letter describes, and Armada has delivered to Mesa copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by Armada or its Subsidiaries since January 1, 2011.

(k) Other than as disclosed in the Armada SEC Reports, since January 1, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Armada or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(l) The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Armada included or incorporated by reference in the Armada SEC Reports fairly present (and in the case of such consolidated financial statements included or incorporated by reference in filings made after the date hereof, will fairly present), in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Armada and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements) and complied or, in the case of consolidated financial statements included or incorporated by reference in filings made after the date hereof, will comply, in all material respects with applicable accounting requirements of the SEC.

(m) There are no liabilities of Armada or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected in or reserved against in Armada’s consolidated financial statements filed with Armada’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012, (ii) future executory liabilities arising under any Armada Contract (other than as a result of a breach thereof) and (iii) accounts payable to trade creditors and accrued expenses subsequently incurred in the ordinary course of business consistent with past practice and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

(n) Since January 1, 2011, Armada has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. There are no outstanding written comments from the SEC with respect to any of the Armada SEC Reports.

(o) To the Knowledge of Armada, since January 1, 2011 (i) it has not received any substantive complaint, allegation, assertion or claim that Armada or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no current or former attorney representing Armada or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Armada or any of its officers, directors, employees or agents to Mesa’s or any committee thereof or to any director or executive officer of Armada.

(p) To the Knowledge of Armada, since January 1, 2011, no employee of Armada or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Armada or any of its Subsidiaries. Neither Armada nor any of its Subsidiaries nor, to the Knowledge of Armada, any director, officer, employee, contractor, subcontractor or agent of Armada or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Armada or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

SECTION 4.5 Information Supplied. The Registration Statement, and any amendments or supplements thereto, when filed will comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein (in the case of any prospectus included as part of the Registration Statement, in light of the circumstances under which they were made), not misleading. None of the information supplied or to be supplied by Armada for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will (except to the extent revised or superseded by amendments or supplements contemplated hereby), on the date it is first mailed to the stockholders of Mesa, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Armada with respect to statements included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by Mesa or its Subsidiaries or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

SECTION 4.6 Board Approval. Armada’s Board of Directors, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has by unanimous vote of the directors (including the disinterested directors) (i) declared that this Agreement, the Acquisition and the other transactions contemplated hereby are advisable, fair to and in the best interests of Armada and the stockholders of Armada, and (ii) adopted this Agreement and approved the Acquisition, and the transactions contemplated hereby and thereby. Armada’s Board of Directors has approved this Agreement, the Acquisition, the Voting Agreements and the transactions contemplated hereby and thereby.

SECTION 4.7 No Vote Required. No vote of any holders of the outstanding capital stock of Armada is necessary to consummate the transactions contemplated hereby.

SECTION 4.8 Ownership of Shares. On the date hereof, Armada does not own (directly or indirectly, beneficially or of record) any shares of capital stock of Mesa and Armada does not hold any rights to acquire or vote any shares of capital stock of Mesa except pursuant to this Agreement and the Voting Agreements.

SECTION 4.9 Litigation; Compliance with Laws; Permits.

(a) There is (i) no Action pending, or, to the Knowledge of Armada, threatened, against or affecting (A) Armada or any of its Subsidiaries, (B) any of their respective properties, assets or rights, (C) any of their respective present or former officers, directors or employees in their respective capacities as such or (D) any other Person for whom Armada or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby and (ii) no judgment, decree, injunction, rule or order of any Governmental Entity outstanding against, or, to the Knowledge of Armada, investigation by any Governmental Entity involving, (A) Armada or any of its Subsidiaries, (B) any of their respective present or former officers, directors or employees in their respective capacities as such or (C) any other Person for whom Armada or its Subsidiaries may be liable, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Acquisition or any of the other transactions contemplated hereby. To the Knowledge of Armada, there is no valid basis for any such Action or investigation. It is agreed that for the purpose of this Section 4.7(a), effects resulting from or arising in connection with the matters set forth in clause (B) of the definition of “Material Adverse Effect” shall not be excluded in determining whether a Material Adverse Effect on Armada has occurred or would reasonably be expected to occur.

(b) Armada and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with, and, to the Knowledge of Armada, is not under investigation with respect to and, to the Knowledge of Armada, has not been threatened to be charged with or given written notice or other written communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

(c) Armada and its Subsidiaries hold all material licenses, authorizations, permits, certificates, consents, approvals, variances, exemptions and orders from Governmental Entities that are necessary for (i) the lawful operation of their respective businesses as presently conducted and (ii) the lawful ownership, use, occupancy and operation of their respective assets and properties (the “Armada Permits”). Armada and each of its Subsidiaries is and, since January 1, 2011, has been in compliance with the terms of the Armada Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. All Armada Permits (x) are valid and have not lapsed, been cancelled, terminated or withdrawn and (y) can be renewed or transferred in the ordinary course of business by Armada or its Subsidiaries. Any application for the renewal of any Armada Permit which is due prior to the Closing Date will be timely made or filed by Armada or its Subsidiary prior to the Closing Date. No Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any Armada Permit is pending or, to the Knowledge of Armada, threatened, and to the Knowledge of Armada there is no valid basis for such Action, including the transactions contemplated hereby.

SECTION 4.10 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Armada, its Subsidiaries or any of their respective officers, directors or employees, except for the Transaction Financial Advisor, whose fees and expenses will be paid by Mesa and Armada in accordance with the Parties’ agreement with the Transaction Financial Advisor. The amounts of any fees payable to the Transaction Financial Advisor in connection with this Agreement or the transactions contemplated hereby have been disclosed to Mesa and Armada.

SECTION 4.11 Absence of Certain Changes or Events. Since January 1, 2012, the business of Armada and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada and (b) neither Armada nor any of its Subsidiaries has taken any action, or authorized, announced an intention to take or committed or agreed in writing or otherwise to take any action that, if taken during the Post-Signing Period without Mesa’s consent, would constitute a breach of Section 5.3.

SECTION 4.12 Taxes.

(a) Tax Returns. Armada and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authorities all material Tax Returns that are required to be filed by, or with respect to, Armada or any of its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected, and will accurately reflect, all material liabilities for Taxes of Armada and its Subsidiaries for the periods covered thereby.

(b) Payment of Taxes. All material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of Armada and its Subsidiaries have been timely paid in full. All material Taxes not yet due and payable have been (or will be on or prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP on Armada’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2012.

(c) Other Tax Matters.

(i) Neither Armada nor any of its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax Authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has Armada or any of its Subsidiaries received any notices from any Taxing Authority relating to any issue which could reasonably be expected to materially affect the Tax liability of Armada or any of its Subsidiaries.

(ii) Neither Armada nor any of its Subsidiaries (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Armada or any of its Subsidiaries or (B) is presently contesting the Tax liability of Armada or any of its Subsidiaries before any Governmental Entity.

(iii) Neither Armada nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which Armada and/or its Subsidiaries are the only members).

(iv) Taxes that Armada or any of its Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and Armada and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under Applicable Law.

(v) No claim has ever been made by any Taxing Authority in a jurisdiction where Armada or its Subsidiaries does not file Tax Returns that Armada or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Armada or any predecessor or Affiliate thereof and any other party under which Armada or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

(vii) Armada and each of its Subsidiaries has delivered or made available to Mesa copies of each of the Tax Returns for income Taxes filed on behalf of Armada and its Subsidiaries since January 1, 2011.

(viii) Neither Armada nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of Armada or any of its Subsidiaries pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(ix) During the five-year period ending on the date of this Agreement, neither Armada nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(x) Neither Armada nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xi) Neither Armada nor any of its Subsidiaries has a permanent establishment in any foreign country.

(xii) Neither Armada nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(xiii) Neither Armada nor any Armada Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than Armada and Armada (including without limitation any affiliated group of corporations or other entities that included Armada or any Armada Subsidiary during a prior period).

(xiv) Neither Armada nor any Armada Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Armada or any Armada Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Armada and Armada Subsidiaries) under Treasury Regulation Section 1.1502 6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(xv) None of the assets of Armada or any Armada Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(xvi) No state or federal “net operating loss” of Armada or any of its Subsidiaries determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

SECTION 4.13 Affiliate Transactions.

(a) Other than as disclosed in Schedule 4.13(a) of the Armada Disclosure Letter, there are no Contracts or other transactions between Armada or any of its Subsidiaries, on the one hand, and any: (i) officer or director of Armada or any of its Subsidiaries; (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Armada; (iii) Affiliate of any such officer, director or record or beneficial owner; or (iv) any other Affiliate of Armada, on the other hand.

(b) Schedule 4.13(b) of the Armada Disclosure Letter lists all loans by Armada or any of its Subsidiaries to any Person specified in clauses (i), (ii), (iii) and (iv) of Section 4.13(a) outstanding as of the date hereof, including the date, amount and material terms of such loan and the date of any amendment to the terms of such loan.

SECTION 4.14 Environmental Matters. (i) Other than as disclosed in Schedule 4.14 of the Armada Disclosure Letter, no material notice, notification, demand, request for information, citation, summons or order has been received, and, to the Knowledge of Armada, no complaint has been filed, no penalty has been assessed, and no Action or review (or any basis therefor) is pending or, to the Knowledge of Armada, is threatened by any Governmental Entity or other Person relating to Armada or any Subsidiary and relating to or arising out of any Environmental Law; (ii) to the Knowledge of Armada, there are no material liabilities or obligations of Armada or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation; (iii) to the Knowledge of Armada no material expenditure will be required in order for Armada or its Subsidiaries to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of Armada and its Subsidiaries or any facility or property now owned or operated by Armada or its Subsidiaries in a manner consistent with the current operation thereof by Armada and its Subsidiaries; (iv) to the Knowledge of Armada, there are no conditions with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered, which could result in any material damage, loss, cost, expense or claim with respect to the Oil and Gas Interests. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Armada has Knowledge that identifies a material issue or issues in relation to the current or prior business of Armada or any of its Subsidiaries or any property or facility now or previously owned or leased by Armada or any of its Subsidiaries that has not been delivered to Mesa prior to the date of this Agreement. For purposes of this Section 4.14 the terms “Armada” and “Subsidiaries” shall include any entity that is or was a predecessor of Armada or any of its Subsidiaries.

SECTION 4.15 Intellectual Property. Schedule 4.15 of the Armada Disclosure Letter contains a true and complete list of all Intellectual Property owned by Armada or any of its Subsidiaries or licensed to Armada or any of its Subsidiaries for use in their respective businesses which is registered or for which an application for registration has been filed (the “Armada Registered Intellectual Property”). The Armada Registered Intellectual Property owned by Armada or any of its Subsidiaries has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, Armada and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property held for use in, used in or necessary for the conduct of its business as currently conducted. Neither Armada nor any of its Subsidiaries has received any notice or other communication, or otherwise has any Knowledge of any pending Action or other information that alleges or indicates that (a) the Armada Registered Intellectual Property is or may be invalid or unenforceable; (b) Armada or any of its Subsidiaries does not own all right, title, and interest in and to, the Armada Registered Intellectual Property owned by Armada and its Subsidiaries; (c) Armada or its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. To the Knowledge of Armada, no Person has infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to Armada or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, terminate or extinguish any Intellectual Property right of Armada or any of its Subsidiaries or impair the right of Armada to develop, use, sell, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of Armada or any of its Subsidiaries. Armada and its Subsidiaries have taken all necessary and otherwise reasonable steps to maintain it rights in Intellectual Property and the confidentiality of all Trade Secrets owned, used or held for use by Armada or any of its Subsidiaries. Neither Armada nor any of its Subsidiaries has granted any licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by Armada or any of its Subsidiaries to any Third Party and no Third Party has granted any licenses or other rights, of any kind or nature, to Armada or any of its Subsidiaries for any Third Party Intellectual Property, other than in-bound licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses.

SECTION 4.16 Certain Agreements.

(a) Schedule 4.16(a) of the Armada Disclosure Letter lists each of the following Contracts to which Armada or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Armada Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to Armada or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate;

(iii) any O&G Lease;

(iv) any Contract or series of related Contracts involving payments by or to Armada or any of its Subsidiaries of more than $200,000 on an annual basis or $1,000,000 in the aggregate that requires consent of or notice to a Third Party in the event of or with respect to the Acquisition, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such Contract;

(v) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $200,000 (other than ordinary course trade payables and receivables);

(vi) any material Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or Derivative arrangements;

(vii) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(viii) any collective bargaining agreements;

(ix) any joint venture, profit sharing, partnership agreements or other similar agreements;

(x) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) other than Contracts of the type referred to in Section 4.16(a)(ii) that are not required to be disclosed in accordance with Section 4.16(a)(ii);

(xi) any Contract with a Governmental Entity;

(xii) any employment, severance, change in control, restricted stock, termination, personal services or consulting contract;

(xiii) all leases or subleases for (i) personal property involving annual payments by or to Armada t or its Subsidiaries in excess of $200,000 or (ii) real property;

(xiv) all Contracts granting any license to Intellectual Property (other than trademarks and service marks) and any other license (other than real estate) having an aggregate value per license, or involving payments to Armada or any of its Subsidiaries, of more than $200,000 on an annual basis;

(xv) any Contract that (A) limits the freedom of Armada or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Mesa, Armada or any of their respective affiliates or successors including Mesa Sub after the Closing Date, (B) contains exclusivity, “most favored nation,” rights of first refusal, rights of first negotiation, preferential rights or similar obligations or restrictions that are binding on Armada or any of its Subsidiaries or that would be binding on Mesa, Armada or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date or (C) that contains any material nondisclosure, confidentiality or similar provisions that would be binding on Mesa, Armada or any of their respective affiliates or successors, including Mesa Sub, after the Closing Date;

(xvi) all material outsourcing and specialty vendor contracts;

(xvii) any material Contract providing for the indemnification by Armada or any of its Subsidiaries of any Person or under which Armada or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than Armada or a Subsidiary of Armada);

(xviii) any agreement providing for the sale or purchase by Armada or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(xix) any agreement pursuant to which Armada and its Subsidiaries have paid amounts in respect of or associated with any Production Burden in excess of $200,000 during the immediately preceding fiscal year or with respect to which Armada reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could exceed $200,000 per year;

(xx) any joint development agreement, exploration agreement, acreage dedication agreement (including, in respect of each of the foregoing, customary joint operating agreements) or area of mutual interest agreement that either (A) is material to the operation of Armada and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require Armada and its Subsidiaries to make expenditures in excess of $200,000 in the aggregate during the twelve (12) month period following the date hereof; and

(xxi) all agreements such as Hydrocarbon sales, purchase, gathering, transportation, treating, storage, compression, marketing, exchange, processing and fractionating contracts or agreements, division orders, joint operating agreements, and contracts with drilling rig companies, surface leases, salt-water disposal leases, permits, easements, licenses, farmouts and farmins, unit agreements and all other agreements relating thereto, in each case involving annual payments by or to Armada or its Subsidiaries in excess of $200,000.

(b) Armada has prior to the date of this Agreement made available to Mesa complete and accurate copies of each Armada Material Contract listed, or required to be listed, in Schedule 4.14(a) of the Armada Disclosure Letter (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Armada Material Contracts are valid and binding on Armada and enforceable by and against Armada or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), except where the failure to be valid, binding or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, and no written notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of Armada, has there been any indication that any such notice of termination will be served). Neither Armada nor any of its Subsidiaries nor, to the Knowledge of Armada, any other party thereto is in default or breach under the terms of any Armada Material Contract except for such instances of default or breach that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Armada.

SECTION 4.17 Armada Plans; Labor Matters.

(a) Set forth in Schedule 4.17(a) of the Armada Disclosure Letter is an accurate and complete list of each employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, restricted stock, stock-based, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by Armada or any Subsidiary thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.17, any predecessors to Armada or its Subsidiaries and all employers (whether or not incorporated) that would be treated together with Armada and/or any such Subsidiary as a single employer within the meaning of Section 414 of the Code) or to which Armada or any Subsidiary thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the “Armada Plans”).

(b) Correct and complete copies of the following documents with respect to each Armada Plan have been delivered or made available by Armada to Mesa, to the extent applicable: (i) all Armada Plan documents, together with all amendments and attachments thereto (including, in the case of any Armada Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the annual report on IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter or opinion letter; and (v) all summary plan descriptions and summaries of material modifications.

(c) Each Armada Plan is in compliance with ERISA, the Code, all other Applicable Laws and its governing documents, except as would not reasonably be expected to result, individually or in the aggregate, in a material liability of Armada and its Subsidiaries. Each Armada Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or an opinion letter from the IRS covering all Tax law changes, and Armada is not aware of any circumstances that could reasonably be expected to result in the loss of the qualification of such Armada Plan under Section 401(a) of the Code. No Armada Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. All contributions required to be made under the terms of any Armada Plan have been timely made or have been reflected in the financial statements of Armada included in the Armada SEC Reports filed prior to the date hereof. There has been no amendment to, announcement by Armada or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Armada Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent plan year. No Armada Plan provides for post-employment or retiree health, life insurance or other welfare benefits. Neither Armada nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of Armada, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Armada Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code. No liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of Armada, threatened with respect to any Armada Plan (other than routine claims for benefits payable in the ordinary course). No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Armada or any Subsidiary thereof has occurred or is reasonably expected to occur. All Armada Plans that are subject to Section 409A of the Code are in compliance with the requirements of Code Section 409A and the regulations thereunder. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will: (i) entitle any employees of Armada or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, or result in “parachute payment” (as such term is defined in Section 280G of the Code) under any of the Armada Plans, or (iii) limit or restrict the right of Armada to merge, amend or terminate any of the Armada Plans. No current or former officer, director or employee of Armada t or any Subsidiary of Armada has or will obtain a right to receive a gross-up payment from Armada or any such Subsidiary with respect to any excise taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise. Except as required to maintain the tax-qualified status of any Armada Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Armada Plan.

(d) Neither Armada nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against Armada or any of its Subsidiaries pending before the National Labor Relations Board; (ii) labor strikes, slowdowns or stoppages actually pending or, to the Knowledge of Armada, threatened against or affecting Armada or any of its Subsidiaries and there have been no labor strikes, slowdowns or stoppages against Armada or any of its Subsidiaries in the past three (3) years; (iii) representation claims or petitions pending before the National Labor Relations Board; and (iv) grievances or pending arbitration proceedings against Armada or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(e) Since January 1, 2011, neither Armada nor any of its Subsidiaries has effectuated or announced, or plans to effectuate or announce: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Armada or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

SECTION 4.18 Insurance. Armada has provided or made available to Mesa true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Mesa, prior to the Closing Date, true and complete copies of all material policies of insurance to which Armada or its Subsidiaries is a beneficiary or named insured. Armada and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Armada or its Subsidiaries (taking into account the cost and availability of such insurance). Each material insurance policy of Armada and its Subsidiaries is set forth on Schedule 4.18 of the Armada Disclosure Letter and is valid, binding and enforceable by and against Armada or its Subsidiary, as the case may be, has not been terminated by any party thereto and all premiums due with respect to all such insurance policies have been paid. No notice of cancellation or termination has been received by Armada with respect to any insurance policy of Armada or its Subsidiaries. There is no material claim by Armada or any of its Subsidiaries pending under any insurance policy of Armada and its Subsidiaries for an amount in excess of $100,000. There are no self-insurance arrangements by or affecting Armada or any of its Subsidiaries.

SECTION 4.19 Real Property. Schedule 4.19 of the Armada Disclosure Letter sets forth a true and complete list of the following (other than Oil and Gas Interests): (i) all real property owned by Armada or any of its Subsidiaries (“Armada Owned Real Property”); and (ii) all real property which is leased, licensed, or otherwise occupied by Armada or one of its Subsidiaries (“Armada Leased Real Property”). Armada or one of its Subsidiaries has indefeasible, good and marketable title to all the Armada Owned Real Property and has a valid leasehold interest in all the Armada Leased Real Property, in each case free and clear of all Liens except Permitted Liens. With respect to the Armada Leased Real Property, each lease or sublease therefor has previously been delivered to Mesa and is valid, binding and enforceable by and against Armada or its Subsidiary, as applicable, in accordance with its terms and none of Armada or any of its Subsidiaries is in breach of or default under such lease or sublease except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada.

SECTION 4.20 Personal Property. Except as disclosed on Schedule 4.20 of the Armada Disclosure Schedule, Armada and its Subsidiaries have good and valid title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible and intangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada, in each case free and clear of all Liens, except for Permitted Liens. Except as, individually or in the aggregate, would not be material to Armada and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by Armada or any of its Subsidiaries with a fair market value in excess of $200,000 as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of Armada and its Subsidiaries, to comply in the ordinary course of business consistent with past practice with the requirements of all applicable contracts, including sales contracts.

SECTION 4.21 Regulatory Matters. All natural gas pipeline systems and related facilities constituting Armada’s and or any of its Subsidiaries’ properties are (a) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (b) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

SECTION 4.22 Derivatives. Schedule 4.22 of the Armada Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Armada and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Armada and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with Armada’s policies and practices.

SECTION 4.23 Oil and Gas Interests.

(a) Except (i) as, individually or in the aggregate, would not be material to Armada and its Subsidiaries, taken as a whole, (ii) for goods and other property sold, used or otherwise disposed of since January 1, 2012, in the ordinary course of business, or (iii) as otherwise disclosed in the Armada Disclosure Letter, Armada and its Subsidiaries are the sole and legal beneficial owners with good and defensible title to all of the Oil and Gas Interests of Armada and its Subsidiaries free and clear of all Liens except (A) Permitted Liens and (B) Production Burdens set forth on Schedule 4.17(a)(iii) of the Armada Disclosure Letter. For purposes of this Section 4.23, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(b) To the Knowledge of Armada, all of the Wells of Armada and its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable pooling or unit agreements or other applicable Contracts and Applicable Law, and all drilling and completion of the Wells and all related development, production and other operations have been conducted in material compliance with all Applicable Laws. Schedule 4.23(b) of the Armada Disclosure Letter sets forth, as of the date hereof, Armada’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) for all Wells. Exhibit C of the Armada Disclosure Letter sets forth Armada’s and its Subsidiaries’ net revenue interests with respect to all O&G Leases.

(c) Except as set forth on Schedule 4.23(c) of the Armada Disclosure Letter, (i) each O&G Lease is valid, binding and enforceable by and against Armada or its Subsidiary (subject to lease expirations in the ordinary course of business), has been validly recorded or registered with all relevant Governmental Entities so as to provide actual or constructive notice to and be enforceable against all Third Parties, and has not been terminated; (ii) neither Armada nor any of its Subsidiaries, nor to the Knowledge of Armada, any other party to an O&G Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such O&G Lease; (iii) neither Armada nor any of its Subsidiaries has breached, violated or defaulted on any material provision of any O&G Lease or received notice from any other party to an O&G Lease alleging such a breach, violation or default by Armada or any of its Subsidiaries; (iv) all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing by Armada or any of its Subsidiaries under any O&G Lease to which it is a party have been and are being made (timely, and before the same became delinquent) by Armada or such Subsidiary; (v) to the Knowledge of Armada, there are no pending claims or demands for material amounts of nonpayment, underpayment or mispayment of bonus payments, rentals, royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Armada’s or any of its Subsidiaries’ interests in any O&G Lease; and (vi) neither Armada nor any of its Subsidiaries, nor to the Knowledge of Armada, any other party to an O&G Lease, has failed, partially failed, or omitted to record or register any O&G Lease or any assignments of record title or operating rights in the real property or other country records related to the Oil and Gas Interests purported to be owned by Armada or its Subsidiaries with any Governmental Entity.

(d) To the Knowledge of Armada, (i) Armada or its Subsidiaries has obtained all permits, licenses, consents, certificates, easements, authorizations, certificates of convenience and necessity, and other similar rights that are granted by Governmental Entities and that relate to the Oil and Gas Interests (“Armada O&G Permits”) necessary to own and operate the Oil and Gas Interests in compliance with all Applicable Laws and with the provisions of all applicable O&G Leases and Contracts to which Armada or its Subsidiaries are a party; (ii) all of the Armada O&G Permits are in full force and effect; (iii) all fees and charges relating to the Armada O&G Permits have been paid; (iv) all applications for renewal of the Armada O&G Permits have been timely filed; and (v) all government filings and notices required to be made with respect to the Oil and Gas Interests have been made or given and are current, in full force and effect, and not in default.

(e) There are no change of control or preferential rights to purchase provisions applicable to the Oil and Gas Interests owned by Armada or its Subsidiaries that are triggered by the transactions contemplated by this Agreement or the Acquisition.

(f) Neither Armada nor any of its Subsidiaries is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver oil, gas or other Hydrocarbons produced from its Oil and Gas Interests at some future time without then receiving full payment therefor. No O&G Lease contains a representation or warranty from Armada or any of its Subsidiaries with respect to the amount of oil, gas, or other liquid Hydrocarbons to be delivered from the Oil and Gas Interests. All payments for any Hydrocarbons sold from the Oil and Gas Interests pursuant to the O&G Leases are being made to Armada and its Subsidiaries within the time periods and in accordance with the prices set forth in such O&G Leases, subject to later adjustments in the normal course of business required by allocations between producers or by other circumstances routinely requiring retroactive payment adjustments by purchasers in the ordinary course of Armada’s business consistent with past practice.

SECTION 4.24 Books and Records. The minute books and other similar records of Armada and each Armada Subsidiary contain complete and accurate records in all material respects of all actions taken at any meetings of Armada’s or such Armada Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

SECTION 4.25 Accountants. Peterson Sullivan LLP (the “Armada Auditor”) has been throughout the periods covered by the audited consolidated balance sheet of Armada at March 31, 2012, and the related consolidated statements of operations and cash flows for Armada’s fiscal years ended March 31, 2012 and 2011, and the unaudited balance sheet of Armada at June 30, 2012, and the related statement of operations and cash flows for the three months ended June 30, 2012 and 2011, (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to Armada within the meaning of Regulation S-X. Except as set forth on Schedule 4.25 of Armada Disclosure Letter, the reports of the Armada Auditor on the financial statements of Armada for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, nor were qualified as to uncertainty, audit scope, or accounting principles. During Armada’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Armada Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, and none of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Armada Auditor.

SECTION 4.26 Tax-Free Reorganization.

(a) Armada (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate Mesa Sub or to merge Mesa Sub with or into any other corporation or entity, or to sell or otherwise dispose of the stock of Mesa Sub which Armada will acquire in the Acquisition, or to cause Mesa Sub to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Acquisition, to issue any additional shares of stock of Mesa Sub or to create any new class of stock of Mesa Sub.

(b) Immediately prior to the Acquisition, Mesa will be in control of Mesa Sub within the meaning of Section 368(c) of the Code.

(c) Immediately following the Acquisition, Mesa Sub will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Mesa immediately prior to the Acquisition (for purposes of this representation, amounts used by Mesa to pay reorganization expenses, if any, will be included as assets of Mesa held immediately prior to the Acquisition).

(d) Armada has no present plan or intention to reacquire any of the Stock Consideration shares.

(e) Following the Acquisition, Mesa Sub will continue Mesa’s historic business or use a significant portion of Mesa’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business of Mesa Pending the Acquisition. From the date of this Agreement until the earlier of (x) the termination of this Agreement pursuant to and in accordance with Article VIII and (y) the Closing Date (the “Post-Signing Period”), Mesa shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Mesa Permits, (iii) keep available the services of its directors, officers and employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters, and (v) maintain its exploration and production activities in accordance with the rig schedule attached as Schedule 5.1 of the Mesa Disclosure Letter. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, during the Post-Signing Period, except (1) as set forth in Schedule 5.1 of the Mesa Disclosure Letter, or (2) with Armada’s prior written consent, Mesa shall not, and shall cause each of its Subsidiaries not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) form any new Subsidiary;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries to Mesa or another direct or indirect wholly-owned Subsidiary of Mesa), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Mesa Securities or shares of capital stock of any Subsidiary of Mesa (or options, warrants or other rights exercisable therefor);

(d) (i) issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any Mesa Securities or shares of capital stock of any Subsidiary of Mesa or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Mesa Common Stock upon the exercise of Mesa Stock Options, the Mesa Warrants, or upon the lapse of restrictions on Mesa Restricted Stock Grants, in each case that are outstanding on the date of this Agreement and disclosed in Schedule 3.2(a) and (b) of the Mesa Disclosure Letter, in accordance with the terms of those Mesa Stock Options, the Mesa Warrants, or Mesa Restricted Stock Grants or (ii) amend any term of any Mesa Security or any shares of capital stock of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any (A) interest in any corporation, partnership, other business organization or any division thereof or (B) assets that are material, individually or in the aggregate, to Mesa’s or any of its Subsidiaries’ respective businesses, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $50,000 in the aggregate;

(g) authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $50,000 individually and $100,000 in the aggregate in any single month;

(h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities other than in accordance with Mesa’s current $25 million senior secured revolving line of credit (the “Credit Facility”) (Mesa shall disclose the terms and conditions of the Credit Facility and all other currently proposed credit facilities in Schedule 3.2(a) of the Mesa Disclosure Letter); (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than any direct or indirect wholly-owned Subsidiary of Mesa); or (iii) create a Lien over any of its assets (other than Permitted Liens);

(j) (i) enter into any Contract that would have been a Mesa Material Contract were Mesa or any of its Subsidiaries a party or subject thereto on the date of this Agreement ,or (ii) terminate, renew or amend in any material respect any Mesa Material Contract or waive any material right thereunder;

(k) enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms;

(l) except as required by Applicable Law or as required by existing Mesa Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m) hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Armada without the prior written consent of Armada;

(n) make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(o) initiate any litigation or settle, or offer or propose to settle any Action;

(p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Mesa or incurred in the ordinary course of business and consistent with past practice;

(q) make any change or modification to its working capital and cash management practices;

(r) make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of Mesa or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Mesa or its Subsidiaries;

(s) purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

(t) enter into any new line of business which represents a material change in Mesa’s and its Subsidiaries’ operations and which is material to Mesa and its Subsidiaries, taken as a whole;

(u) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new Contract shall have a term longer than six (6) months;

(v) engage in any development drilling, well completion or other development or production activities with respect to Hydrocarbons except in the ordinary course consistent with past practice or as otherwise disclosed on Schedule 5.1 of the Mesa Disclosure Letter;

(w) authorize, announce an intention, commit or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(v).

SECTION 5.2 Mesa Operational Matters. Mesa shall timely file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC (and all other Governmental Entities) during the Post-Signing Period, and Mesa shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Acquisition, and to the extent permitted by Law or applicable confidentiality agreement) consult with Armada for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and deliver to Armada copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Armada, directly or indirectly, the right to control or direct the operations of Mesa prior to the Closing Date. Prior to the Closing Date, Mesa and Armada shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own and its Subsidiaries’ respective businesses and operations.

SECTION 5.3 Conduct of Business of Armada Pending the Acquisition. From the date of this Agreement through the Post-Signing Period, Armada shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and in compliance with all Applicable Laws and all material governmental authorizations, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Armada Permits, (iii) keep available the services of its directors, officers and employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, distributors, licensors, licensees and others having material business relationships with it and with Governmental Entities with jurisdiction over oil and gas-related matters, and (v) maintain its exploration and production activities in accordance with the rig schedule attached as Schedule 5.3 of the Armada Disclosure Letter. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, during the Post-Signing Period, except (1) as set forth in Schedule 5.3 of the Armada Disclosure Letter, or (2) with Mesa’s prior written consent, Armada shall not, and shall cause each of its Subsidiaries not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) form any new Subsidiary;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries to Armada or another direct or indirect wholly-owned Subsidiary of Armada), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly any Armada Securities or shares of capital stock of any Subsidiary of Armada (or options, warrants or other rights exercisable therefor);

(d) (i) issue, grant, deliver, sell, pledge, dispose of or encumber, or authorize the issuance, grant, delivery, sale, pledge, disposal or encumbrance of, any Armada Securities or shares of capital stock of any Subsidiary of Armada or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, other than the issuance of any shares of Armada Common Stock upon the exercise of outstanding stock options or warrants (collectively, the “Armada Securities”), in each case that are outstanding on the date of this Agreement and disclosed in Schedule 5.3(d) of the Armada Disclosure Letter, in accordance with the terms of the Armada Securities or (ii) amend any term of any Armada Securities or any shares of capital stock of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any (A) interest in any corporation, partnership, other business organization or any division thereof or (B) assets that are material, individually or in the aggregate, to Armada’s or any of its Subsidiaries’ respective businesses, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $50,000 in the aggregate;

(g) authorize or make capital expenditures or enter into capital commitments or capital transactions exceeding $50,000 individually and $100,000 in the aggregate in any single month;

(h) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(i) (i) repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than any direct or indirect wholly-owned Subsidiary of Armada); or (iii) create a Lien over any of its assets (other than Permitted Liens);

(j) (i) enter into any Contract that would have been an Armada Material Contract were Armada or any of its Subsidiaries a party or subject thereto on the date of this Agreement ,or (ii) terminate, renew or amend in any material respect any Armada Material Contract or waive any material right thereunder;

(k) enter into any (i) joint venture, area of mutual interest agreement or similar arrangement or (ii) joint marketing or any similar arrangement (other than pursuant to existing Contracts on their current terms;

(l) except as required by Applicable Law or as required by existing Armada Plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, executives or non-executive employees;

(m) hire or offer to hire, or terminate other than for cause, any employee, or make any representations or issue any communications to employees regarding offers of employment from Mesa without the prior written consent of Mesa;

(n) make any change in any method of accounting or accounting principles or practice, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization polices or rates, billing and invoicing policies, or payment or collection policies or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(o) initiate any litigation or settle, or offer or propose to settle any Action;

(p) pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Armada or incurred in the ordinary course of business and consistent with past practice;

(q) make any change or modification to its working capital and cash management practices;

(r) make any Tax election or settle and/or compromise any Tax liability; prepare any Tax Returns in a manner which is inconsistent with the past practices of Armada or its Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Armada or its Subsidiaries;

(s) purchase or sell any interest in real property, grant any security interest in real property, or enter into any lease or sublease of, or other occupancy agreement with respect to, real property (whether as lessor, sublessor, lessee or sublessee) or change, amend, modify, terminate or fail to exercise any right to renew any lease or sublease of real property except in the ordinary course of business consistent with past practices;

(t) enter into any new line of business which represents a material change in Armada’s and its Subsidiaries’ operations and which is material to Armada and its Subsidiaries, taken as a whole;

(u) enter into new Contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice; provided, that no such new Contract shall have a term longer than six (6) months;

(v) engage in any development drilling, well completion or other development or production activities with respect to Hydrocarbons except in the ordinary course consistent with past practice or as otherwise disclosed on Schedule 5.3 of the Armada Disclosure Letter;

(x) authorize, announce an intention, commit or agree to take in writing or otherwise, any of the actions described in Sections 5.3(a) through 5.3(u).

SECTION 5.4 Armada Operational Matters. Armada shall timely file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by it with the SEC (and all other Governmental Entities) during the Post-Signing Period, and Armada shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Acquisition, and to the extent permitted by Law or applicable confidentiality agreement) consult with Mesa for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and deliver to Mesa copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Mesa, directly or indirectly, the right to control or direct the operations of Armada prior to the Closing Date. Prior to the Closing Date, Armada and Mesa shall each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its own and its Subsidiaries’ respective businesses and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Proxy Statement and Registration Statement. Promptly following the date of this Agreement, Mesa and Armada shall prepare and Mesa shall file with the SEC the Proxy Statement, and Armada shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included). Mesa and Armada shall use their commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition. Each Party shall promptly notify the other Parties of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to the other Parties copies of all correspondence between such Party or any of its representatives and the SEC with respect to the Registration Statement and the Proxy Statement. Each Party shall (i) give the other Parties and their counsel the opportunity to review and comment on the Registration Statement or the Proxy Statement, as the case may be, and all responses to requests for additional information by, and replies to comments of, the SEC, (ii) take into good faith consideration all comments reasonably proposed by such other Parties and (iii) not file such document with the SEC prior to receiving the approval of such other Parties, not to be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. Each Party shall use commercially reasonable efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of Armada Common Stock issuable in connection with the Acquisition for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. Mesa will cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than five (5) Business Days) after (but in no event before) the Registration Statement has become effective. Each Party shall furnish all information concerning itself and its Affiliates as any other Party may reasonably request in connection with the preparation, Acquisition and distribution of the Registration Statement and the Proxy Statement. If at any time prior to the Acquisition, any information relating to Mesa, Armada or any of their respective Affiliates should be discovered by Mesa or Armada that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement, so that the Registration Statement and Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed with the SEC by the appropriate Party, and to the extent required by Applicable Law, disseminated to the stockholders of Mesa. Each of Mesa and Armada shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively. Mesa and Armada shall make all necessary filings with respect to the Acquisition and the transactions contemplated hereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder.

SECTION 6.2 Access to Information. Upon reasonable notice, Mesa and Armada each shall (and each shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other Party reasonable access during normal business hours, during the Post-Signing Period, to such of its properties, books, contracts, records, officers and employees as the other Party may reasonably request and, during such period, Mesa and Armada each shall (and shall cause its Subsidiaries to) furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during the Post-Signing Period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which Mesa or Armada, as the case may be, is not permitted to disclose under Applicable Law), and (b) all other information concerning Mesa or Armada, as the case may be, and its business (including any financial and operating data), properties and personnel as the other Party may reasonably request; provided, that Mesa or Armada, as the case may be, may restrict the foregoing access to the extent that (i) any Applicable Law requires Mesa or Armada, as the case may be, or its Subsidiaries to restrict access to any properties or information or (ii) Mesa or Armada, as the case may be, reasonably determines that such access or disclosure would jeopardize attorney-client privilege (provided, that Mesa or Armada, as the case may be, shall use its reasonable best efforts to enable reasonable access without violating such Applicable Law). The Parties will make appropriate substitute arrangements, where the restrictions imposed by the immediately preceding sentences apply, to allow appropriate access to the relevant information. Any investigation or request for information pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Mesa or Armada, as the case may be, and its Subsidiaries. The receiving Party will (and will cause its Subsidiaries to), until the Closing Date, hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, except that this Section 6.2 shall not prevent the receiving Party from disclosing such confidential information to of its any officers, employees, accountants, counsel, financial advisors or other representatives in connection with this Agreement, the Acquisition and the other transactions contemplated hereby. No investigation by Mesa or Armada, as the case may be, nor any information or knowledge obtained therefrom, shall affect or modify the representations and warranties of the other Party hereunder Mesa’s or Armada’s, as the case may be, remedies for any breach of such representations and warranties.

SECTION 6.3 Notification of Certain Matters. Mesa shall give prompt notice to Armada, and Armada shall give prompt notice to Mesa, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement or the consummation of the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the consummation of the transactions contemplated hereby and (b) any Actions commenced or, to the Knowledge of such Party, threatened against, such Party or any of its Subsidiaries that (i) relates to the Acquisition or (ii) if pending on the date of this Agreement would have been required to be disclosed by such Party pursuant to such Party’s representations and warranties. In addition, Mesa shall give prompt notice to Armada, and Armada shall give prompt notice to Mesa, to the extent that either acquires actual knowledge of (x) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would be reasonably likely to cause (1) any representation or warranty contained in this Agreement to be untrue or inaccurate or (2) any condition set forth in Article VII not to be satisfied and (y) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, that the delivery of any information or notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such information or notice.

SECTION 6.4 All Reasonable Efforts. Mesa and Armada shall cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party or Governmental Entity to consummate the Acquisition or any of the other transactions contemplated by this Agreement (provided that, notwithstanding the foregoing, in connection with obtaining such consents, the Parties agree that in no event shall any Party or its Subsidiaries be required or, without the other Party’s prior written consent, be permitted) to (A) pay, or agree or commit to pay, to any Person whose consent is being solicited any cash or other consideration (other than de minimis amounts), (B) incur, or agree or commit to incur, any liability (other than de minimis liabilities) due to such Person, (C) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity or (D) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Subsidiaries or any of their respective Affiliates’ businesses, assets or properties), (ii) the defending of any stockholder lawsuits challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity in any such stockholder lawsuit vacated or reversed, and (iii) the execution and delivery of any additional ancillary instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby. Subject to Applicable Laws relating to the exchange of information, Armada and Mesa shall have the right to review in advance, and, to the extent practicable, each will consult with the other on all of the information relating to Armada or Mesa, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of Mesa and Armada shall act reasonably and as promptly as practicable.

SECTION 6.5 No Solicitation of Transactions.

(a) Subject to Sections 6.5(b), 6.5(c), 6.5(e) and 6.5(f) during the Post-Signing Period, neither Armada, Mesa nor any of their respective Subsidiaries shall, nor shall Armada, Mesa or any of their respective Subsidiaries authorize or permit any of their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Armada Representatives” or “Mesa Representatives,” as the context so requires) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Alternative Transaction (an “Acquisition Proposal”); (ii) enter into or participate in any discussions or negotiations, furnish any information relating to Armada, Mesa or any of their respective Subsidiaries or afford access to the business, properties, assets, books or records of Armada, Mesa or any of their respective Subsidiaries, or otherwise cooperate in any way with, or assist or participate in connection with any Acquisition Proposal; or (iii) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to an Alternative Transaction or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement as permitted by this Section 6.5) requiring Armada or Mesa to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Sections 6.5(b) and Section 6.5(c), Armada or Mesa shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by Armada, Mesa, their respective Subsidiaries or any Armada Representatives or Mesa Representatives with respect to any Alternative Transaction and shall use its (and will cause Armada Representatives or Mesa Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy, in accordance with the terms of any confidentiality agreement with respect thereto, any confidential information previously furnished by Armada, Mesa, their respective Subsidiaries, Armada Representatives or Mesa Representatives thereunder. Neither Armada nor Mesa will terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction thereover.

(b) If at any time following the date of this Agreement and prior to the attainment of the Mesa Stockholder Consent (but in no event after the attainment of the Mesa Stockholder Consent) (i) Mesa receives a bona fide written Acquisition Proposal from a Third Party without breaching its obligations under this Section 6.5, (ii) Mesa’s Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which shall be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal from such Third Party, and (iii) Mesa’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, then Mesa may (A) furnish information with respect to Mesa and its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that Mesa (x) will not, and will not allow Mesa Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Armada any non-public information concerning Mesa or its Subsidiaries provided to such Third Party which was not previously provided to Armada. Mesa shall notify Armada promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, Mesa or any Mesa Representatives, indicating the identity of such Third Party and providing to Armada a summary of the material terms of such Acquisition Proposal. Mesa shall keep Armada informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and shall deliver to Armada a summary of any material changes to any such Acquisition Proposals.

(c) Notwithstanding anything in this Agreement to the contrary, if prior to the attainment of the Mesa Stockholder Consent (and in no event after the attainment of the Mesa Stockholder Consent), Mesa’s Board of Directors receives a Superior Proposal without breaching its obligations under this Section 6.5 and Mesa’s Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, Mesa’s Board of Directors may terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive agreement with respect to such Superior Proposal; provided, that Mesa’s Board of Directors may not terminate this Agreement pursuant to Section 8.1(i) unless (A) it gives Armada three (3) Business Days’ prior written notice (the “Mesa Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to obtaining the Mesa Stockholder Consent, in which case Mesa shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the Person making such Superior Proposal), (B) during the Mesa Notice Period, Mesa, if requested by Armada, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) Armada does not make, within three (3) Business Days of its receipt of such written notification, an offer that Mesa’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Mesa shall be required to deliver a new written notice to Armada and to comply with the requirements of this Section 6.5(c) with respect to such new written notice (to the extent so required).

(d) Nothing contained herein shall prevent Mesa’s Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure made pursuant to this Section 6.5(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in Mesa Recommendation unless Mesa’s Board of Directors expressly states in such disclosure that the Mesa Recommendation has not changed.

(e) If at any time following the date of this Agreement and prior to the attainment of the Mesa Stockholder Consent (but in no event after the attainment of the Mesa Stockholder Consent) (i) Armada receives a bona fide written Acquisition Proposal from a Third Party without breaching its obligations under this Section 6.5, (ii) Armada’s Board of Directors reasonably determines in good faith, after consultation with its financial advisor (which shall be a financial advisor of nationally recognized reputation) and outside legal counsel, that such Alternative Transaction constitutes or such Acquisition Proposal is reasonably likely to lead to a Superior Proposal from such Third Party and (iii) Armada’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, then Armada may (A) furnish information with respect to Armada and its Subsidiaries to such Third Party making such Acquisition Proposal and (B) enter into, participate and maintain discussions or negotiations with, such Third Party making such Acquisition Proposal; provided, that Armada (x) will not, and will not allow Armada Representatives to, disclose any non-public information to such Third Party without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Mesa any non-public information concerning Armada or its Subsidiaries provided to such Third Party which was not previously provided to Mesa. Armada shall notify Mesa promptly (but in any event within twenty-four (24) hours) of any Acquisition Proposals received by, or any such discussions or negotiations sought to be initiated or continued with, Armada or any Armada Representatives, indicating the identity of such Third Party and providing to Mesa a summary of the material terms of such Acquisition Proposal. Armada shall keep Mesa informed, on a reasonably prompt basis, of the material terms of any Acquisition Proposals and of any material developments in respect of any such discussions, negotiations or Acquisition Proposals and shall deliver to Mesa a summary of any material changes to any such Acquisition Proposals.

(f) Notwithstanding anything in this Agreement to the contrary, if prior to the attainment of the Mesa Stockholder Consent (and in no event after the attainment of the Mesa Stockholder Consent), Armada’s Board of Directors receives a Superior Proposal without breaching its obligations under this Section 6.5 and Armada’s Board of Directors reasonably determines in good faith after consultation with its outside counsel that the failure to take such action would constitute a breach of its fiduciary duties under Applicable Law, Armada’s Board of Directors may terminate this Agreement pursuant to Section 8.1(l) to enter into a definitive agreement with respect to such Superior Proposal; provided, that Armada’s Board of Directors may not terminate this Agreement pursuant to Section 8.1(l) unless (A) it gives Mesa three (3) Business Days’ prior written notice (the “Armada Notice Period”) of its intention to do so (unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to Mesa obtaining the Mesa Stockholder Consent, in which case Armada shall provide as much notice as is reasonably practicable) attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the Person making such Superior Proposal), (B) during the Armada Notice Period, Armada, if requested by Mesa, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate in good faith) so that such Alternative Transaction ceases to constitute a Superior Proposal and (C) Mesa does not make, within three (3) Business Days of its receipt of such written notification, an offer that Armada’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable to the stockholders as such Superior Proposal. In the event of any material revisions to the applicable Superior Proposal, Armada shall be required to deliver a new written notice to Mesa and to comply with the requirements of this Section 6.5(f) with respect to such new written notice (to the extent so required).

(g) Nothing contained herein shall prevent Armada’s Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, that any disclosure made pursuant to this Section 6.5(g) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Change in the Armada Recommendation unless Armada’s Board of Directors expressly states in such disclosure that the Armada Recommendation has not changed.

(h) As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Mesa than those contained in the Confidentiality Agreement.

(i) During the Post-Signing Period, Mesa shall not take any actions to make any state takeover statute or similar statute inapplicable to any Alternative Transaction.

(j) The Parties agree that any violation of the restrictions on Mesa set forth in this Section 6.5 by any Subsidiary of Mesa or any Mesa Representative shall be a breach of this Section 6.5 by Mesa.

SECTION 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Closing Date Armada shall (i) indemnify and hold harmless, and provide advancement of expenses to, the present and former directors and officers of Mesa and its Subsidiaries (the “Indemnified Persons”), in each case to the same extent the Indemnified Persons are indemnified or have the right to advancement of expenses as of the date hereof by Mesa pursuant to Mesa’s certificate of incorporation, bylaws and any indemnification agreements in existence on the date hereof with any such Indemnified Persons (but in any event to the fullest extent permitted by Applicable Law) for acts or omissions occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) purchase as of the Closing Date a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Mesa which tail policy shall be effective for a period from the Closing Date through and including the date two (2) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing Date, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(b) Any Indemnified Person wishing to claim indemnification under Section 6.6(a), upon learning of any such Action, shall promptly notify Armada and the Mesa Sub thereof, but the failure to so notify shall not relieve Mesa Sub of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such Action (whether arising before or after the Closing Date), (i) Armada or Mesa Sub shall have the right to assume the defense thereof and neither Armada nor Mesa Sub shall be liable to such Indemnified Person for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if Armada or Mesa Sub elects not to assume such defense or counsel for the Indemnified Person advise that there are issues which raise conflicts of interest between Armada or Mesa Sub and such Indemnified Person, such Indemnified Person may retain counsel satisfactory to such Indemnified Person, and Armada shall, and shall cause Mesa Sub to, pay all reasonable fees and expenses of such counsel for such Indemnified Person promptly as statements therefor are received; provided, that Mesa Sub shall be obligated pursuant to this Section 6.6(b) to pay for only one (1) firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one (1) counsel for all such Indemnified Persons would, in the opinion of such counsel, present such counsel with a conflict of interest; provided, further, that the fewest number of counsel necessary to avoid such conflicts of interest shall be used, (ii) such Indemnified Person will cooperate with Armada in the defense of any such Action and (iii) neither Armada nor Mesa Sub shall be liable for any settlement effected without Armada’s prior written consent; and provided, further, that neither Armada nor Mesa Sub shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by Applicable Law.

(c) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Persons, the provisions of this Section 6.6 shall continue in effect until the final disposition of such Action.

(d) The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, Contract or otherwise.

(e) If Armada, Mesa Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Armada or Mesa Sub, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

SECTION 6.7 Public Announcements. Unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Mesa and Armada shall consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any press conference, conference call with investors or analysts, or communication that would require a filing under Rule 14a-12 of the Exchange Act), with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement in accordance with the provisions of Section 6.1, prior to the Closing Date no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party.

SECTION 6.8 Takeover Statutes. If any takeover statute or similar statute or regulation of any state is or becomes applicable to this Agreement, the Acquisition, the Voting Agreements or any other transactions contemplated by this Agreement or the Voting Agreements, Mesa and Mesa’s Board of Directors shall grant such approvals and take such actions as are necessary to ensure that the Acquisition and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Voting Agreements, the Acquisition and the other transactions contemplated by this Agreement and the Voting Agreements.

SECTION 6.9 Stockholder Litigation. Mesa or Armada, as the case may be, shall promptly advise the other Party orally and in writing of any stockholder litigation against Mesa or Armada, as the case may be, and/or its directors relating to this Agreement, the Acquisition and/or the transactions contemplated by this Agreement and shall keep the other Party fully informed regarding any such stockholder litigation. Mesa or Armada, as the case may be, shall give the other Party the opportunity to consult with Mesa or Armada, as the case may be, regarding the defense or settlement of any such stockholder litigation, shall give due consideration the other Party’s advice with respect to such stockholder litigation and shall not settle any such litigation without the other Party’s consent (not be unreasonably withheld, delayed or conditioned).

SECTION 6.10 Tax-Free Reorganization. Each of Armada and Mesa (i) shall cause the Reorganization to qualify as a “Tax-Free Reorganization” and (ii) hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Neither Armada nor Mesa has taken or will take, either before or after consummation of the Reorganization, any action which, to the knowledge of such party, would cause, nor will either party fail to perform, or otherwise breach, this Agreement in any way which would cause the Reorganization to fail, or result in the Reorganization failing, to constitute a Tax-Free Reorganization. Each of Armada and Mesa shall (i) report the Reorganization on all Tax Returns and filings as a Tax-Free Reorganization, and (ii) not take any position or action that is inconsistent with the characteristics of the Reorganization as a Tax-Free Reorganization in any audit, administrative proceeding, litigation or otherwise.

SECTION 6.11 Section 16 Matters. Prior to the Closing Date, each of Armada and Mesa shall take all such steps as may be required to cause any dispositions of Mesa Common Stock (including derivative securities with respect to Mesa Common Stock) or acquisitions of Armada Common Stock (including derivative securities with respect to Armada Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Act with respect to Mesa, or will become subject to such reporting requirements with respect to Armada, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.12 Board of Directors. Immediately after the Closing Date, the Board of Directors of Armada shall consist of seven (7) members, including Randy M. Griffin (Chairman), James Cerna, David Moss, Ray Unruh, Kenneth Hern and two directors selected by the foregoing directors who qualify as “independent” under applicable SEC standards and the listing standards of NYSE MKT.

SECTION 6.13 Management. Immediately after the Closing Date, the following persons shall hold the following offices in Armada: Randy M. Griffin, Chief Executive Officer: James Cerna, President; Ray Unruh, Chief Operating Officer; Rachel Dillard, Chief Financial Officer.

SECTION 6.14 Employment Agreements. Armada shall assume all employment agreements disclosed in Schedule 6.14 of the Mesa Disclosure Letter (each a “Mesa Employment Agreement”) until the termination of the Mesa Employment Agreement by its terms, or upon entry into a new employment agreement between Armada and the employee that is party to such Mesa Employment Agreement.

SECTION 6.15 [RESERVED].

SECTION 6.16 Employee Matters. Other than as disclosed in Schedule 6.16 of each of the Mesa Disclosure Letter and Armada Disclosure Letter, there are no payments that would be required to be made to any of Mesa’s or Armada’s employees, whether such employee(s) serve in an executive or a non-executive position, as a result of a change in control of either Mesa or Armada.

SECTION 6.17 Disposition of Specified Properties. Mesa acknowledges that during the Post-Signing Period Armada may sell the Specified Properties to Third Parties for such Specified Properties’ fair market value and otherwise on terms and conditions reasonably acceptable to Armada, including a requirement that any Third Party acquiring a Specified Property indemnify Mesa for any and all liabilities relating to the relevant Specified Property or Properties under any Environmental Laws or on account of the presence or alleged presence at, or the migration or alleged migration from, the relevant Specified Property or Properties of any Hazardous Substance. Schedule 6.17 of the Armada Disclosure Letter shall set forth all “Specified Properties” that may be sold pursuant to this paragraph.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of the Parties effect the Acquisition are subject to the waiver by both Armada and Mesa or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) No Injunctions or Restraints, Illegality. No court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (and that has not been vacated, withdrawn or overturned) that restrains, enjoins or otherwise prohibits consummation of the Acquisition or any of the other transactions contemplated in this Agreement or makes the Acquisition illegal.

(b) Mesa Stockholder Approval. This Agreement shall have been approved pursuant to the Mesa Stockholder Consent no later than February 18, 2013, or at such later date as required by the DGCL or other applicable law.

(c) Necessary Consents. The Necessary Consents shall have been made or obtained and shall be in full force and effect.

(d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC.

(e) Directors. All directors of Armada and Mesa, other than the persons specifically named in Section 6.12, shall have duly resigned as directors.

(f) Assignment and Assumption Agreement. Immediately prior to the Closing, Mesa and Mesa Sub shall have entered into the Assignment and Assumption Agreement, substantially in the form of Exhibit A attached hereto (the “Assignment and Assumption Agreement”), assigning the Assumed Liabilities and substantially all assets of Mesa not already owned by Mesa Sub to Mesa Sub.

SECTION 7.2 Additional Conditions to Obligations of Armada. The obligations of Armada and to effect the Acquisition are subject to the waiver by Armada or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Mesa contained in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.3(b)(i), Section 3.4(l), Section 3.6, Section 3.7, Section 3.8 and Section 3.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date); and (ii) all other representations and warranties of Mesa contained in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mesa. Armada shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Mesa to such effect.

(b) Performance of Obligations of Mesa and Mesa Sub. Mesa and Mesa Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by it pursuant to this Agreement prior to the Closing Date. Armada shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Mesa to such effect.

(c) No Proceedings. No Action shall have been threatened, commenced or instituted (and which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Acquisition or any other transaction contemplated by this Agreement or make the Acquisition illegal.

(d) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Mesa.

(e) Dissolution. The Dissolution shall have been approved by the stockholders of Mesa pursuant to the Mesa Stockholder Consent and Mesa hereby undertakes to file the Mesa Certificate of Dissolution with the Secretary of State of Delaware within two (2) Business Days after the Closing Date.

(f) Secretary’s Certificate. Armada shall have received a certificate of the Secretary or an Assistant Secretary of Mesa certifying true, complete and correct copies of Mesa’s certificate of incorporation or by-laws or equivalent charter documents, all resolutions of Mesa’s Board of Directors and stockholders relating to the transactions contemplated by this Agreement, the incumbency of all officers of the of Mesa executing this Agreement and all other agreement and documents contemplated hereby and such other customary matters as Armada may reasonably request.

(g) Legal Opinion. Armada shall have received from Gottbetter & Partners, LLP, counsel to Mesa, addressed to Armada and dated as of the Closing Date, an opinion on the matters reasonably requested by Armada.

SECTION 7.3 Additional Conditions to Obligations of Mesa and Mesa Sub. The obligations of Mesa and Mesa Sub to effect the Acquisition are subject to the waiver by Mesa or the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Armada contained in Section 4.2(a), Section 4.2(b), Section 4.3(a), Section 4.3(b)(i), Section 4.4(l), Section 4.6, Section 4.7, Section, Section 4.8 and Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct in all respects as of such specified date) and (ii) all other representations and warranties of Armada contained in this Agreement shall be true and correct (without giving effect to any “material,” “materially,” “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing Date as if made on and as of such dates (except to the extent any such representation or warranty is made as of a specified date, which such representation or warranty shall be true and correct as of such specified date), except where the failures of such other representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Armada. Mesa shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Armada to such effect.

(b) Performance of Obligations of Armada. Armada shall have performed or complied with, in all material respects, all agreements and covenants required to be performed by them pursuant to this Agreement prior to the Closing Date. Mesa shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Armada to such effect.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Armada.

(d) Assumption of Liabilities. Armada shall have assumed and agreed to pay, defend, discharge and perform as and when due and performable all of the Assumed Liabilities.

(e) Secretary’s Certificate. Mesa shall have received a certificate of the Secretary or an Assistant Secretary of Armada certifying true, complete and correct copies of Armada’s certificate of incorporation or by-laws or equivalent charter documents, all resolutions of Armada’s Board of Directors and stockholders relating to the transactions contemplated by this Agreement, the incumbency of all officers of the of Armada executing this Agreement and all other agreement and documents contemplated hereby and such other customary matters as Armada may reasonably request.

(f) Legal Opinion. Mesa shall have received from Sierchio & Company, LLP, counsel to Armada, addressed to Mesa and dated as of the Closing Date, an opinion on the matters reasonably requested by Mesa.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after the approval by the stockholders of Mesa referred to in Section 7.1(b):

(a) by mutual written consent of Armada and Mesa;

(b) by either Armada or Mesa if the Closing Date shall not have occurred on or before February 28, 2013, unless extended by the mutual written consent of the Parties; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Acquisition to be consummated on or before such date;

(c) by Armada, if Mesa takes any action described in Section 6.5(a)(iv), or if Mesa’s Board of Directors authorizes, endorses, approves or recommends to Mesa’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

(d) by either Armada or Mesa, if the Mesa Stockholder Consent shall not have been obtained before February 18, 2013;

(e) by either Armada or Mesa, if any court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Applicable Law (that is final and non-appealable and that has not been vacated, withdrawn or overturned) or taken any other action restraining, enjoining or otherwise prohibiting the Reorganization or making it illegal; provided, that the Party seeking to terminate pursuant to this Section 8.1(e) shall have complied with its obligations, if any, under Section 6.4;

(f) by Mesa, if any representation or warranty of Armada contained in this Agreement shall fail to be true and correct or there shall have been a breach by Armada of any covenant or agreement of Armada contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Closing Date by Armada or, if curable, is not cured within thirty (30) days after written notice thereof is given to Armada by Mesa; provided, that Mesa may not terminate this Agreement pursuant to this Section 8.1(f) if Mesa is in material breach of this Agreement;

(g) by Armada, if any representation or warranty of Mesa contained in this Agreement shall fail to be true and correct or there shall have been a breach by Mesa of any covenant or agreement of Mesa contained in this Agreement, which failure to be true and correct or breach (i) would, individually or in the aggregate with all other such failures and breaches, result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (irrespective of whether the Closing has occurred) and (ii) is incapable of being cured prior to the Closing Date by Mesa or, if curable, is not cured within thirty (30) days after written notice thereof is given to Mesa by Armada; provided, that Armada may not terminate this Agreement pursuant to this Section 8.1(g) if Armada is in material breach of this Agreement;

(h) By Armada, if Mesa shall have breached Section 6.5; or

(i) By Mesa if, prior to obtaining the Mesa Stockholder Consent, Mesa’s Board of Directors authorizes Mesa, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that concurrently with such termination, Mesa pays the Mesa Termination Fee, as defined below, payable pursuant to Section 8.3(a); and provided, further, that Mesa complies with Section 6.5;

(j) by Mesa, if Armada takes any action described in Section 6.5(a)(iv), or if Armada’s Board of Directors authorizes, endorses, approves or recommends to Armada’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

(k) By Mesa, if Armada shall have breached Section 6.5; or

(l) By Armada if, prior to Mesa obtaining the Mesa Stockholder Consent, Armada’s Board of Directors authorizes Armada, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that concurrently with such termination, Armada pays the Armada Termination Fee, as defined below, payable pursuant to Section 8.3(e); and provided, further, that Mesa complies with Section 6.5.

SECTION 8.2 Effect of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall provide written notice to the other Parties specifying in reasonable detail the provision pursuant to which such termination is made and the basis for such termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, and the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party; provided, that the confidentiality obligations of Section 6.2, and all of the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve or release any Party of any liability for any willful breach of this Agreement.

SECTION 8.3 Termination Fees.

(a) If this Agreement is terminated pursuant to Section 8.1(i), then Mesa shall pay to Armada, concurrently with and as a condition to such termination, by wire transfer of immediately available funds to an account designated in writing by Armada, a fee in the amount of $250,000 (the “Mesa Termination Fee”).

(b) If this Agreement is terminated pursuant to Section 8.1(c), then Mesa shall pay to Armada, within two (2) Business Days following such termination, by wire transfer of immediately available funds the Mesa Termination Fee to an account designated in writing by Armada; provided, that if either Armada or Mesa terminates this Agreement pursuant to Section 8.1(d) and circumstances would have permitted Armada to terminate this Agreement pursuant to Section 8.1(c), this Agreement will be deemed terminated pursuant to Section 8.1(c) for purposes of this Section 8.3(b).

(c) If this Agreement is terminated pursuant to:

(i) Section 8.1(b) and (A) the Mesa Stockholder Consent has not been obtained and (B) a proposal with respect to an Alternative Transaction for Mesa shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement;

(ii) Section 8.1(d), if a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of the Mesa Stockholder Consent; or

(iii) Section 8.1(h);

then, if within twelve (12) months after such termination Mesa either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Mesa shall pay to Armada the Mesa Termination Fee within two (2) Business Days of the earlier of entering into such definitive agreement or the consummation of such Alternative Transaction; provided, that for purposes of this Section 8.3(c), each reference to ten percent (10%) in the definition of “Alternative Transaction” shall be deemed to be fifty percent (50%).

(d) Notwithstanding anything in Section 8.3(a) through (c) to the contrary, if this Agreement is terminated pursuant to Section 8.1(g), Mesa shall pay to Armada, within two (2) Business Days following such termination, the Mesa Termination Fee payable pursuant to this Section 8.3, by wire transfer of immediately available funds to an account designated in writing by Armada.

(e) If this Agreement is terminated pursuant to Section 8.1(l), then Armada shall pay to Mesa, concurrently with and as a condition to such termination, by wire transfer of immediately available funds to an account designated in writing by Mesa, a fee in the amount of $250,000 (the “Armada Termination Fee”).

(f) If this Agreement is terminated pursuant to Section 8.1(j), then Armada shall pay to Mesa, within two (2) Business Days following such termination, by wire transfer of immediately available funds the Armada Termination Fee to an account designated in writing by Mesa; provided, that if either Mesa or Armada terminates this Agreement pursuant to Section 8.1(d) and circumstances would have permitted Mesa to terminate this Agreement pursuant to Section 8.1(j), this Agreement will be deemed terminated pursuant to Section 8.1(j) for purposes of this Section 8.3(f).

(g) If this Agreement is terminated pursuant to:

(i) Section 8.1(b) and (A) the Mesa Stockholder Consent has not been obtained and (B) a proposal with respect to an Alternative Transaction shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of termination of this Agreement;

(ii) Section 8.1(d), if a proposal with respect to an Alternative Transaction for Armada shall have been publicly announced (or any Third Party shall have publicly announced, communicated or made known a bona fide intention to propose an Alternative Transaction) at any time after the date of this Agreement and prior to the date of the Mesa Stockholder Consent; or

(iii) Section 8.1(k);

then, if within twelve (12) months after such termination Armada either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Armada shall pay to Mesa the Armada Termination Fee within two (2) Business Days of the earlier of entering into such definitive agreement or the consummation of such Alternative Transaction; provided, that for purposes of this Section 8.3(g), each reference to ten percent (10%) in the definition of “Alternative Transaction” shall be deemed to be fifty percent (50%).

(h) Notwithstanding anything in Section 8.3(e) through (g) to the contrary, if this Agreement is terminated pursuant to Section 8.1(f), Mesa shall pay to Armada, within two (2) Business Days following such termination, the Mesa Termination Fee payable pursuant to this Section 8.3, by wire transfer of immediately available funds to an account designated in writing by Armada.

(i) Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(j) Each Party agrees that the provisions contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not have entered into this Agreement. If Mesa fails to pay Armada the Mesa Termination Fee under Section 8.3(a), Section 8.3(b), or Section 8.3(c) or the termination fee pursuant to Section 8.3(d) in accordance with the terms hereof, Mesa shall pay the costs and expenses (including reasonable legal fees and expenses) of Armada in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment. If Armada fails to pay Mesa the Armada Termination Fee under Section 8.3(e), Section 8.3(f), or Section 8.3(g) or the termination fee pursuant to Section 8.3(h) in accordance with the terms hereof, Armada shall pay the costs and expenses (including reasonable legal fees and expenses) of Mesa in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(h) Any amounts not paid when due pursuant to this Section 8.3 shall bear interest from the date such payment is due until the date paid at a rate equal to five percent (5%) per annum.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date or the termination of this Agreement, as the case may be, except (a) in the event the Closing Date occurs, for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing Date (including the terms of this Article IX) and (b) as otherwise provided in Section 8.2.

SECTION 9.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed effective and duly given (a) immediately when sent by facsimile or by email in .pdf format or (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other written instructions as may be designated in writing by the Party to receive such notice:

(a) if to Armada, to:

Armada Oil, Inc.

10777 Westheimer Road

Suite 1100

Houston, Texas 77042

Attention: James J. Cerna, Jr.

with a copy (which shall not constitute notice) to:

Sierchio & Company, LLP

430 Park Avenue

Suite 702

New York, New York 10022

Attention: Joseph Sierchio, Esq.

(b) if to Mesa or Mesa Sub, to

Mesa Energy Holdings, Inc.

5220 Spring Valley Road

Suite 615

Dallas, Texas 75254

Attention: Randy M. Griffin

with a copy (which shall not constitute notice) to:

Gottbetter & Partners, LLP

488 Madison Avenue

12th Floor

New York, New York 10022

Attention: Adam Gottbetter, Esq.

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

SECTION 9.3 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement, and therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the schedules hereto, the Confidentiality Agreement, Mesa Disclosure Letter and the Armada Disclosure Letter constitute the entire understanding of the Parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) Except for (i) the rights of holders of Mesa Common Stock, Mesa Stock Options, and Mesa Restricted Stock Grants to receive the Derivative Consideration or Armada Common Stock pursuant to Section 2.2 and (ii) Section 6.6, this Agreement shall bind and inure solely to the benefit of each Party and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer on any other Person any right, benefit, obligation, liability or remedy of any nature whatsoever under or by reason of this Agreement other than the Parties and their respective successors and permitted assigns.

SECTION 9.6 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof, applicable to contracts executed in and to be performed entirely within the State of New York, except that, to the extent applicable, the provisions of the DGCL shall govern the Dissolution.

(b) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any term, covenant, restriction or provision contained in Agreement, is held by a Governmental Entity to be invalid, void, against its regulatory policy or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible so that the transactions contemplated hereby can be consummated as originally contemplated to the fullest extent possible.

SECTION 9.8 Amendment. This Agreement may be amended by the Parties at any time before or after approval of this Agreement by the stockholders of Mesa; provided, that after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 9.9 Extension; Waiver. At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or covenants of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

SECTION 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part, without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that that Armada may transfer or assign its rights, interests and obligations under this Agreement, in whole or in part, to any Person after the Closing Date; provided, that any such transfer or assignment shall not relieve Armada of its obligations hereunder. This Agreement will bind, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 9.11 Submission to Jurisdiction; Waivers. Each Party hereby irrevocably (a) agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or permitted assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York and (b) consents to the jurisdiction of and venue in such courts and in the courts hearing appeals therefrom. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that such Party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by Applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party hereby (x) agrees that process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court and (y) mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

SECTION 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party should breach any of its covenants or agreements hereunder and that it would be extremely impracticable to measure the resulting damages and that an award of money damages would be inadequate in such event; accordingly, each Party, in addition to any other available rights or remedies such Party may have under the terms of this Agreement, shall be entitled to specific performance and/or to obtain an injunction or injunctions, without proof of actual damages, to prevent breaches of another Party’s covenants or agreements hereunder, and each Party expressly waives the defense that a remedy in damages will be adequate. Each Party further agrees that no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of a covenants or agreements hereunder.

SECTION 9.13 Effect of Investigation. Notwithstanding anything in this Agreement to the contrary, no investigation (nor any information or knowledge obtained therefrom) by Armada, nor any notice or information provided to Armada from Mesa or any other Person, shall affect or modify the representations, warranties, covenants and agreements made by Mesa pursuant to this Agreement or the remedies of Armada for breaches of those representations, warranties, covenants and agreements.

SECTION 9.14 Definitions.

(a) Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms shall have the respective meanings specified therefor below.

(i) “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, appeal, demand, assessment, litigation, hearing, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity, at law or in equity.

(ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person and (ii) any officer or director of such Person; provided, further, that, (i) Mesa and its Subsidiaries shall not be considered an Affiliate of Armada and (ii) Armada and its Subsidiaries shall not be considered an Affiliate of Mesa. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(iii) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer (including a self-tender offer or exchange offer) that, if consummated, would result in a Third Party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa or any of their respective Subsidiaries whose assets, individually or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, (ii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, sale of substantially all the assets or other similar transaction involving Armada or Mesa or any of their respective Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, or (iii) the acquisition by a Third Party of ten percent (10%) or more of any class of equity or voting securities of Armada or Mesa or any of their respective Subsidiaries whose assets individuality or in the aggregate, constitute ten percent (10%) or more of the consolidated assets of Armada or Mesa, or of ten percent (10%) or more of the assets or operations of Armada or Mesa and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

(iv) “Applicable Law” means, with respect to any Person, any foreign, federal, state, municipal, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, writ, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity, and any judicial interpretation thereof, that is binding upon or applicable to such Person or such Person’s properties or assets, as the same may be amended from time to time unless expressly specified otherwise herein.

(v) “Armada Common Stock” means the common stock, par value $0.001 per share, of Armada.

(vi) “Armada Recommendation” means the recommendation by Armada’s Board of Directors to approve this Agreement and the transactions contemplated hereby.

(vii) “Armada Stock Options” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of Armada or any Subsidiary thereof or any predecessor thereof to purchase shares of Armada Common Stock pursuant to Armada Stock Plans or any other Contract entered into by Armada and any Subsidiary of Armada.

(viii) “Armada Stock Plans” means Armada’s 2012 Long-Term Incentive Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of Armada or any Subsidiary of Armada or any predecessor thereof.

(ix) “Business Day” means any day other than Saturday or Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(x) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury regulations promulgated thereunder.

(xi) “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement made as of September 25, 2012, by and between Mesa and Armada.

(xii) “Contract” means any note, bond, mortgage, indenture, guarantee, franchise, contract, agreement, obligation, commitment, arrangement, understanding, letter of intent, instrument, permit, lease or license, whether oral or written, and any amendments thereto.

(xiii) “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

(xiv) “Environmental Laws” means any Applicable Law, or any written agreement with any Governmental Entity, relating to (i) the control of any pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, or (iv) the environment.

(xv) “Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and affecting, or relating to, the business of Mesa or any of its Subsidiaries as conducted as of the date of this Agreement.

(xvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and including all rules and regulations promulgated thereunder.

(xvii) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report, if any, and (i) if a domestic entity, has not filed articles of dissolution and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(xviii) “Governmental Entity” means any United States or non-United States federal, state, municipal, provincial or local government, court, arbitrator, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

(xix) “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material (including any gasoline or petroleum or any crude oil or fraction thereof), or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

(xx) “Hydrocarbons” means, collectively, crude oil, natural gas and natural gas liquids (including coalbed gas) and other liquid and gaseous hydrocarbons produced in association therewith.

(xxi) “Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indicia of origin, the goodwill associated with the foregoing and registrations in any jurisdiction for, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, formulae, processes, designs and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, continuations, continuations-in-part, divisions, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) Trade Secrets; (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any other similar intellectual property or proprietary rights and any all derivatives and improvements of any of the foregoing.

(xxii) “Knowledge” means, (i) with respect to Armada, the actual knowledge of the Chief Executive Officer and Chief Financial Officer and (ii) with respect to Mesa, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer and the President; in each case, after reasonable due inquiry by such individuals; provided, that for the purposes of this definition, each such individual shall be deemed to have made reasonable due inquiry of any fact, circumstance or condition under this Agreement if such individual has (A) reviewed this Agreement and the Armada Disclosure Letter or Mesa Disclosure Letter, as applicable, and (B) reviewed such records and consulted with such subordinate Persons as such individual deems reasonably likely to contain or have information relating to such fact, circumstance or condition.

(xxiii) “Liens” means any mortgage, pledge, option, right of first refusal, claim, easement, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, license to third parties, lease to third parties, security agreement, hypothecation, assignment, deposit arrangement, lien (statutory or other), other charge or security interest or any other encumbrance and other restriction or limitation on ownership or use of real or personal property or irregularities in title thereto; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

(xxiv) “Material Adverse Effect” means, with respect to any Party any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting solely from any of the following shall constitute, a Material Adverse Effect with respect to such Party: (A) United States or global economic or political conditions (including any terrorist activities, war or other armed hostilities) or securities or capital markets in general; (B) the announcement of this Agreement and of the transactions contemplated hereby; (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), changes after the date hereof in Applicable Law or in GAAP or regulatory accounting principles; (D) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of delaying, making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Material Adverse Effect), conditions in or affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (E) any failure, in and of itself, of such Party to meet internal or published revenue or earnings projections (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such failure may constitute or contribute to a Material Adverse Effect); or (F) any change in the price of Armada Common Stock or Mesa Common Stock on the OTCQB (it being understood and agreed that the underlying event, circumstance, development, state of facts, occurrence, change or effect giving rise to such change may constitute or contribute to a Material Adverse Effect); provided, that with respect to clauses (A), (C) and (D), such events, circumstances, developments, states of facts, occurrences, changes or effects do not disproportionately impact such Party and its Subsidiaries relative to other companies in the industries in which such Party and its Subsidiaries operate.

(xxv) “Mesa Restricted Stock Grant” means each share of Mesa Common Stock underlying an unvested restricted stock award granted pursuant to the Mesa Stock Plan outstanding as of the date hereof and disclosed in Schedule 3.2(a) of the Mesa Disclosure Letter.

(xxvi) “Mesa Stock Options” means as of the date hereof any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of Mesa or any Subsidiary thereof or any predecessor thereof to purchase shares of Mesa Common Stock pursuant to the Mesa Stock Plans or any other Contract entered into by Mesa and any Subsidiary of Mesa and disclosed in Schedule 3.2(a) of the Mesa Disclosure Letter.

(xxvii) “Mesa Stock Plans” means Mesa’s 2009 Equity Incentive Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of Mesa or any Subsidiary of Mesa or any predecessor thereof.

(xxviii) “Mesa Sub Common Stock” means the common stock, par value $0.001 per share, of the Mesa Sub.

(xxix) “O&G Lease” means any oil and/or gas lease, sublease, right of way, easement or license under which Mesa or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains legal and beneficial ownership of and rights in any Oil and Gas Interests, including, without limitation, any Contract relating to any Oil and Gas Interest, as the context so requires, of Mesa, Armada or any of their respective Subsidiaries.

(xxx) “Oil and Gas Interests” means direct and indirect interests in and rights with respect to all Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests in the lands covered thereby and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all Hydrocarbons or revenues therefrom, all Contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; payout balances, production payments and other interests relating to oil, gas or other minerals attributable or allocable to the Wells; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including all Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxxi) “Permitted Liens” means: (i) any Liens for Taxes not yet due and payable or which may thereafter be paid without penalty; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of Mesa’s business securing amounts that are not past due; (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of Mesa’s business which, individually or in the aggregate, are not substantial in amount and which do not in any case materially detract from the value or impair the use or operation of the property subject thereto; and (iv) Liens set forth on Section 9.14(a)(xxxi) of the Mesa Disclosure Letter or Armada Disclosure Letter, as applicable. Permitted Liens shall not include any Production Burden.

(xxxii) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

(xxxiii) “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(xxxiv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(xxxv) “SEC” means the United States Securities and Exchange Commission.

(xxxiii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xxxvi) “Subsidiary” when used with respect to any Party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships in which the general partnership interests held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries.

(xxxvii) “Superior Proposal” means a bona fide written proposal made by a Third Party (i) which is for a tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Armada, t Mesa or any of their respective Subsidiaries, or any purchase or acquisition of, (A) more than fifty percent (50%) of the voting power of Armada’s or Mesa’s capital stock or (B) all or substantially all of the consolidated assets or operations of Armada or Mesa and their respective Subsidiaries and (ii) which is otherwise on terms which Armada’s Board of Directors or Mesa’s Board of Directors reasonably determines in good faith by majority vote after consultation with its outside legal counsel and financial advisors (which financial advisors shall be nationally recognized reputation) and taking into account all the terms and conditions of the proposal, including expected timing and likelihood of consummation, break-up fees, expense reimbursement provisions and conditions, (A) would result in a transaction that, if consummated, is more favorable and would provide greater financial value to Armada’s or Mesa’s stockholders from a financial point of view than the Acquisition or, if applicable, any proposal by Armada or Mesa to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement and (B) is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and for which financing (if a cash transaction, whether in whole or in part) is then fully committed.

(xxxviii) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person.

(xxxix) “Taxing Authority” means any domestic or foreign Governmental Entity responsible for the imposition of any Tax.

(xl) “Tax Return” means all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund and amended returns) relating to Taxes.

(xli) “Third Party” means any Person other than Armada, Mesa, Mesa Sub or any Affiliate thereof.

(xlii) “Trade Secret” means the whole or any portion or phase of any scientific or technical information, invention, analysis, design, process, method, procedure, formula, database, algorithm, business or marketing plan, personal information, financial information, supplier information, specification, or improvement which is confidential and proprietary.

(xliii) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil & Gas Interest Mesa or any of its Subsidiaries or pooled therewith, together with all oil, gas and mineral production from such wells.

(b) Additional Defined Terms. In addition to the terms defined in this Section 9.14(a), additional defined terms used in this Agreement shall have the respective meanings assigned thereto throughout this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Armada, Mesa and Mesa Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ARMADA

Armada Oil, Inc.

By:	/s/ James J. Cerna, Jr.
Name:	James J. Cerna, Jr.
Title:	President and Chief Executive Officer

MESA

Mesa Energy Holdings, Inc.

By:	/s/ Randy M. Griffin
Name:	Randy M. Griffin
Title:	Chief Executive Officer

MESA SUB

Mesa Energy, Inc.

By:	/s/ Randy M. Griffin
Name:	Randy M. Griffin
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement and Plan of Reorganization]

APPENDIX B

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [__________], 201[__] (this “Agreement”), is entered into by and between Mesa Energy Holdings, Inc., a Delaware corporation (“Assignor”), and Mesa Energy, Inc., a Nevada corporation (“Assignee”).

RECITALS:

WHEREAS, Assignor is the owner of all of the issued and outstanding capital stock of Assignee; and

WHEREAS, Assignor, Assignee and Armada Oil, Inc., a Nevada corporation (“Armada”), have entered into the Asset Purchase Agreement and Plan of Reorganization dated as of November [__], 2012 (the “Asset Purchase Agreement”); and

WHEREAS, the execution, delivery and performance of this Agreement by Assignor and Assignee is required by the terms of, and is a condition precedent to the Closing under, the Asset Purchase Agreement; and

WHEREAS, the other conditions precedent to the Closing have been satisfied;

NOW, THEREFORE, in consideration of the premises, and of the covenants, promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I.           ASSIGNMENT AND ASSUMPTION OF ASSIGNOR’S ASSETS AND LIABILITIES.

1.1          Assignment of Assets. Assignor hereby contributes, assigns, conveys and transfers to Assignee, and Assignee hereby receives, acquires and accepts, all assets and properties of Assignor as of the date hereof immediately prior to the Closing, including but not limited to the following:

(a)	all cash and cash equivalents;

(b)	all accounts receivable;

(c)	all inventories of raw materials, work in process, parts, supplies and finished products;

(d)	all right, title and interest, of record, beneficial or otherwise, in and to and stock, membership interests, partnership interests or other equity or ownership interests in any corporation, limited liability company, partnership or other entity, and all bonds, debentures, notes or other securities;

(e)	all rights, title and interests in, to and under all contracts, agreements, leases, licenses (including software licenses), supply agreements, consulting agreements, commitments, purchase orders, customer orders and work orders, and including all of Assignor’s rights thereunder to use and possess equipment provided by third parties, and all representations, warranties, covenants and guarantees related to the foregoing (provided that, to the extent any of the foregoing or any claim or right or benefit arising thereunder or resulting therefrom is not assignable by its terms or the assignment thereof shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would be in violation of the terms thereof or if such consent is not obtained prior to the Effective Time, and in lieu thereof Assignor shall reasonably cooperate with Assignee in any reasonable arrangement designed to provide Assignee the benefits thereunder or any claim or right arising thereunder);

(f)	all intellectual property, including but not limited to issued patents, patent applications (whether or not patents are issued thereon and whether modified, withdrawn or resubmitted), unpatented inventions, product designs, copyrights (whether registered or unregistered), know-how, technology, trade secrets, technical information, notebooks, drawings, software, computer coding (both object and source) and all documentation, manuals and drawings related thereto, trademarks or service marks and applications therefor, unregistered trademarks or service marks, trade names, logos and icons and all rights to sue or recover for the infringement or misappropriation thereof;

(g)	all fixed assets, including but not limited to the machinery, equipment, furniture, vehicles, office equipment and other tangible personal property owned or leased by Assignor;

(h)	all customer lists, business records, customer records and files, customer financial records, and all other files and information related to customers, all customer proposals, all open service agreements with customers and all uncompleted customer contracts and agreements; and

(i)	to the extent legally assignable, all licenses, permits, certificates, approvals and authorizations issued by Governmental Entities and necessary to own, lease or operate the assets and properties of Assignor and to conduct Assignor’s business as it is presently conducted;

all of the foregoing being referred to herein as the “Assigned Assets.” Notwithstanding the foregoing, the Assigned Assets shall not include any shares of capital stock of Assignee held by Assignor.

1.2          Assignment and Assumption of Liabilities. Assignor hereby assigns to Assignee, and Assignee hereby assumes and agrees to pay, honor and discharge, all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of Assignor as of the date hereof immediately prior to the Closing, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including common law) or any rule or regulation of any Governmental Entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of Assignor, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, but excluding the obligations of Assignor under the Unlimited Guaranty dated July 22, 2011 by Assignor for the benefit of F&M Bank & Trust Company, which will be assumed by Armada (all of the foregoing being referred to herein as the “Assigned Liabilities”).

The assignment and assumption of Assignor’s assets and liabilities provided for in this Article I is referred to as the “Assignment.”

1.3          Transfer of Records. On or before the Closing, Assignor shall transfer to Assignee all existing corporate books and records in Assignor’s possession relating to the Assigned Assets and the Assigned Liabilities, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with Governmental Entities; provided, however, that when any such documents relate both to Assignor and to the Assigned Assets and the Assigned Liabilities, only copies of such documents need be furnished.

1.4          Instruments of Assignment. Assignor and Assignee shall each deliver to the other such instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”).

II.          ASSIGNOR’S REPRESENTATIONS AND WARRANTIES. Assignor represents and warrants to Assignee that:

2.1          Organization and Good Standing. Assignor is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

2.2          Authority and Enforceability. The Assignor has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the documents to be executed and delivered pursuant hereto and the transactions contemplated hereby, and the performance by Assignor in accordance with the terms hereof and thereof, have been duly authorized by all necessary corporate action on the part of Assignor, and each such document constitutes a valid and binding obligation of Assignor enforceable in accordance with its terms.

2.3          Title to Assigned Assets. Assignor has good and valid title to the Assigned Assets, free and clear of all Liens other than Permitted Liens.

Except as expressly set forth above, Assignor makes no representation or warranty with respect to the Assigned Assets or Assigned Liabilities, and the Assigned Assets are conveyed hereby AS IS, WHERE IS.

III.          ASSIGNEE’S REPRESENTATIONS AND WARRANTIES. Assignee represents and warrants to Assignor that:

3.1          Organization and Good Standing. Assignee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

3.2          Authority and Enforceability. Assignee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the documents to be executed and delivered pursuant hereto and the transactions contemplated hereby, and the performance by Assignee in accordance with the terms hereof and thereof, have been duly authorized by all necessary corporate action on the part of Assignee, and each such document constitutes a valid and binding obligation of Assignee enforceable in accordance with its terms.

IV.          OTHER AGREEMENTS.

4.1          Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

4.2          Brokers’ Fees. In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

4.3          Guarantees, Surety Bonds and Letter of Credit Obligations. In the event that Assignor is obligated for any debts, obligations or liabilities of Assignee by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Assignor on or prior to the Closing Date, Assignee shall use its best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Assignor from any liability thereunder following the Closing. Assignee shall be responsible for, and shall indemnify, hold harmless and defend Assignor from and against, any costs or losses incurred by Assignor arising from such bonds, letters of credit and guarantees and any liabilities arising therefrom and shall reimburse Assignor for any payments that Assignor may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

4.4          Agreements Regarding Taxes.

(a)          Tax Sharing Agreements. Any tax sharing agreement between Assignor and Assignee is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(b)          Returns for Periods through the Closing Date. Assignor will include the income and loss of Assignor on Assignor’s federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Assignor will include the income and loss of Assignee on Assignee’s federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Assignor and Assignee agree to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing based on a closing of the books of Assignor and Assignee, respectively, and both Assignor and Assignee agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Assignor and Assignee agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Assignor’s and Assignee’s tax returns, as appropriate, to the extent permitted by applicable federal tax law. Assignee agrees to indemnify Assignor for any additional tax owed by Assignor (including tax owed by Assignor due to this indemnification payment) resulting from any transaction engaged in by Assignee or Assignor (not related to the Assignment) during the Pre-Closing Period or on the Closing Date before the Closing. Assignee will furnish tax information to Assignor for inclusion in Assignor’s consolidated federal income tax return for the period which includes the Closing Date in accordance with Assignee’s past custom and practice.

(c)          Audits. Assignor will allow Assignee and its counsel to participate at Assignee’s expense in any audit of Assignor’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of Assignee. Assignor shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Assignor in connection with any such audit and the resolution thereof, without receiving the consent of Assignee or any other party acting on behalf of Assignee, provided that Assignor will not settle any such audit in a manner which would materially adversely affect Assignee after the Closing Date unless such settlement would be reasonable in the case of a person that owned Assignee both before and after the Closing Date. In the event that after Closing any tax authority informs Assignee of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Assignor, or to Assignee during the period prior to Closing, Assignee must promptly notify Assignor of the same within 15 calendar days of the date of the notice from the tax authority. In the event Assignee does not notify Assignor within such 15 day period, Assignee will indemnify Assignor for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 10.8 shall control over the provisions of Section 12.2 below.

(d)          Cooperation on Tax Matters. Assignor and Assignee shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Assignee shall (i) retain all books and records with respect to tax matters pertinent to Assignee and Assignor relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Assignor, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give Assignor reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Assignor so requests, Assignee will allow Assignor to take possession of such books and records.

V.          MISCELLANEOUS.

5.1          Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Asset Purchase Agreement.

5.2          Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.3          Time. Time is of the essence with respect to this Agreement.

5.4          Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

5.5          Further Acts and Assurances. From and after the Closing, Assignor and Assignee agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of the other party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Assignee, and to put Assignee in possession of, all Assigned Assets and Assigned Liabilities, and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Assignee receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

5.6          Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by both of the parties hereto and by Parent. No provisions of this Agreement or any rights hereunder may be waived by any party without the prior written consent of Parent.

5.7          Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other party and Parent.

5.8          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

5.9          Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

5.10         Section Headings and Gender. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

5.11         Third-Party Beneficiary. Each of Assignor and Assignee acknowledges and agrees that this Agreement is entered into for the express benefit of Parent, and that Parent is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Asset Purchase Agreement, and that Parent shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

5.12         Specific Performance; Remedies. Each of the parties to this Agreement acknowledges and agrees that, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would be incurred by the other parties to this Agreement and by PrivateCo. Accordingly, the parties to this Agreement agree that any party or Parent will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Sections 5.8 and 5.13 hereof, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

5.13       Submission to Jurisdiction; Process Agent; No Jury Trial.

(a)          Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b)          EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

5.14         Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the day and year first above written.

MESA ENERGY HOLDINGS, INC. (“Assignor”)

By:
Name:
Title:

MESA ENERGY, INC. (“Assignee”)

By:
Name:
Title:

Schedule 1.2

Assigned Liabilities

APPENDIX C

Form of

Voting Agreement

Voting Agreement (this “Agreement”), dated as of November 14, 2012, between the undersigned stockholder (“Stockholder”) of Mesa Energy Holdings, Inc., a Delaware corporation (“Mesa”), and Armada Oil, Inc., a Nevada corporation (“Armada”).

WHEREAS, subsequent to the execution of this Agreement, Mesa, Mesa Energy, Inc., a Nevada corporation and a direct wholly-owned subsidiary of Mesa (“MEI”), and Armada propose to enter into an Asset Purchase Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Asset Purchase Agreement”), providing for, among other things, the acquisition (the “Acquisition”) of the stock of MEI by Armada pursuant to the terms and conditions of the Asset Purchase Agreement;

WHEREAS, as a condition to its willingness to enter into the Asset Purchase Agreement, Armada has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Armada to enter into the Asset Purchase Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.0001 per share, of Mesa (“Mesa Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Mesa Common Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

2.           Representations of Stockholder.

Stockholder represents and warrants to Armada that:

(a)          (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all of the Original Shares free and clear of any lien, pledge, security interest, claim, charge or encumbrance, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the sale, pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)          Stockholder does not beneficially own any shares of Mesa Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Mesa Common Stock or any security exercisable for or convertible into shares of Mesa Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)          Stockholder has full corporate power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is an individual) to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)          None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or foreign, federal, state, municipal, provincial or local law (statutory, common or otherwise) applicable to Stockholder or to Stockholder’s property or assets.

(e)          No consent, approval or authorization of, or designation, declaration or filing with, any United States or non-United States federal, state, municipal, provincial or local government, court, arbitrator, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority, or any other individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. If Stockholder is an individual, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

3.           Agreement to Vote Shares; Irrevocable Proxy.

(a)          Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote, or execute a written consent or consents if stockholders of Mesa are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Mesa: (i) in favor of the Acquisition and the Asset Purchase Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of Mesa at which such matters are considered and at every adjournment or postponement thereof; (ii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Mesa under the Asset Purchase Agreement or of Stockholder under this Agreement and (B) except under the circumstances under which Mesa has the right to terminate the Asset Purchase Agreement, any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Acquisition or the fulfillment of Armada’s, Mesa’s or MEI’s conditions under the Asset Purchase Agreement or change in any manner the voting rights of any class of shares of Mesa (including any amendments to Mesa’s certificate of incorporation or by-laws).

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(b)          Stockholder hereby appoints Armada and any designee of Armada, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.           No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Armada.

5.           Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder, if Stockholder is an individual, to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder, or, if Stockholder is an entity, to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Armada, to be bound by all of the terms of this Agreement.

6.           Additional Shares.

Stockholder agrees that all shares of Mesa Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.           Waiver of Appraisal and Dissenters’ Rights.

Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Acquisition that Stockholder may have by virtue of ownership of the Shares.

8.           Termination.

This Agreement shall terminate upon the earliest to occur of (i) the time of the effectiveness of the Acquisition and (ii) the date on which the Asset Purchase Agreement is terminated in accordance with its terms.

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9.           No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Mesa or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Asset Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to Mesa or its stockholders.

10.         Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11.         Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12.         Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

If to Armada:

Armada Oil, Inc.

10777 Westheimer Road

Suite 1100

Houston, Texas 77042

Attention: James J. Cerna, Jr.

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with a copy (which shall not constitute notice) to

Sierchio & Company, LLP

430 Park Avenue

New York, New York 10022

Attention: Joseph Sierchio, Esq.

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

13.         Miscellaneous.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b)         Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court of the State of New York sitting in the City and County of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York sitting in the City and County of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13(c).

(d)         If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)          Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)         All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)         The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Asset Purchase Agreement is executed and delivered by Mesa, Armada and MEI, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)          Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Armada may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

(j)          The Armada and the Stockholder agree that Mesa shall be an express third-party beneficiary of this Agreement an shall have the right to enforce this Agreement as if a party hereto. The parties may not amend or terminate this agreement without the prior written consent of Mesa.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ARMADA OIL, INC.

By
Name:
Title:

STOCKHOLDER:

Name:

Number of Shares of Mesa Common Stock Beneficially Owned as of the Date of this Agreement: _________________

Type and number of Options Beneficially Owned as of the Date of this Agreement:

Street Address:

City/State/Zip Code:

Fax:

7

APPENDIX D

Moyes & Co.
http://www.moyesco.com

November 13, 2012

Moyes & Co.

8235 Douglas Ave Suite 1221

Dallas TX 75225

The Directors

Mesa Energy Holdings, Inc.

5220 Spring Valley Road, Suite 615

Dallas, TX 75254

RE: FAIRNESS OPINION REPORT ON INTERESTS HELD BY MESA ENERGY

The Board of Directors of Mesa Energy Holdings, Inc. (“Mesa”) and the Board of Directors of Armada Oil, Inc. (“Armada”) have entered into a non-binding Letter of Intent (“LOI”) to pursue a business combination. The business combination will be an asset purchase described in the Asset Purchase Agreement and Plan of Reorganization (Asset Purchase) dated as of November 14, 2012. The Directors of Mesa Energy have requested Moyes & Co. (“Moyes”) to prepare a fairness opinion report on the reserves, resources, and value of the producing properties and undeveloped leasehold mineral interests of Mesa and of Armada.

Armada Oil, Inc. will purchase the shares of Mesa Energy, Inc. from the shareholders of Mesa Energy Holdings, Inc. As a result of the Proposed Transaction, Mesa shareholders will own a majority of Armada’s stock. Shareholders of Mesa Energy Holdings, Inc. would receive 0.4 shares of Armada for each share they hold of Mesa. Upon closing the Proposed Transaction, Mesa Shareholders would own approximately 62.44% of Armada (on an actual basis, assuming no exercise of warrants, options, or convertible securities). The Proposed Transaction structure represents a 147% premium to Mesa’s share price relative to Armada as of the close on October 3, 2012, the day prior to the announcement of the Proposed Transaction.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed certain publicly available business and financial information that we deemed to be relevant, including as set forth in Annual Reports on Form 10-K for each of the fiscal year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, and June 30, 2012, and Current Reports on Form 8-K since June 30, 2012, in each case filed with the U.S. Securities and Exchange Commission (the “SEC”) by Mesa Energy Holdings, Inc.
(ii)	Annual Reports on Form 10-K for each of the fiscal year ended March 31, 2012, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012, and Current Reports on Form 8-K since June 30, 2012, in each case filed with the SEC by Armada Oil, Inc.
(iii)	Reviewed certain oil and gas reserve reports of Mesa for the periods ending December 31, 2011, and June 30, 2012, prepared by Collarini Associates.

Houston	Dallas	London

(iv)	Reviewed certain oil and gas reserve reports of Armada for the period ending March 31, 2012, prepared by Chapman Petroleum Engineering Ltd.
(v)	Reviewed certain non-public projected financial and operating data, together with assumptions, prepared and furnished to us by the management of Mesa.
(vi)	Reviewed certain non-public projected financial and operating data, together with Armada, prepared and furnished to us by the management of Armada.
(vii)	Reviewed the Farmout agreement between Anadarko Petroleum Corporation and Armada Oil.
(viii)	Discussed past and current operations, current financial condition and financial projections of Mesa, with management of Mesa.
(ix)	Discussed past and current operations, current financial condition and financial projections of Armada, with management of Armada.
(x)	Reviewed the amount and timing of the synergies expected to result from the Asset Purchase as well as the transaction expenses and one-time cash costs arising from the transaction as estimated by the management of Mesa.
(xi)	Reviewed the reported prices and historical trading activity of Mesa Common Stock and Armada Common Stock.
(xii)	Compared the proposed financial terms of the Asset Purchase with publically available financial terms of certain transactions that we deemed relevant.
(xiii)	Reviewed a draft of the Asset Purchase Agreement and Plan of Reorganization, dated as of November 14, 2012.
(xiv)	Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor.

With respect to the projected financial and operating data relating to Mesa and Armada we have assumed, with your consent, that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Mesa and Armada as to the future financial and operating performance of Mesa and Armada. For purposes of our analysis and opinion, at your request, we have relied on data supplied by Mesa and Armada, principally the third party reserve reports.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the executed Asset Purchase Agreement and Plan of Reorganization dated as of November 14, 2012, and reviewed by us, is true and correct, that each party will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Asset Purchase will be satisfied without material waiver or modification thereof. We have further assumed that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Mesa and Armada since the date of the most recent financial statements provided to us. Finally, we have assumed that all governmental, regulatory and other consents, approvals and releases necessary for the consummation of the Asset Purchase will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Mesa and Armada

We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of Mesa and Armada, and except for the Reserve Reports and Gonzales County Land appraisal, we have not been furnished with any such valuation or appraisal. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. You understand that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of the Asset Purchase as compared to other business or financial strategies that might be available to Mesa nor does it address the underlying business decision of Mesa to sell its assets to Armada. This letter, and our opinion, does not constitute a recommendation as to how any holder of Mesa Common Stock should act or, if applicable, vote in respect of the purchase of Mesa’s assets by Armada. We are not legal, regulatory, accounting or tax experts and have assumed with your consent the accuracy and completeness of assessments by Mesa and Armada and their respective advisors with respect to legal, regulatory, accounting and tax matters.

Moyes & Co. is a firm in the business of providing fair market valuations and appraisals for exploration and production companies and assets and assists in asset sales and farmout transactions.  The Sr. Management of the firm each have over 30 years of industry experience and are registered engineers and geologist with considerable commercial and valuation experience.

We will receive a fee for our services upon rendering this opinion in connection with the proposed transaction. Mesa has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Moyes & Co, on the one hand, and Mesa and Armada on the other hand, pursuant to which compensation was received, and no such relationship was or is mutually understood to have been or be contemplated.

This letter, and the opinion expressed herein is addressed to, and solely for the information, assistance and benefit of, the Board of Directors of Mesa (the “Board”) in connection with its evaluation of the proposed sale of assets to Armada. The issuance of this opinion has been approved by Moyes & Co.

The Board may disclose this letter, and the opinion expressed herein, to the management of Mesa and its affiliates. Additionally, Mesa may publicly disclose that the Board engaged Moyes & Co to render a fairness opinion in connection with this Asset Purchase. Mesa may reproduce this option in full in any document relating to the Asset Repurchase that is required to be filed with the U.S. Securities and Exchange Commission.

Based upon and subject to the foregoing, it is Moyes & Co.’s opinion that, as of the date hereof, the Consideration to be paid pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to Mesa.

Very truly yours,

P. Dee Patterson, P.E.
Managing Director
Moyes & Co.
dpatterson@moyesco.com

(b) Financial Statement Schedules

Index to Consolidated Financial Statements

Page #
Armada Consolidated Balance Sheets as of March 31, 2012 and September 30, 2012 (Unaudited)	F-1
Armada Consolidated Statements of Operations for the Three and Six Months Ended September 30, 2012 and 2011 and the Period from Inception (November 6, 1998) to September 30, 2012 (Unaudited)	F-2
Armada Consolidated Statements of Stockholders’ Equity (Deficit) from Inception (November 6, 1998) to September 30, 2012 (Unaudited)	F-3
Armada Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2012 and 2011 and the Period from Inception (November 6, 1998) to September 30, 2012 (Unaudited)	F-4
Notes to Armada Consolidated Financial Statements (Unaudited)	F-5
Report of Peterson Sullivan LLP	F-16
Consolidated Balance Sheets as of March 31, 2012 and 2011	F-17
Armada Consolidated Statements of Operations for the Years Ended March 31, 2012 and 2011 and the Period from Inception (November 6, 1998) to March 31, 2012	F-18
Armada Consolidated Statements of Stockholders’ Equity (Deficit) from Inception (November 6, 1998) to March 31, 2012	F-19
Armada Consolidated Statements of Cash Flows for the Years Ended March 31, 2012 and 2011 and the Cumulative Period from Inception (November 6, 1998) to March 31, 2012	F-20
Notes to Consolidated Armada Financial Statements	F-21
Mesa Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 (Unaudited)	F-34
Mesa Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2012 and 2011 (Unaudited)	F-35
Mesa Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011 (Unaudited)	F-36
Notes to Mesa Consolidated Financial Statements (Unaudited)	F-37
Report of GBH CPAs, PC	F-50
Mesa Consolidated Balance Sheets as of December 31, 2011 and 2010	F-51
Mesa Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010	F-52
Mesa Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the Years Ended December 31, 2011 and 2010	F-53
Mesa Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-54
Mesa Notes to Consolidated Financial Statements	F-55

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	March 31,
	2012	2012
ASSETS
Current assets
Cash and cash equivalents	$579,999	$982,323
Accounts receivable	8,276	8,954
Prepaid expenses and other current assets	29,831	26,958
Total current assets	618,106	1,018,235

Oil and gas properties
Properties subject to amortization, net	162,749	166,866
Properties not subject to amortization	26,986,583	25,963,538
Deposits on lease acquisitions	118,879	-
Oil and gas properties, net	27,268,211	26,130,404
Total assets	$27,886,317	$27,148,639

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$911,390	$58,421
Stock payable	428,000	-
Total current liabilities	1,339,390	58,421

Non-current liabilities
Asset retirement obligations	63,440	-
Total non-current liabilities	63,440	-
Total liabilities	1,402,830	58,421
Commitments and contingencies

STOCKHOLDERS' EQUITY
Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 20,294,631 and 11,424,631 shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively	20,295	11,425
Common stock issuable: 0 and 8,870,000 shares at September 30, 2012 and March 31, 2012, respectively	-	8,870
Additional paid-in capital	30,763,195	30,691,861
Deficit accumulated during the exploration stage	(4,300,003)	(3,621,938)
Total stockholders' equity	26,483,487	27,090,218
Total liabilities and stockholders' equity	$27,886,317	$27,148,639

(The accompanying notes are an integral part of these consolidated financial statements.)

F-1

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

					From Inception
	Three Months Ended		Six Months Ended		(November 6, 1998) to
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012

Revenue
Oil sales	$26,197	$19,645	$49,350	$19,645	$126,639

Operating expenses
Lease operating expenses	50,586	35,348	112,647	35,348	258,097
Impairment of oil and gas properties	-	-	-	-	112,000
Depletion, accretion, and depreciation expense	48,574	-	48,574	-	54,842
General and administrative expenses	268,442	107,792	566,198	200,623	4,445,733
Loss on disposal of fixed assets	-	-	-	-	9,800
Research and development	-	-	-	-	255,498
Total operating expenses	367,602	143,140	727,419	235,971	5,135,970

Operating loss	(341,405)	(123,495)	(678,069)	(216,326)	(5,009,331)

Other income (expense)
Interest income	4	-	4	-	34,717
Interest expense	-	-	-	-	(77,480)
Change in fair value of warrant liability	-	-	-	-	65,635
Foreign exchange gain (loss)	-	-	-	-	2,424
Total other income (expense)	4	-	4	-	25,296
Net loss	$(341,401)	$(123,495)	$(678,065)	$(216,326)	$(4,984,035)

Net loss per common share - basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.02)
Weighted average number of common shares outstanding - basic and diluted	20,294,631	9,702,013	20,294,631	9,079,347

(The accompanying notes are an integral part of these consolidated financial statements.)

F-2

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM INCEPTION (NOVEMBER 6, 1998) TO SEPTEMBER 30, 2012

(Unaudited)

						Deficit Accumulated
	Common Stock		Common Stock Issuable		Additional Paid-in	During the Exploration	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Inception, November 6, 1998	-	$-	-	$-	$-	$-	$-

Common stock issued at $0.00125 per share to a related party for management services	4,000,000	4,000	-	-	1,000	-	5,000

Common stock issued for cash at $0.3125 per share during fiscal year ended March 31, 1999	272,000	272	-	-	84,728	-	85,000

Net loss, inception (November 6, 1998) to March 31, 1999	-	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	4,272,000	4,272	-	-	85,728	(7,470)	82,530

Net loss	-	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	4,272,000	4,272	-	-	85,728	(23,655)	66,345

Net loss	-	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	4,272,000	4,272	-	-	85,728	(195,448)	(105,448)

Common stock issued for cash at $0.125 per share, October 17, 2001	2,000,000	2,000	-	-	248,000	-	250,000

Net loss	-	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	6,272,000	6,272	-	-	333,728	(339,989)	11

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	480,500	481	-	-	47,569	-	48,050

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	240,000	240	-	-	23,760	-	24,000

Cancellation of previously issued common stock, February 4, 2003	(240,000)	(240)	-	-	(23,760)	-	(24,000)

Net loss	-	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	6,752,500	6,753	-	-	381,297	(489,922)	(101,872)

Net loss	-	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	6,752,500	6,753	-	-	381,297	(560,054)	(172,004)

Net loss	-	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	6,752,500	6,753	-	-	381,297	(619,548)	(231,498)

Common stock issued upon exercise of warrants, at $0.25 per share, June 9, 2005 and June 30, 2005	624,000	624	-	-	155,376	-	156,000

Common stock issued upon exercise of stock option, at $0.65 per share, October 7, 2005	10,000	10	-	-	6,490	-	6,500

Stock-based compensation expense	-	-	-	-	785,536	-	785,536

Net loss	-	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	7,386,500	7,387	-	-	1,328,699	(1,461,703)	(125,617)

Stock-based compensation expense	-	-	-	-	54,443	-	54,443

Net loss	-	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	7,386,500	7,387	-	-	1,383,142	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	-	1,259,000

Net loss	-	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	7,386,500	7,387	-	1,259,000	1,383,142	(2,098,499)	551,030

Common stock and warrants issued for cash
and placement fees in April 2008	820,002	820	-	(1,259,000)	2,399,180	-	1,141,000

Stock-based compensation expense	-	-	-	-	12,235	-	12,235

Common stock issued upon exercise of
warrants, at $3.00 per share in May 2008	243,335	243	-	-	729,757	-	730,000

Net loss	-	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	8,449,837	8,450	-	-	4,524,314	(3,326,324)	1,206,440

Stock-based compensation expense	-	-	-	-	19,758	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	-	-	(749,667)	684,032	(65,635)

Net loss	-	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	8,449,837	8,450	-	-	3,794,405	(2,904,050)	898,805

Stock-based compensation expense	-	-	-	-	11,438	-	11,438

Net loss	-	-	-	-	-	(183,666)	(183,666)

Balance, March 31, 2011	8,449,837	8,450	-	-	3,805,843	(3,087,716)	726,577

Rounding due to reverse one-for-five stock split effective June 27, 2011	9	-	-	-	-	-	-

Stock-based compensation expense	-	-	-	-	3,819	-	3,819

Reversal of stock-based compensation expense	-	-	-	-	(16,182)	-	(16,182)

Common stock issued for purchase of oil and gas lease on July 29, 2011	1,800,000	1,800	-	-	1,816,200	-	1,818,000

Common stock and warrants issued for cash in October - December 2011	1,174,785	1,175	-	-	703,695	-	704,870

Common stock and warrants issued for acquisition of subsidiary on March 30, 2012	-	-	8,870,000	8,870	24,378,486	-	24,387,356

Net loss	-	-	-	-	-	(534,222)	(534,222)

Balance, March 31, 2012	11,424,631	11,425	8,870,000	8,870	30,691,861	(3,621,938)	27,090,218

Issuance of “common stock issuable” at March 31, 2012	8,870,000	8,870	(8,870,000)	(8,870)	-	-	-

Stock-based compensation expense	-	-	-	-	71,334	-	71,334

Net loss	-	-	-	-	-	(678,065)	(678,065)

Balance, September 30, 2012	20,294,631	$20,295	-	$-	$30,763,195	$(4,300,003)	$26,483,487

(The accompanying notes are an integral part of these consolidated financial statements.)

F-3

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

			From Inception
	Six Months Ended		(November 6, 1998) to
	September 30,		September 30,
	2012	2011	2012

Cash flows from operating activities
Net loss	$(678,065)	$(216,326)	$(4,984,035)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, accretion, and depreciation expense	48,574	-	54,842
Impairment of oil and gas properties	-	-	112,000
Stock-based compensation expense	71,334	2,859	958,563
Reversal of stock-based compensation expense	-	(16,182)	(16,182)
Common stock issued for services	-	-	53,050
Loss on disposal of fixed assets	-	-	9,800
Change in fair value of warrant liability	-	-	(65,635)
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	678	(2,739)	(8,276)
Increase in prepaid expenses and other current assets	(2,873)	(253)	(29,831)
Increase in accounts payable	198,313	64,692	245,116
Increase in accrued payroll liability	-	32,295	-
Net cash used in operating activities	(362,039)	(135,654)	(3,670,588)

Cash flows from investing activities
Purchase of oil and gas properties	(276,107)	(253,500)	(641,607)
Deposits on lease acquisitions	(118,879)	-	(118,879)
Development and exploration costs related to oil and gas properties	(73,299)	(10,947)	(111,665)
Purchase of property and equipment	-	-	(16,068)
Cash received in acquisition of subsidiary	-	-	378,436
Net cash used in investing activities	(468,285)	(264,447)	(509,783)

Cash flows from financing activities
Proceeds from the pending issuance of common stock and warrants	428,000	-	4,760,370
Net cash provided by financing activities	428,000	-	4,760,370

Increase (decrease) in cash and cash equivalents	(402,324)	(400,101)	579,999

Cash and cash equivalents at beginning of period	982,323	724,558	-

Cash and cash equivalents at end of period	$579,999	$324,457	$579,999

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$-	$60,000
Issuance of common stock for purchase of oil and gas properties on July 29, 2011	$-	$1,818,000	$1,818,000
Issuance of common stock and warrants for acquisition of subsidiary on March 30, 2012	$-	$-	$24,387,356
Accrued exploration costs related to oil and gas properties	$654,656	$-	$654,656
Change in asset retirement obligations	$55,924	$-	$55,924

(The accompanying notes are an integral part of these consolidated financial statements.)

F-4

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Description of Business

Armada Oil, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc. On June 27, 2011, the Company amended its Articles of Incorporation to change its name to NDB Energy, Inc. On May 7, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation to change its name to Armada Oil, Inc.

The Company, based in Houston, Texas, is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Through its wholly owned subsidiary, Armada Oil and Gas, Inc. (“Armada Oil and Gas”), the Company is pursuing projects located in Southern Wyoming. Armada Oil and Gas holds interests in Carbon County, Wyoming that include leasehold interests in 2,288 acres, and an option to acquire leasehold interests to an additional 23,700 acres (the “Wyoming Property”), in the Niobrara and Casper formation project near existing infrastructure, which includes oil and natural gas pipelines, oil refineries and gas processing plants as well as various productive oil and natural gas fields.

Note 2. Going Concern Uncertainties

The Company is an exploration stage company with only a limited operating history on which to base an evaluation of its current business and future prospects. As of September 30, 2012, the Company had limited sources of revenue, negative working capital of $721,284, and an accumulated deficit of $4,300,003. Additionally, the Company has only begun engaging in the oil and gas exploration and development business and it does not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of the Company’s business is unproven. The Company will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies. The Company may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause the Company’s business, results of operations, and financial condition to suffer. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is an issue due to its net losses and negative cash flows from operations, and its need for additional financing to fund future operations. The Company’s ability to continue as a going concern is subject to its ability to obtain necessary funding from outside sources, including the sale of its securities or loans from financial institutions. There can be no assurance that such funds, if available, can be obtained on terms reasonable to the Company. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Armada Oil, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's latest Annual Report filed with the SEC on Form 10-K for the year ended March 31, 2012. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the Form 10-K have been omitted.

F-5

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, International Energy Corp., e.Deal Enterprises, Corp., and Armada Oil and Gas. Only Armada Oil and Gas is currently an active operating entity. All significant intercompany transactions and accounts have been eliminated in consolidation.

Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include accruals related to oil and gas sales and expenses; estimates used in determining oil and gas reserves, the carrying value of oil and gas properties, including the asset retirement obligations and related accretion, depletion, and impairment, if any, of such oil and gas properties; and assumptions used in the fair value of stock-based compensation.

Reclassifications

Certain reclassifications have been made to prior fiscal period amounts or balances to conform to the presentation adopted in the current fiscal year.

Net Loss Per Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during a period. Diluted net loss per common share is computed by dividing the net loss, adjusted on an as if converted basis, by the weighted average number of common shares outstanding plus potential dilutive securities.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less. Currently the Company has amounts deposited with financial institutions in excess of federally insured limits.

Full Cost Method of Accounting for Oil and Gas Properties

The Company has elected to utilize the full cost method of accounting for its oil and gas activities. In accordance with the full cost method of accounting, all costs associated with the acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves once proved reserves are determined to exist. The Company has obtained a reserve study with estimated proven reserves, for its Young County, Texas Property. Accordingly, the Company recorded depletion expense of $41,058 related to this property during both the three and six month periods ended September 30, 2012. Accumulated depletion as of September 30, 2012 is $41,048.

Oil and gas properties without estimated proved reserves are not amortized until proved reserves associated with the properties can be determined or until impairment occurs. Based on a recent engineering report prepared with respect to the Wyoming Property, and review of the production data for the Archer County, Texas, Property, management has determined that no impairment currently exists with respect to those properties. Management is assessing geographic and production data to determine the need for reserve studies for these oil and gas properties.

F-6

Proved Reserves

Estimates of the Company’s proved reserves included in this report are prepared in accordance with GAAP and guidelines from the United States Securities and Exchange Commission (“SEC”). The Company’s engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserve estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of the Company’s estimated proved reserves. The Company engages independent reserve engineers to estimate its proved reserves.

Full Cost Ceiling Test

At the end of each quarterly reporting period, the unamortized costs of oil and gas properties are subject to a “ceiling test” which basically limits capitalized costs to the sum of the estimated future net revenues from proved reserves, discounted at 10% per annum to present value, based on current economic and operating conditions, adjusted for related income tax effects. There was no ceiling test impairment during the three and six month periods ended September 30, 2012 or 2011.

Oil and Gas Revenue

The Company recognizes oil and gas revenue when oil and gas production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a purchaser’s pipeline or truck. As a result of the numerous requirements necessary to gather information from purchasers or various measurement locations, calculate volumes produced, perform field and wellhead allocations, distribute and disburse funds to various working interest partners and royalty owners, the collection of revenues from oil and gas production may take up to 45 days following the month of production. Therefore, the Company may make accruals for revenues and accounts receivable based on estimates of its share of production. Since the settlement process may take 30 to 60 days following the month of actual production, the Company’s financial results may include estimates of production and revenues for the related time period. The Company will record any differences between the actual amounts ultimately received and the original estimates in the period they become finalized.

Asset Retirement Obligation

The Company records the fair value of an asset retirement obligation ("ARO") in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated ARO is capitalized as part of the carrying amount of the long-lived asset and is depreciated over time as the discounted liability is accreted to its expected settlement value. The determination of fair value is based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate. The cost of the asset retirement obligation, less estimated salvage values, is included in the computation of depreciation, depletion, and amortization.

F-7

Stock-Based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See “Note 8 Stock Options” and “Note 9 Warrants.”

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax consequences attributable to net operating loss and credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

Income tax provisions or benefits for interim periods are computed based on the Company’s estimated annual effective tax rate. Based on the Company’s historical losses and its expectation of continuation of losses for the foreseeable future, the Company has determined that it is not more likely than not that deferred tax assets will be realized and, accordingly, has provided a full valuation allowance. As the Company anticipates or anticipated that its net deferred tax assets at March 31, 2013 and 2012 would be fully offset by a valuation allowance, there is no federal or state income tax benefit for the six months ended September 30, 2012 and 2011 related to the losses incurred during such periods.

Subsequent Events

The Company has evaluated all transactions from September 30, 2012 through the financial statement issuance date for subsequent events disclosure consideration.

New Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion. The Company believes that none of the new standards will have a significant impact on its consolidated financial position, operations or cash flows.

Note 4. Net Loss Per Share

During the three and six months ended September 30, 2012 and 2011, the Company recorded a net loss. As such, the inclusion of shares of common stock to be issued from the exercise of stock options and warrants would be anti-dilutive and basic and diluted net loss per share is the same for those periods. There were 164,000 stock options excluded from the computation of diluted net loss per share for the three and six months ended September 30, 2012. Also excluded from the computation were Series A Warrants, Series B Warrants, and Series C Warrants, to acquire 1,174,785, 2,520,000, and 2,520,000 shares of common stock, respectively. Excluded from the computation of diluted net loss per share for the three and six months ended September 30, 2011 were stock options to acquire 14,000 shares of common stock.

F-8

Note 5. Oil and Gas Properties

Following are the carrying values of the Company’s oil and gas properties by location, net of depletion, at September 30, 2012 and March 31, 2012:

	September 30, 2012	March 31, 2012
Carbon County, Wyoming	$25,135,945	$24,020,538
Gonzales County , Texas	1,818,000	1,818,000
Young County, Texas	162,749	166,866
Archer County, Texas	151,517	125,000
Total	$27,268,211	$26,130,404

Following is the aggregate amount of capitalized costs relating to oil and gas producing activities and the aggregate amount of related accumulated depletion during the six months ended September 30, 2012:

Six Months
Ended
September 30, 2012
Net oil and gas properties at March 31, 2012	$26,130,404
Acquisition costs	276,107
Deposits on lease acquisitions	118,879
Asset retirement costs	55,924
Development and exploration costs	727,955
27,309,269
Accumulated depletion expense	(41,058)
Net oil and gas properties at September 30, 2012	$27,268,211

Armada Oil and Gas

On March 30, 2012, the Company completed the acquisition of Armada Oil and Gas through a share exchange agreement (the “Share Exchange Agreement”) and assumed a Purchase and Option Agreement between Armada Oil and Gas and TR Energy, through which it received leasehold interests in 1,280 acres of land, engineering data, and 2D seismic data, as well as an option to purchase leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation projects. The Company believes that this acquisition supports its business plan of discovering, acquiring, and developing onshore oil and natural gas resources in prolific and productive geological formations in North America.

Pursuant to the Share Exchange Agreement, the Armada Oil and Gas Stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants in return for 8,870,000 shares of the Company’s common stock, 2,520,000 Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of the Company’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share, and 2,520,000 Series C Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of the Company’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share (collectively the “Purchase Consideration”).

The fair value of the Purchase Consideration on the date of acquisition was $24,387,356. The closing price of the Company’s common stock on March 30, 2012 (as quoted on the OTC Markets Group Inc. OTCQBTM tier), was $1.80 per share (a Level 1 input), resulting in an estimated fair value of the 8,870,000 shares of common stock of $15,966,000. The fair value of the 2,520,000 Series B Warrants, as calculated using the Black-Scholes model, was $4,125,716, using the following assumptions (Level 3 inputs): risk-free interest rate of 1.04%; expected lives of 5 years, expected volatility of 152.56%, and a 0% dividend yield. The fair value of the 2,520,000 Series C Warrants, as calculated using the Black-Scholes model, was $4,295,640, using the following assumptions (Level 3 inputs): risk-free interest rate of 1.61%; expected lives of 7 years, expected volatility of 152.56%, and a 0% dividend yield.

As part of the acquisition of Armada Oil and Gas, the Company acquired $378,436 of cash and the Wyoming Property, and assumed accounts payable of $11,618. The Company engaged an independent third party (the “Valuation Firm”) to perform a valuation of the Wyoming Property acquired pursuant to the Purchase and Option Agreement. Using assumptions and estimates typical for similar property in that same geographic region, and in accordance with SEC guidelines, the Valuation Firm determined that the Wyoming Property had a fair value ranging from $19,260,000 (using a present value discount factor of 15% of estimated cumulative future cash flows, a Level 3 input, using the income based approach) to $27,674,000 (using a present value discount factor of 5% of estimated cumulative future cash flows, a Level 3 input, using the income based approach). The fair value assigned to the Wyoming Property by the Company was $24,020,538, which falls within approximately 2% of the mid-point of the aforementioned range.

F-9

Following is a summary of the Purchase Consideration and the acquisition date fair value of the Armada Oil and Gas assets acquired and liabilities assumed on March 30, 2012:

Purchase Consideration:
Fair value of 8,870,000 shares of the Company's common stock	$15,966,000
Fair value of 2,520,000 Series B Warrants	4,125,716
Fair value of 2,520,000 Series C Warrants	4,295,640
Total Purchase Consideration	$24,387,356

Acquisition Date Assets Acquired and Liabilities Assumed:
Cash	$378,436
Oil and gas property	24,020,538
Accounts payable	(11,618)
Net Acquisition Date Assets Acquired and Liabilities Assumed	$24,387,356

Armada Oil and Gas was incorporated on January 19, 2012. Accordingly, it did not have any operations prior to this time. Therefore, if the Company had acquired Armada Oil and Gas on April 1, 2011, the Company’s consolidated results of operations and net loss would remain unchanged for the three and six month periods ended September 30, 2011.

On September 25, 2012, the Company amended its Purchase and Option Agreement covering certain lands in Carbon County, WY (the “TR Energy Amendment”), whereby the date upon which the Company is required to exercise its option to purchase an additional 320 acres for drill sites was extended to December 1, 2012. In addition, payment will now be made in three approximately equal installments, on or before December 1, 2012, February 1, 2013 and May 1, 2013, respectively. The TR Energy Amendment also extends the time by which the Company must drill the first test well to sixty (60) days from the date that field operations of the first seismic program is concluded, provided weather permits drilling activity. Upon payment of the third installment per above, TR Energy agrees to extend the time whereby Armada can exercise its option to acquire all or part of the remaining 23,700 acres from March 31, 2012 to September 30, 2014.

Leasing Activity

During the three and six month periods ended September 30, 2012, the Company renewed existing leases and entered into new leases associated with the Wyoming Property for a total cost of $239,911 and $394,984, respectively. Deposits on lease acquisitions at September 30, 2012 totaled $118,879. At September 30, 2012, the Company held mineral rights to 2,288 acres associated with the Wyoming Property, including acreage for which funds have been deposited.

Gonzales County, Texas Property (“GC Property”)

Unproven oil and gas properties at September 30, 2012 and March 31, 2012 include the estimated fair value of the Gonzales County Property on the date of acquisition. Effective July 29, 2011, the Company entered into the GC Asset Purchase Agreement whereby it issued 1,800,000 shares of its common stock to acquire the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas. The closing price of the Company’s common stock on July 29, 2011 (as quoted on the OTC Markets Group Inc. OTCQBTM tier), was $1.01 per share, resulting in an estimated fair value of $1,818,000 on the date of acquisition.

F-10

Young County, Texas Property (“YC Property”)

Proven oil and gas properties at September 30, 2012 and March 31, 2012 include the estimated fair value of the Young County Property on the date of acquisition. Effective July 29, 2011, the Company entered into the YC Asset Purchase Agreement whereby it acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total cash compensation of $128,500.

Archer County, Texas Property (“AC Property”)

Unproven oil and gas properties at September 30, 2012 and March 31, 2012 include the estimated fair value of the Archer County Property on the date of acquisition. Effective September 16, 2011, the Company entered into the AC Asset Agreement, whereby it acquired two leases totaling approximately 140 acres of land and twelve wells in Archer County, Texas for $125,000.

Note 6. 2012 Private Placement

In September 2012, the Company entered into a self directed 2012 Private Placement (the “2012 Private Placement”) with respect to the sale of up to 1,111,111 units at a price of $0.90 per unit. Each unit to be issued in the 2012 Private Placement consists of one share of the Company’s common stock and one Series D Common Stock Warrant (the “Series D Warrant”) to purchase one share of common stock at $1.25 per share for a period of 36 months from the date of issuance. The 2012 Private Placement, originally due to expire on October 31, 2012, has been extended by the Company through December 31, 2012.

During the quarter ended September 30, 2012, the Company raised $428,000 pursuant to the terms of the 2012 Private Placement. The issuance of the related 475,556 shares of common stock and 475,556 Series D Warrants is pending the closing of the 2012 Private Placement, on or before December 31, 2012. At September 30, 2012, the Company recorded the $428,000 as stock payable in current liabilities.

Note 7. Asset Retirement Obligations

The following table provides a reconciliation of the changes in the estimated asset retirement obligations for the six months ended September 30, 2012.

September 30, 2012

Beginning balance, asset retirement obligations	$-
Additions	55,924
Accretion expense	7,516
Ending balance, asset retirement obligations	$63,440

Note 8. Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which had 4,000,000 shares reserved for issuance thereunder. The 2002 Stock Plan expired in September 2012. In anticipation of its expiration, by way of Unanimous Written Consent dated April 27, 2012, the Board of Directors (the “Board”) approved the terms and provisions of the 2012 Long-Term Incentive Plan (“2012 Incentive Plan”). The 2012 Incentive Plan was approved by shareholders owning the majority of the Company’s shares of common stock and became effective on May 1, 2012, after which time no new equity awards may be made under the 2002 Plan. Pursuant to an Option Exchange Agreement dated June 15, 2012, the 14,000 stock options outstanding under the 2002 Plan were exchanged for an equal number of options issued under, and in accordance with the terms of the 2012 Incentive Plan. All terms of the original option grants remain the same. The Company has reserved 5,000,000 shares of common stock for issuance upon grant or exercise of awards by participants under the 2012 Incentive Plan, none of which are currently registered with the SEC. The 2012 Incentive Plan provided shares available for options granted to employees, directors, and others. Stock options granted under the 2012 Incentive Plan generally vest over one to five years or as otherwise determined by the Board or committee of the Board. Options to purchase shares of common stock expire no later than ten years after the date of grant.

F-11

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its financial statements over the requisite service period. The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant. In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. The Company recognizes compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

The following table sets forth the stock-based compensation expense, included in general and administrative expense, resulting from stock option grants, including those previously granted and vesting over time, which was recorded in the Company’s Consolidated Statements of Operations for the three and six months ended September 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

General and administrative expense	$25,753	$(15,477)	$71,334	$(13,323)
Total	$25,753	$(15,477)	$71,334	$(13,323)

Following is a summary of the Company’s stock option activity for the six months ended September 30, 2012:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options	Exercise Price	Term	Value
Outstanding at March 31, 2012	14,000	$2.61		$-
Grants	150,000	1.55
Outstanding at September 30, 2012	164,000	$1.64	9.3 years	$-
Exercisable at September 30, 2012	40,000	$1.88	8.7 years	$-
Available for grant at September 30, 2012	4,836,000

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its second quarter of fiscal year 2013 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on September 30, 2012. The intrinsic value of the options changes based on the fair market value of the Company’s common stock.

F-12

Stock Option Grants

Effective May 10, 2012, the Company appointed Mr. Kenneth T. Hern and Mr. Will E.D. Matthews to serve on the Company’s Board. Effective May 30, 2012, Mr. Eric Wold, was appointed to the Board.

As compensation for their service on the Board, each of Messrs. Hern, Matthews, and Wold, received a grant of 50,000 stock options pursuant to the Company’s 2012 Incentive Plan. 10,000 of these options vest immediately upon appointment; 20,000 vest on the one-year anniversary of service; and the remaining 20,000 vest on the two-year anniversary. The stock option is further subject to the terms and conditions of a stock option agreement between each director and the Company. Under the terms of the stock option agreement, the stock option agreement will terminate and there will be no further vesting of stock options effective as of the date that the director ceases to be a director of the Company. Upon termination of such service, the director will have until the second anniversary of the termination date to exercise vested stock options, if any.

The stock options granted on May 10, 2012, have an exercise price of $1.60 per share, the fair value of the Company’s common stock on the date of grant and expire 10 years from the date of grant. The fair value of the aggregate 100,000 stock options granted on May 10, 2012, was estimated at $1.17 per share, for a total of $117,000, using the Black-Scholes option pricing model with the following assumptions: expected volatility of 90.88%, risk-free interest rate of 0.79%, expected lives of 5.75 years, and a 0% dividend yield.

The stock option granted on May 30, 2012 has an exercise price of $1.45 per share, the fair value of the Company’s common stock on the date of grant and expires 10 years from the date of grant. The fair value of the 50,000 stock options granted on May 30, 2012, was estimated at $1.04 per share, for a total of $52,000, using the Black-Scholes option pricing model with the following assumptions: expected volatility of 88.60%, risk-free interest rate of 0.69%, expected lives of 5.75 years, and a 0% dividend yield.

Stock Option Forfeiture

Effective as of July 29, 2011, Ms. Joanne Lustre resigned as a member of the Company’s Board of Directors. Of the 10,000 stock options previously granted to Ms. Lustre on September 12, 2008, 4,000 had vested as of the date of her resignation and may be exercised through September 11, 2018, their original expiration date. The remaining 6,000 options granted to Ms. Lustre had not vested and have been forfeited. Accordingly, during the three and six months ended September 30, 2011, the Company recorded a reversal of stock compensation expense previously recorded of $16,182, which is included in general and administrative expense.

As of September 30, 2012, the Company had $99,398 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 1.75 years.

The following table summarizes information about stock options outstanding and exercisable at September 30, 2012:

		Stock Options Outstanding			Stock Options Exercisable
Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$1.45	50,000	9.7	$1.45	10,000	9.7	$1.45
1.60	100,000	9.6	1.60	20,000	9.6	1.60
2.00	10,000	6.0	2.00	6,000	6.0	2.00
4.15	4,000	6.0	4.15	4,000	6.0	4.15
$1.45 - $ 4.15	164,000	9.3	$1.64	40,000	8.7	$1.88

F-13

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 9. Warrants

The following table summarizes warrant-related activity for the six months ended September 30, 2012:

					Weighted
		Number of Warrants		Number of Warrants	Remaining Contractual
	Exercise	Outstanding at		Outstanding at	Term (Years) at
Series	Price	March 31, 2012	Issued	September 30, 2012	September 30, 2012

A	$1.25	1,174,785	-	1,174,785	1.1
B	2.00	2,520,000	-	2,520,000	4.5
C	3.00	2,520,000	-	2,520,000	6.5
		6,214,785	-	6,214,785	4.7

At September 30, 2012, the weighted average exercise price of the warrants is $2.26 per share.

All Series A Warrants outstanding and exercisable at September 30, 2012 were issued pursuant to the 2011 Private Placement consisting of the sale of 2,500,000 Units at a price of $0.60 per Unit. Each Unit consisted of one share of the Company’s common stock and one Series A Warrant to purchase one share of common stock at $1.25 per share for a period of two years from the date of issuance. The 2011 Private Placement closed on December 31, 2011, raising $704,870 from the sale of 1,174,785 shares of common stock and 1,174,785 Series A Warrants.

On March 30, 2012, pursuant to the Share Exchange Agreement, the Armada Oil and Gas Stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants with the Company in return for 8,870,000 shares of the Company’s common stock, 2,520,000 Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of the Company’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share and 2,520,000 Series C Warrants allowing the Armada Oil and Gas stockholders to purchase up to an equal number of the Company’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share.

The Series C Warrants may not be exercised unless and until the Company informs the holder that the aggregate number of shares of common stock issuable upon exercise of all of the Series C Warrants, along with all other warrants issued by the Company pursuant to the Share Exchange Agreement, together with the shares of the Company’s common stock issued to the Armada Oil and Gas Stockholders pursuant to the Share Exchange Agreement, will not constitute more than 49.9% of the Company’s total number of shares of common stock issued and outstanding at the time of exercise.

During the quarter ended September 30, 2012, the Company raised $428,000 pursuant to the terms of the 2012 Private Placement. The issuance of the related 475,556 shares of common stock and 475,556 Series D Warrants is pending the closing of the 2012 Private Placement, on or before December 31, 2012. As such, the Series D Warrants are not considered outstanding at September 30, 2012 and the Company recorded the $428,000 as stock payable in current liabilities.

See Note 5 Oil and Gas Properties and Note 6 2012 Private Placement.

F-14

Note 10. Commitments and Contingencies

At September 30, 2012, the Company’s contractual obligations consisted of future minimum lease payments of $3,297 pursuant to its corporate office leases in Houston, Texas and additional office space in San Carlos, California. In addition, the Company has future minimum payments of $52,989 due over the next twelve months pursuant to contractual agreements with third parties for legal services, public and investor relations services, and SEC related filing services.

Note 11. Subsequent Events

On October 11, 2012, the Company entered into an employment agreement (the “Cerna Employment Agreement”) with Mr. James J. Cerna, Jr., pursuant to which Mr. Cerna will continue to serve as the Company’s President and Chief Executive Officer. Under the terms of the Cerna Employment Agreement, Mr. Cerna will be paid an annual salary of $180,000 and a monthly medical insurance reimbursement of up to $1,300 per month, beginning on October 1, 2012. The Cerna Employment Agreement has a term of 3 years. If Mr. Cerna’s employment with the Company is terminated prior to the end of 3 years, other than “for cause,” as defined in the Cerna Employment Agreement, Mr. Cerna is entitled to a severance payment of up to one year’s salary and medical insurance reimbursement. Additionally, Mr. Cerna is eligible for a cash bonus of up to 100% of his then existing salary, as determined solely by the Company’s Board of Directors after consultation with the Company’s Compensation Committee.

As part of the Cerna Employment Agreement the Company awarded Mr. Cerna a total of 800,000 options (the “Options”) to purchase up to an aggregate of 800,000 shares of the Company’s common stock; the Options are subject to and shall have such further restrictions, vesting requirements and exercise provisions as are set forth in the stock option agreement entered into between Mr. Cerna and the Company. Subject to the foregoing the Options vest as follows:

(1)	50,000 options vest immediately upon Mr. Cerna’s entry into the Cerna Employment Agreement;
(2)	250,000 options vest upon the one year anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement;
(3)	250,000 options vest upon the two year anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement; and
(4)	250,000 options vest upon the three anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement.

In September 2012, the Company initiated the 2012 Private Placement. As of September 30, 2012, the Company raised $428,000 and will issue 475,556 shares of common stock and 475,556 Series D Warrants upon closing of the 2012 Private Placement. Subsequent to September 30, 2012, the Company raised an additional $292,000 pursuant to the terms of the 2012 Private Placement resulting in the obligation to issue an additional 324,446 shares of common stock and 324,446 Series D Warrants upon closing. Please see Note 6 2012 Private Placement.

On October 29, 2012 Armada Oil and Gas entered into a pledge agreement (the “Pledge Agreement”) benefiting the Wyoming Oil and Gas Conservation Commission (“WOGCC”) and issued a $50,000 deposit to WOGCC (the “Deposit”) in order to comply with Title 30 of the Wyoming Statutes and the rules and regulations of the WOGCC. The Deposit was made and the Pledge Agreement entered into in order to cover seismic operations.

On November 2, 2012, the Company and Anadarko E & P Company, LP and Anadarko Land Corp. (collectively “Anadarko”) entered into a Seismic and Farm Out Option Contract (the “Anadarko Contract”), whereby Anadarko will execute a mineral permit granting the Company the non-exclusive right, until May 1, 2013, to conduct 3D survey operations on and across the contracted acreage in Carbon County, WY. If and when the Company drills and completes a test well capable of production and complies with all other terms of the Anadarko Contract, then the Company will receive from Anadarko a lease, with an initial term of three (3) years, which provides for the Company to receive an eighty percent (80%) operated interest and Anadarko will earn a twenty percent (20%) royalty interest in future production.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Armada Oil, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of Armada Oil, Inc. (formerly NDB Energy, Inc.) and Subsidiary (“the Company”) (an exploration stage company) as of March 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from November 6, 1998 (inception) to March 31, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Armada Oil, Inc. and Subsidiary as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from November 6, 1998 (inception) to March 31, 2012, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company reported negative cash flows from operating activities and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

June 27, 2012

F-16

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2012 AND 2011

(Expressed in U.S. Dollars)

	March 31,	March 31,
	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$982,323	$724,558
Accounts receivable	8,954	-
Prepaid expenses and other current assets	26,958	10,037
Total current assets	1,018,235	734,595
Unproven oil and gas properties	26,130,404	-
Total assets	$27,148,639	$734,595

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$58,421	$8,018
Total current liabilities	58,421	8,018

Commitments and contingencies

STOCKHOLDERS' EQUITY

Stockholders' equity
Preferred stock: $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2012 and 2011	-	-
Common stock: $0.001 par value; 100,000,000 shares authorized, 11,424,631 and 8,449,846 shares issued and outstanding at March 31, 2012 and 2011, respectively	11,425	8,450
Common stock issuable: 8,870,000 and 0 shares at March 31, 2012 and 2011	8,870	-
Additional paid-in capital	30,691,861	3,805,843
Deficit accumulated during the development stage	(3,621,938)	(3,087,716)
Total stockholders' equity	27,090,218	726,577
Total liabilities and stockholders' equity	$27,148,639	$734,595

(The accompanying notes are an integral part of these consolidated financial statements)

F-17

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2012

(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2012	2011	2012

Revenue
Oil sales	$77,289	$-	$77,289

Operating expenses
Professional fees	196,248	83,112	820,791
Lease operating expenses	145,450	-	145,450
Salaries and benefits	137,872	10,002	1,350,651
Director and management fees, net of the reversal of stock-based compensation expense	57,725	53,338	409,615
Public and investor relations	7,352	5,170	818,414
Research and development	-	-	255,498
Website fees - related party	-	-	48,050
Write off of oil, gas and mineral leases	-	-	112,000
Other operating expenses	66,864	31,539	438,282
Total operating expenses	611,511	183,161	4,398,751
Operating loss	(534,222)	(183,161)	(4,321,462)
Other income (expense)
Interest income	-	-	34,713
Interest expense	-	-	(77,480)
Change in fair value of warrant liability	-	-	65,635
Loss on disposal of fixed assets	-	-	(9,800)
Foreign exchange gain (loss)	-	(505)	2,424
Total other income (expense)	-	(505)	15,492
Net loss	$(534,222)	$(183,666)	$(4,305,970)
Net loss per common share - basic and diluted	$(0.05)	$(0.02)
Weighted average number of common shares outstanding - basic and diluted	10,126,921	8,449,846

(The accompanying notes are an integral part of these consolidated financial statements)

F-18

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2012

(Expressed in U.S. Dollars)

(Unaudited)

						Deficit Accumulated
	Common Stock		Common Stock Issuable		Additional Paid-in	During the Development	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Inception, November 6, 1998	-	$-	-	$-	$-	$-	$-

Common stock issued at $0.00125 per share to a related party for management services	4,000,000	4,000	-	-	1,000	-	5,000

Common stock issued for cash at $0.3125 per share during fiscal year ended March 31, 1999	272,000	272	-	-	84,728	-	85,000

Net loss, inception (November 6, 1998) to March 31, 1999	-	-	-	-	-	(7,470)	(7,470)

Balance, March 31, 1999	4,272,000	4,272	-	-	85,728	(7,470)	82,530

Net loss, year ended March 31, 2000	-	-	-	-	-	(16,185)	(16,185)

Balance, March 31, 2000	4,272,000	4,272	-	-	85,728	(23,655)	66,345

Net loss, year ended March 31, 2001	-	-	-	-	-	(171,793)	(171,793)

Balance, March 31, 2001	4,272,000	4,272	-	-	85,728	(195,448)	(105,448)

Common stock issued for cash at $0.125 per share, October 17, 2001	2,000,000	2,000	-	-	248,000	-	250,000

Net loss, year ended March 31, 2002	-	-	-	-	-	(144,541)	(144,541)

Balance, March 31, 2002	6,272,000	6,272	-	-	333,728	(339,989)	11

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	480,500	481	-	-	47,569	-	48,050

Common stock issued to a related party for services rendered at $0.10 per share, August 5, 2002	240,000	240	-	-	23,760	-	24,000

Cancellation of previously issued common stock, February 4, 2003	(240,000)	(240)	-	-	(23,760)	-	(24,000)

Net loss, year ended March 31, 2003	-	-	-	-	-	(149,933)	(149,933)

Balance, March 31, 2003	6,752,500	6,753	-	-	381,297	(489,922)	(101,872)

Net loss, year ended March 31, 2004	-	-	-	-	-	(70,132)	(70,132)

Balance, March 31, 2004	6,752,500	6,753	-	-	381,297	(560,054)	(172,004)

Net loss, year ended March 31, 2005	-	-	-	-	-	(59,494)	(59,494)

Balance, March 31, 2005	6,752,500	6,753	-	-	381,297	(619,548)	(231,498)

Common stock issued upon exercise of warrants, at $0.25 per share, June 9, 2005 and June 30, 2005	624,000	624	-	-	155,376	-	156,000

Common stock issued upon exercise of stock option, at $0.65 per share, October 7, 2005	10,000	10	-	-	6,490	-	6,500

Stock-based compensation expense	-	-	-	-	785,536	-	785,536

Net loss, year ended March 31, 2006	-	-	-	-	-	(842,155)	(842,155)

Balance, March 31, 2006	7,386,500	7,387	-	-	1,328,699	(1,461,703)	(125,617)

Stock-based compensation expense	-	-	-	-	54,443	-	54,443

Net loss, year ended March 31, 2007	-	-	-	-	-	(224,862)	(224,862)

Balance, March 31, 2007	7,386,500	7,387	-	-	1,383,142	(1,686,565)	(296,036)

Common stock issuable in March 2008	-	-	-	1,259,000	-	-	1,259,000

Net loss, year ended March 31, 2008	-	-	-	-	-	(411,934)	(411,934)

Balance, March 31, 2008	7,386,500	7,387	-	1,259,000	1,383,142	(2,098,499)	551,030

Common stock and warrants issued for cash and placement fees in April 2008	820,002	820	-	(1,259,000)	2,399,180	-	1,141,000

Stock-based compensation expense	-	-	-	-	12,235	-	12,235

Common stock issued upon exercise of warrants, at $3.00 per share in May 2008	243,335	243	-	-	729,757	-	730,000

Net loss, year ended March 31, 2009	-	-	-	-	-	(1,227,825)	(1,227,825)

Balance, March 31, 2009	8,449,837	8,450	-	-	4,524,314	(3,326,324)	1,206,440

Stock-based compensation expense	-	-	-	-	19,758	-	19,758

Cumulative adjustment upon adoption of ASC 815-40	-	-	-	-	(749,667)	684,032	(65,635)

Net loss, year ended March 31, 2010	-	-	-	-	-	(261,758)	(261,758)

Balance, March 31, 2010	8,449,837	8,450	-	-	3,794,405	(2,904,050)	898,805

Stock-based compensation expense	-	-	-	-	11,438	-	11,438

Net loss, year ended March 31, 2011	-	-	-	-	-	(183,666)	(183,666)

Balance, March 31, 2011	8,449,837	8,450	-	-	3,805,843	(3,087,716)	726,577

Rounding due to reverse one-for-five stock split effective June 27, 2011	9	-	-	-	-	-	-

Stock-based compensation expense	-	-	-	-	3,819	-	3,819

Reversal of stock-based compensation expense	-	-	-	-	(16,182)	-	(16,182)

Common stock issued for purchase of oil and gas lease on July 29, 2011	1,800,000	1,800	-	-	1,816,200	-	1,818,000

Common stock and warrants issued for cash in October - December 2011	1,174,785	1,175	-	-	703,695	-	704,870

Common stock and warrants issued for acquisition of subsidiary on March 30, 2012	-	-	8,870,000	8,870	24,378,486	-	24,387,356

Net loss, year ended March 31, 2012	-	-	-	-	-	(534,222)	(534,222)

Balance, March 31, 2012	11,424,631	$11,425	8,870,000	$8,870	$30,691,861	$(3,621,938)	$27,090,218

(The accompanying notes are an integral part of these consolidated financial statements)

F-19

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

AND FROM INCEPTION (NOVEMBER 6, 1998) TO MARCH 31, 2012

(Expressed in U.S. Dollars)

			From Inception
	Year Ended		(November 6, 1998) to
	March 31,		March 31,
	2012	2011	2012

Cash flows from operating activities
Net loss	$(534,222)	$(183,666)	$(4,305,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	-	6,268
Common stock issued for services	-	-	53,050
Change in fair value of warrant liability	-	-	(65,635)
Stock-based compensation expense	3,819	11,438	887,229
Reversal of stock-based compensation expense	(16,182)	-	(16,182)
Loss on disposal of fixed assets	-	-	9,800
Write off of oil, gas and mineral leases	-	-	112,000
Change in operating assets and liabilities:
Increase in accounts receivable	(8,954)	-	(8,954)
Increase in prepaid expenses and other current assets	(16,921)	(10,037)	(26,958)
Increase in accounts payable	38,785	(6,237)	46,803
Net cash used in operating activities	(533,675)	(188,502)	(3,308,549)

Cash flows from investing activities
Purchase of property and equipment	-	-	(16,068)
Cash received in acquisition of subsidiary	378,436	-	378,436
Purchase of oil, gas and mineral leases	(253,500)	-	(365,500)
Development costs related to oil and gas leases	(38,366)	-	(38,366)
Net cash provided by (used in) investing activities	86,570	-	(41,498)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	704,870	-	4,332,370
Proceeds from loans from related party	-	-	510,000
Repayment of loans from related party	-	-	(510,000)
Net cash provided by financing activities	704,870	-	4,332,370

Increase (decrease) in cash and cash equivalents	257,765	(188,502)	982,323

Cash and cash equivalents at beginning of period	724,558	913,060	-

Cash and cash equivalents at end of period	$982,323	$724,558	$982,323

Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$-	$77,480
Income tax paid in cash	$-	$-	$-

Non-cash investing and financing activities:
Issuance of common stock and warrants for commission	$-	$-	$60,000
Issuance of common stock for purchase of oil and gas lease on July 29, 2011	$1,818,000	$-	$1,818,000
Issuance of common stock and warrants for acquisition of subsidiary on March 30, 2012	$24,387,356	$-	$24,387,356

(The accompanying notes are an integral part of these consolidated financial statements)

F-20

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

Note 1. Organization and Description of Business

Armada Oil, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on November 6, 1998, under the name “e.Deal.net, Inc.,” On June 20, 2005, the Company amended its Articles of Incorporation to effect a change of name to International Energy, Inc. On June 27, 2011, the Company amended its Articles of Incorporation to change its name to NDB Energy, Inc. On May 7, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation to change its name to Armada Oil, Inc.

Reverse Stock Split

On June 12, 2011, the Company’s shareholders, pursuant to a written consent in lieu of a special meeting signed by the shareholders owning a majority of the Company’s issued and outstanding shares, authorized the Company’s officers to file the necessary documentation with the Secretary of State of Nevada to effect a one-for-five reverse stock split with all fractional shares being rounded up to the nearest whole share (the “Reverse Split”). The record date for the Reverse Split was set as of one business day prior to the effective date and the effective date for the Reverse Split was set for June 27, 2011, subject to regulatory approval.

The Reverse Split was declared effective by the Financial Industry Regulatory Authority (“FINRA”) on June 29, 2011. All share and per share amounts have been retrospectively restated to reflect the Reverse Split.

Acquisitions

Effective July 29, 2011, the Company entered into an Asset Purchase Agreement with Mr. James J. Cerna, Jr. (“Mr. Cerna”) and Acqua Ventures, Inc., pursuant to which the Company acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas (“GC Property”) for total compensation of 1,800,000 shares of the Company’s common stock (the “GC APA”).

Also, effective July 29, 2011, the Company entered into an Asset Purchase Agreement with Mr. Cerna pursuant to which it acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas (“YC Property”) for total cash compensation of $128,500 (the “YC APA”). Pursuant to the YC APA, the property acquired is subject to an operating agreement with Baron Energy, Inc. (“Baron”), an independent oil and gas production, exploitation, and exploration company headquartered in New Braunfels, Texas, pursuant to which the Company receives a 75% non-operated working interest and a 60.9375% net revenue interest in the leases; Baron receives a 25% operated working interest and a 20.3125% net revenue interest in the leases. The wells are currently, and will remain, operated by Baron.

Effective July 29, 2011, the Company entered into an at-will employment agreement with Mr. Cerna, pursuant to which Mr. Cerna was appointed to be the Company’s President and Chief Executive Officer (“CEO”). At that time, Mr. Dang resigned as President and CEO.

Effective September 16, 2011, the Company entered into an Acquisition Agreement with Baron, pursuant to which it acquired two leases totaling approximately 140 acres of land and twelve wells in Archer County, Texas (“AC Property”) for $125,000 (the “AC AA”). Pursuant to the terms of the AC AA, the Company received an 80% non-operated working interest and a 60.8% net revenue interest in the leases; Baron receives a 20% operated working interest and a 15.2% net revenue interest in the leases. Additionally, Baron was given a six-month option to purchase from the Company a 20% non-operated working interest and a 15.2% net royalty interest under the same pro-rata terms and conditions as the original price. This option expired unexercised on March 16, 2012. The wells are currently, and will remain, operated by Baron.

F-21

On March 30, 2012, the Company completed the acquisition of Armada Oil, Inc., a corporation organized under the laws of the State of Nevada, through a share exchange agreement (the “Share Exchange Agreement”) with Armada Oil, Inc. and its stockholders (the “Armada Oil and Gas Stockholders”). Effective May 4, 2012, the Company filed a Certificate of Amendment to change Armada Oil, Inc.’s name to Armada Oil and Gas, Inc. Pursuant to the Share Exchange Agreement, the Armada Oil and Gas Stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants with the Company in return for 8,870,000 shares of the Company’s common stock, 2,520,000 Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of the Company’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share and 2,520,000 Series C Warrants allowing the Armada Oil and Gas stockholders to purchase up to an equal number of the Company’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share.

The Company, based in Houston, Texas, is an independent oil and gas company focusing on discovering, acquiring and developing multiple objective onshore oil and natural gas resources in prolific and productive geological formations in North America. Through its wholly owned subsidiary, Armada Oil and Gas, the Company plans to pursue projects located in Southern Wyoming. Armada Oil and Gas holds interests in Carbon County, Wyoming that include leasehold interests in 1,280 acres, and an option to acquire leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation project near existing infrastructure, which includes oil and natural gas pipelines, oil refineries and gas processing plants as well as various productive oil and natural gas fields. The Company also intends to pursue exploration and development projects in Texas.

Note 2. Going Concern Uncertainties

The Company is an exploration stage company with only a limited operating history on which to base an evaluation of its current business and future prospects. As of March 31, 2012, the Company had a retained deficit of $3,621,938 and, for the year ended March 31, 2012, reported negative cash flows from operating activities. The Company has only begun engaging in the oil and gas exploration and development business and it does not have an established history of locating and developing properties that have oil and gas reserves. As a result, the revenue and income potential of the Company’s business is unproven. Errors may be made in predicting and reacting to relevant business trends and the Company will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies. The Company may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause the Company’s business, results of operations, and financial condition to suffer. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is an issue due to its net losses and negative cash flows from operations, and its need for additional financing to fund future operations. The Company’s ability to continue as a going concern is subject to its ability to obtain necessary funding from outside sources, including the sale of its securities or loans from financial institutions. There can be no assurance that such funds, if available, can be obtained on terms reasonable to the Company. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

F-22

Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owed subsidiaries, International Energy Corp., e.Deal Enterprises Corp, and Armada Oil and Gas. Only Armada Oil and Gas is currently an active operating entity. All significant intercompany transactions and accounts have been eliminated in consolidation.

Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include accruals related to oil and gas sales and expenses; estimates used in determining oil and gas reserves, the carrying value of oil and gas properties and the impairment, if any, of such oil and gas properties; and assumptions used in the fair value of stock-based compensation.

Cash and Cash Equivalents

Cash and cash equivalents includes highly liquid investments with original maturities of three months or less. Currently the Company has amounts deposited with financial institutions in excess of federally insured limits.

Accounts Receivable

Accounts receivable represents that portion of the Company’s net revenue interest in its oil and gas leases that has not been collected at the end of each period presented. To date, management has determined that no allowance for doubtful accounts is necessary since lease operating expenses have exceeded net revenue. At March 31, 2012, the Company has a payable recorded on its consolidated balance sheet due to the operator of the oil wells that exceeds the accounts receivable balance due from the same operator.

Full Cost Method of Accounting for Oil and Gas Properties

The Company has elected to utilize the full cost method of accounting for its oil and gas activities. In accordance with the full cost method of accounting, all costs associated with the acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves once proved reserves are determined to exist. The Company has not obtained reserve studies with estimated proven reserves. Management is assessing geographic and production data to determine the need for reserves studies.

Oil and gas properties without estimated proved reserves are not amortized until proved reserves associated with the properties can be determined or until impairment occurs. Accordingly, as of March 31, 2012, no amortization of capitalized costs of oil and gas properties was recorded. Further, based on a recent engineering report prepared with respect to the leasehold interests in 1,280 acres recently acquired in Wyoming and the relatively recent acquisitions in Texas, management has determined that no impairment currently exists.

Full Cost Ceiling Test

At the end of each quarterly reporting period, the unamortized costs of oil and gas properties are subject to a “ceiling test” which basically limits capitalized costs to the sum of the estimated future net revenues from proved reserves, discounted at 10% per annum to present value, based on current economic and operating conditions, adjusted for related income tax effects. As noted above, the Company has not yet obtained reserve reports.

F-23

Asset Retirement Obligation

The Company accounts for its future asset retirement obligations (“ARO”) by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an ARO is included in proven oil and gas properties in the balance sheets. The ARO consists of costs related to the plugging of wells, removal of facilities and equipment, and site restoration on its oil and gas properties. The asset retirement liability is accreted to operating expense over the useful life of the related asset. As of March 31, 2012, the Company does not have an ARO.

Oil and Gas Revenue

The Company recognizes oil and gas revenue when oil and gas production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a purchaser’s pipeline or truck. As a result of the numerous requirements necessary to gather information from purchasers or various measurement locations, calculate volumes produced, perform field and wellhead allocations, distribute and disburse funds to various working interest partners and royalty owners, the collection of revenues from oil and gas production may take up to 45 days following the month of production. Therefore, the Company may make accruals for revenues and accounts receivable based on estimates of its share of production. Since the settlement process may take 30 to 60 days following the month of actual production, its financial results may include estimates of production and revenues for the related time period. The Company will record any differences between the actual amounts ultimately received and the original estimates in the period they become finalized.

Fair Values of Financial Instruments

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in on orderly transaction between market participants. See Note 6. Fair Value Measurements.

Stock-Based Compensation

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its consolidated financial statements over the requisite service period. The Company uses the Black-Scholes pricing model to determine the fair value of stock-based compensation awards. The Black-Scholes pricing model requires management to make assumptions regarding the warrant and option lives, expected volatility, and risk free interest rates. See Note 9. Stock Options and Note 10. Warrants.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of March 31, 2012 and 2011, the Company has not recorded any unrecognized tax benefits.

Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively. See Note 12. Income Taxes.

F-24

Segment Reporting

The Company’s business currently operates in one segment.

Net Loss Per Share

The computation of basic net loss per share is based on the weighted average number of shares that were outstanding during the year. The computation of diluted net loss per share is based on the weighted average number of shares used in the basic net loss per share calculation plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method for shares subject to stock options and warrants. See Note 4. Net Loss Per Share.

Recently Issued and Adopted Accounting Pronouncements

The Company reviews new accounting standards as issued. Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion. The Company believes that none of the new standards will have a significant impact on its consolidated financial statements.

Note 4. Net Loss Per Share

During the years ended March 31, 2012 and 2011, the Company recorded a net loss. As such, the inclusion of shares of common stock to be issued from the exercise of stock options and warrants would be anti-dilutive and basic and diluted net loss per share is the same for those periods. There were 14,000 stock options excluded from the computation of diluted net loss per share for the year ended March 31, 2012 with a weighted-average exercise price of $2.61 per share. Also excluded from the computation were Series A Warrants, Series B Warrants, and Series C Warrants to acquire 1,174,785, 2,520,000, and 2,520,000 shares of common stock, respectively, with weighted-average exercise prices of $1.25, $2.00, and $3.00 per share, respectively. Excluded from the computation of diluted net loss per share for the year ended March 31, 2011 were stock options to acquire 20,000 shares of common stock with a weighted-average exercise price of $3.08 per share.

For purposes of earnings per share computations, shares of common stock that are issuable at the end of a reporting period are included as outstanding.

Following is the computation of basic and diluted net loss per share for the years ended March 31, 2012 and 2011:

	Year Ended
	March 31,
	2012	2011
Numerator - net loss	$(534,222)	$(183,666)

Denominator - weighted average number of common shares outstanding - basic and diluted	10,126,921	8,449,846

Basic and diluted net loss per common share	$(0.05)	$(0.02)

F-25

Note 5. Oil and Gas Properties

Following is the aggregate amount of capitalized costs relating to oil and gas producing activities and the aggregate amount of related accumulated depreciation, depletion, and amortization at March 31, 2012 and March 31, 2011:

	March 31,	March 31,
	2012	2011
Unproven oil and gas properties	$26,092,038	$-
Development costs	38,366	-
	26,130,404	-
Impairment and depletion, depreciation and amortization	-	-
Oil and gas properties, net	$26,130,404	$-

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves once proved reserves are determined to exist. The Company has not obtained reserve studies with estimated proven reserves. Management is assessing geographic and production data to determine the need for reserves studies.

Oil and gas properties without estimated proved reserves are not amortized until proved reserves associated with the properties can be determined or until impairment occurs. Accordingly, as of March 31, 2012, no amortization of capitalized costs of oil and gas properties was recorded. Properties which are not being amortized are assessed quarterly, on a property-by-property basis, to determine whether they are recorded at the lower of cost or fair value. Based on a recent engineering report prepared with respect to the leasehold interests in 1,280 acres recently acquired in Wyoming and the relatively recent acquisitions in Texas, management has determined that no impairment currently exists.

Gonzales County, Texas Property (“GC Property”)

Unproven oil and gas properties at March 31, 2012 includes the estimated fair value of the GC APA on July 29, 2011, the date of acquisition, whereby, the Company issued 1,800,000 shares of its common stock to acquire the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas. The closing price of the Company’s common stock on July 29, 2011 (as quoted on the OTC Markets Group Inc. OTCQBTM tier), was $1.01 per share, resulting in an estimated fair value of $1,818,000 on the date of acquisition.

Young County, Texas Property (“YC Property”)

Unproven oil and gas properties at March 31, 2012 includes the estimated fair value of the YC APA on the date of acquisition. Effective July 29, 2011, the Company entered into the YC APA, whereby it acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total cash compensation of $128,500.

Archer County, Texas Property (“AC Property”)

Unproven oil and gas properties at March 31, 2012 includes the estimated fair value of the AC AA on the date of acquisition. Effective September 16, 2011, the Company entered into the AC AA, whereby it acquired two leases totaling approximately 140 acres of land and twelve wells in Archer County, Texas for $125,000.

During the quarter ended March 31, 2012, the Company conducted repairs on, and further developed, both the YC Property and the AC Property, including performing acid jobs on all the wells, to increase the volume of fluids in the injection wells in an attempt to increase production. During the second half of 2012, the Company plans to continue its efforts to increase production of the wells. There is no guarantee that any efforts the Company undertakes will prove to be effective.

F-26

Armada Oil and Gas

On March 30, 2012, the Company completed the acquisition of Armada Oil and Gas and assumed a Purchase and Option Agreement between Armada Oil and Gas and TR Energy, through which it received leasehold interests in 1,280 acres of land, engineering data, and 2D seismic, as well as an option to purchase leasehold interests to an additional 23,700 acres, in the Niobrara and Casper formation projects. The Company believes that this acquisition supports its business plan of discovering, acquiring, and developing onshore oil and natural gas resources in prolific and productive geological formations in North America.

Pursuant to the Share Exchange Agreement, the Armada Oil and Gas Stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants with the Company in return for 8,870,000 shares of the Company’s common stock, 2,520,000 Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of the Company’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share and 2,520,000 Series C Warrants allowing the Armada Oil and Gas stockholders to purchase up to an equal number of the Company’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share (collectively the “Purchase Consideration”).

The fair value of the Purchase Consideration on the date of acquisition was $24,387,356. The closing price of the Company’s common stock on March 30, 2012 (as quoted on the OTC Markets Group, Inc. OTCQBTM tier), was $1.80 per share (a level 1 input), resulting in an estimated fair value of the 8,870,000 shares of common stock of $15,966,000. The fair value of the 2,520,000 Series B Warrants, as calculated using the Black-Scholes model, was $4,125,716, using the following assumptions (level 3 inputs): risk-free interest rate of 1.04%; expected lives of 5 years, expected volatility of 152.56%, and a 0% dividend yield. The fair value of the 2,520,000 Series C Warrants, as calculated using the Black-Scholes model, was $4,295,640, using the following assumptions (level 3 inputs): risk-free interest rate of 1.61%; expected lives of 7 years, expected volatility of 152.56%, and a 0% dividend yield.

As part of the acquisition of Armada Oil and Gas, the Company acquired $378,436 of cash and the Wyoming Property, and assumed accounts payable of $11,618. The Company engaged an independent third party (the “Valuation Firm”) to perform a valuation of the Wyoming Property acquired pursuant to the Purchase and Option Agreement. Using assumptions and estimates typical for similar property in that same geographic region, and in accordance with SEC guidelines, the Valuation Firm determined that the Wyoming Property had a fair value ranging from $19,260,000 (using a present value discount factor of 15% of estimated cumulative future cash flows, a level 3 input, using the income based approach) to $27,674,000 (using a present value discount factor of 5% of estimated cumulative future cash flows, a level 3 input, using the income based approach). The fair value assigned to the Wyoming Property by the Company was $24,020,538, which falls within approximately 2% of the mid-point of the aforementioned range.

Following is a summary of the Purchase Consideration and the acquisition date fair value of the Armada Oil and Gas assets acquired and liabilities assumed on March 30, 2012:

Purchase Consideration
Fair value of 8,870,000 shares of the Company's common stock	$15,966,000
Fair value of 2,520,000 Series B Warrants	4,125,716
Fair value of 2,520,000 Series C Warrants	4,295,640
Total Purchase Consideration	$24,387,356

Acquisition Date Assets Acquired and Liabilities Assumed
Cash	$378,436
Oil and gas property	24,020,538
Accounts payable	(11,618)
Total Acquisition Date Assets Acquired and Liabilities Assumed	$24,387,356

F-27

Armada Oil and Gas was incorporated on January 19, 2012, in the State of Nevada. Accordingly, it did not have any operations prior to this time. Therefore, if the Company had acquired Armada Oil and Gas on April 1, 2010, the Company’s consolidated results of operations and net loss would remain unchanged for its fiscal year ended March 31, 2011, and its consolidated net loss would have been $559,207 for the fiscal year ended March 31, 2012.

Note 6. Fair Value Measurements

Fair value is defined within the accounting rules as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The rules established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;

Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;

Level 3:	Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

Fair Value of Financial Instruments

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable. The carrying amounts for these instruments approximate fair value due to the short-term nature or maturity of the instruments.

Note 7. 2011 Private Placement

In October 2011, the Company entered into a self directed 2011 Private Placement consisting of the sale of 2,500,000 Units at a price of $0.60 per Unit. Each Unit consisted of one share of the Company’s common stock and one Series A Warrant to purchase one share of common stock at $1.25 per share for a period of two years from the date of issuance. The 2011 Private Placement closed on December 31, 2011, raising $704,870 in the sale of 1,174,785 shares of common stock and 1,174,785 Series A Warrants. The issuance of the shares of common stock and the shares underlying the Series A Warrants are exempt from registration pursuant to regulation Rule 506.

At the time of grant, the fair value of the 1,174,785 Series A Warrants, as calculated using the Black-Scholes model, was $569,383, using the following weighted average assumptions: risk-free interest rate of 0.27%; expected lives of 2 years, expected volatility of 167.9%, and a 0% dividend yield. The proceeds from the 2011 Private Placement allocated to the warrants and common stock were $288,285 and $416,585, respectively, based on their relative fair values on the date of issuance.

Note 8. Capital Stock

Preferred Stock

At March 31, 2012, there were 1,000,000 shares of preferred stock (par value of $0.01 per share) authorized, of which no shares were issued and outstanding. The Board of Directors has the authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation. Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class.

F-28

Common Stock

On June 27, 2011, the Company effected a one-for-five reverse stock split with all fractional shares being rounded up to the nearest whole share. The Reverse Split was declared effective by FINRA on June 29, 2011. All share and per share amounts have been retrospectively restated to reflect the Reverse Split.

On July 29, 2011, the Company issued 1,800,000 shares of its common stock in exchange for the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas.

On March 30, 2012, pursuant to the Share Exchange Agreement, the Company issued 8,870,000 shares of its common stock, 2,520,000 Series B Warrants at a purchase price of $2.00 per share, and 2,520,000 Series C Warrants at a purchase price of $3.00 per share.

During the year ended March 31, 2012, the Company issued 1,174,785 shares of its common stock pursuant to the terms of the 2011 Private Placement.

See Note 1. Organization and Description of Business for further discussion of the Share Exchange Agreement, Note 5. Oil and Gas Properties for the fair value of the common stock and warrants issued and the net assets acquired, Note 7. 2011 Private Placement, and Note 10. Warrants.

Note 9. Stock Options

On September 30, 2002, the stockholders of the Company approved its 2002 Incentive Stock Plan (the “2002 Plan”), which has 4,000,000 shares reserved for issuance thereunder, none of which are currently registered with the SEC. The 2002 Plan provides shares available for options granted to employees, directors and others. The options granted to employees under the Company’s 2002 Plan generally vest over one to five years or as otherwise determined by the plan administrator. Options to purchase shares expire no later than ten years after the date of grant.

The Company measures all stock-based compensation awards using a fair value method on the date of grant and recognizes such expense in its financial statements over the requisite service period. The grant date fair value of stock options is based on the price of a share of the Company’s common stock on the date of grant. In determining the grant date fair value of stock options, the Company uses the Black-Scholes option pricing model which requires management to make assumptions regarding the option lives, expected volatility, and risk free interest rates, all of which impact the fair value of the option and, ultimately, the expense that will be recognized over the life of the option.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a bond with a similar term. The Company does not anticipate declaring dividends in the foreseeable future. Volatility is calculated based on the historical weekly closing stock prices for the same period as the expected life of the option. The Company uses the “simplified” method for determining the expected term of its “plain vanilla” stock options. The Company recognizes compensation expense for only the portion of stock options that are expected to vest. Therefore, the Company applies an estimated forfeiture rate that is derived from historical employee termination data and adjusted for expected future employee turnover rates. To date, the Company has experienced minimal forfeitures, which did not impact the fair value of the stock option grants. If the actual number of forfeitures differs from those estimated by the Company, additional adjustments to compensation expense may be required in future periods.

F-29

The following table sets forth the stock-based compensation expense resulting from stock option grants, including those previously granted and vesting over time, which was recorded in the Company’s Consolidated Statements of Operations for the years ended March 31, 2012 and 2011:

	Year Ended
	March 31,
	2012	2011

Director and management fees, net of the reversal of stock-based compensation	$(12,363)	$11,438
Total	$(12,363)	$11,438

Following is a summary of the Company’s stock option activity for the years ended March 31, 2012 and 2011:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of Options	Exercise Price	Term	Value
Outstanding at March 31, 2010	1,610,000	$0.68
Cancellations	(1,590,000)	0.65
Outstanding at March 31, 2011	20,000	$3.08
Forfeitures	(6,000)	4.15
Outstanding at March 31, 2012	14,000	$2.61	6.5 years	$-
Exercisable at March 31, 2012	10,000	$2.86	6.5 years	$-
Available for grant at March 31, 2012	3,976,000

The 2002 Stock Plan expires in September 2012. In anticipation of its expiration, by way of Unanimous Written Consent dated April 27, 2012, the Board of Directors approved the terms and provisions of the 2012 Long-Term Incentive Plan (“2012 Incentive Plan). The 2012 Incentive Plan was approved by shareholders owning the majority of the Company’s shares of common stock and became effective on May 1, 2012, after which time no new equity awards may be made under the 2002 Stock Plan. Pursuant to an Option Exchange Agreement dated June 15, 2012, the 14,000 stock options outstanding under the 2002 Plan at March 31, 2012 and as of May 1, 2012, were exchanged for an equal number of options issued under, and in accordance with the terms of the 2012 Incentive Plan. All terms of the original option grants remain the same. The Company has reserved 5,000,000 shares of common stock for issuance upon grant or exercise of awards by participants under the 2012 Incentive Plan.

The aggregate intrinsic value in the table above represents the total pretax intrinsic value for all “in-the-money” options (i.e. the difference between the Company’s closing stock price on the last trading day of its fiscal year 2012 and the exercise price, multiplied by the number of shares) that would have been received by the option holders had all option holders exercised their options on March 31, 2012. The intrinsic value of the options changes based on the fair market value of the Company’s common stock.

Stock Option Forfeitures

Effective July 29, 2011, Ms. Joanne Lustre resigned as a member of the Company’s Board of Directors. Of the 10,000 stock options previously granted to Ms. Lustre on September 12, 2008, 4,000 had vested as of the date of her resignation and may be exercised through September 11, 2018, their original expiration date. The remaining 6,000 options granted to Ms. Lustre had not vested and were forfeited. Accordingly, during the year ended March 31, 2012, the Company recorded a reversal of stock compensation expense previously recorded of $16,182, which is included in director and management fees.

Stock Option Cancellations

On August 30, 2010, the Company cancelled 1,590,000 stock options granted on June 10, 2005, at an exercise price of $0.65 per share. These stock options were fully vested on their cancellation date and the related stock-based compensation expense was already previously recorded.

As of March 31, 2012, the Company had $1,733 of total unrecognized compensation expense related to unvested stock options which is expected to be recognized over a period of 1.75 years.

F-30

The following table summarizes information about stock options outstanding and exercisable at March 31, 2012:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
	Number of	Remaining	Average	Number of	Remaining	Average
	Options	Contractual	Exercise	Options	Contractual	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Life (Years)	Price
$2.00	10,000	6.5	$2.00	6,000	6.5	$2.00
4.15	4,000	6.5	4.15	4,000	6.5	4.15
$2.00 -$4.15	14,000	6.5	$2.61	10,000	6.5	$2.86

The Company does not repurchase shares to fulfill the requirements of options that are exercised. Further, the Company issues new shares when options are exercised.

Note 10. Warrants

The following table summarizes warrant-related activity for the year ended March 31, 2012:

					Weighted
					Average
		Number of Warrants		Number of Warrants	Remaining Contractual
	Exercise	Outstanding at		Outstanding at	Term (Years) at
Series	Price	March 31, 2011	Issued	March 31, 2012	March 31, 2012

A	$1.25	-	1,174,785	1,174,785	1.6
B	2.00	-	2,520,000	2,520,000	5.0
C	3.00	-	2,520,000	2,520,000	7.0
		-	6,214,785	6,214,785	5.2

The weighted average exercise price of the warrants is $2.26 per share.

All Series A Warrants outstanding and exercisable at March 31, 2012 were issued pursuant to the 2011 Private Placement. Each Series A Warrant is exercisable at $1.25 per share and expires two years from the date of issuance.

On March 30, 2012, pursuant to the Share Exchange Agreement, the Armada Oil and Gas Stockholders exchanged all of the issued and outstanding shares of Armada Oil and Gas’ common stock and all outstanding stock purchase warrants with the Company in return for 8,870,000 shares of the Company’s common stock, 2,520,000 Series B Warrants allowing the Armada Oil and Gas Stockholders to purchase up to an equal number of shares of the Company’s common stock for a period of 5 years from the date of issuance at a purchase price of $2.00 per share and 2,520,000 Series C Warrants allowing the Armada Oil and Gas stockholders to purchase up to an equal number of the Company’s shares of common stock for a period of 7 years from the date of issuance at a purchase price of $3.00 per share.

The Series C Warrants may not be exercised unless and until the Company informs the holder that the aggregate number of shares of common stock issuable upon exercise of all of the Series C Warrants, along with all other warrants issued by the Company pursuant to the Share Exchange Agreement, together with the shares of the Company’s common stock issued to the Armada Oil and Gas Stockholders pursuant to the Share Exchange Agreement, will not constitute more than 49.9% of the Company’s total number of shares of common stock issued and outstanding at the time of exercise.

See Note 1. Organization and Description of Business, Note 5. Oil and Gas Properties, and Note 7. 2011 Private Placement for additional information.

F-31

Note 11. Related Party Transactions

Effective July 29, 2011, the Company entered into an Asset Purchase Agreement with Mr. Cerna, our President and CEO and a member of our Board of Directors, and Acqua Ventures, Inc. pursuant to which it acquired the lease to approximately 300 acres of undeveloped land in Gonzales County, Texas for total compensation of 1,800,000 shares of the Company’s common stock. Of the total 1,800,000 shares of common stock issued, 1,400,000 shares were issued to Mr. Cerna and 400,000 shares were issued to Acqua Ventures, Inc., an unrelated third party. On the date of the acquisition, the 1,800,000 shares of common stock issued in this transaction had an estimated fair value of $1,818,000 and the 1,400,000 shares of common stock issued to Mr. Cerna had an estimated fair value of $1,414,000.

Effective July 29, 2011, the Company entered into an Asset Purchase Agreement with Mr. Cerna pursuant to which it acquired two leases totaling approximately 120 contiguous acres of land and fourteen wells in Young County, Texas for total compensation of $128,500.

On March 30, 2012, the Company completed the acquisition of Armada Oil and Gas through the Share Exchange Agreement, pursuant to which Mr. David Moss, a member of our Board of Directors, received 4,200,000 shares of the Company’s common stock, representing 20.7% of the Company’s issued and outstanding shares of common stock at the time of acquisition.

Note 12. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at March 31, 2012 and 2011 are as follows:

	Year Ended
	March 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$841,611	$659,346
Capitalized research and development	52,494	60,609
Capitalized oil and gas development costs	1,362	-
Capitalized acquisition related costs	9,737	-
Stock based compensation	10,563	14,766
Research and development credit carry forward	10,085	10,085
Total deferred tax assets	925,852	744,806
Less: valuation allowance	(925,852)	(744,806)
Net deferred tax asset	$-	$-

The net increase in the valuation allowance for deferred tax assets was $181,046 for the year ended March 31, 2012. The net decrease in the valuation allowance for deferred tax assets was $223,516 for the year ended March 31, 2011. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

For federal income tax purposes, the Company has net U.S. operating loss carry forwards at March 31, 2012 available to offset future federal taxable income, if any, of $2,475,327, which will begin to expire during the fiscal year ended March 31, 2022. Accordingly, there is no current tax expense for the fiscal years ended March 31, 2012 and 2011. In addition, the Company has research and development tax credit carry forwards of $10,085 at March 31, 2012, which are available to offset federal income taxes and begin to expire during the fiscal year ended March 31, 2028.

F-32

The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The effects of state income taxes were insignificant for the years ended March 31, 2012 and 2011.

The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rate of 34% for the years ended March 31, 2012 and 2011:

	Year Ended
	March 31,
	2012	2011
Income tax benefit at statutory rate	$181,635	$62,446
Non-deductible meals and entertainment	(589)	(368)
Cancellation of fully vested stock options	-	(285,594)
Change in valuation allowance	(181,046)	223,516
	$-	$-

The fiscal years 2009 through 2012 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

Note 13. Subsequent Events

New Management and Board Members

Effective May 1, 2012, Mr. Dang resigned as the Company’s CEO and as a member of the Company’s Board of Directors. Simultaneously, the Company appointed Rhonda B. Rosen as the Company’s CFO and Treasurer. Ms. Rosen was appointed as the Company’s Secretary, effective May 9, 2012. Pursuant to the terms of an Employment Agreement, Ms. Rosen will provide the Company with all services customarily rendered by a CFO on a part-time basis. As compensation for her services, Ms. Rosen will receive a monthly salary of $6,000.

Effective May 10, 2012, the Company appointed Mr. Kenneth T. Hern and Mr. Will E.D. Matthews to serve on the Company’s Board of Directors. Effective May 30, 2012, Mr. Eric Wold, was appointed to the Board of Directors.

As compensation for their service on the Board, each of Messrs. Hern, Matthews, and Wold, will receive a grant of 50,000 options pursuant to the Company’s 2012 Incentive Plan. 10,000 (20%) of these options vest immediately upon appointment; 40% vest on the one-year anniversary of service; and the remaining 40% vest on the two-year anniversary. Additionally, all Board members will receive a cash payment of $3,000 for each meeting attended in person and $500 for each meeting attended telephonically. Travel and related out-of-pocket expenses incurred in connection with their duties as members of the Board will be reimbursed.

F-33

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$2,857,685	$3,182,392
Accounts receivable – oil and gas	1,832,355	2,460,260
Accounts receivable – other	157,819	58,818
Derivative assets, commodity contracts	111,300	656,413
Deferred financing costs – current net of accumulated amortization of $10,142 and $0, respectively	41,365	51,507
Deferred tax asset	6,643	—
Prepaid advances for oil and gas development	281,061	—
Prepaid expenses	76,820	3,971
TOTAL CURRENT ASSETS	5,365,048	6,413,361

Oil and gas properties, successful efforts accounting:
Proved properties subject to amortization – net	7,146,351	6,742,027
Unproved properties not subject to amortization	766,513	—
Support facilities and equipment – net	2,105,480	2,061,777
Land	48,345	48,345
Oil and gas properties – net	10,066,689	8,852,149

Property and equipment – net	227,685	31,834
Deferred tax asset – noncurrent	2,825,689	3,088,740
Deferred financing cost – noncurrent, net of accumulated amortization of $316,374 and $287,943, respectively	—	28,431
Derivative assets, commodity contracts – noncurrent	—	282,537
Deposit on asset retirement obligations	640,000	640,000
Other assets	4,013	5,000

TOTAL ASSETS	$19,129,124	$19,342,052

(See accompanying notes to unaudited consolidated financial statements.)

F-34

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Continued)

	September 30, 2012	December 31, 2011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable – trade	$898,548	$1,518,603
Revenue payable	560,930	796,221
Accrued expenses	306,375	259,808
Accrued expenses – related parties	54,840	54,840
Deferred tax liability	23,431	212,781
Notes payable – current	71,834	466,655
TOTAL CURRENT LIABILITIES	1,915,958	3,308,908

Note payable – noncurrent	5,195,963	5,162,018
Convertible notes payable, net of discount	—	461,740
Derivative liability – noncurrent	112,164	113,083
Deferred tax liability - noncurrent	47,790	—
Asset retirement obligations	3,458,506	3,450,252
TOTAL LIABILITIES	10,730,381	12,496,001

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001, 10,000,000 shares authorized, -0- shares issued and outstanding	—	—
Common stock, par value $0.0001, 300,000,000 shares authorized, 83,930,769 and 79,531,616 shares issued and outstanding, respectively	8,393	7,953
Additional paid-in capital (deficiency)	753,820	(633,745
Retained earnings	7,636,530	7,471,843
TOTAL STOCKHOLDERS’ EQUITY	8,398,743	6,846,051

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,129,124	$19,342,052

(See accompanying notes to unaudited consolidated financial statements.)

F-35

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
		(Restated)		(Restated)

Revenue	$3,235,366	$2,569,464	$11,477,268	$2,606,517

Operating expenses:
Lease operating expenses	1,548,851	991,833	5,171,819	1,005,094
Environmental remediation expenses	—	—	244,237	—
Exploration costs	137,090	27,500	233,089	40,303
Depletion, depreciation, accretion and impairment expenses	361,484	588,709	1,215,448	592,293
Gain on sale of oil and gas properties	—	(17,960)	—	(17,960)
Loss on settlement of asset retirement obligations	—	—	116,394	—
General and administrative expenses	834,953	692,656	2,542,226	1,042,364
Total operating expense	2,882,378	2,282,738	9,523,213	2,662,094

Income (loss) from operations	352,988	286,726	1,954,055	(55,577

Other income (expense):
Interest income	1,991	376	7,789	376
Interest expense	(143,940)	(169,422	(418,078)	(466,458
Realized gain on commodity contracts	117,741	53,092	363,733	53,092
Unrealized gain (loss) on change in fair value of derivatives – commodity contracts	(862,306)	1,380,200	(938,606)	1,380,200
Loss on change in fair value of derivatives – convertible debt	(17,714)	(78,139)	(536,422)	(214,543
Gain on settlement of debt	—	—	—	223,736
Loss on extinguishment of debt	—	—	—	(17,620
Other income (expense)	(1,485)	1,009	4,380	1,044

Total other income (expense)	(905,713)	1,187,116	(1,517,204)	959,827

Net income (loss) before income taxes	(552,725)	1,473,842	436,851	904,250
Income tax benefit (expense)	195,850	—	(272,164)	—
Net income (loss)	$(356,875)	$1,473,842	$164,687	$904,250

Net income (loss) per common share:
Basic	$(0.00)	$0.02	$0.00	$0.02
Diluted	$(0.00)	$0.02	$0.00	$0.01

Weighted average number of common shares outstanding:
Basic	84,842,165	72,479,866	83,712,000	55,152,473
Diluted	84,842,165	81,311,627	85,485,306	60,689,114

(See accompanying notes to unaudited consolidated financial statements.)

F-36

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2012	2011
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$164,687	$904,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, accretion and impairment expense	1,215,448	592,293
Deferred income taxes	272,164	—
Share-based compensation	273,478	183,535
Gain on sale of oil and gas properties	—	(17,960)
Realized loss on settlement of asset retirement obligations	116,394	—
Amortization of debt discount charged to interest expense	4,279	788
Amortization of deferred financing costs	38,573	145,557
Induced debt conversion expense charged to interest expense	—	111,974
Shares issued for continuation of loan guarantees charged to interest expense	—	4,650
Gain on conversion of accounts payable to common stock	—	(223,736)
Unrealized gain (loss) on change in fair value of derivatives – commodity contract	938,606	(1,380,200)
Loss on change in fair value of derivatives – convertible debt	536,422	214,543
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	627,905	—
Accounts receivable – other	(99,001)	(1,114,969)
Prepaid expenses and other assets	(263,294)	(17,243)
Accounts payable and accrued expenses	(855,717)	598,375
Revenue payable	(235,291)	212,023
Accrued expenses – related parties	—	13,978
CASH PROVIDED BY OPERATING ACTIVITIES	2,734,653	227,858

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received for sale of oil and gas properties	—	17,960
Cash paid for acquisition and development of oil and gas properties	(2,024,024)	(5,007,573)
Cash paid to settle asset retirement obligation for oil and gas properties	(255,751)	—
Cash paid for purchase of support facilities and equipment	(249,993)	—
Cash paid for purchase of furniture, fixtures, and equipment	(67,710)	(3,771)
CASH USED IN INVESTING ACTIVITIES	(2,597,478)	(4,993,384)

CASH FLOWS FROM FINANCING ACTIVITIES
Installment payment on purchase of software	(11,375)	—
Proceeds from sale of stock	—	40,000
Proceeds from borrowings on debt	11,224	5,713,086
Principal payments on notes payable	(461,731)	(2,604)
Principal payments on debt – related party	—	(21,000)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(461,882)	5,729,482

NET CHANGE IN CASH	(324,707)	963,956
CASH AT BEGINNING OF PERIOD	3,182,392	6,096
CASH AT END OF PERIOD	$2,857,685	$970,052

(See accompanying notes to unaudited consolidated financial statements.)

F-37

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Continued)

	For the Nine Months Ended September 30,
	2012	2011
		(Restated)
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$346,345	$54,558
Cash paid for income taxes	$37,000	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS
Prepaid insurance financed with a note payable	$89,631	$—
Software purchased with installment payments	$136,500	$—
Additional paid-in-capital realized as the result of settlement of derivative liability from conversion of debt	$649,505	$—
Common stock issued for the purchase of Tchefuncte Natural Resources, LLC	$—	$2,968,000
Common stock issued to settle debt	$—	$234,450
Debt discount	$—	$5,743
Common stock issued for the conversion of notes payable and accrued interest	$466,019	$2,040,282
Promissory note exchanged for convertible debt, net of discount	$—	$41,019

(See accompanying notes to these unaudited consolidated financial statements.)

F-38

MESA ENERGY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Mesa Energy, Inc. (“MEI”) is a wholly owned subsidiary of Mesa Energy Holdings, Inc. (referred to individually or in conjunction with one or more of its subsidiaries as the “Company”). MEI’s predecessor entity, Mesa Energy, LLC, was formed in April 2003 as an exploration and production company in the oil and gas industry. MEI’s oil and gas operations are conducted through itself and its wholly owned subsidiaries. MEI acquired Tchefuncte Natural Resources, LLC (“TNR”) in July 2011. TNR owns interests in 80 wells and related surface production equipment in five fields located in Plaquemines and Lafourche Parishes in Louisiana. Mesa Gulf Cost Operating, LLC became the operator of all operated properties in Louisiana in October 2011. Mesa Midcontinent, LLC is a qualified operator in the state of Oklahoma and operates our properties in Garfield and Major Counties, Oklahoma. MEI is a qualified operator in the State of New York and operates the Java Field. Our operating entities have historically employed, and will continue in the future to employ, on an as-needed basis, the services of drilling contractors, other drilling related vendors, field service companies and professional petroleum engineers, geologists and land men as required in connection with future drilling and production operations. See Note 2 for more information on the acquisition of TNR.

Mesa Midcontinent, LLC, (“MMC”) is a wholly owned subsidiary of MEI. MMC owns unproved leasehold acreage in Garfield and Major Counties, Oklahoma. See Note 5 for more information on the acquisition of unproved leasehold acreage.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s latest annual report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited consolidated financial statements for fiscal year 2011, as reported in the Form 10-K, have been omitted.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and those of the Company’s wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during each reporting period. Management believes these estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties, which may cause actual results to differ materially from management’s estimates.

F-39

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk include cash and cash equivalents. The Company had cash deposits of $634,308 in excess of the FDIC’s current insured limit on interest bearing accounts of $250,000 as of September 30, 2012. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Reclassifications

Certain reclassifications have been made to amounts in prior periods to conform with the current period presentation. All reclassifications have been applied consistently to the periods presented.

Earnings (Loss) Per Share

The Company’s earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution of securities, if any, that could share in the earnings of the Company and are calculated by dividing net income by the diluted weighted average number of common shares. The diluted weighted average number of common shares is computed using the treasury stock method for common stock that may be issued for outstanding stock options, unvested restricted stock grants, warrants, and convertible debt. The following is a reconciliation of the numerator and denominator used for the computation of basic and diluted net income per common share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Numerator:
Net income (loss) available to stockholders	$(356,875)	$1,473,842	$164,687	$904,250
Basic net income allocable to participating securities (1)	6,282	—	(3,230)	—
Basic net income (loss) available to stockholders	(350,593)	1,473,842	161,457	904,250
Impact of assumed conversions-interest expense, net of income taxes	—	4,093	11,359	45,105
Income (loss) available to stockholders assuming conversion of convertible debentures	$(356,875)	$1,477,935	$172,816	$949,355

Denominator:
Weighted average number of common shares – Basic	84,842,165	72,479,866	83,712,000	55,152,473
Effect of dilutive securities (2) :
Options and warrants	—	1,048,000	271,661	1,048,000
Convertible promissory notes	—	7,676,152	1,501,645	4,452,377
Restricted stock granted	—	107,609	—	36,264
Weighted average number of common shares – Diluted	84,842,165	81,311,627	85,485,306	60,689,114

Net income (loss) per common share:
Basic	$(0.00)	$0.02	$0.00	$0.02
Diluted	$(0.00)	$0.02	$0.00	$0.01

(1) Restricted share awards that contain nonforfeitable rights to dividends are participating securities and, therefore, are included in computing earnings using the two-class method. Participating securities, however, do not participate in undistributed net losses.

(2) For the three months ended September 30, 2012, vested stock options representing 1,403,000 shares and 500,000 vested warrants were antidilutive and excluded from the dilutive share calculation.

F-40

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flows.

Subsequent Events

The Company has evaluated all subsequent events from September 30, 2012 through the issuance date of the consolidated financial statements for subsequent event disclosure consideration.

NOTE 2 – ACQUISITION OF TCHEFUNCTE NATURAL RESOURCES, LLC.

On July 22, 2011, the Company acquired 100% of the membership interests in Tchefuncte Natural Resources, LLC, which became a wholly-owned subsidiary of the Company. Assets acquired comprise five oil and gas fields in Plaquemines and Lafourche Parishes in Louisiana. In exchange for their members’ interests, the selling members of TNR received an aggregate of 21.2 million shares of the Company’s common stock valued at $2,968,000 based on the closing price of Mesa’s stock on July 22, 2011.

The following unaudited pro forma information assumes the acquisition of TNR occurred as of January 1, 2011. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the entire period presented.

	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2011
		(Restated)
Revenue	$3,196,569	$8,643,010
Net income	$1,357,420	$3,913,773

Net income per common share – basic	$0.02	$0.06
Net income per common share – diluted	$0.02	$0.05

Weighted average number of common shares outstanding – basic	75,546,389	70,838,920
Weighted average number of common shares outstanding – diluted	81,846,389	76,375,521

NOTE 3 – FAIR VALUE MEASUREMENTS

The following tables set forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2012 and December 31, 2011.

	September 30, 2012
	Carrying Value	Fair Value Measurement
		Level 1	Level 2	Level 3

Derivative liability – commodity contracts, net	$864	$—	$864	$—

	December 31, 2011
	Carrying Value	Fair Value Measurement
		Level 1	Level 2	Level 3

Derivative assets – commodity contracts	$938,950	$—	$938,950	$—
Derivative liability – convertible debt	113,083	—	—	113,083

F-41

The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheet at fair value. Additional information regarding our derivative instruments can be found in Note 4 – Commodity Derivative Instruments and Note 6 – Debt.

NOTE 4 – COMMODITY DERIVATIVE INSTRUMENTS

The Company has commodity derivative instruments for which it determined the fair value using period-end closing oil and gas prices, interest rates and volatility factors for the periods under each contract as of September 30, 2012. The details of the derivative instruments are summarized below:

Costless Gas Collar

		Average
Production Period	Total Volume	Floor / Ceiling	Fair Value
Sep 2012-Dec 2012(1)	132,000 MMBtu	$2.50 / 3.50	$(32,613)
Jan 2013-Dec 2013(1)	230,000 MMBtu	$2.50 / 4.50	$(45,770)

Gas Fixed Price Swaps

		Average
Production Period	Total Volume	Fixed Price	Fair Value
Jan 2013-Jul 2013(2)	70,000 MMBtu	$4.00	$33,803

Oil Fixed Price Swaps

		Average
Production Period	Total Volume	Fixed Price	Fair Value
Oct 2012-Dec 2012 (3)	3,000 Bbls	$100.30	$22,689
Oct 2012-Dec 2012	10,500 Bbls	$114.50	$46,065
Jan 2013-Jul 2013	18,900 Bbls	$114.90	$169,450

Average Price Oil Collar

		Average
Production Period	Total Volume	Floor / Ceiling	Fair Value
Oct 2012-Jan 2013(4)	14,175 Bbls	$80 / 100	$(4,205)
Jan 2013-Feb 2013	6,525 Bbls	$80 / 100	$(7,634)
Feb 2013-Aug 2013	24,708 Bbls	$80 / 100	$(41,056)
Aug 2013-Feb 2014	40,908 Bbls	$80 / 100	$(93,155)
Feb 2014-Jul 2014	39,424 Bbls	$80 / 100	$(48,435)

(1) Costless gas collar entered into on June 26, 2012.

(2) Fixed price swap is the remaining put of July 25, 2011 costless gas collar unwound on June 26, 2012.

(3) Crude oil swap entered into on January 6, 2012.

(4) Average price collar entered into on July 19, 2012.

The Company elected not to apply hedge accounting to these derivatives. At September 30, 2012, the Company recognized a short-term derivative asset of $111,300, a short term derivative liability of $0, and a long-term derivative liability of $112,164, with the $862,306 decrease in fair value reported in other income (expense) as unrealized loss on derivative instruments for the three months ended September 30, 2012 and a $938,606 decrease in fair value reported in other income (expense) as an unrealized loss on derivative instruments for the nine months ended September 30, 2012. Net realized gains of $117,741 and $363,733 from settlements of these derivatives have been reported in other income (expense) as realized gain on commodity contracts during the three and nine months ended September 30, 2012, respectively.

F-42

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Oil and Gas Properties

All of the Company’s oil and gas properties at September 30, 2012 and December 31, 2012 were located in the United States.

The carrying value of the Company’s oil and gas properties by field, net of depletion and impairment, at September 30, 2012 and December 31, 2011 were:

	September 30,	December 31,
Property	2012	2011

Lake Hermitage Field	$3,297,925	$2,509,003
Valentine Field	1,389,631	1,668,172
La Rose Field	1,480,479	1,528,908
Bay Batiste Field	995,073	1,035,944
Manila Village Field	—	—
Java Field	—	—
Turkey Creek Field	749,756	—
Total	$7,912,864	$6,742,027

Net oil and gas properties at September 30, 2012 were:

Year Incurred	Acquisition Costs	Exploration and Development Costs	Dry Hole Costs	Disposition of Assets	Depletion, Amortization, and Impairment	Total
2010 and prior	$754,878	$2,947,554	$(466,066)	$(2,090,383)	$(1,145,983)	$—
2011	7,334,184	621,053	—	—	(1,213,210)	6,742,027
2012	749,756	1,274,268	—	—	(853,187)	1,170,837
Total	$8,838,818	$4,842,875	$(466,066)	$(2,090,383)	$(3,212,380)	$7,912,864

During the nine months ended September 30, 2012, the Company began a leasing and acreage acquisition program in Major and Garfield Counties, Oklahoma, spending $749,576 on 1,700 net mineral acres, with the intent of initiating a drilling program in the Mississippian Limestone in the first quarter of 2013. On August 29, 2012, the Company entered into a Farmout Agreement with 20/20 Oil & Gas, Inc. whereby we acquired approximately 1,760 acres of leases that are held by production (HBP). The Company refers to its acreage position in Major and Garfield Counties, Oklahoma, as the Turkey Creek Field.

Also during the nine months ended September 30, 2012, the Company recompleted three wells in the Lake Hermitage Field and spent $1,274,268 on development activities which included $147,404 to upgrade its processing facility in the LaRose Field to better enable gas lift of the MR FEE 852 as well as to provide excess capacity for processing of third party production and $142,768 for permitting and other work preparatory to the drilling of seven new wells in the Lake Hermitage Field.

In July 2012, the Company elected to participate in the drilling and completion of the PPCO #1 sidetrack well in the Valentine Field. The Company has a 15% working interest in the well which is operated by an unaffiliated company. The operator commenced this operation early in the fourth quarter of 2012. The Company advanced $281,061 for tangible and intangible drilling costs, and has agreed to advance an additional $131,175 should the sidetrack merit completion.

During the nine months ended September 30, 2012, the Company plugged and abandoned two wells, the Southdown 2D and the LLDSB #7, retiring their costs comprising, solely, asset retirement costs for the Southdown 2D well and asset retirement costs and intangible drilling costs for the LLDSB #7. Costs of the LLDSB #7 well were retired after an unsuccessful attempt to convert it to a salt water disposal well resulted in an oil spill for which the Company incurred $244,237 of environmental remediation expense in addition to the expense of plugging and abandoning the well and recognized a loss on the settlement of the asset retirement obligation of $116,394.

F-43

Support Facilities and Equipment

The Company’s support facilities and equipment serve its oil and gas production activities. The following table details these properties and equipment, together with their estimated useful lives:

	Useful Lives	September 30,	December 31,
	(Years)	2012	2011

Tank batteries	7-12	$772,431	$646,214
Production facilities	7	52,786	—
Production equipment	7	1,005,990	935,000
Field offices	20	267,089	267,089
Crew boat	7	57,835	57,835
Asset retirement cost	7	256,363	256,363
Subtotal		2,412,494	2,162,501
Accumulated depreciation		(307,014)	(100,724)
Support facilities and equipment, net		$2,105,480	$2,061,777

Property and Equipment

	Useful Lives	September 30,	December 31,
	(Years)	2012	2011

Office equipment and purchased software	3	$178,532	$16,388
Furniture and fixtures	10	51,506	18,299
Leasehold improvements	3	8,859	—
Subtotal		238,897	34,687
Accumulated depreciation		(11,212)	(2,853)
Property and equipment, net		$227,685	$31,834

During the nine months ended September 30, 2012, property and equipment increased $204,210. The increase was the result of software purchased with installment payments of $136,500 and cash payments of $67,710 for office furniture and equipment.

Support facilities and equipment, office equipment, purchased software, office furniture and fixtures, and leasehold improvements are depreciated using the straight line method over their estimated useful lives.

NOTE 6 – DEBT

Convertible Promissory Notes

The Company had $0 and $461,740 of convertible promissory notes outstanding at September 30, 2012 and December 31, 2011, net of unamortized debt discount of $0 and $4,279, respectively. During the nine months ended September 30, 2012, convertible notes totaling $461,740 were converted into 3,728,153 common shares of the Company at $0.125 per share. The fair value of the embedded derivative at September 30, 2012 and December 31, 2011 was $0 and $113,083, respectively.

Changes in the fair value of embedded derivative instruments for the nine months ended September 30, 2012 and the year ended December 31, 2011 were as follows:

F-44

	January 1, 2012 Derivative Liability	Conversions and Change in Derivative Liability for Convertible Debt	(Gain) or Loss	September 30, 2012 Derivative Liability

Derivative conversion feature	$113,083	$(649,505)	$536,422	$—

	January 1, 2011 Derivative Liability	Conversions and Change in Derivative Liability for Remaining Convertible Debt	(Gain) or Loss	December 31, 2011 Derivative Liability

Derivative conversion feature	$—	$—	$113,083	$113,083

The fair value of the derivative conversion feature is estimated using the following principal assumptions for the binomial valuation model on the date of initial valuation:

Date	Probability of instrument issuance at a price lower than the conversion price	Probable prices at which instruments will be issued

December 2011	10%	$0.12- $0.08
September 2012	N/A	N/A
Thereafter	N/A	N/A

	September 30, 2012	December 31, 2011
Common stock issuable upon conversion	—	3,400,000
Market price of common stock on measurement date	N/A	$0.14
Conversion price	N/A	$0.12
Conversion period in years	N/A	1.58
Expected volatility	N/A	163.11
Expected dividend yield	N/A	—
Risk free interest rate	N/A	0.74

Credit Facility and Notes Payable

The Company’s notes payable were as follows:

	September 30,	December 31,
	2012	2011

Credit Facility	$5,195,963	$5,495,963
Term notes	71,834	132,710
Notes payable outstanding	5,267,297	5,628,673
Less: Current maturities	(71,834)	(466,655)
Notes payable – noncurrent	$5,195,963	$5,162,018

On July 22, 2011, MEI entered into a $25 million senior secured revolving line of credit (“Credit Facility”) with The F&M Bank and Trust Company (“F&M Bank”) that matures on July 22, 2013. Loans made under this credit facility are secured by TNR’s proved producing reserves (“PDP”) as well as guarantees provided by the Company, MEI, and the Company’s other wholly-owned subsidiaries. The Company is required to make monthly interest payments on the Credit Facility based on a variable interest rate. The interest rate is the F&M Bank Base Rate plus 1% subject to a floor of 5.75%. Interest is currently accruing at 5.75%. A 2.00% annual fee is applicable to letters of credit drawn under the Credit Facility.

F-45

The borrowing base is subject to two scheduled redeterminations each year. F&M Bank completed its first two scheduled redeterminations pursuant to the Credit Facility in April 2012 and September 2012 and increased the Company’s borrowing base from $10,500,000 to $13,500,000 pursuant to the first redetermination and again to $14,500,000 pursuant to the second. The first redetermination eliminated the Company’s obligation to make the remaining $150,000 Monthly Commitment Reduction payment required prior to the first redetermination. The second redetermination extended maturity from July 22, 2013 to July 22, 2014. Reporting requirements, loan covenants and events of default are customary for this type of Credit Facility. The Company was in compliance with all of the debt covenants as of September 30, 2012.

On August 14, 2012, Tchefuncte Natural Resources, LLC, repaid $124,518, the principal balance of loans associated with its Lake Hermitage camp and crew boat.

Term notes are associated with a copier and an insurance contract financed.

NOTE 7 – ASSET RETIREMENT OBLIGATIONS

The following table provides a reconciliation of the changes in the estimated asset retirement obligations for the nine months ended September 30, 2012 and for the year ended December 31, 2011.

	2012	2011

Beginning asset retirement obligations	$3,450,252	$80,217
Obligation assumed from acquisition of TNR	—	3,262,160)
Accretion expense	147,611	112,311
Sale of property	—	(4,436)
Settlement of asset retirement obligations	(139,357)	—
Ending asset retirement obligations	$3,458,506	$3,450,252

Through the third quarter of 2012 we plugged and abandoned two wells, the Southdown 2D and the LLDSB #7 recognizing a loss on settlement of asset retirement obligations of $116,394. See Note 5 – Property, Plant, and Equipment for more discussion on the LLDSB #7 well as regards the events leading up to the environmental remediation expense we incurred, not included in plugging and abandonment costs, which resulted in our plugging and abandoning this well.

NOTE 8 – INCOME TAXES

As of September 30, 2012, the Company has U.S. net operating loss carry forwards of approximately $3.6 million which begin to expire in 2028. The Company also has tax credit carry forwards of approximately $35,000 in alternative minimum tax credits which do not expire.

We recognize the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements or the effective tax rate for the nine months ended September 30, 2012.

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 300 million shares of common stock with a $0.0001 par value per share and 10 million shares of preferred stock with a $0.0001 par value per share. At September 30, 2012 and December 31, 2011, the Company had 83,930,769 and 79,531,616 shares issued and outstanding, respectively. No preferred stock has been issued by the Company.

F-46

Stock Options

Options to purchase 530,000 shares of common stock were granted in 2012 with an estimated fair value of $88,001. The following summarizes the values from and assumptions for the Black-Scholes option pricing model for stock options issued during the nine months ended September 30, 2012:

Weighted average grant date fair value	$0.19
Weighted average grant date	April 29, 2012
Weighted average risk-free interest rate	0.51%
Expected life (in years)	5
Weighted average volatility	145.35%
Expected dividends	$—

The following table summarizes the Company’s employee stock option activity for the nine months ended September 30, 2012:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2011	2,228,000	$0.20
Granted	530,000	0.19
Exercised	—	—
Cancelled/Forfeited/Expired	(21,000)	0.17
Outstanding at September 30, 2012	2,737,000	0.20	3.1 years	$38,560

Exercisable at September 30, 2012	2,357,000	$0.20	2.9 years	$31,825

Compensation expense related to stock options of $116,018 and $139,968 was recognized for the nine months ended September 30, 2012 and 2011, respectively. At September 30, 2012, the Company had $57,857 of unrecognized compensation expense related to outstanding unvested stock options, which will be fully recognized over the next 1.5 years. No stock options have been exercised. Stock options for 21,000 shares with a fair value of $2,953 were forfeited on September 30, 2010, resulting in a fair value of stock options issued in 2012 of $85,035.

Restricted Stock

The following table summarizes the Company’s employee restricted stock activity, including activity for awards not granted under the 2009 Plan, for the nine months ended September 30, 2012:

	Shares	Weighted Average Grant Price
Unvested Restricted Shares at December 31, 2011	1,941,000	$0.15
Granted	—	—
Vested and issued	(671,000)	0.15
Cancelled/Forfeited/Expired	(200,000)	0.15
Unvested Restricted Shares at September 30, 2012	1,070,000	$0.15

At September 30, 2012, the Company had $130,709 of unrecognized compensation expense related to outstanding restricted stock granted to employees, which is expected to be recognized over the next year. Compensation expense related to restricted stock grants of $112,037 and $64,713, respectively, was recognized in the nine months ended September 30, 2012 and 2011.

F-47

Warrants

On June 15, 2012, the Company terminated the consulting agreement previously entered into with Cynergy Advisors, LLC on March 7, 2012, in consideration for which the Company issued 500,000 cashless warrants which vested immediately and are exercisable at $1 per share for a period of five years. Each warrant entitles the holder to one share of the Company’s common stock in the event of exercise. The following summarizes the values from and assumptions for the Black-Scholes option pricing model for warrants issued during the nine months ended September 30, 2012:

Grant date fair value	$45,423
Grant date	June 26, 2012
Weighted average risk-free interest rate	0.73%
Expected life (in years)	5
Weighted average volatility	136.27%
Expected dividends	$—

The following table summarizes the Company’s warrant activity for the nine months ended September 30, 2012:

	Warrants	Exercise Price	Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2011	—	$—
Granted	500,000	1.00
Exercised	—	—
Cancelled/Expired	—	—
Outstanding at September 30, 2012	500,000	1.00	4.7 years	$—

Exercisable at September 30, 2012	500,000	$1.00	4.7 years	$—

Share-based compensation expense related to the warrants of $45,423 was recognized for the nine months ended September 30, 2012. At September 30, 2012, the Company had $0 of unrecognized share-based expense related to outstanding warrants. No warrants have been exercised.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

On August 31, 2012, the Company entered into a contract with a software vendor for an enterprise resource planning (ERP) system with terms that provide for the payment of $136,500 software license fee in monthly installments over the course of twelve months. The contract specifies twelve equal monthly payments of $11,375 beginning September 2012. The balance owing under the contract at September 30, 2012, is $125,125.

The software license has been capitalized and will be amortized over three years beginning at such time as it has been implemented and made ready for its intended use, which is expected to be January 2013.

NOTE 11 – SUBSEQUENT EVENTS

Pursuant to separation agreements entered into by the Company with Carolyn M. Greer and Willard Powell, the Company will issue 100,000 shares of restricted common stock each to Ms. Greer and Mr. Powell on or before November 15, 2012. The Company issued these shares on October 23, 2012 and recorded their fair value of $36,000 as stock-based compensation expense.

On October 1, 2012, 200,000 shares of restricted stock with a fair value of $36,000 vested and were issued pursuant to an Employment Services Agreement.

F-48

On October 30, 2012, options for 90,000 shares of restricted common stock were awarded to two employees pursuant to the 2009 Equity Incentive Plan as follows:

Exercise price	$0.17
Vesting period in years (1)	1.92
Term of options in years	5
Expected volatility	189.83%
Expected dividend yield	0%
Risk free interest rate	0.78%

(1) Vesting schedule – December 30, 2012: 10%; March 30, 2013, September 30, 2013, and March 30, 2014: 20% each; September 30, 2014: 30%.

F-49

Report of Independent Registered Public Accounting Firm

To the Shareholders

Mesa Energy Holdings, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Mesa Energy Holdings, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2011 and 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Mesa Energy Holdings, Inc. as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
April 13, 2012

F-50

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,182,392	$6,096
Accounts receivable - oil and gas	2,460,260	-
Accounts receivable - other	58,818	8,348
Derivative assets, commodity contracts - current	656,413	-
Deferred financing costs - current	51,507	135,552
Prepaid expenses	3,971	3,750
TOTAL CURRENT ASSETS	6,413,361	153,746

Oil and gas properties, successful efforts accounting:
Properties not subject to amortization less accumulated impairment of $0 and $247,500, respectively	-	-
Proved properties subject to amortization less accumulated depletion and impairment of $2,359,193 and $898,483, respectively	6,727,027	-
Support facilities and equipment less accumulated depreciation of $100,724 and $0, respectively	2,076,777	-
Land	48,345	38,345
Net oil and gas properties	8,852,149	38,345

Property and equipment less accumulated depreciation of $2,854 and $5,203, respectively	31,834	-
Deferred tax asset - noncurrent	3,088,740	-
Deferred financing cost - noncurrent, net of accumulated amortization of $287,943 and $147,072, respectively	28,431	-
Derivative assets, commodity contracts - noncurrent	282,537	-
Deposits on asset retirement obligations	640,000	40,000
Other assets	5,000	-

TOTAL ASSETS	$19,342,052	$232,091

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable - trade	$1,518,603	$67,409
Revenue payable	796,221	-
Accrued expenses	259,808	778,240
Accrued expenses - related parties	54,840	131,832
Deferred tax liability - current	212,781	-
Notes payable - related parties	-	21,000
Notes payable - current	466,655	20,000
Convertible notes payable - current	-	1,480,000
TOTAL CURRENT LIABILITIES	3,308,908	2,498,481

Non-current liabilities:
Long term debt - related parties	-	451,400
Notes payable - noncurrent	5,162,018	-
Convertible notes payable, net of discount of $4,279 and $0, respectively	461,740	665,000
Derivative liability, convertible debt - noncurrent	113,083	-
Asset retirement obligations	3,450,252	80,217
TOTAL LIABILITIES	12,496,001	3,695,098

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, par value $0.0001, 10,000,000 shares authorized, -0- shares issued and outstanding	-	-
Common stock, par value $0.0001, 300,000,000 shares authorized, 79,531,616 and 40,232,021 shares issued and outstanding, respectively	7,953	4,023
Additional paid-in capital (deficiency)	(633,745	(6,786,915
Retained earnings	7,471,843	3,319,885
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	6,846,051	(3,463,007

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$19,342,052	$232,091

(See accompanying notes to consolidated financial statements.)

F-51

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010

Revenues	$6,941,354	$61,647

Operating expense:
Lease operating expense	2,830,241	33,407
Exploration cost	129,478	13,492
Depletion, depreciation, amortization, accretion and impairment	1,429,100	1,136,305
General and administrative expense	1,855,282	2,017,244
Gain on sale of oil and gas properties	(22,396)	-
Total operating expense	6,221,705	3,200,448

Income (loss) from operations	719,649	(3,138,801)

Other income (expense):
Interest income	2,886	3,805
Interest expense	(549,512)	(1,077,269)
Realized gain on commodity contracts	137,358	-
Unrealized gain on change in derivatives - commodity contracts	938,950	-
Unrealized gain (loss) on change in derivatives - convertible debt	(113,083)	10,773,500
Gain on settlement of accounts payable with common stock	286,041	-
Loss on conversion of debt - related party	(62,306)	-
Loss on extinguishment of debt	(17,620)	-
Other income	25,803	-
Total other income	648,517	9,700,036

Income before income taxes	1,368,166	6,561,235
Income tax benefit	2,783,792	-
Net income	$4,151,958	$6,561,235

Net income per share:
Basic	$0.07	$0.16
Diluted	$0.06	$0.13

Weighted average number of common shares outstanding:
Basic	61,494,530	39,932,479
Diluted	67,905,495	49,190,627

(See accompanying notes to consolidated financial statements.)

F-52

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2011 and 2010

	Common Stock		Additional	Retained
		Par	Paid-In	Earnings
	Shares	Value	Capital	(Deficit)	Total
Balances at December 31, 2009	39,385,700	$3,939	$(5,457,156)	$(3,241,350	$(8,694,567

Share-based compensation	372,900	37	1,131,504	-	1,131,541

Conversion of convertible debt and accrued interest	473,421	47	185,557	-	185,604

Discount on convertible debt	-	-	665,000	-	665,000

Derivative liability on convertible debt	-	-	(3,311,820)	-	(3,311,820

Net income	-	-	-	6,561,235	6,561,235

Balances at December 31, 2010	40,232,021	4,023	(6,786,915)	3,319,885	(3,463,007

Shares issued for cash	320,000	32	39,968	-	40,000

Share-based compensation	816,967	83	324,242	-	324,325

Shares issued to settle accounts payable	1,250,000	125	177,195	-	177,320

Conversion of convertible debt and accrued interest	14,646,628	1,464	2,463,624	-	2,465,088

Common shares issued to induce debt conversion	1,036,000	103	111,871	-	111,974

Shares issued for acquisition of Tchefuncte Natural Resources, LLC	21,200,000	2,120	2,965,880	-	2,968,000

Shares issued in exchange for personal guarantees on debt	30,000	3	4,647	-	4,650

Debt discount	-	-	5,743	-	5,743

Related party forgiveness of debt	-	-	60,000	-	60,000

Net income	-	-	-	4,151,958	4,151,958

Balances at December 31, 2011	79,531,616	$7,953	$(633,745)	$7,471,843	$6,846,051

(See accompanying notes to consolidated financial statements.)

F-53

MESA ENERGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011 and 2010

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,151,958	$6,561,235
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization, accretion and impairment expense	1,429,100	1,136,305
Deferred income taxes	(2,875,959)	-
Share-based compensation	324,325	1,131,541
Gain on sale of oil and gas assets	(22,396)	-
Amortization of debt discount charged to interest expense	1,464	665,000
Amortization of deferred financing cost	140,871	147,072
Induced debt conversion expense charged to interest expense	111,974	-
Shares issued for continuation of loan guarantees charged to interest expense	4,650	-
Unrealized gain on change in derivative values	(825,867)	(10,773,500
Gain on settlement of accounts payable with common stock	(286,041)	-
Loss on conversion of debt - related party	62,306	-
Loss on extinguishment of debt	17,620	-
Changes in operating assets and liabilities:
Accounts receivable - oil and gas	(450,172)	17,546
Accounts receivable - other	(50,470)	-
Prepaid and other current assets	11,669	-
Accounts payable and accrued expenses	904,849	670,483
Revenue payable	663,747	-
Accrued expenses - related party	50,823	27,373
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	3,364,451	(416,945

CASH FLOWS FROM INVESTING ACTIVITIES
Release of restricted cash	-	20,000
Cash received for sale of oil and gas property	17,960	-
Cash paid for acquisition of Tchefuncte Natural Resources, LLC, net of cash acquired	(4,809,368)	-
Cash paid for development of oil and gas properties	(569,689)	(435,462
Cash paid for support facilities and equipment	(246,214)	-
Cash paid for furniture and fixtures	(6,319)	-
CASH USED IN INVESTING ACTIVITIES	(5,613,630)	(415,462

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock	40,000	-
Proceeds from borrowings on debt, net of financing costs	5,713,086	20,000
Proceeds from borrowings on convertible debt, net of financing costs	-	573,362
Proceeds from borrowings on debt - related party	72,000	21,000
Principal payments on long-term notes payable	(306,611)	-
Principal payments on debt - related party	(93,000)	(43,000
CASH PROVIDED BY FINANCING ACTIVITIES	5,425,475	571,362

NET CHANGE IN CASH	3,176,296	(261,045
CASH AT BEGINNING OF YEAR	6,096	267,141
CASH AT END OF YEAR	$3,182,392	$6,096

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$210,495	$578
Cash paid for income taxes	$-	$-

NON-CASH INVESTING AND FINACING TRANSACTIONS
Accrued oil and gas development cost	$36,364	$(30,000
Common stock issued for purchase of Tchefuncte Natural Resources, LLC	$2,968,000	$-
Derivative liability	$-	$3,311,820
Common stock issued for the conversion of notes payable and accrued interest	$2,465,088	$185,604
Promissory note and accrued interest exchanged for convertible note	$41,019	$-
Debt discount on convertible note	$5,743	$-
Common stock issued to settle accounts payable	$177,320	$-
Forgiveness of accrued salary by CEO recorded as contributed capital	$60,000	$-

(See accompanying notes to consolidated financial statements.)

F-54

MESA ENERGY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Mesa Energy, Inc. (“MEI”) is a wholly owned subsidiary of Mesa Energy Holdings, Inc. (the “Company”). MEI’s predecessor entity, Mesa Energy, LLC, was formed in April 2003 as an exploration and production company in the oil and gas industry. MEI’s oil and gas operations are conducted through itself and its wholly owned subsidiaries. MEI is a qualified operator in the State of New York and operates the Java Field. Mesa Gulf Coast, LLC, a wholly owned subsidiary, operates all properties in Louisiana. Mesa Energy Operating, LLC is a qualified operator in the states of Texas, Oklahoma, and Wyoming.

On July 22, 2011, MEI acquired Tchefuncte Natural Resources, LLC (“TNR”). TNR owns interests in 80 wells and related surface production equipment in five fields located in Plaquemines and Lafourche Parishes in Louisiana. The operator of all operated properties in Louisiana is Mesa Gulf Coast, LLC. Our operating entities have historically employed, and will continue in the future to employ, on an as-needed basis, the services of drilling contractors, other drilling related vendors, field service companies and professional petroleum engineers, geologists and land men as required in connection with future drilling and production operations.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and those of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Exploration Stage Company

The Company was previously in the exploration state in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No 915 - Development Stage Entities. During the year ended December 31, 2011, the Company exited the exploration stage upon the acquisition of TNR.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year and the reported amount of proved natural gas and oil reserves. Management bases its estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which for the basis for making judgments that are not readily apparent from other sources. Actual results could differ from these estimates and changes in these estimates are recorded when known.

Reclassifications

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents are highly liquid investments with an original maturity of three months or less.

F-55

Accounts Receivable

Accounts receivable consist primarily of oil and gas receivables, net of a valuation allowance for doubtful accounts.

Deferred Financing Costs

The costs of issuing debt are capitalized. These costs are amortized over the expected life of the related instrument. When a security is retired before maturity or modifications significantly change the cash flows, related unamortized costs are expensed.

Oil and Gas Properties, Successful Efforts Method

The Company uses the successful efforts method of accounting for oil and gas producing activities. Under the successful efforts method, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed as incurred. The Company evaluates its proved oil and gas properties for impairment on a field-by-field basis whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. The Company follows Accounting Standards Codification ASC 360 - Property, Plant, and Equipment, for these evaluations. Unamortized capital costs are reduced to fair value if the undiscounted future net cash flows from our interest in the property’s estimated proved reserves are less than the asset’s net book value.

Support Facilities and Equipment

Our support facilities and equipment are generally located in proximity to certain of our principal fields. Depreciation of these support facilities is provided on the straight-line method based on estimated useful lives of 7 to 20 years.

Maintenance and repair costs that do not extend the useful lives of property and equipment are charged to expense as incurred.

Proved Reserves

Estimates of the Company’s proved reserves included in this report are prepared in accordance with GAAP and guidelines from the United States Securities and Exchange Commission (“SEC”). The Company’s engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and impairment. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserve estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions, and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of the Company’s estimated proved reserves. The Company engages independent reserve engineers to estimate its proved reserves.

Asset Retirement Obligations

The Company follows the provisions of the Accounting Standards Codification ASC 410 - Asset Retirement and Environmental Obligations. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. The Company’s asset retirement obligations relate to the abandonment of oil and gas producing facilities. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

F-56

Share-Based Compensation

The Company follows the Accounting Standards Codification ASC 718 - Compensation - Stock Compensation. Under ASC 718, the Company estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the last quoted market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, the Company reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period. Excess tax benefits, as defined in ASC 718, if any, are recognized as an addition to paid-in capital.

Revenue Recognition

Revenues from the sale of oil and natural gas are recognized when the product is delivered at a fixed or determinable price, title has transferred, and collectability is reasonably assured and evidenced by a contract. The Company follows the “sales method” of accounting for oil and natural gas revenue, so it recognizes revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than its share of the expected remaining proved reserves.

Income Taxes

The Company is a taxable entity and recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the temporary differences reverse. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date of the rate change. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized. Interest and penalties associated with income taxes are included in selling, general and administrative expense.

The Company has adopted ASC 740 “Accounting for Uncertainty in Income Taxes” which prescribes a comprehensive model of how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. ASC 740 states that a tax benefit from an uncertain position may be recognized if it is "more likely than not" that the position is sustainable, based upon its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information.

Earnings Per Share

The Company’s earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution of securities, if any, that could share in the earnings of the Company and are calculated by dividing net income by the diluted weighted average number of common shares. The diluted weighted average number of common shares is computed using the treasury stock method for common stock that may be issued for outstanding stock options and convertible debt.

F-57

	December 31,
	2011	2010
Numerator:
Net income available to stockholders	$4,151,958	$6,561,235
Basic net income allocable to participating securities (1)	(37,306)	-
Basic net income available to stockholders	4,114,652	6,561,235
Impact of assumed conversions-interest expense, net of income taxes	56,223	155,077
Income available to stockholders assuming conversion of convertible debentures	$4,170,875	$6,716,312

Denominator:
Weighted average number of common shares-Basic	61,494,530	39,932,479
Effect of dilutive securities (2):
Warrants	-	678,148
Convertible promissory notes	6,410,965	8,580,000
Weighted average number of common shares-Diluted	67,905,495	49,190,627

Net income per share:
Basic	$0.07	$0.16
Diluted	$0.06	$0.13

(1) Restricted share awards that contain nonforfeitable rights to dividends are participating securities and, therefore, are included in computing earnings using the two-class method. Participating securities, however, do not participate in undistributed net losses.

(2) For the year ended December 31, 2011, “out of the money” stock options representing 2,228,000 shares were antidilutive and, therefore, excluded from the diluted share calculation. No warrants or shares associated with the Company’s convertible promissory notes were excluded from the diluted share calculations from the diluted share calculation for the year ended December 31, 2010..

Fair Value of Financial Instruments

The Company adopted the framework for measuring fair value that establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models. Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (See Note 7).

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The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and 2010.

	Carrying Value at
	December 31, 2011	Fair Value Measurement at December 31, 2010
		Level 1	Level 2	Level 3

Derivative liability - convertible debt	$113,083	$-	$-	$113,083
Derivative assets - commodity contracts	938,950	-	938,950	-

Carrying Value at
	December 31, 2010	Fair Value Measurement at December 31, 2009
		Level 1	Level 2	Level 3

Derivative liability	$-	$-	$-	$-

The Company did not identify any other assets and liabilities that are required to be presented on the consolidated balance sheet at fair value.

We do not apply hedge accounting, as our hedging program is designed only to comply with covenants underlying our credit facility with F&M Bank and not as a formal risk management program, and we do not monitor the effectiveness of the hedge. Realized gains and losses (i.e., cash settlements) are reported in the Statement of Operations. Similarly, changes in the fair value of the derivative instruments are recorded as unrealized gains or losses in the Statement of Operations.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flows.

Subsequent Events

The Company has evaluated all transactions through the date the consolidated financial statements were issued for subsequent event disclosure consideration.

NOTE 2 - ACQUISITION OF TCHEFUNCTE NATURAL RESOURCES, LLC.

On July 22, 2011, the Company acquired 100% of the membership interests in Tchefuncte Natural Resources, LLC, and TNR became a wholly-owned subsidiary of the Company. Assets acquired comprise five oil and gas fields in Plaquemines and Lafourche Parishes in Louisiana. In exchange for their members’ interests, the selling members of TNR received an aggregate of 21.2 million shares of the Company’s common stock valued at $2,968,000 based on the closing price of Mesa’s stock on July 22, 2011, as follows:

a) in exchange for all of the issued and outstanding members’ interests of TNR (20 million shares),

b) for the retirement of notes payable in the amount of $150,000 (1.2 million shares).

The selling members retained an overriding royalty interest on each lease owned by TNR equal to the difference between a 75% net revenue interest (“NRI”) (on an 8/8ths basis) and the current NRI, not to exceed 3%.

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Immediately prior to the acquisition of TNR, on July 22, 2011, TNR completed the acquisition of properties in four fields in south Louisiana (the “Samson Properties”) from Samson Contour Energy E&P, LLC (“Samson”) for a total purchase price, net of post-closing adjustments, of $4,936,231. TNR used net cash of $5,371,525 from MEI’s Loan Agreement with F&M Bank & Trust Company and $300,000 provided by the selling members of TNR and Mesa’s CEO to fund the initial purchase price for the Samson Properties of $5,071,525 and to fund $600,000, representing a portion of the obligations for the Site Specific Trust Accounts (“SSTAs”), for asset retirement liability on wells owned and operated by Samson. TNR received a post-closing payment from Samson of $735,294 for adjustments to the purchase price resulting in a net purchase price of $4,936,231.

In addition, on July 26, 2011, the selling members agreed to continue to provide personal guarantees on the notes for the boat and camp (see Note 9 -Debt) in exchange for an additional 30,000 shares of Mesa’s stock valued at $4,650 based on the closing price of Mesa’s stock on July 26, 2011.

The acquisition price of TNR, including the Samson Properties acquired by TNR, was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Assets acquired:
Cash	$562,157
Receivables	2,010,088
Other current assets	16,890
Total current assets	2,589,135

Oil and gas properties	9,275,472
Properties and equipment	28,368
Deposit on asset retirement obligations	600,000
Total assets acquired	12,492,975

Liabilities assumed:
Accounts payable and accrued liabilities	751,969
Notes payable	139,321
Asset retirement obligations	3,262,160
Total liabilities assumed	4,153,450

Net assets acquired	$8,339,525

Consideration paid:
Common stock issued valued at $0.14 per share	2,968,000
Note payable - F&M Bank	5,371,525
Total consideration paid	$8,339,525

The following unaudited pro forma information assumes the acquisition of TNR occurred as of January 1, 2011 and 2010. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the entire period presented.

	Year Ended December 31,
	2011	2010

Revenues	$12,794,679	$6,525,856
Net income	$7,277,898	$9,981,610

Net income per share - basic	$0.10	$0.16
Net income per share - diluted	$0.09	$0.19

Weighted average shares outstanding - basic	73,227,133	61,132,479
Weighted average shares outstanding - diluted	79,638,098	51,310,627

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NOTE 3 - COMMODITY DERIVATIVE INSTRUMENTS

On August 9, 2011, the Company entered into a derivative instrument risk management agreement in the form of costless collars (“Collars”). The Collar program covers natural gas commodities for a portion of oil and natural gas production for a two-year period that commenced August 2011. Collars are option positions established by selling calls and purchasing puts. The calls establish a maximum price (ceiling), and the puts establish a minimum price (floor) that will be received for volumes under contract. The Collars are indexed to New York Mercantile Exchange prices.

On August 9, 2011, the Company also entered into a derivative instrument risk management agreement in the form of a fixed oil price swap agreement (“Swaps”). The fixed-price Swaps establish a set price the Company will receive for volumes under contract. This agreement covers oil to be produced for a two-year period and commenced in August of 2011.

On September 12, 2011, the Company entered into a derivative instrument risk management agreement in the form of basis swaps in order to hedge locational basis risk (“Basis Swaps”). This agreement hedges the risk associated with the price differential between the delivery point of the oil volumes hedged and the actual delivery point at which the Company’s oil is priced. This program covers oil to be produced for a one-year period that commenced October 2011. The basis swaps are indexed to prices from the New York Mercantile Exchange and Light Louisiana Sweet First Contract Month.

The details as of December 31, 2011, are summarized below:

Costless Collars

			Weighted
Production Period	Type of Instrument	Total Volumes	Average Floor/Ceiling	Fair Value
Jan 2012-Jul 2013	Costless Gas Collar	217,500 MMBtu	$4.00 / $5.75	$155,411

Fixed Price Swaps

Production Period	Type of Instrument	Total Volumes	Average Fixed Price	Fair Value
Jan 2012-Dec 2012	Oil Fixed Price Swap	42,000 Bbls	$114.50	$420,578
Jan 2013-Jul 2013	Oil Fixed Price Swap	18,900 Bbls	$114.90	$249,553

Basis Swaps

Production Period	Type of Instrument	Total Volumes	Basis Price	Fair Value
Jan 2012-Sep 2012	Oil Basis Swap	9,000 Bbls	$20.00	$113,408

The Company has elected not to apply hedge accounting to these derivatives. At December 31, 2011, the Company recognized a short-term derivative asset of $656,413 and a long-term derivative asset of $282,537, with the change in fair value of $938,950 reflected in unrealized gain on derivative instruments. Realized gains of $137,358 from settlements of these derivatives have been reported in other income as realized gain on commodity contracts.

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In addition to the Collars, Swaps, and Basis Swaps, we have derivatives associated with the value of the conversion features related to convertible debt which is discussed more fully in Note 7 - Convertible Promissory Notes.

NOTE 4 - OIL AND GAS PROPERTIES

The Company’s proved oil and gas properties at December 31, 2011 and 2010 are located in the United States.

The carrying values of the Company’s oil and gas properties, net of depletion, depreciation, amortization, and impairment at December 31, 2011 and 2010 were:

	December 31,
Property	2011	2010

Lake Hermitage Field	$2,494,003	$-
Valentine Field	1,668,172	-
La Rose Field	1,528,908	-
Bay Batiste Field	1,035,944	-
Manila Village Field	-	-
Java Field	-	-
Coal Creek Prospect	-	-
Total	$6,727,027	$-

Net proved oil and gas properties at December 31, 2011 were:

		Exploration			Depletion,
		and			Amortization
Year	Acquisition	Development	Dry Hole	Disposition	And
Incurred	Costs	Costs	Costs	Of Assets	Impairment	Total

2009 and prior	$754,878	$2,542,092	$(466,066)	$(2,090,383)	$(34,764)	$705,757
2010	-	405,462	-	-	(1,111,219)	(705,757)
2011	7,334,184	606,053	-	-	(1,213,210)	6,727,027
Total	$8,089,062	$3,553,607	$(466,066)	$(2,090,383)	$(2,359,193)	$6,727,027

The Company holds oil and gas lease interests in Louisiana and New York. The Company evaluates each of its properties upon completion of drilling and assessment of reserves to either classify the properties as “properties subject to amortization” or impair them.

Lake Hermitage Field - Plaquemines Parish, Louisiana

The Company owns 100% working interests in nineteen wells in the Lake Hermitage Field, of which seven are producing. Eleven wells are currently shut-in pending evaluation for workover and/or future recompletion. The remaining well is being evaluated for conversion to a salt water disposal well. There are three processing facilities and tank batteries in the field. During the year ending December 31, 2011, the Company spent $606,053 on development of the Lake Hermitage field.

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Valentine Field - Lafourche Parish, Louisiana

The Company owns an average 90% working interest, some of which is non-operated, in forty-four wells in the Valentine Field, of which fourteen are currently producing, four are salt water disposal, and twenty-six are shut-in pending evaluation for future workover or recompletion.

Larose Field - Lafourche Parish, Louisiana

Various working interests, some of which are non-operated, are owned by the Company in eight wells in the Larose Field. Five wells are currently shut-in pending evaluation for future workover or recompletion.

Bay Batiste Field, Plaquemines Parish, Louisiana

The Company owns an average 61% working interest in seven wells in the Bay Batiste Field, although only one well is currently producing. The other six wells are currently shut-in pending evaluation for future workover or recompletion.

SE Manila Village Field - Plaquemines Parish, Louisiana

The Company owns a non-operated working interest in two wells which are shut-in at this time.

Java Field Natural Gas Development Project - Wyoming County, New York

On August 31, 2009, we acquired the Java Field, a natural gas development project targeting the Marcellus Shale present in the Appalachian basin in Wyoming County in western New York. The acquisition included 19 producing natural gas wells and their associated leases/units, two surface tracts of land totaling approximately 36 acres and two pipeline systems, including a 12.4 mile pipeline and gathering system that serves the existing field as well as a separate 2.5 mile system located northeast of the field. Our average net revenue interest (NRI) in the leases is approximately 78%. Production from the wells is nominal but serves to hold the acreage for future development. In late 2009, we evaluated a number of the existing wells in order to determine the viability of the re-entry of existing wellbores for plug-back and recompletion of the wells in the Marcellus Shale. As a result of this evaluation, we selected the Reisdorf Unit #1 and the Ludwig #1 as our initial targets and these two wells were recompleted in the Marcellus Shale and fracked in May and June of 2010. The initial round of testing and analysis provided data that supports further development of the Marcellus in western New York.

As of December 31, 2010, the State of New York had placed a moratorium on high volume frac stimulation in order to develop new permitting rules. The new permitting rules have not been completed and there can be no assurance when such permitting rules will be issued or what restrictions such permits might impose on producers. Accordingly, we are unable to continue with our development plans in New York for the time being. Unless the moratorium is removed and new permitting rules provide for the economic development of these properties, production on these properties will remain marginally economic. Accordingly, management made a determination to fully impair the properties as of December 31, 2010 and recorded impairment expense of $814,209.

During the year ended December 31, 2011, a report released by the New York Department of Environmental Conservation proposes to remove the moratorium in all areas of the state other than in the New York City and Syracuse watersheds and to implement new permitting rules for drilling and fracking horizontal wells. Although these measures have yet to be formally adopted, we believe that this report constitutes significant progress, and the final adoption could ultimately allow us to proceed with the next phase of development of the property and the expansion of our acreage position in western New York.

Coal Creek Prospect, Sequoyah County, Oklahoma

Our board of directors approved an agreement entered into on September 8, 2011 with Wentworth Operating Company pursuant to which we sold and assigned to Wentworth all of our leasehold and working interests in Gipson #1 and Cook #1 wells for total consideration of $17,960 and recognized a gain of $22,396, which includes retirement of associated asset retirement obligations on the sale since the property was fully impaired as of December 31, 2010.

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Support Facilities and Equipment

The Company owns support facilities and equipment which serve its oil and gas production activities. The following table details these properties and equipment, together with their estimated useful lives:

		December 31,
	Years	2011	2010

Tank batteries	7	$646,214	$-
Production equipment	7	950,000	-
Valentine field office	20	150,000	-
Lake Hermitage field office	20	117,089	-
Crew boat	7	57,835	-
Asset retirement cost	7	256,363	-
		2,177,501	-
Accumulated depreciation		(100,724)	-
Total support facilities and equipment, net		$2,076,777	$-

Depreciation is calculated on a straight-line basis.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment comprises non oil and gas assets. Major classes of depreciable property and equipment, together with their estimated useful lives, are:

		December 31,
	Years	2011	2010

Office equipment and purchased software	3	$16,388	$-
Furniture and fixtures	10	18,300	5,203
		34,688	5,203
Accumulated depreciation		(2,854)	(5,203
Total property and equipment, net		$31,834	$-

Depreciation is calculated on a straight-line basis.

NOTE 6 - DEBT - RELATED PARTIES

At December 31, 2010, long term debt to related parties consisted of unsecured notes payable to related parties for cash loaned to the Company. These note balances totaled $451,400 at December 31, 2010 and were to entities owned by officers of the Company. They bore interest at a rate of 6% per annum. The notes were originally set to mature on March 31, 2007 but were later amended to mature on May 31, 2012. During the year ended December 31, 2010, proceeds in the amount of $21,000 were received by the Company as an additional loan from the Company’s Chief Executive Officer with a maturity date of August 30, 2011 and interest rate of 6%. In addition, a similar loan balance from December 31, 2009 of $43,000 was repaid during the year ended December 31, 2010 to the Company’s Chief Executive Officer.

On June 13, 2011, 320,000 shares of common stock were sold to related parties at the market price of $0.125 for proceeds of $40,000.

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On June 14, 2011, the Company executed an agreement with Cherokee Financial Corp. (owned by the Company’s President) wherein Cherokee agreed to accept payment in common stock for the outstanding balance of principal and accrued interest on its long-term note receivable from the Company. A total of 2,249,722 shares, with a fair market value of $314,961, were issued in full payment of outstanding principal of $213,400 and accrued interest of $67,815, resulting in a loss on conversion of debt of $33,746. Also on June 14, 2011, the Company executed an agreement with Sycamore Resources, Inc. (owned by our CEO) to convert the note payable owed to Sycamore to common stock. A total of 1,904,000 shares, with a fair market value of $266,560, were issued in full payment of the outstanding principal of $238,000 owed to Sycamore Resources, Inc., resulting in a loss on conversion of debt of $28,560.

From January 2011 through June 2011, the Company received loan proceeds of $72,000 from its CEO. In July 2011, the Company made payments totaling $93,000 to its CEO as payment in full of the principal balance of all outstanding notes payable to him. Accrued interest of $3,155 was paid to the Company’s CEO on November 18, 2011. After a payment of $20,000 for accrued interest on December 30, 2011, $54,840 of accrued interest remains outstanding on a note payable to Sycamore Resources, Inc., an entity controlled by the CEO.

NOTE 7 - CONVERTIBLE PROMISSORY NOTES

In 2009 and 2010, the Company commenced a series of private placements (the “PPO”) of 10% Secured Convertible Promissory Notes of the Company (the “Convertible Notes”), at a purchase price of 100% of face value, which, at the option of the respective holders, were convertible into shares of common stock at a conversion price of $0.25 per share, subject to adjustment in certain circumstances as provided therein. Several closings of the PPO were held in which the Company sold an aggregate of $1,945,000 ($1,280,000 in 2009 and $665,000 in 2010) of Convertible Notes (not including the Convertible Note in the principal amount of $250,000 that was issued in exchange for an existing note) raising net proceeds of $1,624,180 ($1,050,818 in 2009 and $573,362 in 2010) after $320,820 ($229,182 in 2009 and $91,638 in 2010) of offering costs. Each of the Convertible Notes issued are due 24 months from issuance (or earlier upon certain events of default) and bear interest at 10% per annum, payable semi-annually on December 31 and June 30 in each year. Interest will be paid in shares of the common stock valued for this purpose at 90% of the volume weighted average price of the common stock for the ten trading days preceding but not including the relevant interest payment date. The Company shall have the right to redeem from time to time, upon prior notice, all or any portion of the outstanding principal amount of the Convertible Notes, without penalty, for 100% of the principal being redeemed plus accrued and unpaid interest.

The Convertible Notes contain a standard “blocker” provision so that no holder shall have the right to convert any portion of its Convertible Notes to the extent that, after giving effect to such conversion, the holder and its affiliates would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. By written notice to the Company, a holder may increase or decrease such percentage to any other percentage, provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered and such percentage may not, in any event, exceed 9.99%. All convertible notes above are secured by the assets of the Company.

The Company determined that the Convertible Notes issued in the 2009 and 2010 Private Placements contained provisions that protect holders from declines in the Company’s stock price that could result in modification of the exercise price under the conversion feature based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815-40. As a result, the exercise price is not indexed to the Company’s own stock. The fair value of the conversion feature was recognized as an embedded derivative instrument and will be measured at fair value at each reporting period. The Company measured the fair value of these instruments as of the date of issuance and recorded an initial derivative liability of $9,383,380 during the year ended December 31 2009 and $3,311,820 during the year ended December 31, 2010. The fair values of these instruments are re-measured each reporting period and a gain or loss is recorded for the change in fair value.

On May 11, 2011, pursuant to Omnibus Waiver and Modification Agreements provided to the Company by the three remaining holders of convertible notes, the convertible debt holders agreed to extend the maturity date of their outstanding note balance to July 31, 2013, amend the conversion price of $0.25 to $0.125 per share and to subordinate to the interests of F & M Bank in the assets of the Company. The Company determined that this event constituted an extinguishment and reissuance of debt. Deferred financing costs of $17,620 related to the Convertible Notes were charged to loss on extinguishment of debt. It was also determined that the reduction of the conversion price created an embedded derivative, originally valued at zero at May 11, 2011, and valued at December 31, 2011 at $113,083.

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The Company measured the fair value of these instruments at December 31, 2011 and 2010 and determined the conversion feature had a value to the note holders of $113,083 and $0, respectively. For the years ended December 31, 2011 and 2010, the Company recorded an unrealized loss of $113,083 and an unrealized gain of $10,773,500, respectively, to the consolidated statement of operations for the change in derivative value related to the conversion features. The Company determined the fair values of these securities using a binomial valuation model that utilizes the Cox-Ross-Rubenstein method of formulating the Black-Scholes equation for determining the theoretical value of convertible notes that contain options of the underlying common stock of the Company.

Activity for derivative instruments during year ended December 31, 2011 was as follows:

	January 1, 2011 Derivative Liability	2011 Activity	Change in Fair Value	December 31, 2011 Derivative Liability

Derivative conversion feature	$-	$-	$113,083	$113,083

The fair value of the derivative conversion feature is estimated using the following principal assumptions for the binomial valuation model on the date of initial valuation of May 11, 2011, and as of December 31, 2011:

Date	Probability of instrument issuance at a price lower than the conversion price	Probable prices at which instruments will be issued

May 2011	10%	$0.11- $0.08
December 2011	10%	$0.12- $0.08
Thereafter	10%	$0.12- $0.08

	May 11, 2011	December 31, 2011
Common stock issuable upon conversion	3,400,000	3,400,000
Market price of common stock on measurement date	$0.11	$0.14
Conversion price	$0.13	$0.12
Conversion period in years	2.22	1.58
Expected volatility	160.42	163.11
Expected dividend yield	-	-
Risk free interest rate	0.76	0.74

Activity for derivative instruments during the year ended December 31, 2010 was as follows:

	January 1, 2010 Derivative Liability	2010 Activity	Change in Fair Value	December 31, 2010 Derivative Liability

Derivative conversion feature	$7,461,680	$3,311,820	$(10,773,500	$-

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The fair value of the derivative conversion feature is estimated using the following principal assumptions for the binomial valuation model on the dates of valuation:

Date	Probability of instrument issuance at a price lower than the conversion price	Probable prices at which instruments will be issued

December 2010	50	$0.24 - $0.15
Thereafter	50	$0.24 - $0.15

December 31, 2010

Common stock issuable upon conversion	8,780,000
Market price of common stock on measurement date, per posted closing price	$0.08
Conversion price	$0.25
Conversion period in years	2.00
Expected volatility	149.8
Expected dividend yield	0
Risk free interest rate	3

On January 3, 2011, an aggregate of 1,459,267 shares of common stock was issued to convert $108,165 of accrued interest on the Convertible Notes.

During the first quarter of 2011, a total of $1,295,000 in Convertible Notes was converted to 5,180,000 common shares at $0.25 per share plus a 20% premium in shares, or 1,036,000 common shares, per agreement with note holders. Interest expense of $111,974 was recorded for the 1,036,000 of premium shares issued to note holders to induce conversion. In addition, 120,063 shares were issued in payment of $13,328 in interest accrued from January 1, 2011 to the date of conversion. No gain or loss on derivative liabilities was recorded as a result of this conversion as the conversion features had no value on the dates of conversion.

On June 30, 2011, an aggregate of 333,576 shares of common stock was issued to convert $42,163 of accrued interest on the Convertible Notes.

In addition, on June 16, 2011, convertible notes in the amount of $41,019 were issued in exchange for an existing $40,000 short term note, plus accrued interest of $1,019. At December 31, 2011, the outstanding convertible note balance was $36,740, net of unamortized debt discount of $4,279.

Between September 15 and November 28, 2011, a total of $425,000 in Convertible Notes was converted to 3,400,000 common shares at $0.125 per share. The convertible notes are convertible at any time at a conversion price of $0.125 per share. The outstanding convertible note balance at December 31, 2011, is $425,000.

On January 7, 2010, a holder converted an aggregate of $50,000 principal amount of Convertible Notes, together with $2,731 of interest accrued thereon into an aggregate of 203,068 shares of Common Stock. On February 19, 2010, the Company issued an aggregate of 36,135 shares of Common Stock to convert the $32,160 of interest accrued on the Convertible Notes.

On June 30, 2010, the Company issued an aggregate of 234,218 shares of Common Stock to convert $100,713 of accrued interest through June 30, 2010 on the outstanding Convertible Notes.

In addition to the derivative liabilities associated with the Convertible Notes, we have derivative assets associated with Costless Collars, Fixed Price Swaps, and Basis Swaps, as more fully described in Note 3 - Commodity Derivative Instruments.

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NOTE 8 - DEBT

Credit Facility

On July 22, 2011, MEI entered into a $25 million senior secured revolving line of credit (“Credit Facility") with The F&M Bank and Trust Company (“F&M Bank”) that matures on July 22, 2013. The interest rate is the F&M Bank Base Rate plus 1% subject to a floor of 5.75%, payable monthly. At December 31, 2011, the interest rate was accruing at 5.75%. A 2.00% annual fee is applicable to letters of credit drawn under the Credit Facility.

The Credit Facility provided financing for the acquisition of TNR, working capital for field enhancements, and general corporate purposes. The Credit Facility is subject to an initial borrowing base of $10,500,000 which was fully utilized by the Company with the completion of the acquisition of TNR. The Company obtained letters of credit in the amount of $4,704,037 that were provided to the State of Louisiana to secure asset retirement obligations associated with the properties. $5,693,106 was funded to MEI to complete the transaction, provide working capital for field enhancements and for general corporate purposes. In addition, MEI paid a $102,857 loan origination fee which will be amortized over the life of the loan. The borrowing base is subject to two scheduled redeterminations each year. Loans made under this credit facility are secured by TNR’s proved producing reserves (“PDP”) as well as guarantees provided by the Company, MEI, and the Company’s other wholly-owned subsidiaries. Monthly Commitment Reductions are initially set at $150,000 beginning November 22, 2011 and continuing until the first redetermination on or about April 1, 2012. Future principal reduction requirements, if any, will be determined concurrently with each semi-annual reserve redetermination. Reporting requirements, loan covenants and events of default are as customary for this type of Credit Facility. The Company was in compliance with all of the debt covenants as of December 31, 2011. In April 2012, F&M Bank & Trust Company (“F&M”) performed the first scheduled redetermination of the Company’s credit facility and increased our borrowing base from $10,500,000 to $13,500,000. The redetermination also lifted the Company’s obligation to make the $150,000 monthly payments required prior to the redetermination

The Credit Facility required that 50% of the projected production from the acquired properties be hedged for 24 months at $100 per barrel or above. The Company entered into Swaps on oil and Costless Collars on natural gas on July 25, 2011 and, on September 12, 2011, the Company entered into Basis Swaps. See Note 3 - Commodity Derivative Instruments.

Boat and Camp Loans

On April 21, 2011, TNR issued a note pursuant to a Business Loan Agreement with Resource Bank for the purchase of a boat to transport work crews (“Boat Loan”). On May 18, 2011, TNR issued a note pursuant to a Multiple Indebtedness Mortgage Agreement with Resource Bank for land and building (“Land & Building Loan”) to use as a field operations facility. These notes are personally guaranteed by the former members of TNR. On July 22, 2011, the Company assumed the Boat Loan and Land & Building Loan in conjunction with the Company’s acquisition of TNR.

Terms of the Boat Loan and Land & Building Loan are as follows:

Loan	Maturity	Rate	Balance at December 31, 2011
Boat	April 21, 2014	6.50%	$34,155
Land & Building	May 18, 2014	6.25%	98,553

The payments on the Boat Loan are $1,320 per month and are allocated between principal and interest. The payments on the Land & Building Loan are $736 per month, allocated between principal and interest, with a balloon payment of $92,523 due on the final payment date of May 18, 2014.

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Debt Maturities

Scheduled maturities for all long-term debt, including convertible and related party debt, are as follows at December 31, 2011:

Year ending December 31,	Maturity Amounts

2012	$466,655
2013	5,529,785
2014	98,252
2015 and thereafter	-
Total	$6,094,692

NOTE 9 - ASSET RETIREMENT OBLIGATIONS

The following table provides a reconciliation of the changes in the estimated present value of asset retirement obligations from January 1, 2010 through December 31, 2011.

	For the Year Ended December 31,
	2011	2010

Beginning asset retirement obligation	$80,217	$55,280
Obligation assumed from acquisition of TNR (1)	3,262,160	-
Accretion expense	112,311	24,937
Sale of properties	(4,436)	-
Ending asset retirement obligation	$3,450,252	$80,217

(1) ARO of Lake Hermitage and Samson properties acquired from TNR.

As a result of the TNR acquisition on July 22, 2011, the Company assumed approximately $4,781,877 of undiscounted ($3,262,160 discounted) asset retirement obligations associated with the properties acquired. The Company became subject to additional asset retirement obligations and was required to provide letters of credit in the aggregate amount of $4,704,037 from its credit facility with F&M Bank supporting these obligations in addition to a $600,000 deposit placed with the State of Louisiana Department of Natural Resources, Office of Conservation.

NOTE 10 - INCOME TAXES

The components of income tax expense (benefit) for 2011 and 2010 are as follows:

	Year Ended December 31,
	2011	2010

Current state income tax expense	$78,413	$-
Current federal income tax expense	13,748	-
Total current income tax expense	92,161	-

Deferred state income tax benefit	(451,291)	-
Deferred federal income tax benefit	(2,424,662)	-
Total deferred income tax benefit	(2,875,953)	-

Total income tax benefit	$(2,783,792)	$-

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Income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to income before income taxes for the following reasons:

	2011	2010
Expected tax expense at U.S. statutory rate	$465,176	$2,320,820
Increase/(decrease) in valuation allowance	(3,351,157)	(2,321,330)
Nondeductible expenses and nontaxable income	168	510
State income taxes (net of federal benefit)	128,553	-
Other	(26,532)	-
Total income tax expense (benefit)	$(2,783,792)	$-

The components and allocation of current and noncurrent deferred income taxes/valuation allowance are:

	December 31,
Current Deferred Tax Assets/(Liabilities)	2011	2010
Imputed interest	$6,321	$6,321
Derivatives	(219,102)	-
Valuation allowance	-	(6,321
Net current deferred tax assets/(liabilities)	$(212,781)	$-

	December 31,
Noncurrent Deferred Tax Assets/(Liabilities)	2011	2010
Difference in depreciation, depletion, and capitalization methods - oil and natural gas properties	$574,760	$404,687
Net operating losses	2,161,829	2,137,339
Capital loss carryover	-	437,142
Share based compensation	432,710	365,668
Derivatives	(94,307)	-
Tax credits	13,748	-
Valuation allowance	-	(3,344,836
Total non-current deferred tax asset	$3,088,740	$-

Net deferred tax asset/(liability)	$2,875,959	$-

The Company fully reserved its US net deferred tax assets in 2010 due to the uncertainty of future taxable income. The Company has US net operating loss carry forwards of approximately $5.7 million which begin to expire in 2026. The Company also has tax credit carry forwards of approximately $14,000 in alternative minimum tax credits which do not expire.

Utilization of the NOL and tax credit carryforwards are subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended. The Company does not expect any of its NOL carryforwards to expire unutilized as a result of existing ownership changes. If we incur an additional limitation, then the NOL carryforwards, as disclosed, could be reduced by the impact of any future limitation that would result in existing NOL carryforwards and tax credit carryforwards expiring unutilized.

In 2011, the Company achieved positive earnings, primarily due to the Company’s successful acquisition of Tchefuncte Natural Resources, LLC. Based on the weight of available objective evidence, management believes that it is more likely than not that its deferred tax asset will be realized. Accordingly, the company eliminated its valuation allowance in 2011. The benefit from the reduction was recorded as a tax benefit in accordance with accounting standards for income taxes.

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We recognize the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. We have not taken a tax position that, if challenged, would have a material effect on the consolidated financial statements or the effective tax rate for the years ended December 31, 2011 and 2010. There were no interest and penalties related to unrecognized tax positions for the years ended December 31, 2011 and 2010. The tax years subject to examination by tax jurisdictions in the United States are 2008 through 2011.

As of December 31, 2011 and 2010, the Company recorded deferred tax assets, net of deferred tax liabilities, of $2,875,959 and $0, respectively, net of valuation allowance.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Contractual Obligations

The Company leases its Covington, Louisiana office and office equipment leased for that office. These leases were assumed upon acquisition of TNR in July 2011. The Louisiana office has a monthly rental payment of $3,851 and expires in March 2013. The Company also holds four trucks under its remaining leases. During 2011, the Company’s rental expense was $202,471 for all rented items, regardless of lease term. Total 2011 rental expense also includes $27,510 for its corporate offices in Dallas, TX, which was paid pursuant to a month-to-month lease. In February 2012, the Company entered into a three-year lease agreement with its present landlord with monthly payments of $4,345.

Information regarding all the Company’s contractual lease obligations, at December 31, 2011, is set forth in the following table.

Operating
Leases

2012	$103,526
2013	90,266
2014	63,625
2015 and thereafter	26,070
Total	$283,487

Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time that may harm the Company’s business.

Other than routine litigation arising in the ordinary course of business that the Company does not expect, individually or in the aggregate, to have a material adverse effect on the Company, there are currently no pending legal proceedings.

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NOTE 12 - STOCKHOLDERS’ EQUITY

The following table shows the Company’s common share activity for the year ended December 31, 2011:

Common
Shares
Issued

Shares issued for cash to related parties (See note 6)	320,000
Shares issued as compensation	816,967
Shares issued to vendors to settle accounts payable	1,250,000
Shares issued to convert related party debt and accrued interest (See note 6)	4,153,722
Shares issued to convert debt and accrued interest (See note 7)	10,492,906
Shares issued to induce debt conversion (See note 7)	1,036,000
Shares issued for acquisition of TNR (See note 2)	21,200,000
Shares issued to TNR sellers to continue guarantee on debt (See note 2)	30,000

Total shares issued during the year ending December 31, 2011	39,299,595

During 2011, the Company issued 1,200,000 shares of common stock, with a fair value of $171,000, to Gottbetter and Partners, LLP as payment in full for the outstanding balance owed for legal services in the amount of $455,861. Additionally the Company issued 50,000 shares of common stock, with a fair value of $6,320, to a vendor as payment in full for the outstanding balance owed for accounting services in the amount of $7,500. The Company recorded a total gain on these transactions of $286,041 for the amount of the payable balances in excess of the fair market value of the shares issued.

Additionally, the Company entered into a consulting agreement with SNK Consulting Services, LLC to provide investor relations and public relations services for the Company. Services will be provided for 12 months, until July 31, 2012, at a rate of $1,500 per month; in addition, the Company agreed to issue 100,000 shares of common stock, with a fair value of $15,500 recorded as share-based compensation, to SNK concurrently with the execution of the agreement.

On September 15, 2011, pursuant to a consulting contract, 200,000 shares of common stock, with a fair value of $24,000 recorded as share-based compensation, were issued to another vendor for accounting services provided.

On September 2, 2011, we entered into an agreement with Mundial Financial Group, LLC (“Mundial”) for the provision of financial advisory services to us. As compensation to Mundial for these services, we issued to Mundial 200,000 restricted shares of our common stock, with a fair value of $24,000 recorded as share-based compensation, as payment in full for these services.

In conjunction with the one million shares awarded to Rachel L. Dillard pursuant to her Employment Services Agreement with the Company, 100,000 shares vested on September 19, 2011, and were issued at a fair value of $15,000 and recorded as share-based compensation. The 900,000 of unvested restricted shares will vest in tranches of 20%, 20%, 20%, and 30% beginning on April 1, 2012, and ending on October 1, 2013.

Carolyn M. Greer was awarded her holiday bonus with 81,967 shares of stock with a fair market value of $10,000 recorded as share-based compensation in December 2011.

During 2011, our Chief Executive Officer forgave the Company’s indebtedness to him for accrued salary of $60,000, which was credited to paid in capital in accordance with ASC 850-10.

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The following table shows the Company’s common share activity for the year ended December 31, 2010:

Common
Shares
Issued

Shares issued to convert debt and accrued interest (See note 7)	473,421
Shares issued as compensation	372,900

Total shares issued during the year ending December 31, 2010	846,321

During the year ended December 31, 2010, the Company issued 208,900 shares of common stock, with a fair market value of $207,334, to various consultants for services and recorded share-based compensation for the fair market value.

NOTE 13 - STOCK-BASED COMPENSATION

The Board of Directors of the Company previously adopted the 2009 Equity Incentive Plan (the “2009 Plan”), which provides for the issuance of incentive awards of up to 5,000,000 shares of common stock to officers, key employees, consultants and directors of the Company and its subsidiaries. As of December 31, 2010, options to purchase 1,048,000 shares of our common stock at an exercise price of $0.25 per share were granted; additional options to purchase 1,180,000 shares at weighted average price of $0.15 per share were granted during the year ended December 31, 2011. Also, restricted stock awards totaling 1,140,000 shares were granted during 2011 under the 2009 Plan.

Stock Options

The following summarizes the values from and assumptions for the Black-Scholes option pricing model:

2011
Weighted average grant date fair value	$0.15
Weighted average grant date	July 14, 2011
Weighted average risk-free interest rate	0.185
Expected life (in years)	5.0 years
Weighted average volatility	163.7
Expected dividends	$-

The following table summarizes our stock option activity for the years ended December 31, 2011 and 2010:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2009
Issued	1,048,000	$0.25
Exercised	-	-
Cancelled/Expired	-	-
Outstanding at December 31, 2010	1,048,000	0.25
Issued	1,180,000	0.15
Exercised	-	-
Cancelled/Expired	-	-
Outstanding at December 31, 2011	2,228,000	0.20

Exercisable at December 31, 2011	1,066,000	$0.25	2.5 years	$-

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As of December 31, 2011, $88,801 of compensation expense remained to be amortized. Share-based compensation expense related to stock options of $181,625 and $735,847 was recognized for 2011 and 2010, respectively. As of December 31, 2011, no stock options have been exercised.

Restricted Stock

The following table summarizes our restricted stock activity for the years ended December 31, 2011 and 2010:

	Shares	Weighted Average Grant Price
Unvested Restricted Shares at December 31, 2009	-	$-
Granted	200,000	1.89
Vested	(164,000)	1.06
Cancelled/Expired	-	-
Unvested Restricted Shares at December 31, 2010	36,000	2.71
Granted	1,140,000	0.15
Vested	(135,000)	0.14
Cancelled/Expired	-	-
Unvested Restricted Shares at December 31, 2011	1,041,000	$0.15

Unvested restricted shares will vest in tranches of 20%, 20%, 20%, and 30% every six months commencing March 30, 2012, and ending September 30, 2013.

At December 31, 2011, the Company had $272,746 of unrecognized compensation expense related to outstanding unvested restricted stock, which is expected to be amortized to expense over the next 1.7 years. Compensation expense of $54,200 and $188,360 was recognized in 2011 and 2010 related to restricted stock grants.

NOTE 14 - SUBSEQUENT EVENTS

In February 2012, $112,500 of convertible debt was converted into 900,000 shares of common stock.

In February 2012, 120,000 options for shares of restricted common stock were awarded to two new employees pursuant to the 2009 Equity Incentive Plan as follows:

Exercise price	$0.26 to $0.31
Vesting period in years (1)	2.15
Term of options in years	5
Expected volatility	142.66 to 143.25%
Expected dividend yield	0%
Risk free interest rate	0.88%

(1) Vesting schedule - June 30, 2012: 10%; September 30, 2012, March 30, 2013, and September 30, 2013: 20% each; March 30, 2014: 30%.

The fair value of the options at the grant date was determined, using a Black Scholes model, to be $29,003 using the assumptions in the table above.

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On March 31, 2012, 243,000 shares of restricted stock with a fair market value of $63,180 granted on September 30 under the Equity Incentive Plan vested and were issued.

On April 1, 2012, 200,000 shares, with a fair market value of $52,000, of those granted to Rachel L. Dillard pursuant to her Employment Agreement vested and were issued.

NOTE 15 - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

The Company’s oil and gas properties and proved reserves are located in the United States.

Capital Costs

Capitalized costs and accumulated depletion relating to the Company’s oil and gas producing activities as of December 31, 2011 and 2010 are summarized below:

	2011	2010

Unproved properties not being amortized	$1,145,983	$1,072,803
Proved properties being amortized	7,940,237	73,180
Accumulated depreciation, depletion and impairment	(2,359,193)	(1,145,983)
Net capitalized costs	$6,727,027	$-

Acquisition, Exploration and Development Costs Incurred

Costs incurred in oil and gas property acquisition, exploration and development activities for the years ended December 31, 2011 and 2010 are summarized below:

	2011	2010

Proved acreage	$7,334,184	$1,427
Unproved acreage	-	404,035
Development costs	606,053	-
Exploration expense	129,478	13,492
	$8,069,715	$418,954

Reserve Information and Related Standardized Measure of Discounted Future Net Cash Flows

Supplemental Oil and Gas Reserve and Standardized Measure Information

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

F-75

The standardized measure of discounted future net cash flows is computed by applying the average first day of the month price of oil and gas during the 12 month period before the end of the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less the estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

The reserve estimates set forth below were prepared by Collarini Associates (“Collarini”) and Chadwick Energy Consulting, Inc. (“Chadwick”), using reserve definitions and pricing requirements prescribed by the SEC. Collarini prepared reserves estimates for our Louisiana properties, and Chadwick prepared reserves estimates for our New York properties. Collarini and Chadwick are professional engineering firms specializing in the technical and financial evaluation of oil and gas assets. Chadwick’s report was conducted under the direction of Jeffrey A. Chadwick, President of Chadwick. As of the date the consolidated financial statements were issued, Jeffrey Chadwick serves as a member of the Company’s Advisory Board, which serves in an advisory capacity and is not part of the Company’s Board of Directors. Chadwick used a combination of production performance, offset analogies, seismic data and their interpretation, subsurface geologic data and core data, along with estimated future operating and development costs as provided by the Company and based upon historical costs adjusted for known future changes in operations or development plans, to estimate our reserves.

Estimated quantities of oil and natural gas reserves

The following table sets forth certain data pertaining to changes in reserve quantities of the proved, proved developed, and proved undeveloped reserves for the year ended December 31, 2011 and 2010.

	December 31,
	2011		2010
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(Bbls)	(Mcf)
Total proved reserves
Beginning of year	-	122,986	-	66,821
Extensions and discoveries	-	-	-	86,000
Revisions of previous estimates	88,194	638,245	-	(16,483)
Purchases of minerals in place	2,164,481	7,450,645	-	-
Production	(52,375)	(278,579)	-	(12,992)
End of year proved reserves	2,200,300	7,933,297	-	123,346
End of year proved developed reserves	599,300	3,509,297	-	123,346
End of year proved undeveloped reserves	1,601,000	4,424,000	-	-

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is computed using average first-day-of the-month prices for oil and gas during the 12-month periods ended December 31, 2011 and 2010 (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions.

Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

F-76

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves as of December 31, 2011 and 2010 is presented below.

Net cash flows at December 31,	2011	2010

Future net cash flow	$271,969,719	$568,194
Future production cost	(56,852,360	(371,279
Future development cost	(55,894,900	-
Future income tax	(50,133,525	-
	109,088,934	196,915
10% annual discount for timing of cash flow	(35,332,097	(47,559
Standard measure of discounted future net cash flow relating to proved oil and gas reserves	$73,756,837	$149,356

The principal sources of changes in the standardized measure of the future net cash flows for each of the two years in the period ended December 31, 2011 and 2010 are:

	2011	2010
Beginning of year	$149,356	$27,097
Sales of oil and gas produced, net of production costs	(4,111,116	(28,240
Net change in sales price, net of production costs	7,408,760	(6,530
Purchases of reserves in place	95,845,954	-
Extensions and discoveries net of future production and development costs	-	211,003
Net changes in future development costs	605,951	-
Development costs incurred during the year that reduced future development costs	606,053	-
Revisions of previous quantity estimates	4,598,979	(68,910
Other	(530,639	-
Accretion of discount	2,407,731	14,936
Change in income tax expense	(33,224,192	-
End of year	$73,756,837	$149,356

F-77

ANNEX A

WRITTEN CONSENT OF STOCKHOLDERS OF

MESA ENERGY HOLDINGS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, being a stockholder of record of Mesa Energy Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) as of November 23, 2012, hereby takes the following action, pursuant to Section 228 of the Delaware General Company Law, with respect to all shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, without a meeting of stockholders, pursuant to Section 228 of Title 8 of the Delaware Code, to the proposal set forth below, as the same is described in the Company’s Consent Solicitation Statement on Schedule 14A, dated [•], 2013 (the “Consent Solicitation”).

(Place an “X” in the appropriate box)

The Board of Directors recommends that Stockholders CONSENT to the following proposals:

Proposal 1.	Asset Purchase Agreement and Plan of Reorganization among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), the Company and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada (“MEI”) and a wholly owned subsidiary of the Company, pursuant to which the Company would sell 100% of the issued and outstanding shares of MEI to Armada, with MEI and its subsidiaries becoming wholly owned subsidiaries of Armada; followed by the dissolution of the Company.

Proposal 1

WHEREAS, the board of directors of the Company (the “Board”) has recommended that the Company enter into an Asset Purchase Agreement and Plan of Reorganization (the “Acquisition Agreement”) among Armada Oil, Inc., a corporation organized under the laws of the State of Nevada (“Armada”), the Company and Mesa Energy, Inc., a corporation organized under the laws of the State of Nevada (“MEI”) and a wholly owned subsidiary of the Company, pursuant to which the Company would sell 100% of the issued and outstanding shares of MEI to Armada, with MEI and its subsidiaries becoming wholly owned subsidiaries of Armada (the “Acquisition”); and

WHEREAS, the Board believes that the Acquisition is desirable and in the best interests of the Company and its stockholders; and

WHEREAS, the Board recommends approval of the Acquisition Agreement and the Acquisition and has authorized and directed that the same be submitted to the stockholders of the Company for their consent and approval; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders, and the Acquisition Agreement requires, that the Company be wound up and dissolved immediately upon the consummation of the Acquisition and has authorized and directed that the same be submitted to the stockholders of the Company for their consent and approval;

NOW, THEREFORE, BE IT,

RESOLVED, that the form, terms and provisions of (a) the Acquisition Agreement, substantially in the form approved by the Company’s Board and attached as Exhibit A to the Consent Solicitation, and (b) the Assignment and Assumption Agreement between the Company and MEI (the “Assignment and Assumption Agreement”), substantially in the form approved by the Company’s Board and attached as Exhibit B to the Consent Solicitation, be, and they hereby are, adopted and approved in all respects, and the proper officers of the Company are hereby authorized and directed to enter into the Acquisition Agreement and the Assignment and Assumption Agreement, with such changes therein as the proper officers of the Company, upon consultation with counsel, shall deem desirable, necessary or advisable; and further

A-1

RESOLVED, that the sale by the Company of 100% of the issued and outstanding shares of MEI to Armada, resulting in MEI and its subsidiaries becoming wholly owned subsidiaries of Armada, pursuant to the terms and provisions of the Acquisition Agreement, be, and it hereby is, adopted, confirmed and approved; and further

RESOLVED, that the Acquisition Agreement, the Assignment and Assumption and the other agreements and documents contemplated thereby (collectively, the “Acquisition Documents”) be, and they hereby are, in all respects approved, and that the Chief Executive Officer, President, Secretary and Treasurer of the Company each be authorized to execute the Acquisition Documents and any and all amendments thereto as the Company, upon consultation with counsel, shall deem desirable, necessary or advisable, on behalf of the Company, and the same hereby are ratified and confirmed as legally binding upon the Company; and further

RESOLVED, that, upon the effectiveness of the Acquisition, the officers and directors of this corporation are authorized and directed to take appropriate measures to wind up and dissolve the Company; and further

RESOLVED, that the Chief Executive Officer, President and Secretary of the Company each be authorized and directed to execute a Certificate of Dissolution in accordance with the provisions of Section 275 of the Delaware General Company Law, and to cause that certificate to be filed with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that on commencement of proceedings to wind up the Company, the officers of the Company are authorized and directed to prepare and file such other documents and take such other action as may be necessary or advisable in connection with the winding up and dissolution of the Company; and be it further

RESOLVED, that in connection with the foregoing, the directors and officers of the Company be, and each of them hereby are, authorized, empowered and directed to take all such other actions and to execute and deliver all such other instruments and documents, in the name and on behalf of the Company, and under its corporate seal or otherwise, as in his or her judgment, as evidenced by his or her execution and delivery of such instrument or document, shall be necessary or appropriate to effectuate the foregoing resolutions; and further

RESOLVED, that all actions heretofore taken by the officers, directors, employees and agents of the Company in connection with the transactions described in the foregoing resolutions be, and they hereby are, confirmed and ratified.

Check only one:

☐ CONSENT (FOR)	☐ CONSENT WITHHELD (AGAINST)	☐ ABSTAIN

INSTRUCTIONS: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE APPROVAL OF THE PROPOSAL, CHECK THE APPROPRIATE BOX ABOVE. IF NO BOX IS MARKED ABOVE, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.

MAIL: PLEASE DATE, SIGN AND MAIL THIS CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.

TELEPHONE: Call toll-free 1-800-454-8683 and follow the instructions. We recommend that you have your consent card available when you call.

INTERNET: Access “www.proxyvote.com” and follow the on-screen instructions. We recommend that you have your consent card available when you access the web page.

A-2

Dated: ______________, 20____

______________________________________________________________	______________________________________________________________
[print name of record stockholder as set forth on stock certificate]	[signature of record stockholder or person authorized to sign on behalf of record stockholder]

______________________________________________________________	______________________________________________________________
[title or authority of authorized person, if applicable]	[signature, if held jointly]

If an individual, please sign exactly as the name appears on the certificate representing your shares of Common Stock. If a corporation, partnership, trust, limited liability company or other entity, please identify the entity as the name appears on the certificate representing your shares of Common Stock, cause an authorized person to sign on behalf of the entity, and clearly identify the title of such authorized person. This Written Consent of Stockholders shall vote all shares to which the signatory is entitled. This Written Consent of Stockholders, together with all written consents in substantially the same form, shall be treated as a single consent of stockholders.

A-3

ANNEX B

ARMADA Oil, INC

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

Unaudited Pro Forma Combined FINANCIAL INFORMATION

The following unaudited pro forma combined financial information reflects the historical results of Armada Oil, Inc. (“Armada”) as adjusted on a pro forma basis to give effect to Armada’s acquisition of the operating subsidiaries of Mesa Energy Holdings, Inc. (“Mesa”) (the “Acquisition”). This Acquisition is described further below.

On November 14, 2012, Armada entered into an asset purchase agreement and plan of reorganization with Mesa and Mesa Energy, Inc. (“MEI”), whereby Armada will acquire from Mesa 100% of the shares of MEI. When the Acquisition is closed, MEI and its subsidiaries will become wholly owned subsidiaries of Armada and the stockholders of Mesa will receive 0.40 shares of Armada stock in exchange for each share of Mesa common stock held by them prior to consummation of the Acquisition. An estimated aggregate of 33.7 million shares of Armada’s common stock will be issued in the exchange for all of the issued and outstanding shares of Mesa (84 million shares). After the 33.7 million Armada shares are issued, the historical Mesa stockholders will own an estimated 62% of Armada. The Acquisition will result in a change of control whereby Mesa stockholders will own a majority of Armada’s common stock. Accordingly, under the acquisition method of accounting, Mesa is the accounting acquirer and Armada is the legal acquirer. Armada recorded the purchase price as follows:

Purchase Price
Armada’s 38% of outstanding common stock post-acquisition	20,294,631
Armada common stock at fair value as of November 13, 2012	$0.85
Fair value of common stock in share exchange	17,250,436

Add: Estimated Fair Value of Liabilities Assumed:
Accounts payable	$911,390
Asset retirement obligations	63,440
Stock payable	428,000
Amount attributable to liabilities assumed	1,402,830
Total purchase price	$18,653,266

Estimated Fair Value of Net Assets Acquired:
Current assets	$618,106
Deferred tax assets	1,445,558
Oil and gas properties	16,589,602
Amount attributable to net assets acquired	$18,653,266

The unaudited pro forma combined balance sheet is based on the unaudited September 30, 2012, balance sheets of Armada and Mesa and includes pro forma adjustments to give effect to the Acquisition as if it occurred on September 30, 2012. The unaudited pro forma combined statements of operations for the year ended December 31, 2011, and the nine months ended September 30, 2012, are based on the audited statements of operations of Mesa and Armada for the years ended December 31, 2011 and March 31, 2012, respectively, and the unaudited statements of operations of Armada and Mesa for the nine months ended September 30, 2012, and include pro forma adjustments to give effect to the Acquisition as if it occurred on January 1, 2011 and 2012.

The pro forma adjustments reflecting the Acquisition under the acquisition method of accounting are preliminary and include the use of estimates and assumptions as described in the related notes. The pro forma adjustments are based on information available to management at the time these pro forma combined financial statements were prepared. The Company believes the estimates and assumptions used are reasonable and the significant effects of the transaction are properly reflected. However, the estimates and assumptions are subject to change as additional information becomes available. The pro forma statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

B-1

These unaudited pro forma combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the results that actually would have occurred had the transactions been in effect on the dates or for the periods indicated, or of results that may occur in the future. The Pro Forma Statements should be read in conjunction with (a) the historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Mesa’s Annual Report on Form 10-K for the year ended December 31, 2011 and in Mesa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, (b) the historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Armada’s Annual Report on Form 10-K for the year ended March 31, 2012, and in Armada’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

B-2

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

Pro Forma Combined Balance Sheets

September 30, 2012

(Unaudited)

	Mesa Energy Holdings, Inc.	Armada Oil, Inc.	Pro forma adjustments		Pro Forma Combined

Assets

Current assets
Cash and cash equivalents	$2,857,685	$579,999	$-		$3,437,684
Accounts receivable - oil and gas	1,832,355	8,276	-		1,840,631
Accounts receivable - other	157,819	-	-		157,819
Derivative assets, commodity contracts - current	111,300	-	-		111,300
Deferred financing costs - current	41,365	-	-		41,365
Deferred tax asset	6,643	-	-		6,643
Prepaid advances for oil and gas development	281,061	-	-		281,061
Prepaid expenses	76,820	29,831	-		106,651
Total current assets	5,365,048	618,106	-		5,983,154

Oil and gas properties, successful efforts accounting:
Proved properties subject to amortization - net	7,146,351	162,749	-		7,309,100
Unproved properties not subject to amortization	766,513	26,986,583	(10,678,609	)(A)	17,074,487
Support facilities and equipment - net	2,105,480	-	-		2,105,480
Land	48,345	118,879	-		167,224
Oil and gas properties, net	10,066,689	27,268,211	(10,678,609)		26,656,291

Property and equipment - net	227,685	-	-		227,685
Deferred tax asset - noncurrent	2,825,689	-	1,445,558	(B)	4,271,247
Deposits on assets retirement obligations	640,000	-	-		640,000
Other assets	4,013	-	-		4,013

Total assets	$19,129,124	$27,886,317	$(9,233,051)		$37,782,390

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable - trade	$898,548	$911,390	$-		$1,809,938
Revenue payable	560,930	-	-		560,930
Accrued expenses	306,375	-	-		306,375
Accrued expenses - related parties	54,840	-	-		54,840
Deferred tax liability - current	23,431	-	-		23,431
Stock payable	-	428,000	-		428,000
Notes payable - current	71,834	-	-		71,834
Total current liabilities	1,915,958	1,339,390	-		3,255,348

Notes payable - noncurrent	5,195,963	-	-		5,195,963
Derivative liability, convertible debt - noncurrent	112,164	-	-		112,164
Deferred tax liability - noncurrent	47,790	-	-		47,790
Asset retirement obligations	3,458,506	63,440	-		3,521,946
Total liabilities	10,730,381	1,402,830	-		12,133,211

Commitments and contingencies

Stockholders' equity
Common stock	8,393	20,295	25,339	(C)	54,027
Additional paid-in capital	753,820	30,763,195	(25,339	)(C)	16,513,064
			(4,300,003	)(D)
			(10,678,609	)(A)
Deficit accumulated during the development stage	-	(4,300,003)	4,300,003	(D)	-
Retained earnings	7,636,530	-	1,445,558	(B)	9,082,088
Total stockholders' equity	8,398,743	26,483,487	(9,233,051)		25,649,179

Total liabilities and stockholders' equity	$19,129,124	$27,886,317	$(9,233,051)		$37,782,390

(See notes to unaudited pro forma combined financial information)

B-3

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

Pro Forma Combined Statements of Operations

for the Nine Months Ended September 30, 2012

(Unaudited)

	Mesa Energy Holdings, Inc.	Armada Oil, Inc.	Pro forma adjustments		Combined
Oil and gas sales	$11,477,268	$87,832	$-		$11,565,100
Operating expenses
Lease operating expense	5,171,819	158,343	720,423	(E)	6,050,585
Environmental remediation expense	244,237	-	-		244,237
Exploration cost	233,089	-	-		233,089
Depletion, depreciation, amortization, accretion and impairment	1,215,448	48,574	-		1,264,022
General and administrative expense	2,542,226	692,783	-		3,235,009
Loss on settlement of asset retirement obligation	116,394	-	-		116,394
Other operating expense	-	27,711	-		27,711
Total operating expense	9,523,213	927,411	720,423		11,171,047

Income (loss) from operations	1,954,055	(839,579)	(720,423)		394,053

Other income (expense)
Interest income	7,789	4	-		7,793
Interest expense	(418,078)	-	-		(418,078)
Realized gain on commodity contracts	363,733	-	-		363,733
Unrealized loss on change in derivatives - commodity contracts	(938,606)	-	-		(938,606)
Unrealized loss on change in derivatives -convertible debt	(536,422)	-	-		(536,42)
Other income	4,380	-	-		4,380
Total other income	(1,517,204)	4	-		(1,517,200)

Net income (loss) before tax provision	$436,851	$(839,575)	$(720,423)		$(1,123,147)
Tax (provision)/benefit	(272,164)	-	574,029	(B)	301,865

Net income (loss)	$164,687	$(839,575)	$(146,394)		$(821,282)
Basic earnings (loss) per common share	$0.00	$(0.05)			$(0.02)
Diluted earnings (loss) per common share	$0.00	$(0.05)			$(0.02)
Basic weighted average common shares outstanding	83,712,000	17,402,946	(49,979,809	)(F)	51,135,137
Diluted weighted average common shares outstanding	85,485,306	17,402,946	(51,753,115	)(F)	51,135,137

(See notes to unaudited pro forma combined statement of operations)

B-4

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

Pro Forma Combined Statements of Operations

for the Years Ended December 31, 2011 and March 31, 2012

(Unaudited)

	For the Year Ended December 31, 2011 for Mesa Energy Holdings, Inc.	For the Year Ended March 31, 2012 for Armada Oil, Inc.	Pro forma adjustments		Combined
Oil and gas sales	$6,941,354	$77,289	$-		$7,018,643
Operating expenses
Lease operating expense	2,830,241	145,450	-		2,975,691
Exploration cost	129,478	-	-		129,478
Depletion, depreciation, amortization, accretion and impairment	1,429,100	-	-		1,429,100
General and administrative expense	1,855,282	399,197	-		2,254,479
Gain on sale of oil and gas properties	(22,396)	-	-		(22,396)
Other operating expense	-	66,864	-		66,864
Total operating expense	6,221,705	611,511	-		6,833,216
Income (loss) from operations	719,649	(534,222)	-		185,427
Other income (expense)
Interest income	2,886	-	-		2,886
Interest expense	(549,512)	-	-		(549,512)
Realized gain on commodity contracts	137,358	-	-		137,358
Unrealized gain on change in derivatives - commodity contracts	938,950	-	-		938,950
Unrealized loss on change in derivatives -convertible debt	(113,083)	-	-		(113,083)
Gain on settlement of accounts payable with common stock	286,041	-	-		286,041
Loss on conversion of debt - related party	(62,306)	-	-		(62,306)
Loss on extinguishment of debt	(17,620)	-	-		(17,620)
Other income	25,803	-	-		25,803
Total other income	648,517	-	-		648,517
Net income (loss) before tax provision	$1,368,166	$(534,222)	$-		$833,944
Tax benefit	2,783,792	-	181,045	(B)	2,964,837
Net income (loss)	$4,151,958	$(534,222)	$181,045		$3,798,781
Basic earnings (loss) per common share	$0.07	$(0.05)			$0.09
Diluted earnings (loss) per common share	$0.06	$(0.05)			$0.09
Basic weighted average common shares outstanding	61,494,530	10,126,921	(27,762,339	)(F)	43,859,112
Diluted weighted average common shares outstanding	67,905,495	10,126,921	(31,608,918	)(G)	46,423,498

(See notes to unaudited pro forma combined statement of operations)

B-5

ARMADA OIL, INC.

(Formerly “NDB Energy, Inc.”)

(An Exploration Stage Company)

Notes to pro forma combined financial statements

(Unaudited)

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined financial statements of Armada were prepared using the acquisition method of accounting as set forth under applicable Financial Accounting Standards Board (“FASB”) accounting guidance for business combinations. Under this guidance, Mesa is the accounting acquirer and Armada is the legal acquirer. The pro forma information is based on the historical financial statements of Mesa and Armada.

The pro forma adjustments for the Acquisition are based on preliminary purchase price allocations and management estimates. Actual allocations will be based on final valuations, appraisals and other analyses of the fair value of the assets acquired and liabilities assumed.

NOTE 2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The accompanying unaudited pro forma combined financial statements have been prepared as if the Acquisition was completed on September 30, 2012, for balance sheet purposes and January 1, 2011 and 2012, for statements of operations purposes and reflect the following pro forma adjustments:

A.	To record adjustment for the oil and gas properties acquired to fair value.

B.	Armada had previously provided a full valuation allowance for its deferred tax assets. As a result of the Acquisition, the deferred tax assets associated with Armada’s net operating losses and other tax attributes acquired are now expected to be utilized. Armada recorded the full tax effect related to the unaudited pro forma combined statements of operations presented.

C.	To record the common shares of Armada issued to Mesa at closing of the Acquisition.

D.	To eliminate Armada’s deficit accumulated during the development stage.

E.	Adjustment to eliminate capitalized amounts related to geological and geophysical costs from Armada’s historical financial statements in accordance with the successful method of accounting for oil and gas properties. Mesa follows the successful efforts method of accounting for oil and natural gas properties while, until the Acquisition closes, Armada follows the full cost method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. No adjustments were required to conform Armada’s historical accounting policies for depletion and impairment related to oil and natural gas properties from full cost to the successful efforts accounting.

F.	Adjustment to reflect 33,732,191 basic shares of Armada common stock to be issued in conjunction with the Acquisition of MEI from Mesa. For the year ended December 31, 2011 and March 31, 2012 for Mesa and Armada, respectively, the calculation of fully diluted weighted average shares outstanding excludes 14,000 options and 6,214,785 warrants exercisable into a total of 6,228,785 shares of Armada common stock at prices ranging from $1.25 to $4.15 per share, all of which are out of the money as of and for the twelve months ended March 31, 2012. Total estimated basic Armada shares outstanding for the period ended September 30, 2012 and the year ended March 31, 2012 are calculated as follows:

B-6

	Nine Months Ended September 30, 2012	Year Ended March 31, 2012
Armada shares outstanding to existing Armada stockholders	10,126,921	17,402,946
Shares to be issued to existing Mesa stockholders	33,732,191	33,732,191
Total estimated shares of Armada outstanding	43,859,112	51,135,137

G.	Adjustment to reflect 2,564,386 estimated potentially dilutive shares of Armada common stock for the potential conversion of Mesa’s convertible promissory notes and 33,732,191 basic shares to be issued in conjunction with the Acquisition of MEI from Mesa. Total estimated dilutive Armada shares outstanding for the period ended September 30, 2012 and the year ended March 31, 2012 are calculated as follows:

	Nine Months Ended September 30, 2012	Year Ended March 31, 2012
Armada shares outstanding to existing Armada stockholders	10,126,921	17,402,946
Shares to be issued to existing Mesa stockholders	33,732,191	33,732,191
Potential dilutive shares to be issued to existing Mesa stockholders	2,564,386	-
Total estimated shares of Armada outstanding	46,423,498	51,135,137

NOTE 3. PRO FORMA EARNINGS PER SHARE

Pro forma net earnings per common share is determined by dividing the pro forma net income by the weighted average number of common shares expected to be outstanding. All shares related to the Acquisition were assumed to have been outstanding since beginning of each respective period presented.

NOTE 4. SUPPLEMENTAL PRO FORMA COMBINED OIL AND GAS RESERVE AND STANDARD MEASURE INFORMATION (UNAUDITED)

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and natural gas reserves and standardized measure information of Armada and Mesa may have appeared had the Acquisition occurred on January 1, 2011. The Supplemental Pro Forma Combined Oil and Gas Reserves and Standardized Measure Information are for illustrative purposes only.

All of the reserves are located in the United States. Reserve estimates are based on the following:

(a) For Mesa Historical Results: as reported in its Annual Report on Form 10-K for the year ended December 31, 2011, based upon a reserve report prepared by the independent petroleum engineers of Collarini Associates and Chadwick Energy Consulting, Inc. as of January 1, 2012, and December 31, 2011, respectively;

(b) For Armada Historical Results: using the reserve report prepared as of August 1, 2011 prepared by the independent petroleum engineers of W.D. Von Gonten & Co., Armada mathematically “rolled forward” reserve values to December 31, 2011, using actual sales volumes, prices, severance and production taxes, and lease operating expenses realized for each month between August 1, 2011 (the date acquired) and December 31, 2011 (the “Rollforward Data”). The sources of the Rollforward Data are revenue and lease operating data for the relevant periods. This roll forward of reserve volumes, revenues, taxes, and lease operating expenses for August 2011 through December 2011 was calculated by subtracting the Rollforward Data for August 2011 through December 2011 from the volumes and values reported in the reserve report as of August 1, 2011.

B-7

Numerous uncertainties are inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may each differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves reported below.

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and gas reserve and standardized measure information of Armada and Mesa may have appeared had the Acquisition occurred on January 1, 2011. The Supplemental Pro Forma Combined Oil and Gas Reserve and Standardized Measure Information are for illustrative purposes only.

Estimated Pro Forma Combined Quantities of Proved Reserves

	Mesa Historical		Armada Historical		Total Pro Forma
	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)
Proved reserves:
As of December 31, 2010	—	122,986	—	—	—	122,986
Revisions of previous estimates	88,194	638,245	—	—	88,194	638,245
Purchases of minerals in place	2,164,481	7,450,645	5,321	—	2,169,802	7,450,645
Production	(52,375)	(278,579)	(433)	—	(52,808)	(278,579)
As of December 31, 2011	2,200,300	7,933,297	4,888	—	2,205,188	7,933,297

Proved developed reserves:
As of December 31, 2010	—	122,986	—	—	—	122,986
As of December 31, 2011	599,300	3,509,297	4,888	—	604,188	3,509,297

Proved undeveloped reserves:
As of December 31, 2010	—	—	—	—	—	—
As of December 31, 2011	1,601,000	4,424,000	—	—	1,601,000	4,424,000

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31, 2011
	Mesa Historical	Armada Historical	Pro Forma Adjustments	Pro Forma
Future net cash flow	$271,969,719	$486,836	$—	$272,456,555
Future production cost	(56,852,360)	(338,732)	—	(57,191,092)
Future development cost	(55,894,900)	—	—	(55,894,900)
Future income tax	(50,133,525)	—	—	(50,133,525)
Undiscounted future net cash flow	109,088,934	148,104	—	109,237,038
10% annual discount for timing of cash flow	(35,332,097)	(37,124)	—	(35,369,221)
Standardized measure of discounted future net cash flow relating to proved oil and gas reserves	$73,756,837	$110,980	$—	$73,867,817

B-8

Pro Forma Combined Changes in the Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31, 2011
	Mesa Historical	Armada Historical	Pro Forma Adjustments	Pro Forma
Standardized measure at December 31, 2010	$149,356	$—	$—	$149,356
Sales of oil and gas produced, net of production costs	(4,111,116)	(38,807)	—	(4,149,923)
Net changes in sales price, net of production costs	7,408,760	—	—	7,408,760
Purchases of reserves in place	95,845,954	126,848	—	95,972,802
Net changes in future development costs	605,951	—	—	605,951
Development costs incurred during the year that reduced future development costs	606,053	—	—	606,053
Revisions of previous quantity estimates	4,598,979	—	—	4,598,979
Other	(530,639)	10,254	—	(520,385)
Accretion of discount	2,407,731	12,685	—	2,420,416
Change in income tax expense	(33,224,192)	—	—	(33,224,192)
Standardized measure at December 31, 2011	$73,756,837	$110,980	$—	$73,867,817

Pro Forma Combined Capital Costs

Pro Forma Combined capitalized costs and accumulated depletion relating to the Company’s oil and gas producing activities as of December 31, 2011 are summarized below:

	Mesa Historical	Armada Historical	Pro Forma Adjustments	Pro Forma Combined

Unproved properties not being amortized	$1,145,983	$1,943,000	$—	$3,088,983
Proved properties being amortized	7,940,237	163,454	—	8,103,691
Accumulated depreciation, depletion and impairment	(2,359,193)	—	—	(2,359,193)
Net capitalized costs	$6,727,027	$2,106,454	$—	$8,833,481

Pro Forma Combined Acquisition, Exploration and Development Costs Incurred

Pro forma combined costs incurred in oil and gas property acquisition, exploration and development activities for the years ended December 31, 2011 are summarized below:

	Mesa Historical	Armada Historical	Pro Forma Adjustments	Pro Forma Combined

Proved acreage	$7,334,184	$128,500	$—	$7,462,684
Unproved acreage	—	1,943,000	—	1,943,000
Development costs	606,053	34,954	—	606,053
Exploration expense	129,478	—	—	164,432
Total	$8,069,715	$2,106,454	$—	$10,176,169

B-9